PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-278400

Critical Metals Corp.

Primary Offering of
7,750,000 Ordinary Shares issuable upon exercise of warrants

Secondary Offering of
100,312,567 Ordinary Shares

_____________________________________________

This prospectus relates to the offer and sale by Critical Metals Corp., BVI business company incorporated in the British Virgin Islands, (“us,” “we,” “Critical Metals” or the “Company”), of 7,750,000 ordinary shares, par value $0.001 per share (“Ordinary Shares”), issuable upon the exercise of 7,750,000 public warrants, which were originally issued by Sizzle as part of its initial public offering of units at a price of $10.20 per unit, with each unit consisting on one share of Sizzle’s common stock, par value $0.0001 per share (the “Sizzle Common Stock”), and one-half of one Sizzle Warrant, which were assumed by Critical Metals at the Closing, with each public warrant exercisable for one Ordinary Share at an exercise price of $11.50 per (the “Public Warrants”).

This prospectus also relates to the offer and sale from time to time, subject to any contractual lock-ups with such holder, by the selling securityholders named in this prospectus (collectively, the “Selling Securityholders”) of up to 100,312,567 Ordinary Shares, which includes (i) 67,788,383 Ordinary Shares issued to European Lithium Limited (“EUR” or “European Lithium”) in connection with the Business Combination in exchange for all of the outstanding equity interests of ELAT at an effective purchase price of $0.68 per share; (ii) 6,778,838 Ordinary Shares issuable to EUR in connection with the Business Combination as Earnout Shares, which is subject to certain terms and conditions relating to the price of the Ordinary Shares during the five-year period following the consummation of the Business Combination, at an effective purchase price of 11.06 per share; (iii) 3,343,750 Ordinary Shares issued to VO Sponsor, LLC (the “Sponsor”) in connection with the Business Combination in exchange for 3,343,750 shares of Sizzle Common Stock, which consisted of (x) 2,621,000 shares of Sizzle Common Stock issued to the Sponsor in the form of founder shares prior to the initial public offering of Sizzle at an effective purchase price of $0.0046 per share and (y) 722,750 shares of Sizzle Common Stock that were purchased by the Sponsor simultaneously with the closing of the initial public offering of Sizzle at an effective purchase price of $10.00 per share; (iv) 51,600 Ordinary Shares issued to the Sponsor in connection with the Business Combination in satisfaction of $129,437 aggregate principal amount outstanding under certain promissory notes held by Sponsor at an effective purchase price of $2.51 per share; (v) 1,247,250 Ordinary Shares issued to Cantor Fitzgerald & Co. (“Cantor” or “CF&CO), which includes (x) 47,250 Ordinary Shares issued in exchange for 47,250 private shares of Sizzle purchased by Cantor in a private placement in connection with the Sizzle IPO at a price of $10.00 per share, and (y) 1,200,000 Ordinary Shares issued as compensation to CF&CO, as the representative of the underwriters in the Sizzle IPO, for its deferred underwriting fee at a deemed issue price of $6.79 per share; (vi) 3,028,356 Ordinary Shares issuable to Empery Asset Mater, LTD (“EAM”) pursuant to the Subscription Agreements (as described elsewhere in this prospectus), which consists of (w) 114,497 Ordinary Shares issued upon the Closing of the Business Combination as subscription shares under the Subscription Agreement for an effective subscription price of $5.29 per share, after giving effect the reimbursement payable to such subscriber for open-market purchases of Sizzle Common Stock, (x) 628,479 Ordinary Shares issued upon the Closing of the Business Combination for no additional consideration as consideration for such subscriber’s entity into the Subscription Agreement; (y) 571,345 Ordinary Shares issuable upon the exercise of warrants to purchase 571,345 Ordinary Shares (the “Empery Asset Warrant”) pursuant to the Subscription Agreement at an exercise price of $10.00 per Ordinary Share and (z) 1,714,035 Ordinary Shares issued upon the Closing of the Business Combination, which are to be released to the holder at a rate of three Ordinary Shares for each Ordinary Share that Empery Asset purchases upon exercise of the Empery Asset Warrants, for an effective price of $2.50 per Ordinary Share upon the exercise of the Empery Asset Warrants; (vii) 1,342,430 Ordinary Shares issuable to Empery Tax Efficient III, LP (“ETE III”) pursuant to the Subscription Agreements (as described elsewhere in this prospectus), which consists of (w) 50,756 Ordinary Shares issued upon the Closing of the Business Combination as subscription shares under the Subscription Agreement for an effective subscription price of $5.29 per share, after giving effect the reimbursement payable to such subscriber for open-market purchases of Sizzle Common Stock, (x) 278,598 Ordinary Shares issued upon the Closing of the Business Combination for no additional consideration as consideration for such subscriber’s entity into the Subscription Agreement; (y) 253,269 Ordinary Shares issuable upon the exercise of warrants to purchase 253,269 Ordinary Shares (the “Empery Tax III Warrant”) pursuant to the Subscription Agreement at an exercise price of $10.00 per Ordinary Share and (z) 759,807 Ordinary Shares issued upon the Closing of the Business Combination, which are to be released to the holder at a rate of three Ordinary Shares for each Ordinary Share that Empery Tax III purchases upon exercise of the Empery Tax III Warrant, for an effective price of $2.50 per Ordinary Share upon the exercise of the Empery Tax III Warrants; (viii) 929,614 Ordinary Shares issuable to Empery Tax Efficient, LP (“ETE” and, together with ETE III and EAM, the “PIPE Investors”) pursuant to the Subscription Agreements (as described elsewhere in this prospectus), which consists of (w) 35,147 Ordinary Shares issued upon the Closing of the Business Combination as subscription shares under the Subscription Agreement for an effective subscription price of $5.29 per share, after giving effect the reimbursement payable to such subscriber for open-market purchases of Sizzle Common Stock, (x) 192,923 Ordinary Shares issued upon the Closing of the Business Combination for no additional consideration as consideration for such subscriber’s entity into the Subscription Agreement; (y) 175,386 Ordinary Shares issuable upon the exercise of warrants to purchase 175,386 Ordinary Shares (the “Empery Tax Warrant” and, together with the Empery Asset Warrant and the Empery Tax III Warrant, the “PIPE Warrants”) pursuant to the Subscription Agreement at an exercise price of $10.00 per share and (z) 526,158 Ordinary Shares issued upon the Closing of the Business Combination, which are to be released to the holder at a rate of three Ordinary Shares for each Ordinary Share that Empery Tax purchases upon exercise of the Empery Tax Warrant, for an effective price of $2.50 per Ordinary Share upon the exercise of the Empery Tax III Warrants; (ix) 350,000 Ordinary Shares that are issuable to Polar Multi-Strategy Master Fund (“Polar”) upon exercise of warrants to purchase 350,000 Ordinary Shares (the “Polar Warrants”) at an exercise price of $10.00 per share, which warrants were issued upon the Closing of the Business Combination; (x) 1,015,000 Ordinary Shares issued to various vendors and service providers in connection with the Closing of the Business Combination pursuant to certain agreements to pay various business combination transaction expenses otherwise due at Closing in Ordinary Shares at an average effective price $2.75 per share; and (xi) 14,437,346 Ordinary Shares issued or issuable to Gem Global Yield LLC SCS (“GEM Global” or the “GEM Investor”), which consists of (x) 122,549 Ordinary Shares issued to GEM Global at the Closing as the commitment fee payable under the GEM Agreements (as defined below), (y) 1,814,797 Ordinary Shares issuable upon the exercise of warrants to purchase 1,814,797 Ordinary Shares (the “GEM Warrant” and, together with the Public Warrants, the PIPE Warrants and the Polar Warrants, the “Warrants”) at an exercise price of $10.71 per share, which warrants were issued upon the Closing of the Business Combination; and (z) up to 12,500,000 Ordinary Shares issuable pursuant to the GEM Agreements.

On February 27, 2024 (the “Closing Date”), we consummated the transaction contemplated by the business combination agreement, dated as of October 24, 2022, as amended as of January 4, 2023, July 7, 2023, and November 17, 2023 (the “Merger Agreement”), by and among the Company, Sizzle Acquisition Corp., a Delaware corporation (“Sizzle”), European Lithium Limited, an Australian Public Company limited by shares (“EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands (“ELAT”) and Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement (a) the Company acquired all of the issued and outstanding shares of ELAT held by shareholders of ELAT in exchange for ordinary shares of the Company, such that ELAT became a wholly owned subsidiary of the Company and the shareholders of ELAT became shareholders of the Company (the “Share Exchange”); and immediately thereafter (b) Merger Sub merged with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of the Company (such transactions, collectively, the “Business Combination”).

Pursuant to lock-up agreements entered into with the applicable parties, all holders of Ordinary Shares as of the Closing, including all holders described above other than the PIPE Investors but excluding Sizzle’s public shareholders prior to the closing of the Business Combination, agreed, among other things, that such party’s Ordinary Shares may not be transferred for a period of one year after the Closing. The lock-up agreements do not restrict GEM Investor and GYBL (as defined below) from selling shares acquired by them under the GEM Agreements. Following the closing of the Business Combination, of the 81,640,131 Ordinary shares that were issued and outstanding as of the Closing Date, approximately 74,398,882 Ordinary Shares (or approximately 91% of the total issued and outstanding Ordinary Shares) are subject to a lock-up for up to one year after Closing. See the section of this prospectus entitled “Shares Eligible for Future Sale.”

On July 4, 2023, we, the GEM Investor and GEM Yield Bahamas Ltd. (“GYBL”) entered into a Share Purchase Agreement (including the GEM Letter Agreements (as defined below), the “GEM Agreements”), pursuant to which we are entitled to draw up to $125 million of gross proceeds in exchange for Ordinary Shares, at a price equal to 90% of the average closing bid price of the Ordinary Shares on Nasdaq for a 30 day period, subject to meeting the terms and conditions of the GEM Agreements. The GEM Agreements allows us to access funds for general corporate purpose and working capital needs. In addition, at the Closing, the GEM Investor was granted a warrant (the “GEM Warrant”) to purchase up to 1,814,797 Ordinary Shares at an exercise price of $10.71 per share (subject to adjustments described in the GEM Warrant) expiring on the 3rd anniversary of the closing of the Business Combination. See the section of this prospectus entitled “The GEM Agreements” for additional information about the GEM Agreements and GEM Warrant.

Solely for the purposes of calculating the number of Ordinary Shares that may be sold to the GEM Investor pursuant to the GEM Agreements, we have assumed a minimum purchase price of $10.00 per share, as more fully described under the sections entitled “Prospectus Summary — GEM Agreements” and “The GEM Agreements.”

On February 8, 2024, we, Sizzle, and the Sponsor entered into separate subscription agreements (each, a “Subscription Agreement”) with each PIPE Investor. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase from Critical Metals, and Critical Metals agreed to issue and sell to the PIPE Investors, an aggregate of 1,000,000 Ordinary Shares for a purchase price of $10.00 per share, resulting in an aggregate purchase price of $10 million for all three PIPE Investors, subject to offsets for purchases of shares of Sizzle Common Stock, all on the terms and subject to the conditions set forth therein (the “PIPE Financing”). See the section of this prospectus entitled “Summary — Description of the Business Combination and Related Transactions — PIPE Financing” for additional information about the PIPE Financing.

In connection with the closing of the Business Combination, we and/or Sizzle entered into or amended, as applicable, certain agreements with their vendors or service providers, including the underwriter in Sizzle’s IPO, to pay various business combination transaction expenses otherwise due at Closing, including deferral agreements with vendors or service providers, requiring deferred cash payments by the registrant to such parties to be satisfied over specified time periods after Closing, and certain other fee modification agreements with vendors or service providers pursuant to which such parties received newly issued Ordinary Shares at Closing and/or deferred cash payments (or a combination of both). Pursuant to such agreements, an aggregate of 2,215,000 Ordinary Shares were issued to such providers.

In addition, in connection with the closing of the Business Combination, we entered into an omnibus amendment to the subscription agreements, pursuant to which, Critical Metals and the PIPE Investors agreed to extend the term of the warrants issued to such PIPE Investors at Closing to 15 months following the Closing.

Further, in connection with the Closing, Critical Metals also entered into a letter agreement (the “First Letter Agreement”) with the GEM Investor and GYBL pursuant to which, Critical Metals agreed to issue Ordinary Shares to the GEM Investor as the “commitment fee” pursuant to the Share Purchase Agreement and, on the 61st day following the Closing, the GEM Investor was granted the option to sell such commitment shares to the Company for $1.875 million (the “Commitment Fee Put Amount”). In addition, the GEM Investor, on the first anniversary of the closing of the Business Combination, was granted the right to require Critical Metals to purchase the GEM Warrant from GEM Global in exchange for a number of Ordinary Shares having a value equal to $27,200,000. On April 29, 2024, the Company, GEM Global and GYBL entered into a second letter agreement (the “Second Letter Agreement”) pursuant to which, among other things, the Company was granted the option to deliver, in lieu of the Commitment Fee Put Amount on the date upon which it was otherwise due and payable, a payment of $3,020,000 on or prior to the 120th day after the Closing. On September 27, 2024, the Company, GEM Global and GYBL entered into a third letter agreement (the “Third Letter Agreement” and together with the First Letter Agreement and the Second Letter Agreement, the “GEM Letter Agreements”), pursuant to which, among other things, the Company agreed to deliver, in lieu of the Commitment Fee Put Amount on the date upon which it was otherwise due and payable, a cash payment of $3,500,000 following the consummation of a capital raising transaction, which amount would incur interest at a 10% annual rate.

In connection with the Business Combination, holders of 1,414,537 shares of Sizzle Common Stock exercised their right to redeem their shares for cash at a price of approximately $11.06 per share, for an aggregate price of approximately $15.7 million, which represented approximately 61.3% of the total Sizzle public shares then outstanding. In addition, prior to the consummation on the business combination, in connection with several meetings to approve the extension of the date by which Sizzle was required to complete an initial business combination, public stockholders of Sizzle elected to redeem an aggregate of 13,193,234 shares of Sizzle Common Stock for an aggregate redemption amount of approximately $137.4 million. As a result, an aggregate of approximately $153.1 million was paid to such redeeming stockholders at or prior to the closing of the Business Combination out of the trust account established by Sizzle upon the closing of its initial public offering.

The Selling Securityholders can sell, under this prospectus, up to 100,312,567 Ordinary Shares, constituting approximately 84% of our outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to (x) the issuance of 10,914,797 Ordinary Shares upon exercise of all outstanding Warrants and (y) the issuance of 12,500,000 Ordinary Shares pursuant to the GEM Agreements) as of February 14, 2025. Upon expiration of the contractual lock-up restrictions mentioned above, the Selling Securityholders will be able to sell all of their shares registered for resale hereunder for so long as this registration statement of which this prospectus forms a part is available for use. Sales of a substantial number of our Ordinary Shares in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could increase the volatility of and cause a significant decline in the market price of our securities and could impar our ability to raise capital through the sale of additional equity securities. See “— Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of Ordinary Shares and Public Warrants to fall.”

All the securities offered in this prospectus may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the selling securityholders may still experience a positive rate of return on the securities they purchased due to the price at which such selling securityholder initially purchased the securities. See the sections of this prospectus entitled “Information Related to the Offered Securities” and “Risk Factors — Certain existing securityholders purchased, or may purchase, our securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Other investors in the Company may not experience a similar rate of return” for additional information on the potential profits the Selling Securityholders may experience.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that the selling securityholders will offer or sell any of the securities registered for resale.

The GEM Investor and GYBL may use one or more financial intermediaries to effectuate sales, if any, of the Ordinary Shares that they may acquire from us pursuant to the GEM Agreements. Each such financial intermediary may receive commissions for executing such sales and, if so, such commissions will not exceed customary brokerage commissions. The GEM Investor and GYBL, as well as such financial intermediaries, are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. The GEM Investor and GYBL will bear all commissions and discounts, if any, attributable to their sale of Ordinary Shares covered by this prospectus. See “Plan of Distribution.” We will bear all costs, expenses, and fees in connection with the registration of the securities covered by this prospectus. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, through dealers or other financial intermediaries, in underwritten offerings, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers, dealers or other financial intermediaries participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. We are registering these securities for resale by the Selling Securityholders, or their donees, pledgees, transferees, distributees or other successors-in-interest selling our Ordinary Shares or Warrants or interests in our Ordinary Shares or Warrants or received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer.

We will not receive any proceeds from the sale of Ordinary Shares by the Selling Securityholders pursuant to this prospectus. We will, however, receive the proceeds from the exercise of Warrants to the extent such Warrants are exercised for cash. Each Warrant entitles the holder thereof to purchase one Ordinary Share at the applicable exercise price of such Warrant. The exercise price of (i) the Public Warrants to purchase 7,750,000 Ordinary Shares is $11.50 per share, (ii) the Polar Warrant to purchase 350,000 Ordinary Shares is $10.00 per share, (iii) PIPE Warrants to purchase 1,000,000 Ordinary Shares is $10.00 per share (less the partially exercise of the PIPE Warrants for 600,000 ordinary shares on June 16, 2024 by certain funds affiliated with Empery Asset Management, LP) and (iv) the GEM Warrant to purchase 1,814,797 Ordinary Shares is $10.71 per share, in each case, subject to adjustment as set forth therein. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $122.1 million. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the applicable exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. Conversely, we believe the Warrant holders are more likely to exercise their Warrants the higher the price of our Ordinary Shares is above the applicable exercise price of such Warrants. On February 14, 2025, the closing price of our Ordinary Shares was $3.73 per share, which is below the applicable exercise price of the Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares and Public Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “CRML” and “CRMLW,” respectively. On February 14, 2025, the closing prices for our Ordinary Shares and Public Warrants on the Nasdaq were $3.73 per share and $0.35 per warrant, respectively.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and is therefore eligible to take advantage of certain reduced reporting requirements applicable to other public companies.

We are also a “foreign private issuer” as defined in the Exchange Act and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 25 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED FEBRUARY 26, 2025

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus, any prospectus supplement and any related free writing prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus, any prospectus supplement and any related free writing prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “Critical Metals” refer to the businesses of Critical Metals Corp. its subsidiaries following the consummation of the Business Combination.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

FINANCIAL INFORMATION PRESENTATION

The Company’s and ELAT’s audited financial statements included in this prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Presentation of financial information in accordance with IFRS requires the Company’s management and ELAT’s management to make various estimates and assumptions which may impact the values shown in the Selected Historical Financial Information of the Company and ELAT, respectively, and the respective notes thereto. The actual values may differ from such assumptions.

Prior to the Business Combination, Sizzle had no material assets other than the trust account and did not conduct any material activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, such as the making of certain required securities law filings. Accordingly, no financial statements of Sizzle have been included in this prospectus.

The Business Combination is made up of the series of transactions provided for in the Merger Agreement as described elsewhere within this prospectus. The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Sizzle will be treated as the acquired company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of the Company issuing shares at the Closing for the net assets of Sizzle as of the Closing Date, accompanied by a recapitalization. The net assets of Sizzle will be stated at historical cost, with no goodwill or other intangible assets recorded. The Business Combination, which is not within the scope of IFRS 3 — Business Combinations (“IFRS 3”) since Sizzle does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2 — Share-based payment (“IFRS 2”). Any excess of fair value of shares in the Company issued over the fair value of Sizzle’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

EXCHANGE RATES

The Company’s reporting currency is the U.S. dollar. The determination of the functional and reporting currency of each group company is based on the primary currency in which the group company operates. The functional currency of the Company’s subsidiaries will generally be the local currency.

The translation of foreign currencies into U.S. dollars is performed for assets and liabilities at the end of each reporting period based on the then current exchange rates. For revenue and expense accounts, an average monthly foreign currency rate is applied. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars will be recorded as part of a separate component of shareholders’ deficit and reported in the Company’s financial statements. Foreign currency transaction gains and losses will be included in other income (expense), net for the period.

MARKET AND INDUSTRY DATA

This prospectus includes industry data and forecasts that the Company obtained or derived from internal company analyses, independent third party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses, information, assumptions or judgments, as well as the independent sources referred to above. Statements as to industry position are based on market data currently available. Any estimates underlying such market-derived information and other factors could cause actual results to differ from those expressed in the independent parties’ estimates and in our estimates, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

TRADEMARKS

The Company owns or has rights to trademarks that they use in connection with the operation of its businesses and that are used in this prospectus. This prospectus also includes other trademarks, trade names and service marks that are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and ℠ symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

FREQUENTLY USED TERMS

The following terms used in this prospectus have the meanings indicated below:

Term	Description
Amended Underwriting Agreement

means the underwriting agreement between Representative and Sizzle, dated November 3, 2021, as amended on October 26, 2023 and February 27, 2024, which provided that the Representative agreed to accept payment of the deferred underwriting commission payable to Representative under this underwriting agreement, in 1,200,000 Ordinary Shares, and provided specified registration rights to Representative relating to a private placement issuance of such shares, and which includes them being issued as a private placement issuance of the Ordinary Shares.

Board	unless otherwise defined, means the board of directors of the Company.
Business Combination

means the transactions contemplated by the Merger Agreement whereby, among other things, (a) the Company acquired all issued and outstanding shares held by EUR in exchange for the Company Ordinary Shares, and any shares EUR or Sizzle holds in the Company were surrendered for no consideration, such that the ELAT became a wholly owned subsidiary of the Company and EUR became shareholder of the Company (referred to as the “Share Exchange”); and immediately thereafter (b) Merger Sub merged with and into Sizzle, with Sizzle continuing as the surviving entity and a wholly owned subsidiary of the Company.

Cantor or CF&CO	means Cantor Fitzgerald & Co., as representative of the several underwriters in the Sizzle IPO.
CCM	means J.V.B. Financial Group, acting through its Cohen & Company Capital Markets division.
Charter	Means the Amended and Restated Memorandum and Articles of Association of the Company, as amended, effective as of February 27, 2024.
Closing	means the closing of the Business Combination.
Closing Date	means the date and time of the Closing.
Code	means the U.S. Internal Revenue Code of 1986, as amended.
Company

means Critical Metals Corp. after the consummation of the Business Combination in which it became the parent company of its direct, wholly-owned subsidiaries, Sizzle and ELAT, and means, collectively, the Company, and its direct, wholly-owned subsidiaries, Sizzle and ELAT.

Company Ordinary Shares	means ordinary shares, par value $0.001 per share, of the Company.
ELAT

means European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR prior to the consummation of the Business Combination.

ELAT Ordinary Shares	means the ordinary shares, no par value, issued by ELAT.
DGCL	means the Delaware General Corporation Law.
EBC	means EarlyBirdCapital, Inc.

Term	Description
EBC Shares	means 75,600 private placement shares issued to EBC prior to the Sizzle IPO.
EUR or European Lithium	means European Lithium Limited, an Australian Public Company limited by shares, and sole shareholder of the Company prior to the consummation of the Business Combination.
Exchange Act	means the Securities Exchange Act of 1934, as amended.
Extension

has the meaning therefor set forth in the Merger Agreement, regarding extending the time for which Sizzle is required under its Certificate of Incorporation to consummate an initial business combination.

Extension Amendment

Means the amendments to the Sizzle Certificate of Incorporation, as applicable, to approve an extension of the date by which Sizzle was required therein to consummate its initial business combination. An Extension Amendment was approved by Sizzle’s special meeting of stockholders on February 1, 2023, and which we refer to as the Original Extension Amendment or the Original Extension Meeting, which provided that the date by which Sizzle was required to consummate an initial business combination was extended from February 8, 2023 up to August 8, 2023. Another special meeting of stockholders of Sizzle was held on August 7, 2023, and which we refer to as the Second Extension Meeting, in which Sizzle’s stockholders approved, among other things, a proposal to extend the date by which Sizzle was required to consummate an initial business combination from August 8, 2023 to February 8, 2024. Another special meeting of stockholders of Sizzle was held on February 6, 2024, and which we refer to as the Third Extension Meeting, in which Sizzle’s stockholders approved, among other things, a proposal to extend the date by which Sizzle was required to consummate an initial business combination from February 8, 2024 to August 8, 2024.

Extension Expenses

has the meaning therefor set forth in the Merger Agreement, which includes, without limitation, out of pocket costs and expenses payable to SPAC’s vendors for an Extension or any deposit that the SPAC will make in the Trust Account in order to solicit votes for an Extension.

Extension Funds	means the amounts paid by or on behalf of the Sponsor or Sizzle into the Trust Account, in connection with the Extension Amendment.
Extension Loans

means the loans issued by the Sponsor to Sizzle to implement the Extension; on August 7, 2023, in connection with the Extension Amendment on such date, the Sponsor agreed that it or its designees, would contribute to Sizzle, on a monthly basis, Extension Loans or similar amounts of contributions equal to $60,000 in the aggregate, that were needed by Sizzle to complete the Business Combination.

Extension Note	means the promissory notes issued by Sizzle to the Sponsor in exchange for the Extension Funds deposited into the Trust Account.
Founders Shares

means an aggregate of 5,425,000 shares of Sizzle Common Stock issued prior to the Sizzle IPO in a private placement to Sizzle Initial Stockholders and held by Sizzle Initial Stockholders and their permitted transferees. Founders shares do not include the EBC Shares.

Jett Capital or Jett	means Jett Capital Advisors LLC.

Term	Description
Merger	means the merger of Merger Sub with and into Sizzle pursuant to the Merger Agreement.
Merger Agreement

means collectively the Agreement and Plan of Merger, dated as of October 24, 2022, by and among (i) Sizzle, (ii) EUR, (iii) ELAT, (iv) the Company and (v) Merger Sub, the Amendment No. 1 to Agreement and Plan of Merger, dated January 4, 2023, by and among the same parties, and the Amendment No. 2 to the Agreement and Plan of Merger, dated July 7, 2023, by and among the same parties.

Merger Sub	means Project Wolf Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company prior to the Business Combination.
Promissory Note

means an unsecured promissory note to the Sponsor issued by Sizzle, pursuant to which Sizzle could have borrowed up to $150,000, and issued on December 19, 2020, prior to the Sizzle IPO. The Promissory Note was non-interest bearing, without fixed terms and was due on demand.

Public Warrants

means the warrants of Sizzle which were assumed by Critical Metals at the Closing, with each public warrant exercisable for one Ordinary Share at an exercise price of $11.50 per share, and trade on Nasdaq under the symbol “CRMLW.”

Representative	means Cantor Fitzgerald & Co., as representative of the several underwriters in the Sizzle IPO,
Representative Shares

means the shares Sizzle issued to Cantor in connection with our IPO as representative of the underwriters in a private placement of securities consisting of 47,250 shares of Sizzle Common Stock at a purchase price of $10.00 per share.

Share Exchange

means the transactions contemplated by the Merger Agreement whereby the Company acquired all of the issued and outstanding shares of the Company held by EUR in exchange for the Company Ordinary Shares, and any shares EUR held in the Company were surrendered for no consideration, such that ELAT became a wholly owned subsidiary of the Company and EUR became shareholder of the Company.

Sizzle	means Sizzle Acquisition Corp., a Delaware corporation.
Sizzle Board	means the board of directors of Sizzle.
Sizzle Common Stock	means the common stock, par value $0.0001 per share, of Sizzle.
Sizzle Initial Stockholders

means the Sponsor who purchased Sizzle founder shares (issued prior to the Sizzle IPO), holders of Sizzle’s Common Stock issued prior to the Sizzle IPO and their respective permitted transferees, but excludes EBC.

Sizzle IPO	means Sizzle’s initial public offering.
Sizzle Preferred Stock	means the shares of preferred stock, par value $0.0001 per share, of Sizzle.

Term	Description
Sizzle Warrant	means one whole redeemable warrant entitling its holder to purchase one share of Sizzle Common Stock for $11.50 per share.
Sponsor	means VO Sponsor, LLC, a Delaware limited liability company.
Sponsor private placement shares

means an aggregate of 722,750 shares of Sizzle’s Common Stock issued to Sponsor in connection with the Sizzle IPO in a private placement of securities at a purchase price of $10.00 per share. Unless the context otherwise requires, the definition of “private placement shares” does not include the representative shares issued to Cantor.

Sponsor Support Agreement	means the Sponsor Support Agreement, dated October 24, 2022, by and among Sizzle, the Sponsor and the Company, as amended on November 17, 2023.
Technical Report Summary	means the Technical Report Summary related to the Wolfsberg Lithium Project prepared for the Company by CSA Global South Africa (Pty) Limited.
Trust Account or Sizzle trust account

means the trust account of Sizzle, which held the net proceeds of the Sizzle IPO and the sale of the private placement shares, together with interest earned thereon, less amounts released to remit tax payable obligations and up to $100,000 of any remaining interest for dissolution expenses.

Warrants	means, collectively, the Public Warrants, the Polar Warrant, the GEM Warrant and the PIPE Warrants.

FORWARD-LOOKING STATEMENTS

This Report and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, without limitation, statements regarding the financial position, financial performance, business strategy, expectations of our business and the plans and objectives of management for future operations, including as they relate to the Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Report, forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

These forward-looking statements may include statements, among other things, relating to:

•        the benefits of the Business Combination;

•        the future financial and business performance of the Company and its subsidiaries;

•        the commercial success of mineral properties under development by the Company, including the Wolfsberg Project and the Tanbreez Project;

•        general economic conditions and conditions affecting the industries in which the Company operates;

•        commodity prices of the rare Earth minerals produced by the Company’s assets;

•        acquisitions, expansion projects and other plans and opportunities;

•        other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions; and

•        the other matters described in the section of this prospectus entitled “Risk Factors”

Many important factors, in addition to the factors described above and in other sections of this prospectus, could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from estimates or forward-looking statements. We qualify all of our estimates and forward-looking statements by these cautionary statements.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors discussed under the “Risk Factors” section of this Report and the “Risk Factors” section in the Company’s Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 30, 2024. These forward-looking statements are based on information available as of the date of this Report, and expectations, forecasts and assumptions as of that date, involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should read this entire document carefully, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements. See “Forward-Looking Statements.”

Overview

We are a leading mining development company focused on critical metals and minerals and producing strategic products essential to electrification and next generation technologies for Europe and its Western world partners. Our primary strategy is to acquire, explore and develop unique and permitted critical metals mining assets that we expect will benefit from robust regulatory tailwinds in both Europe and North America and long-term secular trends for next generation technology in environmental, commercial and government applications. At the closing of our Business Combination, our efforts are focused on the development of our wholly-owned Wolfsberg Lithium Project (the “Wolfsberg Project”) located in Carinthia, Austria, which is approximately 270 kilometers south of Vienna. In addition, we hold additional Austrian projects of which European Lithium currently holds a 20% interest.

On June 5, 2024, we announced an agreement to acquire an interest in the Tanbreez Green Rare Earth Mine (the “Tanbreez Project”). The Tanbreez Project is a permitted, globally significant critical minerals asset positioned to unlock a sustainable, reliable and long-term rare earth supply for North America and Europe. Once operational, Tanbreez is expected to supply rare earth elements (“REEs”) to customers in the western hemisphere to support the production of a wide range of next-generation commercial products, as well as demand from the defense industry.

Our executive offices are located at c/o Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

Our Business Strategy

Our primary strategy is to acquire, explore and develop unique and permitted critical metals mining assets that we expect will benefit from robust regulatory tailwinds in both Europe and North America and long-term secular trends for next generation technology in environmental, commercial and government applications. Our foundational assets are the Wolfsberg lithium assets in Austria and the Tanbreez rare earths deposit in Greenland. Our strategy involves developing a low cost, highly sustainable source of lithium hydroxide manufactured from spodumene concentrate, providing European battery and EV manufacturers improved continuity of supply, reducing their dependence on the battery supply from Chinese manufacturers, while also helping them meet their environmental commitments. In addition to the development of the Wolfsberg Project, we expect to focus our efforts on rare earths and critical metals and minerals to produce strategic products essential for a transition to sustainable low carbon emission technologies for Europe and its western world partners. We believe this approach will allow us to become one of the most sustainable, cost-effective and strategic minerals suppliers in the world, and further help potential customers achieve their important environmental, social and governance goals required by shareholders and regulatory agencies.

As part of our business strategy, we intend to seek to acquire assets and operations that are strategic and complementary to our existing operations. This may include acquisitions or investments in complementary companies, assets, mines, products or technologies, including in other rare earth elements and minerals. We may have opportunities to make acquisitions from third parties jointly with EUR, and in some cases, we may acquire assets or other operations directly from EUR or its affiliates. EUR has no obligation to sell any additional assets to us or to accept any offer that we may make for any additional assets, and we may decide not to acquire such additional assets even if EUR or an affiliate offers them to us.

We have in the past evaluated and pursued, and intend in the future to evaluate and pursue, rare earth-related assets and other critical metals assets that have characteristics and opportunities similar to our existing business lines and enable us to leverage our asset base, knowledge base and skill sets. Such acquisition efforts may involve participation by us in processes that have been made public and involve a number of potential buyers, commonly referred to as “auction” processes, as well as situations in which we believe we are the only party or one of a limited number of potential buyers in negotiations with the potential seller. These acquisition efforts often involve assets which, if acquired, could have a material effect on our financial condition and results of operations. We typically do not announce a transaction until after we have executed a definitive acquisition agreement. Discussions and negotiations regarding a potential acquisition can advance or terminate in a short period of time. Moreover, the closing of any transaction for which we have entered into a definitive acquisition agreement will be subject to customary and other closing conditions, which may not ultimately be satisfied or waived. Accordingly, we can give no assurance that our current or future acquisition efforts will be successful. Although we expect the acquisitions we make to be accretive in the long term, we can provide no assurance that our expectations will ultimately be realized.

Recent Developments

Tanbreez Project Investment

On June 5, 2024, we entered into a binding Heads of Agreement (as subsequently amended and restated, the “Heads of Agreement”) with Rimbal Pty Ltd., a company controlled by geologist Gregory Barnes (“Rimbal”), pursuant to which we would acquire an interest in the Tanbreez Project. On June 18, 2024, pursuant to the Heads of Agreement, we acquired a 5.55% interest in Tanbreez in exchange for the payment of $5 million in cash to Rimbal. On July 23, 2024, pursuant to the Heads of Agreement, we acquired an additional 36.45% interest (the “Stage 1 Interest”) in Tanbreez in exchange for the issuance by us to Rimbal of approximately 8.4 million ordinary shares, bringing our total equity ownership in Tanbreez to 42%. The ordinary shares were issued to Rimbal in a private placement exempt from the registration requirements of the Securities Act, in reliance on the exemptions set forth in Section 4(a)(2) of the Securities Act.

Pursuant to the Heads of Agreement, if we invest $10 million in exploration expense in Tanbreez within two years from the date of the Heads of Agreement, we will have the option to increase our ownership interest in Tanbreez to 92.5% (the “Stage 2 Interest”) by issuing additional ordinary shares to Rimbal with a value equal to $116 million at such time. The closing of the Stage 2 Interest is subject to other customary closing conditions, including additional governmental approvals by the Greenland government. There is no guarantee that the acquisition of the Stage 2 Interest will occur.

Joint Venture with Obeikan Investment Group

On July 9, 2024, we accepted the assignment of EUR’s interest in the previously disclosed proposed joint venture (the “Joint Venture”) with the Obeikan Investment Group (“Obeikan”). In connection with such assignment, we and Obeikan entered into a shareholders agreement (the “Shareholders Agreement”) related to the Joint Venture. Obeikan has agreed to ratify the Shareholders Agreement to form a joint venture with the Company related to the construction and development of a lithium hydroxide processing plant in the Kingdom of Saudi Arabia to process spodumene concentrate produced from the Wolfsberg Project.

Convertible Note Issuance

On January 21, 2025, the Company announced its Board of Directors had approved a comprehensive bitcoin (“BTC”) treasury strategy, adopting BTC as a primary asset in the Company’s treasury program. In connection with such strategy, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors, pursuant to which the Company may issue to the investors up to an aggregate of $500,000,000 in senior convertible notes (the “Notes”) in one or more multiple closings to occur no later than five years after the initial closing, with $100,000,000 closing in the first tranche (the” Initial Closing”). The Initial Closing is expected to occur in February 2025 ; however, no assurances can be given that the closing conditions will be met or that the Initial Closing will occur.

Pursuant to the Purchase Agreement, at the Initial Closing, the Company shall issue to the lead investor (i) 1,000,000 ordinary shares of the Company (the “Commitment Shares”) and (ii) warrants to purchase 14,285,714 ordinary shares (the “Warrants”). The Notes are convertible into ordinary shares at a fixed conversion price of $6.00 per share and the Warrants are exercisable at $7.00 per share.

The Company may use the proceeds from the Note to purchase Bitcoin, subject to certain conditions being met, including (i) the market capitalization of the Company exceeding $820,000,000 as measured by the VWAP of the ordinary shares during the previous ten trading days, (ii) the market price of the Company’s ordinary shares exceeding 150% of the conversion price of the Note, (iii) the amount is less than or equal to 10% of the lowest daily trading value of the Company’s ordinary shares on any of the previous 20 trading days, (iv) no Equity Conditions Failure (as defined in the Purchase Agreement) has occurred that is then continuing, (v) the amount does not exceed 10% of the original principal amount of the Note and the Company has not issued a notice to purchase BTC within the previous 30 calendar day period, and (vi) the Bitcoin Escrow Account and the Bitcoin Escrow Account Control Agreement (as defined in the Purchase Agreement) have been executed and are in full force and effect.

Subject to the terms and conditions set forth in the Purchase Agreement, the lead buyer may require the Company to participate in one or more additional closings for the purchase by the lead buyer or other buyers approved by the lead buyer, and the sale by the Company, of one or more additional Notes, each additional Note in an original principal amount equal to $100,000,000 (the “Additional Notes”), and up to an original principal amount of $500,000,000 in the aggregate with all Notes. In connection with any additional closings, in accordance with the terms and conditions in the Purchase Agreement, the Company shall issue to the lead buyer per $100,000,000 of Additional Notes, 1,000,000 Commitment Shares and Warrants to purchase such number of ordinary shares equal to (A) the quotient of (i) the aggregate principal amount of the Additional Notes divided by the (ii) the conversion price of any such Additional Note , multiplied by (B) fifty percent (50%).

The Company’s obligations under the Note, the Purchase Agreement and other transaction documents (a) will be secured by a first priority perfected security interest and lien in (i) all assets maintained in the Bitcoin Escrow Account (as defined in the Purchase Agreement), including, but not limited to, the Escrow Bitcoin (as defined in the Purchase Agreement) deposited therein, and (ii) all assets maintained in the Cash Account (as defined in the Purchase Agreement), which at all times shall be subject to the Cash Account Control Agreement (as defined in the Purchase Agreement) and (b) will be subject to a pledge agreement, in form and substance to be agreed upon by the parties prior to the Initial Closing. The Company’s obligations under the Note shall become subject to a guaranty by the Company’s direct and indirect subsidiaries.

Pursuant to the Purchase Agreement, the Company and buyers will enter into a registration rights agreement (the “BTC Registration Rights Agreement”) at the Initial Closing, pursuant to which the Company will be required to file a registration statement on the appropriate form providing for the resale by the buyers of the ordinary shares issuable upon conversion of the Notes, the Commitment Shares and the shares underlying the Warrant.

Private Placement of Ordinary Shares and Warrants

On February 6, 2025, Critical Metals Corp. (the “Company”) entered into securities purchase agreements (the “Securities Purchase Agreement”) with certain accredited investors (each, a “Feb. 2025 PIPE Investor”). Pursuant to the Securities Purchase Agreement, the Feb. 2025 PIPE Investors agreed to subscribe for and purchase from Critical Metals, and Critical Metals agreed to issue and sell to the Feb. 2025 PIPE Investors, an aggregate of 4,910,000 ordinary shares (each, a “Share”), par value $0.001 per share, of Critical Metals (“Ordinary Shares”) and 4,910,000 warrants to purchase Ordinary Shares (each, a “Warrant” and, together with a Share, a “Unit”) for a purchase price of $5.00 per Unit, resulting in aggregate gross proceeds of $24,550,000 million for all Feb. 2025 PIPE Investors, on the terms and subject to the conditions set forth therein (the “PIPE Financing”). The Warrants are issued pursuant to a Form of Warrant. The Warrants have an exercise price of $7.00 per share (subject to adjustment) and will expire on February 7, 2029. The PIPE Financing closed on February 7, 2025 (the “Closing Date”).

In connection with the PIPE Financing, for a period of 90 days after the Closing Date, Critical Metals will be restricted from issuing additional Ordinary Shares or filing certain registration statements with the SEC, subject to certain exceptions or the waiver by the holders of at least 67% of the Units.

Pursuant to the PIPE Financing, the Company entered into a registration rights agreement (the “PIPE Registration Rights Agreement”) with the Feb. 2025 PIPE Investors. Pursuant to the PIPE Registration Rights Agreement, the Company has agreed to file a registration statement registering the resale of the Shares issued in the PIPE Financing and Ordinary Shares issuable upon exercise of the Warrants (the “PIPE Resale Registration Statement”) and will use its reasonable best efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof and maintain the effectiveness of the PIPE Resale Registration Statement.

In connection with the PIPE Financing, the Company agreed to remove certain anti-dilution provisions from certain senior convertible notes of the Company contemplated to be issued upon closing of the issuance of such notes (the “BTC Amendment”).

The Business Combination and Related Transactions

Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (the “Company”), entered into the Agreement and Plan of Merger, dated as of October 24, 2022 (as amended on January 4, 2023, July 7, 2023, and November 17, 2023, the “Merger Agreement”), by and among the Company, European Lithium Limited, an Australian Public Company limited by shares (“EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (“ELAT”), Sizzle Acquisition Corp., a Delaware corporation (“Sizzle”) and Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”).

On February 27, 2024, we consummated the previously announced Business Combination and other related transactions. As contemplated by the Merger Agreement, (a) the Company acquired all of the issued and outstanding capital shares and equity interests of ELAT from EUR in exchange for Ordinary Shares of the Company, such that ELAT became a wholly owned subsidiary of the Company and EUR became a shareholder of the Company (the “Share Exchange”); and immediately thereafter (b) Merger Sub merged with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of the Company. Pursuant to the Merger Agreement, at its effective time: (a) each of Sizzle’s issued and outstanding shares of common stock, par value $0.0001 per share (“Common Stock”) immediately prior to that effective time, was cancelled in exchange for the right of the holder thereof to receive one Ordinary Share; (b) all of the outstanding public warrants of Sizzle, entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share was converted into the right to receive a warrant to purchase one Ordinary Share at the same exercise price, being an exercise price of $11.50 per share, and (c) EUR received the number of Ordinary Shares in the Share Exchange that has an aggregate value equal to the Closing Share Consideration (as defined in the Merger Agreement) consisting of $750,000,000 divided by the redemption amount per share of Common Stock payable to Sizzle stockholders that elect to redeem Common Stock in connection with the Closing, and, subject to applicable terms and conditions, earnout consideration of up to an additional 10% of such Closing Share Consideration, in each case subject to adjustment as set forth in the Merger Agreement, and all upon the terms and subject to the conditions set forth in the Merger Agreement. Following the transactions set forth in the Merger Agreement, Sizzle and ELAT became wholly owned subsidiaries of the Company.

PIPE Financing

On February 8, 2024, the Company, Sizzle, and the Sponsor entered into separate subscription agreements (each, a “Subscription Agreement”) with three accredited investors named therein which are funds affiliated with each other (each, a “PIPE Investor”). Pursuant to the Subscription Agreements, at the Closing, the PIPE Investors subscribed for and purchased from the Company, and the Company issued and sold to the PIPE Investors, an aggregate of 200,400 Ordinary Shares for an effective purchase price of $5.29 per share, after giving effect open market-purchases, and the reimbursement payable to such PIPE Investor for open-market purchases, of Sizzle Common Stock (the “PIPE Financing”).

Pursuant to the Subscription Agreements, in connection with the PIPE Financing and at the Closing, the Sponsor transferred, for no additional consideration, 2,049,000 shares of Sizzle common stock held by it as founder shares to the PIPE Investors. In addition, at the Closing, the Company issued, for no additional consideration, to the PIPE Investors (i) an aggregate of 1,100,000 Ordinary Shares (such shares, the “Bonus Shares”), (ii) warrants (the “PIPE Warrants”) to purchase up to an aggregate of 1,000,000 Ordinary Shares, at an exercise price of $10.00 per share (subject to adjustment, including full ratchet anti-dilution protection), expiring on the 15-month anniversary of the Closing, and (iii) an aggregate of 3,000,000 Ordinary Shares (such shares, the “Additional Shares”) that will be subject to transfer restrictions but will be released to the PIPE Investors at a rate of three Additional Shares for each Ordinary Share that the PIPE Investor purchases upon exercise of such PIPE Investors’ Warrants, and which will otherwise be forfeited with respect to any portion of the Warrant that remains unexercised upon the expiration of the Warrants.

GEM Agreements

On July 4, 2023, the Company, GEM Global Yield LLC SCS (the “GEM Investor” or “GEM Global”) and GEM Yield Bahamas Ltd. (“GYBL”) entered into a Share Purchase Agreement (including the GEM Letter Agreements (as defined below), the “GEM Agreements”), pursuant to which The Company is entitled to draw up to $125 million of gross proceeds in exchange for Ordinary Shares, at a price equal to 90% of the average closing bid price of the Ordinary Shares on Nasdaq for a 30 day period, subject to meeting the terms and conditions of the GEM Agreements. The GEM Agreements allows the Company to access funds for general corporate purpose and working capital needs. In addition, at the Closing, the GEM Investor was granted a warrant (the “GEM Warrant”) to purchase up to 1,814,797 Ordinary Shares at an exercise price of $10.71 per share (subject to adjustments described in the GEM Warrant) expiring on the 3rd anniversary of the closing of the Business Combination.

Further, in connection with the Closing, Critical Metals also entered into a letter agreement (the “First Letter Agreement”) with the GEM Investor and GYBL to amend the GEM Agreement, pursuant to which, Critical Metals agreed to issue Ordinary Shares to the GEM Investor as the “commitment fee” pursuant to the Share Purchase Agreement and, on the 61st day following the Closing, the GEM Investor was granted the option to sell such commitment shares to the Company for $1.875 million (the “Commitment Fee Put Amount”). In addition, the GEM Investor, on the first anniversary of the closing of the Business Combination, was granted the right to require Critical Metals to purchase the GEM Warrant from GEM Global in exchange for a number of Ordinary Shares having a value equal to $27,200,000. On April 29, 2024, the Company, GEM Global and GYBL entered into a second letter agreement, pursuant to which, the Company was granted the option to deliver, in lieu of the Commitment Fee Put Amount on the date upon which it was otherwise due and payable, a payment of $3,020,000 on or prior to the 120th day after the Closing. On April 29, 2024, we, GEM Global and GYBL entered into a second letter agreement (the “Second Letter Agreement”), pursuant to which, we were granted the option to deliver, in lieu of the Commitment Fee Put Amount on the date upon which it was otherwise due and payable, a payment of $3,020,000 on or prior to the 120th day after the Closing. On September 27, 2024, we, GEM Global and GYBL entered into a third letter agreement (the “Third Letter Agreement” and together with the First Letter Agreement and the Second Letter Agreement, the “GEM Letter Agreements”), pursuant to which, we agreed to deliver, in lieu of the Commitment Fee Put Amount on the date upon which it was otherwise due and payable, a cash payment of $3,500,000 following the consummation of a capital raising transaction in which we receive aggregate gross proceeds of at least $15,000,000. If we fail to consummate a capital raising transaction by December 31, 2024, such amount shall incur interest at a 10% annual rate.

Termination of Equity Forward Purchase Agreement

Prior to the Closing of the Business Combination, on February 8, 2024, the Company and Sizzle agreed to terminate the previously disclosed Equity Forward Arrangement, pursuant to which, among other things, Vellar Opportunities Fund Master, Ltd. (“Vellar”) agreed to purchase up to 20 million Ordinary Shares in exchange for up to $10 million in cash. In connection with such termination, the Company agreed to pay Vellar a termination fee of $500,000 in cash.

Structure of Critical Metals Corp.

Upon consummation of the Business Combination, each of Sizzle and ELAT became wholly-owned direct subsidiaries of Critical Metals. The diagram below depicts a simplified version of Critical Metals immediately following the consummation of the Business Combination.

Critical Metals Corp.
(NASDAQ: CRML)
British Virgin Islands
European Lithium AT
(Investments) Limited
British Virgin Islands
Sizzle Acquisition Corp.
Delaware
ECM Lithium AT
GmbH
Austrian
ECM Lithium AT
Operating GmbH
Austrian

Lock-Up Restrictions

Pursuant to lock-up agreements entered into with the applicable parties, all holders of Ordinary Shares as of the Closing, including all holders described in this prospectus other than the PIPE Investors but excluding Sizzle’s public shareholders prior to the closing of the Business Combination, agreed, among other things, that such party’s Ordinary Shares may not be transferred for a period of one year after the Closing. The lock-up agreements do not restrict GEM Investor and GYBL from selling shares acquired by them under the GEM Agreements. Following the closing of the Business Combination, of the 81,640,131 Ordinary shares that were issued and outstanding as of the Closing Date, approximately 74,398,882 Ordinary Shares (or approximately 91% of the total issued and outstanding Ordinary Shares) are subject to a lock-up for up to one year after Closing. See the section of this prospectus entitled “Shares Eligible for Future Sale.”

Foreign Private Issuer

We are considered a “foreign private issuer” under U.S. securities law. As a “foreign private issuer,” we are subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Holding Company Structure

We are a holding company incorporated in the British Virgin Islands. We conduct our operations through ELAT. Investments in our securities are not purchases of equity securities of these operating subsidiaries but instead are purchases of equity securities of a BVI holding company with no material operations of its own.

With a holding company structure, we are subject to various restrictions on intercompany fund transfers and foreign exchange control under current laws and regulations and could be subject to additional restrictions under new laws and regulations that may come into effect in the future.

As of the date of this prospectus, neither Critical Metals nor any of its subsidiaries have made any dividends or distributions to their respective parent companies or to any investor and there have been no transfers of any type of assets among us and our subsidiaries. Since our inception, no cash has been transferred from any of our subsidiaries to Critical Metals, and there has also been no cash transferred amongst our subsidiaries. See Critical Metals’ audited historical consolidated financial statements included elsewhere in this prospectus. Any determination to pay dividends will be at the discretion of our board of directors. Currently, we do not anticipate that we would distribute earnings even after we become profitable and generate cash flows from operations.

Any determination to pay dividends will be at the discretion of our Board. Currently, we do not anticipate that we would distribute earnings even after we become profitable and generates cash flows from operations. We do not currently have any cash management policy that dictates how funds shall be transferred between us and our subsidiaries, or among its subsidiaries.

Summary of Certain Risk Factors

You should consider all the information contained in this prospectus in deciding how to vote for the proposals presented in this prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 25. Such risks include, but are not limited to:

•        Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our Ordinary Shares and Public Warrants to fall.

•        Sales, or the perception of sales, of our Ordinary Shares, including those registered in this registration statement, by us or our existing stockholders in the public market could cause the market price for our Ordinary Shares to decline.

•        Certain existing securityholders purchased, or may purchase, our securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Other investors may not experience a similar rate of return.

•        Our issuance of additional capital stock in connection with financings, acquisitions, investments, share incentive plans or otherwise will dilute all other stockholders.

•        Our current liquidity resources raise substantial doubt about our ability to continue as a going concern unless we raise additional capital to meet our obligations in the near term.

•        Our business operates in the mining exploration and development industry. Our Project is at the development stage, and there are no guarantees that development of the Project into a mine will occur or that such development will result in the commercial extraction of mineral deposits. In addition, even if an economic mineral deposit is mined, we may not realize profits from our development activities in the short, medium or long term.

•        Our long-term success will depend ultimately on implementing our business strategy and operational plan, as well as our ability to generate revenues, achieve and maintain profitability and develop positive cash flows from our mining activities.

•        Our long-term success depends, in part, on our ability to negotiate and enter into binding offtake or sales agreements with, and deliver our product to, third party customers on commercially viable terms. This may not occur or, should it occur, may not result in the appreciation of our share price similar of what other companies in our industry have experienced following the announcement of such agreements.

•        We may seek to raise further funds through equity or debt financing, joint ventures, production sharing arrangements or other means. Consequently, we depend on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.

•        The industry in which we operate is subject to domestic and global competition. We have no influence or control over the activities or actions of our competitors, which activities or actions may negatively affect the operating and financial performance of our projects and business.

•        Our management has no or limited experience operating a U.S. public company.

•        Our failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations could negatively impact our reputation and results of operations.

•        The requirements of being a public company in the U.S. may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from being a public company in the U.S. may be greater than we anticipate.

•        The development of mining operations at the Project is dependent on a number of factors, many of which are beyond our control. If we commence production at the Project, our operations may be disrupted by a variety of risks and hazards that could have a material adverse effect on our future operating costs, financial condition and ability to develop and operate a mine.

•        Our resource estimates may change significantly when new information or techniques become available. In addition, by their very nature, resource estimates are imprecise and depend to some extent on interpretations, which may prove to be inaccurate. As further information becomes available through additional fieldwork and analysis, our estimates are likely to change and these changes may result in a reduction in our resources. These changes may also result in alterations to our development and mining plans, which may, in turn, adversely affect our operations.

•        We are a “controlled company” within the meaning of Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements.

•        We do not expect to declare any dividends in the foreseeable future.

•        There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

•        If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, the price and trading volume of our securities could decline.

•        A market for our securities may not be sustained, which would adversely affect the liquidity and price of our securities.

•        Our issuance of additional capital stock in connection with financings, acquisitions, investments, share incentive plans or otherwise will dilute all other stockholders.

Exercise of Warrants

Each warrant entitles the holder thereof to purchase one Ordinary Share at the applicable exercise price of such Warrant. The exercise price of (i) the Public Warrants to purchase 7,750,000 Ordinary Shares is $11.50 per share, (ii) the Polar Warrant to purchase 350,000 Ordinary Shares is $10.00 per share, (iii) PIPE Warrants to purchase 1,000,000 Ordinary Shares is $10.00 per share (less the partially exercise of the PIPE Warrants for 600,000 ordinary shares on June 16, 2024 by certain funds affiliated with Empery Asset Management, LP) and (iv) the GEM Warrant to purchase 1,814,797 Ordinary Shares is $10.71 per share, in each case, subject to adjustment as set forth therein. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $122.1 million. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the applicable exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. Conversely, we believe the Warrant holders are more likely to exercise their Warrants the higher the price of our Ordinary Shares is above the applicable exercise price of such Warrants. On February 14, 2025, the closing price of our Ordinary Shares was $3.73 per share, which is below the applicable exercise price of the Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of our Ordinary Shares and Warrants.

Issuer	Critical Metals Corp.
Ordinary Shares offered by us	Up to 7,750,000 Ordinary Shares issuable upon the exercise of the Public Warrants.
Ordinary Shares that may be offered and sold from time to time by the Selling Securityholders	Up to 100,312,567 Ordinary Shares
Ordinary Shares outstanding prior to this offering (prior to the exercise of any Warrants)	81,640,131 Ordinary Shares
Terms of offering

The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Warrants issued and outstanding (as of the date of this prospectus)	7,750,000 Public Warrants, 350,000 Polar Warrants, 400,000 PIPE Warrants and 1,814,797 GEM Warrants.
Exercise of Warrants

Each Warrant entitles the holder thereof to purchase one Ordinary Share at the applicable exercise price of such Warrant. The exercise price of (i) the Public Warrants to purchase 7,750,000 Ordinary Shares is $11.50 per share, (ii) the Polar Warrant to purchase 350,000 Ordinary Shares is $10.00 per share, (iii) PIPE Warrants to purchase 1,000,000 Ordinary Shares is $10.00 per share (less the partially exercise of the PIPE Warrants for 600,000 ordinary shares on June 16, 2024 by certain funds affiliated with Empery Asset Management, LP) and (iv) the GEM Warrant to purchase 1,814,797 Ordinary Shares is $10.71 per share, in each case, subject to adjustment as set forth therein. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $122.1 million. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the applicable exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. Conversely, we believe the Warrant holders are more likely to exercise their Warrants the higher the price of our Ordinary Shares is above the applicable exercise price of such Warrants. On February 14, 2025, the closing price of our Ordinary Shares was $3.73 per share, which is below the applicable exercise price of the Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

Issuer	Critical Metals Corp.
Transfer restrictions on Ordinary Shares

Pursuant to lock-up agreements entered into with the applicable parties, including all holders described in this prospectus other than the PIPE Investors but excluding Sizzle’s public shareholders prior to the closing of the Business Combination, agreed, among other things, that such party’s Ordinary Shares may not be transferred for a period of one year after the Closing. The lock-up agreements do not restrict GEM Investor and GYBL from selling shares acquired by them under the GEM Agreements. Following the closing of the Business Combination, of the 81,640,131 Ordinary shares that were issued and outstanding as of the Closing Date, approximately 74,398,882 Ordinary Shares (or approximately 91% of the total issued and outstanding Ordinary Shares) are subject to a lock-up for up to one year after Closing. See the section of this prospectus entitled “Shares Eligible for Future Sale.”

Use of proceeds

We will not receive any of the proceeds from the sale of Ordinary Shares by the Selling Securityholders pursuant to this prospectus, nor from the sale of the Ordinary Shares issuable upon the exercise of the Warrants. We will receive any proceeds from the exercise of Warrants for cash.

See the section of this prospectus entitled “Use of Proceeds.”

Risk Factors

You should carefully read the “Risk Factors” beginning on page 25 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

Dividend Policy

We have not paid any cash dividends on our ordinary shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Board.

Market for our Ordinary Shares and Public Warrants	Our Ordinary Shares and Public Warrants are listed on Nasdaq under the symbols “CRML” and “CRMLW,” respectively.

INFORMATION RELATED TO THE OFFERED SECURITIES

This prospectus relates to the offer and sale by Critical Metals of 7,750,000 ordinary shares issuable upon the exercise of 7,750,000 public warrants, which were originally issued by Sizzle as part of its initial public offering and which were previously registered.

In addition, the Selling Securityholders can sell under this prospectus up to 100,312,567  Ordinary Shares, constituting approximately 84% of our outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to (x) the issuance of 10,914,797 Ordinary Shares upon exercise of all outstanding Warrants and (y) the issuance of 12,500,000 Ordinary Shares pursuant to the GEM Agreements) as of February 14, 2025, which includes (i) 67,788,383 Ordinary Shares issued to European Lithium in connection with the Business Combination in exchange for all of the outstanding equity interests of ELAT at an equity consideration value of $11.06 per share; (ii) 6,778,838 Ordinary Shares issuable to EUR in connection with the Business Combination as Earnout Shares, which is subject to certain terms and conditions relating to the price of the Ordinary Shares during the five year period following the consummation of the Business Combination; (iii) 3,343,750 Ordinary Shares issued to the Sponsor in connection with the Business Combination in exchange for 3,343,750 shares of Sizzle Common Stock, which consisted of (x) 2,621,000 shares of Sizzle Common Stock issued to the Sponsor in the form of founder shares prior to the initial public offering of Sizzle and (y) 722,750 shares of Sizzle Common Stock that were purchased by the Sponsor simultaneously with the closing of the initial public offering of Sizzle; (iv) 51,600 Ordinary Shares issued to the Sponsor in connection with the Business Combination in satisfaction of $129,437 aggregate principal amount outstanding under certain promissory notes held by Sponsor; (v) 1,247,250 Ordinary Shares issued to CF&CO, which includes (x) 47,250 Ordinary Shares issued in exchange for 47,250 private shares of Sizzle purchased by Cantor in a private placement in connection with the Sizzle IPO, and (y) 1,200,000 Ordinary Shares issued as compensation to CF&CO, as the representative of the underwriters in the Sizzle IPO, for its deferred underwriting fee; (vi) 3,028,356 Ordinary Shares issuable to EAM pursuant to the Subscription Agreements, which consists of (w) 114,497 Ordinary Shares issued upon the Closing of the Business Combination as subscription shares under the Subscription Agreement (such shares, the “PIPE Shares”), (x) 628,479 Ordinary Shares issued upon the Closing of the Business Combination for no additional consideration (such shares, the “Bonus Shares”) as consideration for such subscriber’s entity into the Subscription Agreement; (y) 571,345 Ordinary Shares issuable upon the exercise of a PIPE Warrant and (z) 1,714,035 Ordinary Shares issued upon the Closing of the Business Combination, which are to be released to the holder at a rate of three Ordinary Shares for each Ordinary Share that the PIPE Investor purchases upon exercise of applicable portion of such PIPE Investor’s PIPE Warrants (such shares, the “Additional Shares”); (vii) 1,342,430 Ordinary Shares issuable to ETE III pursuant to the Subscription Agreements, which consists of (w) 50,756 PIPE Shares, (x) 278,598 Bonus Shares; (y) 253,269 Ordinary Shares issuable upon the exercise of the PIPE Warrants and (z) 759,807 Additional Shares; (viii) 929,614 Ordinary Shares issuable to ETE pursuant to the Subscription Agreements, which consists of (w) 35,147 PIPE Shares, (x) 192,923 Bonus Shares, (y) 175,386 Ordinary Shares issuable upon the exercise of the PIPE Warrants and (z) 526,158 Additional Shares; (ix) 350,000 Ordinary Shares that are issuable to Polar upon exercise of the Polar Warrants; (x) 1,015,000 Ordinary Shares issued to various vendors and service providers in connection with the Closing of the Business Combination pursuant to certain agreements to pay various business combination transaction expenses otherwise due at Closing in Ordinary Shares; and (xi) 14,437,346  Ordinary Shares issuable to Gem Global, which consists of (x) 122,549 Ordinary Shares issued to GEM Global at the Closing as the commitment fee payable under the GEM Agreements, (y) 1,814,797 Ordinary Shares issuable upon the exercise of the GEM Warrant; and (z) up to 12,500,000 Ordinary Shares issuable pursuant to the GEM Agreements.

The following table includes information relating to the securities held by the Selling Securityholders, including the price each Selling Securityholders paid for the securities (if applicable), the potential profit relating to such securities and any applicable lock-up restrictions. The following table is derived in part from our internal records and is for illustrative purposes only. The table should not be relied upon for any purpose outside of its illustrative nature. The public offering price in the Sizzle initial public offering was $10.00 per unit. Consequently, as set forth in the table below, some of the Selling Securityholders holders may realize a positive rate of return on the sale of the securities covered by this prospectus even if the market price per share of our Ordinary Shares is below $10.00 per share, in which case other securityholders may experience a negative rate of return on their investment.

Selling Securityholder	Number of Securities Offered		Effective Purchase Price per Offered Share ($)	Potential Profit Per Offered Security ($)(1)	Potential Aggregate Gross Profit ($)	Lock-Up Restrictions
European Lithium Limited
Ordinary Shares	67,788,383	(2)	0.68	3.05	206,754,568	(3)
Earnout shares in the form of Ordinary Shares	6,778,838	(4)	11.06	—	—	(3)
VO Sponsor, LLC
Founder Shares	2,621,000	(5)	0.0046	3.73	9,764,273	(3)
Private Placement Shares	722,750	(6)	10.00	—	—	(3)
Promissory Note Shares	51,600	(7)	2.51	1.22	62,952	(3)
Cantor Fitzgerald & Co.
Private Shares	47,250	(8)	10.00	—	—	(3)
Deferred Underwriting Fee Shares	1,200,000	(9)	6.79	—	—	(3)
Empery Asset Mater, LTD
PIPE Shares	114,497	(10)	5.29	—	—
Bonus Shares	628,479	(11)	—	3.73	2,344,227
PIPE Warrant Shares	571,345	(12)	2.50	1.23	702,754
Additional Shares	1,714,035	(13)	2.50	1.23	2,108,263
Empery Tax Efficient III, LP
PIPE Shares	50,756	(10)	5.29	—	—
Bonus Shares	278,598	(11)	—	3.73	1,039,171
PIPE Warrant Shares	253,269	(12)	2.50	1.23	311,521
Additional Shares	759,807	(13)	2.50	1.23	934,563
Empery Tax Efficient , LP
PIPE Shares	35,147	(10)	5.29	—	—
Bonus Shares	192,923	(11)	—	3.73	719,603
PIPE Warrant Shares	175,386	(12)	2.50	1.23	215,725
Additional Shares	526,158	(13)	2.50	1.23	647,174
Polar Multi-Strategy Master Fund
Polar Warrant Shares	350,000	(14)	10.00	—	—	(3)
Vendors and Service Providers
Supplier Shares	1,015,000	(15)	2.75	0.98	994,700	(3)
Gem Global Yield LLC SCS
Commitment Shares	122,549	(16)	—	3.73	457,108	(3)
GEM Warrant Shares	1,814,797	(17)	10.71	—	—	(3)
GEM Agreement Shares	12,500,000	(18)	(19)	(19)	(19)

____________

(1)      Notwithstanding any restrictions on the transferability of our Ordinary Shares or the potential vesting of any Earnout Shares, the potential profit per security offered and potential aggregate gross profit are calculated assuming that all such Ordinary Shares were sold at a price of $3.73 per share, which was the closing price of our Ordinary Shares on February 14, 2025. The trading price of our Ordinary Shares may be different at the time a selling securityholder decides to sell its securities.

(2)      Represents the Ordinary Shares issued to EUR in connection with the Business Combination pursuant to the terms of the Business Combination Agreement.

(3)      Pursuant to lock-up agreements entered into with such Selling Securityholder such Selling Securityholder agreed, among other things, that such holder’s Ordinary Shares may not be transferred for a period of one year after the Closing. The lock-up agreements do not restrict GEM Investor and GYBL from selling shares acquired by them under the GEM Agreements. See the section of this prospectus entitled “Shares Eligible for Future Sale” for additional information.

(4)      Represents the Ordinary Shares issuable to EUR in connection with the Business Combination as Earnout Shares pursuant to the terms of the Business Combination Agreement. The Earnout Shares are subject to certain terms and conditions relating to the price of the Ordinary Shares during the five year period following the consummation of the Business Combination.

(5)      Represents the Ordinary Shares issued to the Sponsor in connection with the Business Combination in exchange for shares of Sizzle Common Stock issued to the Sponsor in the form of founder shares prior to the Sizzle IPO.

(6)      Represents the Ordinary Shares issued to the Sponsor in connection with the Business Combination in exchange for shares of Sizzle Common Stock that were purchased by the Sponsor simultaneously with the closing of the Sizzle IPO.

(7)      Represents the Ordinary Shares issued to the Sponsor in connection with the Business Combination in satisfaction of $129,437 aggregate principal amount outstanding under certain promissory notes held by Sponsor.

(8)      Represents the Ordinary Shares issued to CF&CO in connection with the Business Combination in exchange for private shares of Sizzle purchased by CF&CO in a private placement in connection with the Sizzle IPO.

(9)      Represents the Ordinary Shares issued as compensation to CF&CO, as the representative of the underwriters in the Sizzle IPO, for its deferred underwriting fee.

(10)    Represents Ordinary Shares issued to the applicable PIPE Investor upon the Closing of the Business Combination as subscription shares under the Subscription Agreement, after giving effect to open market purchases, and the reimbursement payable to such PIPE Investor for open-market purchases of Sizzle Common Stock.

(11)    Represents Ordinary Shares issued upon the Closing of the Business Combination for no additional consideration as consideration for such PIPE Investor’s entry into the Subscription Agreement.

(12)    Represents Ordinary Shares issuable upon exercise of the PIPE Warrants issued pursuant to the Subscription Agreements. Each PIPE Warrant has an exercise price of $10.00 per share but, in connection with each Ordinary Share that such PIPE Investor purchases upon exercise of a PIPE Warrant, three Additional Shares held by the applicable PIPE Investor will be released as set forth in Note 13 below.

(13)    Represents Ordinary Shares issued upon the Closing of the Business Combination, which are to be released to the holder at a rate of three Ordinary Shares for each Ordinary Share that such PIPE Investor purchases upon exercise of a PIPE Warrant.

(14)    Represents Ordinary Shares issuable to Polar upon exercise of the Polar Warrants at an exercise price of $10.00 per share.

(15)    Represents Ordinary Shares issued to various vendors and service providers in connection with the Closing of the Business Combination pursuant to certain agreements to pay various business combination transaction expenses otherwise due at Closing in Ordinary Shares.

(16)    Represents Ordinary Shares issued to GEM Global at the Closing as the commitment fee payable under the GEM Agreements.

(17)    Represents issuable upon the exercise of the GEM Warrant at an exercise price of $10.71 per share.

(18)    Represents Ordinary Shares issuable pursuant to the GEM Agreements.

(19)    For the purposes of calculating the number of Ordinary Shares that may be sold to GEM Investor pursuant to the GEM Agreements, we have assumed a minimum purchase price of $10.00 per share. Ordinary Shares are to be issued at a price equal to 90% of the average closing bid price of the Ordinary Shares on Nasdaq for a 30 day period. Accordingly, we are unable to calculate the effective purchase price or any potential profits as the draw down price is presently unknown and will only be known if we draw down under the GEM Agreements. See the section of this entitled “The GEM Agreements” for additional information.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and notes to the financial statements included herein.

Unless the context otherwise requires, all references in this section to “European Lithium AT (Investments) Limited,” or “ELAT” refer to European Lithium AT (Investments) Limited and its subsidiaries prior to the consummation of the Business Combination, which became the business of the Company and its subsidiaries upon consummation of the Business Combination.

Risks Related to this Offering by the Selling Securityholders

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our Ordinary Shares and Public Warrants to fall.

The Selling Securityholders can sell, under this prospectus, up to 100,312,567 Ordinary Shares, constituting approximately 84% of our outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to (x) the issuance of 10,914,797 Ordinary Shares upon exercise of all outstanding Warrants and (y) the issuance of 12,500,000 Ordinary Shares pursuant to the GEM Agreements) as of February 14, 2025, which includes (i) 67,788,383 Ordinary Shares issued to European Lithium in connection with the Business Combination in exchange for all of the outstanding equity interests of ELAT at an effective purchase price of $0.68 per share; (ii) 6,778,838 Ordinary Shares issuable to EUR in connection with the Business Combination as Earnout Shares, which is subject to certain terms and conditions relating to the price of the Ordinary Shares during the five year period following the consummation of the Business Combination, at an effective purchase price of $11.06 per share; (iii) 3,343,750 Ordinary Shares issued to the Sponsor in connection with the Business Combination in exchange for 3,343,750 shares of Sizzle Common Stock, which consisted of (x) 2,621,000 shares of Sizzle Common Stock issued to the Sponsor in the form of founder shares prior to the initial public offering of Sizzle at an effective purchase price of $0.0046 per share and (y) 722,750 shares of Sizzle Common Stock that were purchased by the Sponsor simultaneously with the closing of the initial public offering of Sizzle at an effective purchase price of $10.00 per share; (iv) 51,600 Ordinary Shares issued to the Sponsor in connection with the Business Combination in satisfaction of $129,437 aggregate principal amount outstanding under certain promissory notes held by Sponsor at an effective purchase price of $2.51 per share; (v) 1,247,250 Ordinary Shares issued to CF&CO, which includes (x) 47,250 Ordinary Shares issued in exchange for 47,250 private shares of Sizzle purchased by Cantor in a private placement in connection with the Sizzle IPO at a price of $10.00 per share, and (y) 1,200,000 Ordinary Shares issued as compensation to CF&CO, as the representative of the underwriters in the Sizzle IPO, for its deferred underwriting fee, at a deemed issue price of $6.79 per share; (vi) 3,028,356 Ordinary Shares issuable to EAM pursuant to the Subscription Agreements, which consists of (w) 114,497 PIPE Shares at an effective subscription price of $5.29 per share, after giving effect the reimbursement payable to such subscriber for open-market purchases of Sizzle Common Stock, (x) 628,479 Bonus Shares for no additional consideration as consideration for such subscriber’s entity into the Subscription Agreement; (y) 571,345 Ordinary Shares issuable upon the exercise of a PIPE Warrant and (z) 1,714,035 Additional Shares, which are to be released to the holder at a rate of three Ordinary Shares for each Ordinary Share that such subscriber purchases upon exercise of a PIPE Warrant, for an effective price of $2.50 per Ordinary Share upon the exercise of such PIPE Warrant; (vii) 1,342,430 Ordinary Shares issuable to ETE III pursuant to the Subscription Agreements, which consists of (w) 50,756 PIPE Shares at an effective subscription price of $5.29 per share, after giving effect the reimbursement payable to such subscriber for open-market purchases of Sizzle Common Stock, (x) 278,598 Bonus Shares for no additional consideration as consideration for such subscriber’s entity into the Subscription Agreement; (y) 253,269 Ordinary Shares issuable upon the exercise of the PIPE Warrants and (z) 759,807 Additional Shares, which are to be released to the holder at a rate of three Ordinary Shares for each Ordinary Share that such subscriber purchases upon exercise of a PIPE Warrant, for an effective price of $2.50 per Ordinary Share upon the exercise of such PIPE Warrant; (viii) 929,614 Ordinary Shares issuable to ETE pursuant to the Subscription Agreements, which consists of (w) 35,147 PIPE Shares at an effective subscription price of $5.29 per share, after giving effect the reimbursement payable to such subscriber for open-market purchases of Sizzle Common Stock, (x) 192,923 Bonus Shares for no additional consideration as consideration for such subscriber’s entity into the Subscription Agreement, (y) 175,386 Ordinary Shares issuable upon the exercise of the PIPE Warrants and (z) 526,158 Additional Shares, which are to be released to the holder at a rate of three Ordinary Shares for each Ordinary Share that such subscriber purchases upon exercise of a PIPE Warrant, for an effective price of $2.50 per Ordinary Share upon the exercise of such PIPE Warrant; (ix) 350,000 Ordinary Shares that are issuable to Polar upon exercise of the Polar Warrants at an exercise price of $10.00 per share; (x) 1,015,000 Ordinary Shares issued to various vendors and service providers in connection with the Closing of the Business Combination pursuant to certain agreements to pay various business combination transaction expenses otherwise due at Closing in Ordinary Shares at an average effective price $2.75 per share; and (xi) 14,437,346 Ordinary Shares issuable to Gem Global, which consists of (x) 122,549 Ordinary Shares issued to GEM Global at the Closing as the commitment fee payable under the GEM Agreements, (y) 1,814,797 Ordinary Shares issuable upon the exercise of the GEM Warrant at an exercise price of $10.71 per share; and (z) up to 12,500,000 Ordinary Shares issuable pursuant to the GEM Agreements. Depending on the price, other securityholders may have paid significantly more than the Selling Securityholder for any Ordinary Shares they may have purchased in the open market based on variable market price. All the securities offered in this prospectus may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the price at which such selling securityholder initially purchased the securities. For additional information on the potential profits that the Selling Securityholders may experience, see the sections of this prospectus entitled “Information Related to the Offered Securities” and “— Certain existing securityholders purchased, or may purchase, our securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Other investors may not experience a similar rate of return.”

In addition, the resale, or expected or potential resale, of a substantial number of shares of our Ordinary Shares in the public market, including the Ordinary Shares registered in this registration statement, could occur at any time. Such sales, or the perception that such sales could occur, could adversely affect the market price for our Ordinary Shares and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders will continue to offer the securities covered thereby pursuant to this prospectus or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Sales, or the perception of sales, of our Ordinary Shares, including those registered in this registration statement, by us or our existing stockholders in the public market could cause the market price for our Ordinary Shares to decline.

The sale, or the perception that such sales could occur, of substantial amounts of Ordinary Shares in the public market, including the Ordinary Shares registered in this registration statement, could harm the prevailing market price of the Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon the effectiveness of this registration statement and the expiration or waiver of the lock-ups restrictions, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain securityholders, volume, manner of sale and other limitations under Rule 144. As restrictions on resale end, the market price of shares of our Ordinary Shares could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

In addition, the Ordinary Shares reserved for future issuance under the Critical Metals Corp. 2024 Incentive Award Plan (the “Incentive Plan”) and the Critical Metals Corp. 2024 Employee Stock Purchase Plan (the “ESPP”) will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale by affiliates under Rule 144, as applicable. The number of shares initially reserved for future issuance under the Incentive Plan and ESPP equals 9,073,988 Ordinary Shares and 1,814,297 Ordinary Shares, respectively.

We expect to file one or more registration statements on Form S-8 under the Securities Act to register our Ordinary Shares or securities convertible into or exchangeable for our Ordinary Shares issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 is expected to cover approximately 10,888,285 Ordinary Shares.

Certain existing securityholders purchased, or may purchase, our securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Other investors may not experience a similar rate of return.

Certain of our shareholders, including some of the Selling Securityholders, acquired, or may acquire, Ordinary Shares at prices below the current trading price of our Ordinary Shares and may experience a positive rate of return based on the current trading price.

This prospectus relates to the offer and resale from time to time by the Selling Securityholders of up to 100,312,567 Ordinary Shares. Depending on the price, the public securityholders may have paid significantly more than the selling securityholders for any shares or Warrants they may have purchased in the open market based on variable market price.

For a description of the potential profits that European Lithium, the Sponsor and the other Selling Securityholders may experience, see the section of this prospectus entitled “Information Related to the Offered Securities.” Public shareholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the selling securityholders purchased their securities.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, share incentive plans or otherwise, including pursuant to the GEM Agreements and GEM Warrant, will dilute all other stockholders and may and have a negative impact on the market price of our Ordinary Shares.

The proceeds from the Business Combination, the Subscription Agreements and our existing cash and cash equivalents may not be sufficient to meet our working capital needs in the future. Further, our estimates may prove to be inaccurate, and we could spend our capital resources faster than we currently expect. Further, changing circumstances, some of which may be beyond our control, could also cause us to spend capital significantly faster than we currently anticipate, and we may need to seek additional funding sooner than planned. Accordingly, we expect to issue additional shares in the future, including under the GEM Agreements, that will result in dilution to all other shareholders. To the extent this occurs, it could impose significant dilution on our shareholders.

For example, under the GEM Agreements, we are entitled to draw down up to $125 million of gross proceeds from GEM Investor in exchange for the issuance the Ordinary Shares a per-share amount equal to 90% of the average closing bid price of the Ordinary Shares recorded by Nasdaq during the 30 consecutive trading days commencing on the first trading day that is designated on the draw down notice. In addition, at the Closing, the GEM Investor was granted the GEM Warrant to purchase up to 1,814,797 Ordinary Shares at an exercise price of $10.71 per share (subject to adjustments described in the GEM Warrant) expiring on the 3rd anniversary of the closing of the Business Combination. Assuming the Ordinary Shares remain trading at $3.73, the closing price on Nasdaq on February 14, 2025, and we draw down fully under the GEM Agreements, the estimated shares issuable to the GEM Investor would be approximately 37,235,627 Ordinary Shares However, it is possible that we may not be able to obtain access to the full amount potentially available to us under the GEM Agreements due to a variety of factors outside of our control. In connection with the closing of the Business Combination, we also entered into a letter agreement with the GEM Investor and GYBL to amend the GEM Agreement, pursuant to which, we agreed to issue Ordinary Shares to the GEM Investor as the “commitment fee” pursuant to the Share Purchase Agreement and, on the 61st day following the closing, the GEM Investor was granted the option to sell such commitment shares to the Company for $1.875 million (the “Commitment Fee Put Amount”). In addition, the GEM Investor, on the first anniversary of the closing of the Business Combination, was granted the right to require us to purchase the GEM Warrant from GEM Global in exchange for a number of Ordinary Shares having a value equal to $27,200,000. On April 29, 2024, we, GEM Global and GYBL entered into a second letter agreement, pursuant to which, we were granted the option to deliver, in lieu of the Commitment Fee Put Amount on the date upon which it was otherwise due and payable, a payment of $3,020,000 on or prior to the 120th day after the Closing. On September 27, 2024, we, GEM Global and GYBL entered into a second letter agreement, pursuant to which, we agreed to deliver, in lieu of the Commitment Fee Put Amount on the date upon which it was otherwise due and payable, a cash payment of $3,500,000 following the consummation of a capital raising transaction in which we receive aggregate gross proceeds of at least $15,000,000. If we fail to consummate a capital raising transaction by December 31, 2024, such amount shall incur interest at a 10% annual rate.

The GEM Agreements prohibit the GEM Investor and GBYL, and their affiliates, from: (1) selling any of our securities during the term of the agreement except for the Ordinary Shares that it owns or has the right to purchase pursuant to the provisions of a Draw Down Notice (as defined in the GEM Agreements or the GEM Warrant; (2) entering into a short position, engaging in any short sales or equivalent transactions, establishing or increasing a put equivalent position or liquidating or decreasing any call equivalent position with respect to our shares, or taking, directly or indirectly, any action designed or intended to cause the manipulation of the price of our shares to facilitate the sale or resale of any of the shares; and (3) during any Draw Down Pricing Period and on a daily Trading Day basis, the GEM Investor agreed to restrict the volume of sales of Ordinary Shares by it, its affiliates and any entity managed by the GEM Investor to no more than 1/30th of the Ordinary Shares purchased pursuant to the related Draw Down Notice.

The GEM Investor and GYBL further agreed to comply in all material respects with all applicable laws, rules, regulations and orders in connection with the GEM Agreements and other transaction documents entered into in connection therewith and the transactions contemplated hereby and thereby, including, without limitation, the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. The GEM and GYBL have informed us that they did not engage in any short selling of our securities or other hedging activities prior to entering into the GEM SPA.

In addition, we expect to grant equity awards to employees, directors, and consultants under its share incentive plans. We also expect to raise capital through equity financings in the future. As part of its business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. We intend to comply with the Nasdaq home country corporate governance rules applicable to foreign private issuers, which means that we are permitted to follow certain corporate governance rules that conform to requirements of the British Virgin Islands in lieu of many of the Nasdaq corporate governance rules. For example, among other things, we expect to opt out of the requirement that we obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions or private placements of securities. Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer. Please see “Management — Corporate Governance Practices.”

Any such issuances of additional shares may cause shareholders to experience significant dilution of their ownership interests and could have a negative impact on the market price of the Company Ordinary Shares and the Company’s ability to obtain additional financing in the future.

Risks Related to our Business and our Industry

Our current liquidity resources raise substantial doubt about our ability to continue as a going concern unless we raise additional capital to meet our obligations in the near term.

Since its inception, we have incurred recurring net losses and negative cash flows from operating activities, and we have financed operations primarily through financing transactions conducted by EUR. We have incurred losses after income tax of $147.5 million and $5.5 million for the year ended June 30, 2024 and the year ended June 30, 2023, respectively. As of June 30, 2024, we had net cash outflows from operating activities of $15.1 million, a working capital deficit (excluding liabilities that will be settled in CRML shares) of $13.8 million and cash on hand of $1.3 million. Until commercial production is achieved from the Wolfsberg Project or the Tanbreez Project, we will continue to incur operating and investing net cash outflows associated with maintaining and acquiring exploration properties, undertaking ongoing exploration activities and the funding obligations to develop the assets of our planned projects.

In connection with the closing of the Business Combination, we raised cash proceeds of $10 million from the PIPE Financing and EUR waived the minimum cash condition in the Merger Agreement that required there to be funds in Sizzle’s trust account and funds from other private financing arrangements equal to at least $40 million before payment of transaction expenses. In addition, in connection with the closing of the Business Combination, we and Sizzle entered into or amended certain agreements with vendors or service providers, including the underwriter in Sizzle’s IPO, to pay various business combination transaction expenses otherwise due at Closing, including deferral agreements with vendors or service providers, requiring deferred cash payments by the registrant to such parties to be satisfied over specified time periods after Closing, and certain other fee modification agreements with vendors or service providers pursuant to which such parties received newly issued ordinary shares at Closing and/or deferred cash payments (or a combination of both). Pursuant to such agreements, an aggregate of 2,266,600 ordinary shares were issued to such providers. Following the payment of these expenses, we received net cash proceeds from the Business Combination of $341,158.

Subsequent to the closing of the Business Combination, we received $879,934 from the exercise of our Public Warrants and $6,000,000 from the exercise of Private Warrants held by the Empery Funds (as defined below). We used $5,000,000 of the proceeds from the exercise of the Private Warrants held by the Empery Funds to acquire a 5.5% interest in Tanbreez Mining Greenland A/S (“Tanbreez”). Substantial additional capital will be necessary in order to fund currently anticipated expenditures and to meet our obligations as they come due.

Substantial doubt exists about our ability to continue as a going concern within one year after the date that the financial statements are available to be issued. We will continue efforts to remedy the conditions or events that raise this substantial doubt, however, as some components of these plans are outside of management’s control, we cannot offer any assurances they will be effectively implemented. We also cannot offer any assurance that any additional financing will be available on acceptable terms or at all. Our consolidated financial statements have been prepared on a going concern basis, which contemplates the continuity of normal business activities and the realization of assets and the settlement of liabilities in the ordinary course of business.

We intend to seek to raise funds through equity or debt financing transactions, and we may also pursue joint ventures, production sharing arrangements or other transactions. Consequently, we depend on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.

Until commercial production is achieved from our planned projects, we will continue to incur operating and investing net cash outflows associated with maintaining and acquiring exploration properties, undertaking ongoing exploration activities and the funding obligations to develop the assets of our planned projects. Prior to the Business Combination, we relied upon European Lithium’s access to capital markets as a source of funding for our capital and operating requirements, and we will continue to rely on capital markets for near-term sources of cash. We will require additional capital to fund our ongoing operations, explore and define lithium, other critical metals and minerals geological formations and mineralization and establish any future mining or lithium based products and other critical metals and minerals based manufacturing operations. We cannot assure you that such additional funding will be available to us on satisfactory terms, or at all.

In order to finance our future ongoing operations and future capital needs, we will require additional funds through the issuance of additional equity or debt securities. Depending on the type and terms of any financing we pursue, our shareholders’ rights and the value of their investment in our ordinary shares could be reduced. Any additional equity financing may dilute our existing shareholders. If the issuance of new securities results in diminished rights to holders of our ordinary shares, the market price of our ordinary shares could be negatively impacted. New or additional debt financing, if available, may involve restrictions on financing and operating activities. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of shareholders until the debt is paid. Interest on such debt securities would increase costs and negatively impact operating results.

If we are unable to obtain additional financing on favorable terms, as needed, at competitive rates, our ability to fund our current operations and implement our business plan and strategy will be affected, and we would be required to reduce the scope of our operations and scale back our exploration, development and mining programs. There is, however, no guarantee that we will be able to secure any additional funding or be able to secure funding which will provide us with sufficient funds to meet our objectives, which may adversely affect our business and financial position.

In addition, certain market disruptions may increase our cost of borrowing or affect our ability to access one or more financial markets. Such market disruptions could result from:

•        adverse economic conditions, including inflationary factors and recessionary fears;

•        adverse general capital market conditions, including rising interest rates;

•        low prices of lithium hydroxide, carbonate and spodumene;

•        low prices of rare earths and other critical metals and minerals;

•        poor performance and health of the lithium or mining industries in general;

•        bankruptcy or financial distress of unrelated lithium companies or marketers;

•        significant decrease in the demand for lithium or other rare earth minerals; or

•        adverse regulatory actions that affect our exploration and construction plans or the use of lithium, critical metals or rare earths generally.

The mining industry is capital intensive, and we may be unable to fund our capital requirements or meet contractual commitments.

Mining requires a substantial amount of capital in order to identify and delineate mineral reserves and mineral resources through geological mapping and drilling, to identify geological features that may prevent or restrict the extraction of ore, to construct mining and processing facilities, expand production capacity (including by sinking or deepening existing shafts), to replenish reserves, to purchase, maintain and improve assets, equipment and infrastructure, to comply with legal or regulatory requirements or industry standards as well as to meet unexpected liabilities. Large amounts of capital are required to implement projects, and long-term production and processing requires both significant capital expenditure and ongoing maintenance expenditure. We expect to materially increase our capital expenditures to support the growth in our business and operations. Our business plan is based on, among other things, expectations as to capital expenditures and if we are unable to fund those capital expenditures we will not achieve the targets set forth in our business plan or be able to develop future capital projects. If we are unable to fund our planned capital expenditure projects as a result of our operations being unable to generate sufficient cash flow or as a result of difficulties in raising debt or equity funding to support future capital expenditures and investments, we may no longer be able to complete existing capital projects. In addition, we may be unable to develop new capital projects so as to continue production at cost-effective levels. Furthermore, any such reduction in capital expenditure may cause us to forego some of the benefits of any future increases in commodity prices, as it is generally costly or impossible to resume production immediately or complete a deferred expansionary capital expenditure project, which in the longer term may adversely affect our results of operations or financial condition.

Our business operates in the mining exploration and development industry. The Wolfsberg Project and Tanbreez Project are at the development stage, and there are no guarantees that development of these projects into mines will occur or that such development will result in the commercial extraction of mineral deposits. In addition, even if an economic mineral deposit is mined, we may not realize profits from our development activities in the short, medium or long term.

We are engaged in the business of exploring and developing mineral properties with the intention of locating economic deposits of minerals. We have declared mineral resources related to the Wolfsberg Project but have not yet begun to extract mineral from any of our properties. Accordingly, we cannot assure you that we will realize profits in the medium to long term. Any profitability in the future from our business will be dependent upon development of an economic deposit of minerals and further exploration and development of other economic deposits of minerals, each of which is subject to numerous risk factors.

Further, we cannot assure you that any of our property interests can be commercially mined or that our ongoing exploration programs will result in profitable commercial mining operations. The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time which may or may not be eliminated through a combination of careful evaluation, experience and skilled management. Few properties which are explored are ultimately developed into producing mines. Major expenses will be required to construct mining and processing facilities and to establish additional reserves. The profitability of our operations will be, in part, directly related to the cost and success of our exploration and development programs which may be affected by a number of factors. Additional expenditures are required to construct, complete and install mining and processing facilities in those properties that are actually mined and developed.

In addition, exploration and development projects like ours have no operating history upon which to base estimates of future operating costs and capital requirements. Exploration project items, such as any future estimates of reserves, metal recoveries or cash operating costs will, to a large extent, be based upon the interpretation of geologic data obtained from a limited number of drill holes and other sampling techniques. Actual operating costs and economic returns of any and all exploration projects may materially differ from the costs and returns estimated, and accordingly our financial condition, results of operations and cash flows may be negatively affected.

Our future performance is difficult to evaluate because we have a limited operating history in the mining, energy and resources sector, including in the battery metals industry.

We have not realized any revenues to date from the sale of lithium or any other critical minerals mined from our properties, and our operating cash flow needs have been financed primarily through the issuances of debt and equity raises and not through cash flows derived from our operations. As a result, we have little historical financial and operating information available to help you evaluate our performance.

Our long-term success will depend ultimately on implementing our business strategy and operational plan, as well as our ability to generate revenues, achieve and maintain profitability and develop positive cash flows from our mining activities.

Our ability to (i) recover carrying values of our assets, (ii) acquire additional lithium, critical minerals or rare earths projects, (iii) continue with exploration, development, commissioning, and mining and (iv) manufacture lithium hydroxide at the Wolfsberg Project ultimately depends on our ability to generate revenues, achieve and maintain profitability and generate positive cash flow from our operations. The economic viability of our future mining activities has many risks and uncertainties including, but not limited to:

•        a significant, prolonged decrease in the market price of lithium concentrate and/or lithium hydroxide and other critical metals and minerals;

•        difficulty in marketing and/or selling lithium or lithium hydroxide;

•        significantly higher than expected capital costs to construct our mine;

•        significantly higher than expected extraction costs;

•        significantly lower volumes than expected lithium extraction;

•        significantly lower recovery of lithium;

•        significantly lower than expected grade of lithium concentrate;

•        significant delays, reductions or stoppages of mineral extraction activities;

•        shortages of adequate and skilled labor or a significant increase in labor costs;

•        acts of God, epidemics or pandemics, earthquakes, fire, lightning, ice, fog, storms, cyclones and landslides; perils of the sea, delays relating to demurrage and other force majeure events in the critical metals and mining markets;

•        industrial action of an individual or an industry wide nature, lockout;

•        accidents and damage to our mines and processing plants;

•        insufficiency of supplies or transportation, non-availability of charter parties of suitable vessels for the transportation of workers or material;

•        interference caused by war, insurrection, acts of terrorism, acts of foreign enemies, riots and civil commotions, embargos or native title claims;

•        actions and measures of protesters (e.g. blockages) which inhibit (i) the works at our mines or related operations or (ii) the transport to or from our mines or processing plants as well as injunctions which stop the performance of works;

•        acts of intervention of constituted authorities, including government; sanctions;

•        the introduction of significantly more stringent regulatory laws and regulations; and

•        delays in the availability of construction equipment.

Our future mining and lithium manufacturing activities may change as a result of any one or more of these risks and uncertainties. We cannot assure you that any deposit from which we extract mineralized materials will result in achieving and maintaining profitability and developing positive cash flows.

We are substantially dependent on the continued growth of the electric vehicle industry and other industries focused on the transition toward next-generation technology in environmental, commercial and government applications.

We aim to be one of a few producers of performance lithium compounds and other critical metals and minerals that are a critical input in current and next generation high energy density batteries used in electric vehicle applications. For the lithium-based products, our growth is dependent upon the continued adoption of electric vehicles by consumers. If the market for electric vehicles does not develop as we expect, or develops more slowly than we expect, our business, prospects, financial condition and results of operations will be affected. The market for electric vehicles is relatively new, rapidly evolving, and could be affected by numerous external factors, such as:

•        government regulations and automakers’ responses to those regulations;

•        tax and economic incentives;

•        rates of consumer adoption, which is driven in part by perceptions about electric vehicle features (including range per charge), quality, safety, performance, cost and charging infrastructure;

•        competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles;

•        volatility in the cost of battery materials, oil and gasoline;

•        rates of customer adoption of higher performance lithium compounds;

•        the environmental impacts of lithium mining;

•        emergence of the substitute products, replacement lithium hydroxide products by lithium carbonate products;

•        rates of development and adoption of next generation high nickel battery technologies, hydrogen fuel cells and other technologies; and

•        anti-mining movements, including local community protests, political and social movements.

For the Tanbreez Project, our goal is to explore and to develop the Tanbreez rare earths deposit, located in Southern Greenland, to become a reliable western world supplier of rare earths and other critical metals and minerals to advance the transition toward next generation technology in environmental, commercial and government applications. The market for such technologies is relatively new, rapidly evolving, and could be affected by numerous external factors including, but not limited to:

•        volatility of the global markets for the rare earths products, disruptions of the supply chains, foreign governments’ interventions to control the strategic supply of the materials;

•        environmental impacts of the rare earths exploration and mining activities;

•        high costs of production, inflation, changes in the local mining, environmental, tax and economic legislation; and

•        anti-mining movements, including local community protests, political and social movements.

Our long-term success depends, in part, on our ability to negotiate and enter into binding offtake or sales agreements with, and deliver our product to, third party customers on commercially viable terms. This may not occur or, should it occur, may not result in the appreciation of our share price similar of what other companies in our industry have experienced following the announcement of such agreements.

Our success depends on our ability to generate revenue and operate profitably, which depends in part on our ability to identify target customers and convert such contacts into meaningful orders or expand on current customer relationships. We do not currently have any revenue or definitive off-take or sales agreements with customers in place, other than our lithium Offtake Agreement with BMW. If we are unable to negotiate, finalize and maintain such agreements and satisfy the conditions thereto in order to enter into definitive agreements, or are only able to do so on terms that are unfavorable to us, we will not be able to generate any revenue, which would have a material adverse effect on our business, prospects, operating results and financial condition.

We anticipate that in some cases our products will be delivered to certain customers on an early trial deployment basis, where such customers have the ability to evaluate whether our products meet their performance requirements before they commit to meaningful orders. If our targeted customers do not commit to make meaningful orders, or at all, it could adversely affect our business, prospects and results of operations. Our customers may require protections in the form of price reductions and similar arrangements that allow them to require us to deliver additional product or reimburse them for losses they suffer as a result of our late delivery or failure to meet agreed upon performance specification. Delays in delivery of our products, unexpected performance problems or other events could cause us to fail to meet these contractual commitments, resulting in delays in obtaining necessary materials used in our production process, defects in material or workmanship or unexpected problems in our manufacturing process, which could lead to unanticipated revenue and earnings losses and financial penalties. The occurrence of any of these events could harm our business, prospects, results of operations and financial results.

Even if we do enter into offtake and/or sales agreements, we may fail to deliver the product required by such agreements or may experience production costs in excess of the fixed price to be paid to us under such agreements. In December 2022, we entered into a long-term Offtake Agreement (the “Offtake Agreement”) with European auto manufacturer, BMW (“BMW”). The Offtake Agreement is conditioned upon the successful start of commercial production at the Wolfsberg Project and full product qualification and certification. Pursuant to the Offtake Agreement, on June 5, 2024, BMW made an advance payment of US$15.0 million to us, which is secured by a bank guarantee at Citi New York (the “Bank Guarantee”) and is subject to be repaid through equal setoffs against battery grade lithium hydroxide delivered to BMW. The advance payment is not yet freely accessible to CRML, and the Company may only access the funds under certain conditions. Our business, results of operations and financial condition may be materially and adversely affected if we are unable to (i) realize the expected benefits under the Offtake Agreement; (ii) enter into similar agreements with other buyers; (iii) deliver the products required by such agreements; or (iv) experience costs in excess of the price set forth in such agreements.

Changes in technology or other developments could adversely affect demand for lithium compounds or result in preferences for substitute products.

Lithium and its derivatives are preferred raw materials for certain industrial applications, such as rechargeable batteries. For example, current and future high energy density batteries for use in electric vehicles will rely on lithium compounds as a critical input. The pace of advances in current battery technologies, development and adoption of new battery technologies that rely on inputs other than lithium compounds (such as sulfur and aluminum), the acceptance of hydrogen fuel cells in transport applications or a delay in the development and adoption of future high nickel battery technologies that utilize lithium hydroxide could significantly impact our prospects and future revenues. Many materials and technologies are being researched and developed with the goal of making batteries lighter, more efficient, faster charging and less expensive, some of which could be less reliant on lithium hydroxide or other lithium compounds. Some of these technologies, such as commercialized battery technologies that use no, or significantly less, lithium compounds, could be successful and could adversely affect demand for lithium batteries in personal electronics, electric and hybrid vehicles and other applications. We cannot predict which new technologies may ultimately prove to be commercially viable and on what time horizon. In addition, alternatives to industrial applications dependent on lithium compounds may become more economically attractive as global commodity prices shift. Our investment in our research and development infrastructure may not lead to marketable products. Additionally, our competitors may improve their technologies or even achieve technological breakthroughs either as alternatives to lithium-based battery systems or improvements on existing lithium-based battery systems that would render our products obsolete or less marketable. Any of these events could adversely affect demand for and market prices of lithium, thereby resulting in a material adverse effect on the economic feasibility of extracting any mineralization we discover and reducing or eliminating any reserves we identify.

Our possible future revenues will be mainly derived from the sale of lithium hydroxide, rare earths and their byproducts. Consequently, our success largely depends on long term market prices for lithium and rare earths products remaining higher than our realized costs on any future production.

We expect to derive revenues from the extraction and sale of lithium hydroxide, rare earths and their byproducts. The prices of lithium hydroxide, rare earths and their byproducts may fluctuate widely and are affected by numerous factors beyond our control, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities, increased production due to new extraction developments and improved extraction and production methods and technological changes in the markets for the end products. The effect of these factors on prices, and therefore the economic viability of any of our exploration properties, cannot accurately be predicted.

Additionally, new production of lithium hydroxide or lithium carbonate from current or new competitors in the lithium markets could adversely affect prices. In recent years, new and existing competitors have increased the supply of lithium hydroxide and lithium carbonate, which has affected its price. Further production increases could negatively affect prices. There is limited information on the status of new lithium hydroxide production capacity expansion projects being developed by current and potential competitors and, as such, we cannot make accurate projections regarding the capacities of possible new entrants into the market and the dates on which they could become operational. If these potential projects are completed in the short term, they could adversely affect market lithium prices, thereby resulting in a material adverse effect on the economic feasibility of extracting any mineralization we discover and reducing or eliminating any reserves we identify.

When compared to many industrial and commercial operations, mining exploration and development projects are high risk and subject to uncertainties. Each mineral resource is unique and the nature of the mineralization, and the occurrence and grades of the minerals such as lithium, as well as its behavior during mining, can never be wholly predicted. Our mineral resource estimates may be materially different from mineral quantities we may ultimately recover, our life-of-mine estimates may prove inaccurate and changes in operating and capital costs may render mineral resources uneconomic to mine.

We report our mineral resources in accordance with the requirements of the Modernization of Property Disclosures for Mining Registrants set forth in subpart 1300 of Regulation S-K. There are numerous uncertainties inherent in estimating quantities of mineral resources and in projecting potential future rates of mineral production, including many factors beyond our control. The accuracy of any mineral reserve or mineral resource estimate is a function of a number of factors, including the quality of the methodologies employed, the quality and quantity of available data and geological interpretation and judgment, and is also dependent on economic conditions and market prices being generally in line with estimates.

Furthermore, estimates of different geologists and mining engineers may vary, and results of our mining and production subsequent to the date of an estimate may lead to revision of estimates due to, for example, reduced recovery rates or increased production costs due to inflation or other factors which may render mineral reserves and mineral resources containing lower grades of mineralization uneconomic to exploit and may ultimately result in a restatement mineral reserves and/or mineral resources and may adversely impact future cash flows. Further, mineral estimates are based on limited sampling and, consequently, are uncertain as the samples may not be representative of the entire deposit and mineral resource. As a better understanding of a deposit is obtained, the estimates may change significantly. In addition, the mineral reserves we ultimately exploit may not conform to geological, metallurgical or other expectations and the volume and grade of mineralization recovered may be below the estimated levels. Mineral reserve and mineral resource data is not indicative of future production.

Substantial capital expenditures are required to identify and delineate mineral reserves and mineral resources through geological surveying and drilling, to identify geological features that may prevent or restrict the extraction of mineralization, to determine the metallurgical processes to extract the metals from the mineralization and, in the case of new properties, to construct mining and processing facilities.

There can be no assurance that we will in the long term be able to identify additional mineral reserves or mineral resources or continue to extend the mine life of our existing operations. Without such additional mineral reserves and mineral resources, any increase in the level of annual production would therefore shorten the life of our existing operations. Any failure to identify, delineate and realize mineral reserves and mineral resources in the future could have an adverse effect on our business, financial condition and results of operations.

The industry in which we operate is subject to domestic and global competition. We have no influence or control over the activities or actions of our competitors, which activities or actions may negatively affect the operating and financial performance of our projects and business.

The mining industry is highly competitive. Much of our competition is from larger, established mining companies with greater liquidity, greater access to credit and other financial resources, newer or more efficient equipment, lower cost structures, more effective risk management policies, more staff and equipment, and procedures and/or a greater ability than us to withstand losses. Our competitors may be able to respond more quickly to new laws or regulations or emerging technologies, or devote greater resources to the expansion or efficiency of their operations than we can, or expend greater amounts of resources, including capital, in acquiring new and prospective mining projects. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and gain significant market share to our detriment. We may not be able to compete successfully against current and future competitors, and any failure to do so could have a material adverse effect on our business, financial condition or results of operations.

Certain of our officers and directors are now, and some or all of them may in the future become, affiliated with entities engaged in business activities similar to those conducted by us and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Our officers and directors may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Our charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating any legal obligation.

In the absence of the “corporate opportunity” waiver in our charter, certain candidates would not be able to serve as an officer or director. We believe we substantially benefit from having representatives who bring significant, relevant and valuable experience to our management, and, as a result, the inclusion of the “corporate opportunity” waiver in our amended and restated certificate of incorporation provides us with greater flexibility to attract and retain the officers and directors that we feel are the best candidates.

However, the personal and financial interests of our directors and officers in other corporate opportunities may influence their allocation of time to our current and future business activities. Consequently, our directors’ and officers’ discretion in identifying and pursuing other corporate opportunities may result in a conflict of interest, which could negatively impact our operations.

Any failure by management to manage growth properly could have a material adverse effect on our business, operating results and financial condition.

Future growth may place strains on our financial, technical, operational and administrative resources and cause us to rely more on project partners and independent contractors, thus, potentially adversely affecting our financial position and results of operations. Our ability to grow will depend on a number of factors, including:

•        our ability to purchase, obtain leases on or obtain options on properties;

•        our ability to identify and acquire new exploration prospects;

•        our ability to develop existing prospects;

•        our ability to continue to retain and attract skilled personnel;

•        our ability to maintain or enter into new relationships with project partners and independent contractors;

•        the results of our exploration programs;

•        the market price for lithium, rare earths and other critical metals based products and byproducts;

•        our ability to successfully complete construction projects on time and within budget;

•        our access to capital and our ability to raise capital to fund our operations; and

•        our ability to enter into agreements for the sale of lithium rare earths and other critical metals based products and byproducts.

We may not be successful in upgrading our technical, operational and administrative resources or increasing our internal resources sufficiently to provide certain of the services currently provided by third parties. Our inability to achieve or manage growth may materially and adversely affect our business, results of operations and financial condition.

Land reclamation and mine closure may be burdensome and costly.

Land reclamation and mine closure requirements are generally imposed on mineral exploration companies, such as ours, which require us, among other things, to minimize the effects of land disturbance. Such requirements may include controlling the discharge of potentially dangerous effluents from a site and restoring a site’s landscape to its pre-exploration form. The actual costs of reclamation and mine closure are uncertain and planned expenditures may differ from the actual expenditures required. Therefore, the amount that we are required to spend could be materially higher than any current or future estimates. Any additional amounts we are required to spend on reclamation and mine closure may have a material adverse effect on our financial performance, financial position and results of operations and may cause us to alter our operations. In addition, we may be required to maintain financial assurances, such as letters of credit, to secure reclamation obligations under certain laws and regulations. The failure to acquire, maintain or renew such financial assurances could subject us to fines and penalties or suspension of our operations. Letters of credit or other forms of financial assurance may represent only a portion of the total amount of money that will be spent on reclamation over the life of a mine’s operation. Although we will include liabilities for estimated reclamation and mine closure costs in our financial statements, it may be necessary to spend more than what we projected to fund required reclamation and mine closure activities.

Our success depends on developing and maintaining relationships with local communities and stakeholders.

Our ongoing and future success depends on developing and maintaining productive relationships with the communities surrounding our mineral projects, including those people who may have rights or may assert rights to certain of our properties and other stakeholders in our operating locations. Local communities and stakeholders may be dissatisfied with our activities, or the level of benefits provided, which may result in legal or administrative proceedings, civil unrest, protests, direct action or campaigns against us. Any such occurrence could materially and adversely affect our business, financial condition or results of operations, as well as our ability to commence or continue exploration or mine development activities.

Adverse global conditions, including macroeconomic slowdowns and recessions, and geopolitical instability, may negatively impact our financial results.

Global conditions, dislocations in the financial markets, inflation and increasing interest rates could adversely impact our business. The global macroeconomic environment has been and may continue to be negatively affected by, among other things, instability in global economic markets, increased trade tariffs and trade disputes, instability in the global credit markets, interest rates or even availability of credit, supply chain weaknesses, instability in the geopolitical environment as a result of the Russian Ukraine conflict, and other political tensions, and foreign governmental debt concerns. Such challenges have caused, and may continue to cause, uncertainty and instability in local economies and in global financial markets, which may adversely affect our business.

High interest rates in Europe, Australia, the U.S., or elsewhere could adversely affect our costs and earnings due to the impact those changes have on our variable-rate debt instruments.

A strong variation in the exchange rates between foreign currencies and the U.S. dollar could negatively affect our financial results, as a greater percentage of our sales and raw material purchases are not made in U.S. dollars. Furthermore, we could be adversely affected by negative economic conditions prevalent in the U.S. or other countries, even when economic conditions in such countries may differ significantly from economic conditions in Europe or Australia, as investors’ reactions to developments in any of these other countries may have an adverse effect on our securities. Consequently, the market value of our securities may be adversely affected by events taking place outside of Europe, Australia or the U.S.

Additionally, economic downturns and geopolitical challenges in regions of the world that are critical to our operations have in the past and could in the future cause supply chain and other disruptions that impact our business. For example, Russia’s and Ukraine’s conflict, and the possibility of retaliatory measures taken by the U.S. and NATO, the ongoing conflict in Israel, and the Houthi’s disruption to the movement of goods in the Red Sea have created global security concerns that could have a lasting adverse impact on regional and global economies.

Our business may be adversely affected by force majeure events outside our control, including labor unrest, civil disorder, war, subversive activities or sabotage, extreme weather conditions, fires, floods, explosions or other catastrophes, epidemics or quarantine restrictions.

Natural or environmental disasters, such as earthquakes, fires, floods, hurricanes, tsunamis and other severe weather-related phenomena generally, and widespread disease, including pandemics and epidemics (such as COVID-19), have been and can be highly disruptive to economies and markets and have recently led, and may continue to lead, to increased market volatility and significant market losses. Such natural disaster and health crises could exacerbate political, social and economic risks previously mentioned, and result in significant breakdowns, delays, shutdowns, social isolation and other disruptions to important global, local and regional supply chains affected, with potential corresponding results on our operating performance. A climate of uncertainty and panic, including the contagion of infectious viruses or diseases, may adversely affect global, regional and local economies and increase the difficulty of modeling market conditions, potentially reducing the accuracy of our financial projections. Under these circumstances, we may have difficulty achieving our objectives which may adversely impact performance. Further, such events can be highly disruptive to economies and markets, significantly disrupt the operations of business partners, sectors, industries, markets, securities and commodity exchanges, currencies, interest and inflation rates, credit ratings, investor sentiment and other factors affecting our value.

A widespread crisis may also affect the global economy in ways that cannot necessarily be foreseen at the current time. How long such events will last and whether they will continue or recur cannot be predicted. Impacts from these events could have significant impact on our performance, resulting in losses.

Our current management has no or limited experience operating a U.S. public company and the recruitment of some of our new management with experience in operating a U.S. public company has been delayed pending us raising additional capital.

Several of our executive officers and directors have experience in managing EUR, an Australian publicly traded company, however have no or limited experience in the management of or governance over a U.S. publicly traded company. The recruitment of some of our new management team with experience in operating a U.S. public company has been delaying pending raising additional capital. Our management team may not successfully or effectively manage our transition to a public company which includes significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to our management and growth. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs.

Risks Related to Legal, Compliance and Regulations

We will be required to obtain governmental permits and approvals to conduct development and mining operations, a process which is often costly and time-consuming. There is no certainty that all necessary permits and approvals for our planned operations will be granted.

We are required to obtain and renew governmental permits and approvals for our exploration and development activities and, prior to mining any mineralization that we discover, we may be required to obtain additional governmental permits and approvals that we do not currently possess. Obtaining and renewing any of these governmental permits is a complex, time-consuming and uncertain process involving numerous jurisdictions, public hearings and possibly costly undertakings. The timeliness and success of permitting efforts are contingent upon many variables, some of which are not within our control, including the interpretation of approval requirements administered by the applicable governmental authority as well as the time required for, and the outcome of, environmental impact assessment proceedings in Austria and extension of the exclusive license for exploitation of rare earths minerals for the Tanbreez Project in Greenland.

We may not be able to obtain or renew permits or approvals that are necessary to our planned operations, or we may discover that the cost and time required to obtain or renew such permits and approvals exceeds our expectations. Any unexpected delays, costs or conditions associated with the governmental approval process could delay our planned exploration, development and mining operations, which in turn could materially adversely affect our prospects, revenues and profitability. In addition, our prospects may be adversely affected by the revocation or suspension of permits or by changes in the scope or conditions to use of any permits obtained.

For example, in addition to the permits that we have been issued to date, we are required to obtain other permits and approvals before construction or operations related to, zoning, rezoning, construction mining, mineral concentration and chemical manufacturing.

Private parties, such as environmental activist organizations, frequently attempt to intervene in the permitting process to persuade regulators to deny necessary permits or seek to overturn permits that have been issued. These third-party actions can materially increase the costs and cause delays in the permitting process and could cause us to not proceed with the development or operation of a property. In addition, our ability to successfully obtain key permits and approvals to explore for, develop, operate and expand operations will likely depend on our ability to undertake such activities in a manner consistent with the creation of social and economic benefits in the surrounding communities, which may or may not be required by law. Our ability to obtain permits and approvals and to successfully operate in particular communities may be adversely affected by real or perceived detrimental events associated with our activities.

Our failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations could negatively impact our reputation and results of operations.

The legal and regulatory framework in which we operate is complex, and our governance and compliance policies and processes may not prevent potential breaches of law or accounting or other governance practices. Our operating and ethical codes, among other standards and guidance, may not prevent instances of fraudulent behavior and dishonesty, nor guarantee compliance with legal and regulatory requirements.

We are required to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include Austria and Australian anti-bribery and corruption legislation, as well as the laws of the other countries (for example, the U.S. Foreign Corrupt Practices Act and the UK’s Bribery Act 2010) where we do business or have a close connection. These laws and regulations may restrict our operations, trade practices, investment decisions and partnering activities. These and other applicable laws prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to “foreign officials” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. We are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and representatives into contact with “foreign officials” responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations.

Our failure to successfully comply with these laws and regulations may expose us to reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. We continuously develop and maintain policies and procedures designed to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar areas. However, there can be no guarantee that our policies and procedures will effectively prevent violations by our employees or business partners acting on our behalf, for which we may be held responsible, and any such violation could adversely affect our reputation, business, results of operations and financial condition.

Our operations are subject to environmental, health and safety regulations, which could impose additional costs and compliance requirements, and we may face claims and liability for breaches, or alleged breaches, of such regulations and other applicable laws.

Our operations are subject to compliance with various environmental, health and safety laws, regulations, permitting requirements and standards in Austria.

We are subject to environmental laws, regulations and permits in the various jurisdictions in which we operate, including those relating to, among other things, the removal and extraction of natural resources, the emission and discharge of materials into the environment, including plant and wildlife protection, remediation of soil and groundwater contamination, reclamation and closure of properties, including waste storage facilities, groundwater quality and availability, and the handling, storage, transport and disposal of wastes and hazardous materials. Pursuant to such requirements, we may be subject to inspections or reviews by governmental authorities. Failure to comply with these environmental requirements may expose us to litigation, fines or other sanctions, including the revocation of permits and suspension of operations. We expect to continue to incur significant capital and other compliance costs related to such requirements. These laws, regulations and permits, and the enforcement and interpretation thereof, change frequently and generally have become more stringent over time. If our noncompliance with such regulations were to result in a release of hazardous materials into the environment, such as soil or groundwater, we could be required to remediate such contamination, which could be costly. Moreover, noncompliance could subject us to private claims for property damage or personal injury based on exposure to hazardous materials or unsafe working conditions. In addition, changes in applicable requirements or stricter interpretation of existing requirements may result in costly compliance requirements or otherwise subject us to future liabilities. The occurrence of any of the foregoing, as well as any new environmental, health and safety laws and regulations applicable to our business or stricter interpretation or enforcement of existing laws and regulations, could have a material adverse effect on our business, financial condition and results of operations.

We also could be liable for any environmental contamination at, under or released from our or our predecessors’ currently or formerly owned or operated properties or third-party waste disposal sites. Certain environmental laws impose joint and several strict liability for releases of hazardous substances at such properties or sites, without regard to fault or the legality of the original conduct. A generator of waste can be held responsible for contamination resulting from the treatment or disposal of such waste at any off-site location (such as a landfill), regardless of whether the generator arranged for the treatment or disposal of the waste in compliance with applicable laws. Costs associated with liability for removal or remediation of contamination or damage to natural resources could be substantial and liability under these laws may attach without regard to whether the responsible party knew of, or was responsible for, the presence of the contaminants. Accordingly, we may be held responsible for more than our share of the contamination or other damages, up to and including the entire amount of such damages. In addition to potentially significant investigation and remediation costs, such matters can give rise to claims from governmental authorities and other third parties, including for orders, inspections, fines or penalties, natural resource damages, personal injury, property damage, toxic torts and other damages.

Our costs, liabilities and obligations relating to environmental matters could have a material adverse effect on our business, financial position and results of operations.

The core health risks associated with our mining operations arise from occupational exposure and community environmental exposure to silica dust, noise and certain hazardous substances, including toxic gases and harmful particulates. The most significant occupational diseases affecting our workforce include lung diseases (such as silicosis, tuberculosis, a combination of the two and chronic obstructive airways disease) as well as noise-induced hearing loss. Past and current employees may be awarded compensation for occupational illnesses (and injuries) in accordance with the legislative regime applicable to the illness contracted.

In the case of occupational diseases such as silicosis, employees retain the right to seek additional compensation from their employer in a civil action under common law (either as individuals or as a class) for the shortfall of their claims, to the extent that such claims are not fully satisfied under the statutory workers compensation regime (which, due to the low thresholds set by statute, is often the case).

Additionally, due to the nature of our operations, our employees and contractors are exposed to varying degrees of risk in the workplace. These risks may include exposure to dangerous situations, machinery or materials and/or health hazards and have the potential to result in disease, personal injury or death. We are responsible for the health, safety and security of our employees, (including third-party personnel) working at sites and persons who are not employed by us but may be directly affected by our operations under our management and, accordingly, must implement adequate health and safety systems and procedures. Health and safety incidents can result in loss of life, losses and liabilities, work stoppages, serious damage to equipment or property or environmental damage. These risk factors can, singularly or in combination, have a material effect on our reputation, results of operations and financial condition. In the event of disease, injury or death arising out of the negligence of an employer or its employees, a risk of criminal and, in certain circumstances, civil litigation exists. In the case of a work-related fatality, an employer may be subjected to criminal charges in a court of law. Furthermore, such incidents can result in violations of various health and safety laws and regulations that could have a material adverse effect on our results of operations, financial condition and/or prospects.

The impacts of climate change may adversely affect our operations and/or result in increased costs to comply with changes in regulations.

Climate change is an international and community concern which may directly or indirectly affect our business and current and future activities. The continuing rise in global average temperatures has created varying changes to regional climates across the world and extreme weather events have the potential to delay or hinder our exploration activities at our mineral projects, and to delay or cease operations at any future mine. This may require us to make additional expenditures to mitigate the impact of such events which may materially and adversely increase our costs and/or reduce production at a future mine. Governments at all levels are amending or enacting additional legislation to address climate change by regulating, among other things, carbon emissions and energy efficiency, or where legislation has already been enacted, regulation regarding emission levels and energy efficiency are becoming more stringent. As a significant emitter of greenhouse gas emissions, the mining industry is particularly exposed to such regulations. Compliance with such legislation, including the associated costs, may have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to commence or continue our exploration and future development and mining operations.

Changing climate patterns may also affect the availability of water. If the effects of climate change cause prolonged disruption in the delivery of essential commodities then production efficiency may be reduced, which may have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, climate change is perceived as a threat to communities and governments globally and stakeholders may demand reductions in emissions or call upon mining companies to better manage their consumption of climate-relevant resources. Negative social and reputational attention toward our operations may have a material adverse effect on our business, financial condition, results of operations and prospects. A number of governments have already introduced or are moving to introduce climate change legislation and treaties at the international, national, state/provincial and local levels. Regulations relating to emission levels (such as carbon taxes) and energy efficiency are becoming more stringent. If the current regulatory trend continues, this may result in increased costs at some or all of our mineral projects.

We face opposition from organizations that oppose mining which may disrupt or delay our mining projects.

There is an increasing level of public concern relating to the effects of mining on the natural landscape, in communities and on the environment. Certain non-governmental organizations, public interest groups and reporting organizations (“NGOs”) that oppose resource development can be vocal critics of the mining industry. In addition, there have been many instances in which local community groups have opposed resource extraction activities, which have resulted in disruption and delays to the relevant operation. NGOs or local community organizations could create direct adverse publicity against and/or disrupt the operations of our properties, regardless of our successful compliance with social and environmental best practices, due to political factors. Any such actions and the resulting media coverage could have an adverse effect on our reputation and financial condition or our relationships with the communities in which we operate, which could have a material adverse effect on our business, financial condition or results of operations.

The requirements of being a public company in the U.S. may strain our resources and divert management’s attention, and the increases in legal, taxation, accounting and compliance expenses that will result from being a public company in the U.S. may be greater than we anticipate.

Requirements associated with being a public company in the United States require significant resources and management attention. We are subject to reporting requirements of the Exchange Act and Nasdaq. We are also subject to different taxation legislation in the jurisdictions in which we operate in addition to various other regulatory requirements, including the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal, accounting and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs. In addition, complying with rules and regulations and the increasingly complex laws pertaining to public companies will require substantial attention from our senior management, which could divert their attention away from the day-to-day management of our business. These cost increases and the diversion of management’s attention could materially and adversely affect our business, results of operations and financial condition. We will also need to hire additional personnel to support our financial reporting function and may face challenges in doing so.

Our business could be adversely affected by trade tariffs or other trade barriers.

Our business will be subject to the imposition of tariffs and other trade barriers, which may make it more costly for us to export our minerals to the imposing country. If we experience cost increases as a result of existing or future tariffs, and are unable to pass on such additional costs to our customers, or otherwise mitigate the costs, or if demand for our exported minerals decreases due to the higher cost, our business, prospects, financial condition, results of operations and cash flows may be materially and adversely affected.

We are exposed to possible litigation risks, including mining permit disputes (including in respect of access and/or validity of tenure), environmental claims, occupational health and safety claims and employee claims. Further, we may be involved in disputes with other parties in the future that may result in litigation. Current or future litigation or administrative proceedings could have a material adverse effect on our business, financial condition and results of operations.

We may become involved in, named as a party to, or be the subject of, various legal proceedings, including regulatory proceedings, tax proceedings and legal actions, relating to personal injuries, property damage, property taxes, land rights, the environment and contract disputes.

The outcome of outstanding, pending or future proceedings cannot be predicted with certainty and may be determined adversely to us and as a result, could have a material adverse effect on our assets, liabilities, business, financial condition or results of operations. Even if we prevail in any such legal proceeding, the proceedings could be costly, time-consuming and may divert the attention of management and key personnel from our business operations, which could adversely affect our financial condition.

Risks Related to Technology

Any unauthorized access to, disclosure, or theft of personal information we gather, store, or use could harm our reputation and subject us to claims or litigation.

We maintain information necessary to conduct our businesses, including confidential and proprietary information as well as personal information regarding our customers and employees, in digital form. We also use computer systems to deliver our products and services and operate our businesses. Data maintained in digital form is subject to the risk of unauthorized access, modification, exfiltration, destruction or denial of access and our computer systems are subject to cyberattacks that may result in disruptions in service. We use many third-party systems and software, which are also subject to supply chain and other cyberattacks. We develop and maintain information security programs to identify and mitigate cyber risks but the development and maintenance of these programs is costly and requires ongoing monitoring and updating as technology changes and efforts to overcome security measures become more sophisticated. Accordingly, despite our efforts, the risk of unauthorized access, modification, exfiltration, destruction or denial of access with respect to data or systems and other cybersecurity attacks cannot be eliminated entirely, and the risks associated with a potentially material incident remain. In addition, we provide some confidential, proprietary and personal information to third parties in certain cases when it is necessary to pursue business objectives. While we obtain assurances that these third parties will protect this information and, where we believe appropriate, monitor the protections employed by these third parties, there is a risk the confidentiality of data held by third parties may be compromised.

If our information or cyber security systems or data are compromised in a material way, our ability to conduct our businesses may be impaired, we may lose profitable opportunities or the value of those opportunities may be diminished and, as described above, we may lose revenue as a result of unlicensed use of our intellectual property. If personal information of our customers or employees is misappropriated, our reputation with our customers and employees may be damaged, resulting in loss of business or morale, and we may incur costs to remediate possible harm to our customers and employees or damages arising from litigation and/or to pay fines or take other action with respect to judicial or regulatory actions arising out of the incident. Insurance we obtain may not cover losses or damages associated with such attacks or events.

A failure of our information technology and data security infrastructure could adversely affect our business and operations.

We rely on various information technology systems. These systems remain vulnerable to disruption, damage or failure from a variety of sources, including, but not limited to, errors by employees or contractors, computer viruses, cyberattacks, including phishing, ransomware, and similar malware, misappropriation of data by outside parties, and various other threats. Techniques used to obtain unauthorized access to or sabotage our systems are under continuous and rapid evolution, and we may be unable to detect efforts to disrupt our data and systems in advance. Breaches and unauthorized access carry the potential to cause losses of assets or production, operational delays, equipment failure that could cause other risks to be realized, inaccurate recordkeeping, or disclosure of confidential information, any of which could result in financial losses and regulatory or legal exposure, and could have a material adverse effect on our business, financial condition or results of operations. We may incur material losses relating to cyberattacks or other information security breaches in the future. Our risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As such threats continue to evolve, we may be required to expend additional resources to modify or enhance any protective measures or to investigate and remediate any security vulnerabilities.

Operating Risks

The development of mining operations at the Wolfsberg Project and the Tanbreez Project is dependent on a number of factors, many of which are beyond our control. If we commence production at the Wolfsberg Project and the Tanbreez Project, our operations may be disrupted by a variety of risks and hazards that could have a material adverse effect on our future operating costs, financial condition and ability to develop and operate a mine.

Mining by its nature involves significant risks and hazards, including environmental hazards, as well as industrial and mining accidents. These include, for example, seismic events, fires, cave-ins and blockages, flooding, discharges of gasses and toxic substances, contamination of water, air or soil resources, unusual and unexpected rock formation affecting mineralization or wall rock characteristics, ground or slope failures, rock bursts, wildfires, radioactivity and other accidents or conditions resulting from mining activities, including, among others, blasting and the transport, storage and handling of hazardous materials. In addition, production, in general, is negatively affected by high rainfall and inclement weather conditions affecting mining in an open pit environment.

We remain at risk of experiencing environmental and other industrial hazards, as well as industrial and mining accidents. Any such incidents could have a material adverse effect on our business, operating results and financial condition. Seismic activity is of particular concern in the underground mining environment. Seismic events have intermittently in the past caused death and injury to workers, and can result in safety-related stoppages. Additionally, seismic activity has also caused a loss of mining equipment, damage to and destruction of mineral properties and production facilities, monetary losses, environmental damage and potential legal liabilities.

Furthermore, there is the risk that relevant regulators may impose fines and work stoppages for non-compliant mining operating procedures and activities, which could reduce or halt production until lifted. The occurrence of any of these events could delay or halt production, increase production costs and result in financial and regulatory liability for us, which could have a material adverse effect on our business, results of operations and financial condition. In addition, the relevant environmental authorities have issued and may issue administrative directives and compliance notices in the future, to enforce the provisions of the relevant statutes to take specific anti-pollution measures, continue with those measures and/or to complete those measures. The authorities may also order the suspension of part, or all of, our operations if there is non-compliance with legislation. Contravention of some of these statutes may also constitute a criminal offense and an offender may be liable for a fine or imprisonment, or both, in addition to administrative penalties.

As a result, the occurrence of any of these events may have a material adverse effect on our business, results of operations and financial condition.

The occurrence of significant events against which we may not be fully insured could have a material adverse effect on our business, financial condition and results of operations.

Although we have an insurance program, we may become subject to liability for pollution, occupational illness or other hazards against which we have not been insured, cannot insure or are insufficiently insured, including those relating to future mining activities. Our existing property and liability insurance contains specific exclusions and limitations on coverage. Should we suffer a major loss, which is insufficiently covered, future earnings could be affected. In addition, certain classes of insurance may not continue to be available at economically acceptable premiums. As a result, in the future, our insurance coverage may not fully cover the extent of claims against it or any cross-claims made.

Risks Related to Our Projected Mining Operations

Actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated and future development activities may not result in profitable mining operations.

The actual operating costs at any mineral project that we are able to develop into an operating mine will depend upon changes in the availability and prices of labor, equipment and infrastructure, variances in mineralization recovery and mining rates from those assumed in any mining plan that may be generated, operational risks, changes in governmental regulation, including taxation, environmental, permitting and other regulations and other factors, many of which are beyond our control. Due to any of these or other factors, the operating costs at any such future mine may be significantly higher than those set forth in the Technical Report Summary and will use as a basis for construction of a mine. As a result of higher capital and operating costs, production and economic returns may differ significantly from those set forth in such report and any future development activities may not result in profitable mining operations.

Mining projects such as ours have no operating history on which to base estimates of future operating costs and capital requirements. Any projections we make are based upon estimates and assumptions made at the time they were prepared. If these estimates or assumptions prove to be incorrect or inaccurate, our actual operating results may differ materially from our forecasted results.

Our development and exploration projects have no operating history on which to base estimates of future commercial viability. Estimates of mineral resources and mineral reserves are largely based on the interpretation of geological data obtained from drill holes and other sampling techniques and feasibility studies. This information is used to calculate estimates of the capital cost and operating costs based on anticipated tonnage and grades of mineralization to be mined and processed, the configuration of the mineral resource, expected recovery rates, comparable facility and equipment operating costs, anticipated climatic conditions and other factors. As a result, the actual capital cost, operating costs and economic returns of any proposed mine may differ from those estimated, and such differences could have a material adverse effect on our business, results of operations, financial condition and prospects. There can be no assurance that we will be able to complete the development of our mineral projects, or any of them, at all or on time or to budget due to, among other things, and in addition to those factors described above, changes in the economics of the mineral projects, delays in receiving required consents, permits and licenses (including mining licenses), the delivery and installation of plant and equipment and cost overruns, or that the current personnel, systems, procedures and controls will be adequate to support our operations. Should any of these events occur, it would have a material adverse effect on our business, results of operations, financial condition and prospects.

Our resource estimates may change significantly when new information or techniques become available. In addition, by their very nature, resource estimates are imprecise and depend to some extent on interpretations, which may prove to be inaccurate. As further information becomes available through additional fieldwork and analysis, our estimates are likely to change and these changes may result in a reduction in our resources. These changes may also result in alterations to our development and mining plans, which may, in turn, adversely affect our operations.

Estimated mineral resources (and mineral reserves) may have to be recalculated based on changes in commodity prices, further exploration or development activity, loss or change in permits or actual production experience. Such changes could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence mineral resource estimates. The extent to which our mineral resources may ultimately be reclassified as mineral reserves depends on the demonstration of their profitable recovery and economic mineability. You should not assume that any part of an inferred mineral resource will be upgraded to a higher category or that any of the mineral resources will be reclassified as mineral reserves.

Material changes in mineral resources, if any, grades, stripping ratios or recovery rates may affect the economic viability of any project. Our future growth and productivity will depend, in part, on our ability to develop and maintain commercially mineable mineral rights at our existing properties or identify and acquire other commercially mineable mineral rights, and on the costs and results of continued exploration and potential development programs.

Risk Related our Structure and Regulatory Matters

European Lithium is listed on the Australian Securities Exchange, which could divert our management’s time and resources away from our development efforts. We may face claims and liability for breaches, or alleged breaches, of Australian regulations and other applicable laws.

European Lithium will remain listed, and will be required to comply with Australian corporate law and the listing rules of the Australian Securities Exchange (the “ASX”). We have policies and procedures that we believe are designed to provide reasonable assurance that our actions will not infringe on either Australian corporate law or the ASX listing rules. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by Australian regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We are dependent upon distributions from our subsidiaries to pay taxes and cover our corporate and other overhead expenses and pay dividends, if any, on our ordinary shares. We do not currently intend to pay dividends on our ordinary shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our ordinary shares.

We are a holding company and have no material assets other than our equity interest in our subsidiaries. We have no independent means of generating revenue and depend on our subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our ordinary shares. Legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. Thus, we do not currently expect to pay cash dividends on our ordinary shares. Any future dividend payments are within the absolute discretion of the Board of Directors of the Company (the “Board”) and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that the Board may deem relevant.

As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and may, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and will follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

We are a “foreign private issuer” under the SEC rules and are therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same timeframes as U.S. companies with securities registered under the Exchange Act. We currently prepare our financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and we are not required to reconcile our financial statements to U.S. GAAP. We are not required to comply with Regulation Fair Disclosure, or Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

In addition, as a “foreign private issuer” whose shares are listed on Nasdaq, we are permitted, subject to certain exceptions, to follow certain home country rules in lieu of certain Nasdaq listing requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply, followed by a description of its applicable home country practice. We have the option to rely on available exemptions under the Listing Rules that would allow it to follow its home country practice, including, among other things, the ability to opt out of (i) the requirement that the Board be comprised of a majority independent directors, (ii) the requirement that our independent directors meet regularly in executive sessions and (iii) the requirement that we obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain stock option, purchase or other compensation plans.

Accordingly, our shareholders may receive less or different information about us than they would receive about a U.S. domestic public company, and our shareholders may not have the ability to vote on or approve certain transactions that are typical of a U.S. domestic public company.

We may lose our foreign private issuer status which would then require us to comply with the domestic reporting regime of the Securities Exchange Act of 1934, as amended, and cause us to incur significant additional legal, accounting and other expenses.

As discussed above, we are a foreign private issuer and therefore are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act, and we take advantage of certain exemptions to Nasdaq’s corporate governance rules. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, our most recent determination of foreign private issuer status was made on December 31, 2023. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or if we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. In such an event, we would have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we would lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we would incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer.

We are a “controlled company” within the meaning of Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements.

EUR controls a majority of the voting power of our outstanding shares. As a result of its voting control, EUR is effectively be able to determine the outcome of all matters requiring shareholder approval, including the election and removal of directors (subject to the contractual designation rights set forth in the Investors Agreement). As a result of being able to appoint and remove directors, EUR will indirectly effectively control mergers and acquisitions, payment of dividends, and other matters of corporate or management policy. Under Nasdaq rules, a listed company of which more than 50% of the voting power for the election of directors is held by any person or group of persons acting together is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirement (i) that a majority of our Board consist of independent directors, as defined under the Nasdaq rules, (ii) to have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (iii) to have director nominees selected, or recommended for our Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors, and (iv) to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We have elected to be treated as a “controlled company.” Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

EUR may have its interest in us diluted due to future equity issuances or its own actions in selling our ordinary shares, in each case, which could result in a loss of the “controlled company” exemption under Nasdaq listing rules. We would then be required to comply with those provisions of Nasdaq listing requirements.

If we fail to maintain effective internal control over financial reporting, the price of our ordinary shares may be adversely affected.

We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, or disclosure of management’s assessment of our internal control over financial reporting, may have an adverse impact on the price of our ordinary shares.

In connection with the audit of our consolidated financial statements for the years ended June 30, 2024 and 2023, we and the auditors identified six significant deficiencies in our internal control over financial reporting. The significant deficiencies related to the following:

•        The Company did not maintain a sufficient complement of personnel and lack of to permit the segregation of duties among personnel with access to the Company’s accounting and information systems and controls.

•        As a result of the lack of personnel, the Company lacks the controls needed to assure that the accounting for its related party transactions is accurate and complete.

•        The Company lacks the controls needed to assure that the accounting for its accounts payable and accrued expenses is accurate and complete.

•        The Company lacks the controls needed to perform an adequate review to the income tax provision and to assure the complete disclosures in the financial statements’ footnotes.

•        The Company lacks the controls needed for the proper accounting for complex financial instruments.

•        The Company does not maintain an adequate cybersecurity program to help prevent, detect and respond to risks such as financial loss, or loss of financial data, damage or disruption to operations, susceptibility to a repeated attack, and overall failure of information technology systems.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase its costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

We have concluded that there are significant deficiencies in our internal control over financial reporting and we cannot assure you that additional sufficient deficiencies will not be identified in the future. These significant deficiencies may not be timely remediated and general reputational harm could result or persist, which could affect our business, operations and financial condition. The failure to implement and maintain effective internal control over financial reporting could result in material misstatements in the financial statements, which could require us to restate financial statements, cause investors to lose confidence in the reported financial information and have a negative effect on the price of our ordinary shares.

In the course of auditing the consolidated financial statements for the years ended June 30, 2024, we and our independent registered public accounting firm identified six significant deficiencies in the internal control over financial reporting as of June 30, 2024, in accordance with the standards established by the PCAOB. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the financial reporting. These significant deficiencies relate to the segregation of duties, related party transactions, accounting for accounts payable and accrued expenses, income tax provision and related disclosures, accounting for complex financial instruments, and cybersecurity programs. We aim to take certain measures by hiring additional personnel and implement polices and procedures to remediate the identified significant deficiencies, although no assurance can be given as to whether these steps will be sufficient. The implementation of these improvements may increase our administrative expenses. To the extent these steps are not successful, we could be forced to incur additional expenses and require more of management’s time.

We cannot assure you that additional significant deficiencies in the internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in the implementation of new or improved controls, could result in additional significant deficiencies or material weaknesses, cause us to fail to meet the periodic reporting obligations or result in material misstatements in the financial statements. Any such failure could also adversely affect the results of periodic management evaluations regarding the effectiveness of the internal control over financial reporting. Furthermore, we are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of the internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 20-F. However, for as long as we are an “emerging growth company” under the JOBS Act, the independent registered public accounting firm will not be required to attest to the effectiveness of the internal control over financial reporting pursuant to Section 404. We could be an emerging growth company for up to five years. An independent assessment of the effectiveness of our internal control over financial reporting could detect problems that the management’s assessment of our internal control over financial reporting might not. The existence of a significant deficiency could result in errors in the financial statements that could result in a restatement of financial statements, cause us to fail to meet the reporting obligations and cause investors to lose confidence in the reported financial information, leading to a decline in the price of our ordinary shares.

We are an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, we elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates. It cannot be predicted if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for the ordinary shares and our share price may be more volatile.

The future exercise of registration rights may adversely affect the market price of the ordinary shares.

Pursuant to a registration rights agreement to entered into concurrently with the Closing, we registered the ordinary shares held by EUR, Sizzle, the Sponsor and certain other holders of ordinary shares (including ordinary shares issuable upon the exercise, conversion, exchange or redemption of any other security therefor). In addition, the certain holders of our ordinary shares have been granted both demand and piggyback registration rights for our securities received in connection with the Business Combination.

The registration of these securities will permit the public resale of such securities, subject to any applicable contractual lock-up obligations. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the ordinary shares.

Anti-takeover provisions contained in our Charter, as well as provisions of British Virgin Islands law, could impair a takeover attempt and limit the price investors might be willing to pay in the future for ordinary shares and could entrench management.

Our Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under British Virgin Islands law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

These provisions include the ability of the Board to designate the terms of and issue new series of preferred shares without shareholder approval, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. The Charter also provides that the board of directors shall be classified into three classes of directors. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at two or more annual general meetings. There are advance notice requirements for shareholders seeking to nominated directors and propose matters to be acted upon at shareholder meetings, which could discourage or make more difficult an attempt to obtain control over us by means of a proxy contest, tender offer, merger, or otherwise.

Our Charter provides, subject to limited exceptions, that the courts of the British Virgin Islands will be the exclusive forum for matters arising out of or in connection with our Charter, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Charter provides that, unless we otherwise consent in writing to the selection of an alternative forum, each party shall be deemed to have agreed that the courts of the British Virgin Islands shall have exclusive jurisdiction to hear and determine all any dispute, suit, action, proceedings, controversy or claim of any kind arising out of or in connection with the Charter and for such purposes we and each member shall be deemed to have irrevocably submitted to the jurisdiction of such courts.

Additionally, unless we otherwise consent in writing, the federal district courts of the United States will be the exclusive forum for the resolution of claims arising under the Securities Act and Exchange Act.

This choice of forum provision may limit a stockholder’s ability to bring such claims in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Risks Related to Ownership of Our Ordinary Shares

The price of our securities may be volatile.

The market price of our ordinary shares and Public Warrants may fluctuate significantly, depending on many factors, some of which may be beyond our control, including:

•        actual or anticipated fluctuations in our operating results due to factors related to our business;

•        failure to meet or exceed financial estimates and projections of the investment community or that we to the public;

•        the failure of securities analysts to cover, or maintain coverage of, the ordinary shares;

•        issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

•        operating and share price performance of other companies in the industry or related markets;

•        the timing and magnitude of investments in the growth of the business;

•        success or failure of our business strategies;

•        our ability to obtain financing as needed;

•        announcements by us or our competitors of significant acquisitions, dispositions or strategic investments;

•        additions or departures of key management or other personnel;

•        sales of substantial amounts of ordinary shares by our directors, executive officers or significant stockholders or the perception that such sales could occur;

•        changes in capital structure, including future issuances of securities or the incurrence of debt;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        investor perception of the Company and our industry;

•        overall market fluctuations;

•        results from any material litigation or government investigation;

•        changes in laws and regulations (including tax laws and regulations) affecting our business;

•        changes in capital gains taxes and taxes on dividends affecting stockholders; and

•        general economic conditions and other external factors.

Low trading volume for our ordinary shares, which may occur if an active trading market is not sustained, among other reasons, would amplify the effect of the above factors on our stock price volatility.

Stock markets in general can experience volatility that is unrelated to the operating performance of a particular company. These broad market fluctuations could adversely affect the trading price of our ordinary shares and Public Warrants.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of its shares in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment. The timing, declaration, amount and payment of future dividends to stockholders falls within the discretion of the Board. The Board’s decisions regarding the amount and payment of future dividends will depend on many factors, including our financial condition, earnings, capital requirements of our business and covenants associated with debt obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that the Board deems relevant.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our continued eligibility for listing on Nasdaq depends on our ability to continue to meet Nasdaq’s listing standards, including having a minimum level of shareholders’ equity.

If Nasdaq delists the ordinary shares from trading on its exchange for failure to meet the listing standards, we and our shareholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that the ordinary shares are a “penny stock” which will require brokers trading in the ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, the price and trading volume of our securities could decline.

The trading market for our securities will depend in part on the research and reports that analysts publish about our business. We will not have any control over these analysts, and the analysts who publish information about us may have relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. If few or no securities or industry analysts cover us, if one or more of the analysts who cover us ceases coverage of us or fails to publish reports on us regularly, the trading price for our securities would be negatively impacted. If one or more of the analysts who cover us downgrades our securities or publishes inaccurate or unfavorable research about our business, the price of the ordinary shares would likely decline.

A market for our securities may not be sustained, which would adversely affect the liquidity and price of our securities.

Although our ordinary shares are traded on Nasdaq, an active trading market may not be sustained. The average trading volume in our ordinary shares been historically low, as approximately 91% of the ordinary shares are subject to lock-up restrictions for a period of one-year following the Closing of the Business Combination (which was February 27, 2024). As a result, the trading price of our ordinary shares may be impacted by low trading volume and public float, and an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, our ordinary shares. In addition, the trading price of our ordinary shares could vary due to general economic conditions and forecasts, our general business conditions and the release of our financial reports. In the absence of an active trading market for our ordinary shares, investors may be unable to sell their shares.

Our warrants are exercisable for ordinary shares, which would increase the number of shares eligible for resale in the public market and result in dilution to our shareholders.

Outstanding warrants to purchase an aggregate of 16,148,281 consisting of (i) warrants to purchase 7,673,484 Ordinary Shares, which were assumed by the Company at the closing of the Business Combination, each with an exercise price of $11.50 per share (the “Public Warrants”), (ii) a warrant to purchase up to 350,000 Ordinary Shares, issued to Polar Multi-Strategy Master Fund, with an exercise price of $10.00 per share (subject to adjustments) expiring on the 15th month anniversary of the closing of the Business Combination (the “Polar Warrant”), (iii)(a) a warrant to purchase up to 571,345 Ordinary Shares, issued to Empery Asset Mater, LTD, with an exercise price of $10.00 per share (subject to adjustments) expiring on the 15th month anniversary of the closing of the Business Combination, (b) a warrant to purchase up to 253,269 Ordinary Shares, issued to Empery Tax Efficient III, LP, with an exercise price of $10.00 per share (subject to adjustments) expiring on the 15th month anniversary of the closing of the Business Combination, and (c) a warrant to purchase up to 175,386 Ordinary Shares, issued to Empery Tax Efficient, LP, with an exercise price of $10.00 per share (subject to adjustments) expiring on the 15th month anniversary of the closing of the Business Combination (collectively, the “PIPE Warrants”) and (d) on June 16, 2024, certain funds affiliated with Empery Asset Management, LP elected to partially exercise the PIPE Warrants for 600,000 ordinary shares, (iv) a Warrant to purchase up to 1,814,797 Ordinary Shares, issued to Gem Global Yield LLC SCS, with an exercise price of $10.71 per share (subject to adjustments) expiring on the 3rd anniversary of the closing of the Business Combination (the “GEM Warrant”), will become exercisable in accordance with the terms of such warrant agreement governing those securities, (v) the new warrants to purchase up to 1,000,000 Ordinary Shares (the “New Warrants”) and (vi) the warrants issued to the Feb. 2025 PIPE Investors to purchase up to an aggregate of 4,910,000 (the “Feb. 2025 PIPE Warrants”). Each warrant entitles the holder thereof to purchase one ordinary share at the applicable exercise price of such warrant. The exercise price of (i) the Public Warrants is $11.50 per share, (ii) the Polar Warrant is $10.00 per share, (iii) PIPE Warrants is $10.00 per share, (iv) the is $10.71 per share, (v) the New Warrants is $11.45 and (vi) the Feb. 2025 PIPE Warrants is $7.00, in each case, subject to adjustment as set forth therein. As of the date of this Annual Report, all New Warrants remain outstanding. We believe that the likelihood that Warrant holders determine to exercise their Warrants is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than the applicable exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be unlikely to exercise any of their Warrants. Conversely, we believe the Warrant holders are more likely to exercise their Warrants the higher the price of our ordinary shares Is above the applicable exercise price of such Warrants. To the extent the Warrants are exercised, additional ordinary shares will be issued, which will result in dilution to the holders of ordinary shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of our ordinary shares.

Your unexpired Public Warrants may be redeemed prior to their exercise at a time that may be disadvantageous to you, thereby making your Public Warrants worthless.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the last reported sales price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on each of 20 trading days within any 30 trading day period commencing after the Public Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given and provided that there is an effective registration statement covering the ordinary shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption or the Company has elected to require the exercise of the Warrants on a cashless basis. If and when the Public Warrants become redeemable, we may not exercise such redemption right if the issuance of the ordinary shares upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. Redemption of the outstanding Public Warrants could force you to: (i) exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

Sales of a substantial number of our securities in the public market by certain of our securityholders could cause the price of our ordinary shares and public warrants to fall.

Certain of our securityholders can sell, under a registration statement that we have filed with the SEC, up to 100,312,567 ordinary shares, constituting approximately 95% of our outstanding ordinary shares on a fully diluted basis (assuming and after giving effect to (x) the issuance of 11,238,281 ordinary shares upon exercise of all outstanding warrants and (y) the issuance of 12,500,000 ordinary shares pursuant to the GEM Agreements) as of June 30, 2024. In addition, nearly all of these ordinary shares are currently subject to lock-up restrictions, but this lock-up will expire on the one-year anniversary of the Closing of the Business Combination (which was February 27, 2024). The sale of all or a portion of such securities could result in a significant decline in the public trading price of our securities. The resale, or expected or potential resale, of a substantial number of shares of our ordinary shares in the public market could occur at any time. Such sales, or the perception that such sales could occur, could adversely affect the market price for our ordinary shares and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, share incentive plans or otherwise, including pursuant to the GEM Agreements and outstanding warrants, will dilute all other stockholders and may and have a negative impact on the market price of our ordinary shares.

Our existing cash and cash equivalents may not be sufficient to meet our working capital needs in the future. Further, our estimates may prove to be inaccurate, and we could spend our capital resources faster than we currently expect. Further, changing circumstances, some of which may be beyond our control, could also cause us to spend capital significantly faster than we currently anticipate, and we may need to seek additional funding sooner than planned. Accordingly, we expect to issue additional shares in the future that may result in dilution to other shareholders.

For example, under the GEM Agreements, we are entitled to draw down up to $125 million of gross proceeds from GEM Investor in exchange for the issuance the ordinary shares a per-share amount equal to 90% of the average closing bid price of the ordinary shares recorded by Nasdaq during the 30 consecutive trading days commencing on the first trading day that is designated on the draw down notice. In addition, at the Closing, the GEM Investor was granted the GEM Warrant to purchase up to 1,814,797 ordinary shares at an exercise price of $10.71 per share (subject to adjustments described in the GEM Warrant) expiring on the 3rd anniversary of the closing of the Business Combination. However, it is possible that we may not be able to obtain access to the full amount potentially available to us under the GEM Agreements due to a variety of factors outside of our control. In connection with the closing of the Business Combination, we also entered into a letter agreement with the GEM Investor and GYBL to amend the GEM Agreements, pursuant to which, we agreed to issue Ordinary Shares to the GEM Investor as the “commitment fee” pursuant to the Share Purchase Agreement and, on the 61st day following the closing, the GEM Investor was granted the option to sell such commitment shares to the Company for $1.875 million (the “Commitment Fee Put Amount”).

In addition, the GEM Investor, on the first anniversary of the closing of the Business Combination, was granted the right to require us to purchase the GEM Warrant from GEM Global in exchange for a number of Ordinary Shares having a value equal to $27,200,000. On April 29, 2024, we, GEM Global and GYBL entered into a second letter agreement, pursuant to which, we were granted the option to deliver, in lieu of the Commitment Fee Put Amount on the date upon which it was otherwise due and payable, a payment of $3,020,000 on or prior to the 120th day after the Closing. On September 27, 2024, we, GEM Global and GYBL entered into a second letter agreement, pursuant to which, we agreed to deliver, in lieu of the Commitment Fee Put Amount on the date upon which it was otherwise due and payable, a cash payment of $3,500,000 following the consummation of a capital raising transaction in which we receive aggregate gross proceeds of at least $15,000,000. If we fail to consummate a capital raising transaction by December 31, 2024, such amount shall incur interest at a 10% annual rate.

The GEM Agreements prohibit the GEM Investor and GBYL, and their affiliates, from: (1) selling any of our securities during the term of the agreement except for the ordinary shares that it owns or has the right to purchase pursuant to the provisions of a Draw Down Notice (as defined in the GEM Agreements or the GEM Warrant); (2) entering into a short position, engaging in any short sales or equivalent transactions, establishing or increasing a put equivalent position or liquidating or decreasing any call equivalent position with respect to our shares, or taking, directly or indirectly, any action designed or intended to cause the manipulation of the price of our shares to facilitate the sale or resale of any of the shares; and (3) during any Draw Down Pricing Period and on a daily Trading Day basis, the GEM Investor agreed to restrict the volume of sales of ordinary shares by it, its affiliates and any entity managed by the GEM Investor to no more than 1/30th of the ordinary shares purchased pursuant to the related Draw Down Notice.

The GEM Investor and GYBL further agreed to comply in all material respects with all applicable laws, rules, regulations and orders in connection with the GEM Agreements and other transaction documents entered into in connection therewith and the transactions contemplated hereby and thereby, including, without limitation, the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. The GEM and GYBL have informed us that they did not engage in any short selling of our securities or other hedging activities prior to entering into the GEM SPA.

In addition, we have granted equity awards to employees, directors, and consultants under our share incentive plans and we may do so in the future. We also expect to raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. We intend to comply with the Nasdaq home country corporate governance rules applicable to foreign private issuers, which means that we are permitted to follow certain corporate governance rules that conform to requirements of the British Virgin Islands in lieu of many of the Nasdaq corporate governance rules. For example, among other things, we have opted out of the requirement that we obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions or private placements of securities. Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Any such issuances of additional shares may cause shareholders to experience significant dilution of their ownership interests and could have a negative impact on the market price of the Company ordinary shares and the Company’s ability to obtain additional financing in the future.

Risks Related to U.S. Federal Income Tax

The IRS may not agree that we should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Although we are incorporated in the British Virgin Islands and a UK tax resident, the IRS may assert that we should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) as a result of the Business Combination. For U.S. federal income tax purposes, a corporation is generally classified as a U.S. (or “domestic”) corporation if it is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia. Because the Company is not so created or organized (but is instead incorporated only in the British Virgin Islands), it would generally be classified as a foreign corporation (that is, a corporation other than a U.S. (or “domestic”) corporation) under these general rules. Section 7874 of the Code provides an exception under which a corporation created or organized only under non-U.S. law may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

We are not currently expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code as a result of the Business Combination. However, the application of Section 7874 of the Code is complex, is subject to detailed rules regulations (the application of which is uncertain in various respects and could be impacted by changes in such rules and regulations with possible retroactive effect), there can be no assurance that the IRS will not challenge our status as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court. In addition, the Company’s U.S. counsel expresses no opinion as to the status of the Company as a foreign corporation under Section 7874 of the Code.

If the IRS were to successfully challenge under Section 7874 of the Code our status as a foreign corporation for U.S. federal income tax purposes, we and certain of our shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate and potential future withholding taxes on certain of our shareholders. In particular, holders of our ordinary shares would be treated as holders of stock of a U.S. corporation.

Investors should consult their own advisors regarding the potential application of Section 7874 of the Code to the Company.

If a U.S. person is treated as owning at least 10% of our stock, such person may be subject to adverse U.S. federal income tax consequences.

If a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our stock, such person may be treated as a “United States shareholder” with respect to us and our direct and indirect subsidiaries (the “Company Group”) that is a “controlled foreign corporation,” or CFC, for U.S. federal income tax purposes. A non-U.S. corporation is considered a CFC if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation is owned, or is considered as owned by applying certain constructive ownership rules, by United States shareholders on any day during the taxable year of such non-U.S. corporation. If the Company Group includes one or more U.S. subsidiaries, certain of our non-U.S. subsidiaries could be treated as CFCs regardless of whether we are treated as a CFC. The Company Group currently includes a U.S. subsidiary.

If we or any of our non-U.S. subsidiaries is a CFC, “United States shareholders” will be subject to adverse income inclusion and reporting requirements with respect to such CFC. No assurance can be provided that we will assist holders in determining whether it or any of its non-U.S. subsidiaries is treated as a CFC or whether any holder is treated as a “United States shareholder” with respect to any of such CFCs or furnish to any holder information that may be necessary to comply with reporting and tax payment obligations with respect to such CFCs.

U.S. investors may suffer adverse U.S. federal income tax consequences if we are treated as a passive foreign investment company.

A non-U.S. corporation generally will be treated as a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income (such as interest, dividends, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income) or (2) at least 50% of the value of its assets (ordinarily based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Whether we are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of our income and assets, and the market value of our shares and assets, including the composition of income and assets and the market value of shares and assets of certain subsidiaries, from time to time. Accordingly, a complete determination can only be made annually after the close of each taxable year. As of the date hereof, we have not made a determination as to our PFIC status for our most recent taxable year or any other taxable year. Thus, no assurance can be given as to whether we were a PFIC for our most recent taxable year or whether we will be a PFIC in our current taxable year or for any future taxable year. In addition, the Company’s U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

If we are a PFIC for any taxable year during a U.S. Holder’s (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”) holding period for our ordinary shares, such U.S. Holder may be subject to adverse tax consequences and may incur certain information reporting obligations. Under the PFIC rules, unless such U.S. Holder is eligible for and makes one of the elections available under the Code (which such election could itself have adverse consequences for such U.S. Holder), such U.S. Holder may be subject to U.S. federal income tax at the then prevailing maximum rates on ordinary income and possibly an “interest” charge, in respect of “excess distributions” and upon any gain from the disposition of our ordinary shares, as if the excess distribution or gain had been recognized ratably over such U.S. Holder’s holding period of our ordinary shares. There can be no assurance that we will have timely knowledge of its status as a PFIC in any taxable year or that we will timely provide information that would be required in order for a U.S. Holder to make any such election. For a further discussion, see “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules.” U.S. investors are strongly encouraged to consult their own advisors regarding the potential application of these rules to us and their investment in our ordinary shares.

THE GEM AGREEMENTS

On July 4, 2023, we entered into the GEM Agreement with the GEM Investor and GYBL, pursuant to which we are entitled to draw down up to $125 million of gross proceeds (“Aggregate Limit”) from GEM Investor in exchange for Ordinary Shares, subject to meeting the terms and conditions of the GEM Agreements. This equity line facility is available for a period of 36 months from the Closing of the Business Combination.

Upon the valid exercise of a draw down, pursuant to delivery of a notice and in accordance with other conditions, the GEM Investor is required to pay, in cash, a per-share amount equal to 90% of the average closing bid price of the Ordinary Shares recorded by Nasdaq during the 30 consecutive trading days commencing on the first trading day that is designated on the draw down notice.

In no event may the draw down amount specified in a draw down notice exceed 400% (“Draw Down Limit”) of the average daily trading volume of the Ordinary Shares for the 30 trading days immediately preceding the date of such draw down notice.

The GEM Agreements also permits us to request, subject to certain conditions in the GEM Agreements, a one-time draw down of up to $15 million, provided that the registration statement contemplated by the GEM RRA (as defined below) is effective.

In connection with the entry into the GEM Agreements, we entered into a registration rights agreement (the “GEM RRA”) with the GEM Investor. Pursuant to the GEM RRA, we are required to, as soon as practicable but no later than 30 calendar days following the date of public listing, submit to or file with the SEC a registration statement registering the resale of such shares and to use its commercially reasonable efforts to have such registration statement declared effective no later than the earlier of (A) the 45th calendar day following the filing of the GEM RRA and (B) the 5th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that the GEM RRA will not be “reviewed” or will not be subject to further review. We are filing this registration statement in accordance with the GEM RRA.

At the Closing, pursuant to the GEM Agreements, the GEM Investor was granted a warrant (the “GEM Warrant”) to purchase up to 1,814,797 Ordinary Shares at an exercise price of $10.71 per share (subject to adjustments described in the GEM Warrant) expiring on the 3rd anniversary of the closing of the Business Combination. The GEM Warrant can be exercised on a cashless basis in part or in whole at any time during the term. Any failure by us to timely transfer the Ordinary Shares under the GEM Warrant pursuant to GYBL’s exercise will entitle GYBL to compensation in addition to other remedies. The number of shares underlying the GEM Warrant as well as the strike price is subject to adjustments for recapitalizations, reorganizations, change of control, stock split, stock dividend, and reverse stock splits.

Further, in connection with the Closing, Critical Metals also entered into the First Letter Agreement with the GEM Investor and GYBL to amend the GEM Agreements, pursuant to which, Critical Metals agreed to issue Ordinary Shares to the GEM Investor as the “commitment fee” pursuant to the Share Purchase Agreement and, on the 61st day following the Closing, the GEM Investor was granted the option to sell such commitment shares to the Company for $1.875 million (the “Commitment Fee Put Amount”). In addition, the GEM Investor, on the first anniversary of the closing of the Business Combination, was granted the right to require Critical Metals to purchase the GEM Warrant from GEM Global in exchange for a number of Ordinary Shares having a value equal to $27,200,000. On April 29, 2024, the Company, GEM Global and GYBL entered into a second letter agreement, pursuant to which, the Company was granted the option to deliver, in lieu of the Commitment Fee Put Amount on the date upon which it was otherwise due and payable, a payment of $3,020,000 on or prior to the 120th day after the Closing.

On April 29, 2024, the Company, GEM Global and GYBL entered into a second letter agreement, pursuant to which, the Company was granted the option to deliver, in lieu of the Commitment Fee Put Amount on the date upon which it was otherwise due and payable, a payment of $3,020,000 on or prior to the 120th day after the Closing. On April 29, 2024, we, GEM Global and GYBL entered into the Second Letter Agreement, pursuant to which, we were granted the option to deliver, in lieu of the Commitment Fee Put Amount on the date upon which it was otherwise due and payable, a payment of $3,020,000 on or prior to the 120th day after the Closing. On September 27, 2024, we, GEM Global and GYBL entered into the Third Letter Agreement, pursuant to which, we agreed to deliver, in lieu of the Commitment Fee Put Amount on the date upon which it was otherwise due and payable, a cash payment of $3,500,000 following the consummation of a capital raising transaction in which we receive aggregate gross proceeds of at least $15,000,000. If we fail to consummate a capital raising transaction by December 31, 2024, such amount shall incur interest at a 10% annual rate.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization as of June 30, 2024. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus or any prospectus supplement. Our historical results do not necessarily indicate our expected results for any future periods.

(USD)
Cash and cash equivalents	$1,259,242
Equity:
Share capital	51,508,320
Unissued Capital	45,734,183
Reserves	40,377,181
Accumulated deficit	(156,728,482)
Total equity	(19,108,798)
Total capitalization	$(19,108,798)

USE OF PROCEEDS

All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

We will, however, receive the proceeds from the exercise of Warrants to the extent such Warrants are exercised for cash. Each Warrant entitles the holder thereof to purchase one Ordinary Share at the applicable exercise price of such Warrant. The exercise price of (i) the Public Warrants to purchase 7,750,000 Ordinary Shares is $11.50 per share, (ii) the Polar Warrant to purchase 350,000 Ordinary Shares is $10.00 per share, (iii) PIPE Warrants to purchase 1,000,000 Ordinary Shares is $10.00 per share and (iv) the GEM Warrant to purchase 1,814,797 Ordinary Shares is $10.71 per share, in each case, subject to adjustment as set forth therein. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $122.1 million. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the applicable exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. Conversely, we believe the Warrant holders are more likely to exercise their Warrants the higher the price of our Ordinary Shares is above the applicable exercise price of such Warrants. On February 14, 2025, the closing price of our Ordinary Shares was $3.73 per share, which is below the applicable exercise price of the Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

DIVIDEND POLICY

The Board will consider whether or not to institute a dividend policy. It is the present intention of the Board to retain any earnings for use in our business operations and, accordingly, the Board not anticipate declaring any dividends in the foreseeable future. The timing, declaration, amount and payment of future dividends to stockholders falls within the discretion of the Board. The Board’s decisions regarding the amount and payment of future dividends will depend on many factors, including our financial condition, earnings, capital requirements of our business and covenants associated with debt obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that the Board deems relevant.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations to U.S. Holders (as defined below) of the ownership and disposition of Company Ordinary Shares that are being offered pursuant to this prospectus. This discussion applies only to U.S. Holders that hold their Company Ordinary Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The following does not purport to be a complete analysis of all potential tax effects arising in connection with the ownership and disposition of Company Ordinary Shares. The effects of U.S. federal tax laws other than U.S. federal income tax laws, such as estate and gift tax laws, and U.S. state, local and non-U.S. tax laws are not discussed.

This discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax, or to investors subject to special rules under U.S. federal income tax laws, including, without limitation:

•        banks, insurance companies, and certain other financial institutions;

•        regulated investment companies and real estate investment trusts;

•        brokers, dealers or traders in securities;

•        traders in securities that elect to mark to market;

•        tax-exempt organizations or governmental organizations;

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding Company Ordinary Shares as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to Company Ordinary Shares being taken into account in an applicable financial statement;

•        except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of the Company’s shares;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•        U.S. Holders having a functional currency other than the U.S. dollar;

•        persons who hold or received Company Ordinary Shares pursuant to the exercise of any employee stock option or otherwise as compensation; and

•        tax-qualified retirement plans.

If an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes is a beneficial owner of Company Ordinary Shares, the tax treatment of a partner, member, or other beneficial owner of such partnership or other pass-through entity will depend on the status of such partner, member, or other beneficial owner, the activities of the partnership or other pass-through entity and certain determinations made at the owner level. Accordingly, partnerships and other pass-through entities and the partners, members, and other beneficial owners of such partnerships and other pass-through entities should consult their tax advisors regarding the U.S. federal income tax consequences to them of the ownership and disposition of the Company’s securities.

This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities are subject to change or to differing interpretations. Any such change or differing interpretation may be applied retroactively or otherwise have retroactive effect in a manner that could adversely affect the tax consequences discussed below. The Company has not sought, and it does not intend to seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take, or a court will not sustain, a position contrary to any of the tax considerations discussed below.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF COMPANY ORDINARY SHARES. EACH INVESTOR IN COMPANY A ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMPANY ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX LAWS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Company Ordinary Shares, who or that is, for U.S. federal income tax purposes:

•        an individual who is a U.S. citizen or resident of the United States;

•        a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

Dividends and Other Distributions on Company Ordinary Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” the gross amount of distributions, i.e., before reduction for withholding taxes, if any, (other than certain distributions of shares of the Company or rights to acquire shares of the Company) on the Company Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends generally will be includable in a U.S. Holder’s income in the year actually or constructively received by such U.S. Holder. Distributions in excess of the Company’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Company Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Company Ordinary Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Company Ordinary Shares.”

Amounts treated as dividends that the Company pays to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the Company Ordinary Shares are readily tradable on an established securities market in the United States (such as Nasdaq) or the Company is eligible for benefits under an applicable tax treaty with the United States meeting certain requirements (for this purpose, the United States Treasury Department has determined that the United States-UK income tax treaty meets these requirements), and, in each case, the Company is not treated as a PFIC with respect to such U.S. Holder in the taxable year in which the dividend was paid or in the preceding year and provided certain holding period requirements are met. There can be no assurance that the Company Ordinary Shares will be considered readily tradable on an established securities market in any year. In addition, see the discussion below under the heading “— Passive Foreign Investment Company Rules.” U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the Company Ordinary Shares.

Subject to certain conditions and limitations, non-refundable non-U.S. taxes (at a rate not in excess of any applicable tax treaty rate), if any, withheld on dividends paid by the Company may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Company Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct any non-U.S. income tax imposed with respect to their Company Ordinary Shares in computing their taxable income, subject to generally applicable limitations under U.S. federal income tax law. The rules governing the U.S. foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Company Ordinary Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, taxable exchange or other taxable disposition of Company Ordinary Shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized (i.e., sum of the amount of cash and the fair market value of any other property received in such sale, taxable exchange or other taxable disposition, in each case before reduction for withholding taxes, if any) and (ii) the U.S. Holder’s adjusted tax basis in such Company Ordinary Shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Company Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Company Ordinary Shares could be materially different from that described above if the Company is treated as a PFIC for U.S. federal income tax purposes.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

As of the date hereof, the Company has not made a determination as to its PFIC status for its current taxable year or any other taxable year. Whether the Company is a PFIC is determined on an annual basis. The determination of whether the Company is a PFIC is a factual determination that depends on, among other things, the composition of the Company’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of certain subsidiaries, from time to time, and thus the determination can only be made annually after the close of each taxable year. Thus, no assurance can be given as to whether the Company will be a PFIC in its current taxable year or for any future taxable year. In addition, the Company’s U.S. counsel expresses no opinion with respect to the Company’s PFIC status for any taxable year.

Although the Company’s PFIC status is determined annually, a determination that the Company is a PFIC in a particular taxable year will generally apply for subsequent years to a U.S. Holder who held (or is deemed to have held) Company Ordinary Shares while the Company was a PFIC, whether or not the Company meets the test for PFIC status in those subsequent years.

It is not entirely clear how various aspects of the PFIC rules apply to the Company’s Public Warrants and as a result the impact of the PFIC rules on the Company Ordinary Shares received upon the exercise of Public Warrants. Section 1298(a)(4) of the Code provides that, to the extent provided in the U.S. Treasury regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of the PFIC rules. No final U.S. Treasury regulations are currently in effect under Section 1298(a)(4) of the Code. However, proposed U.S. Treasury regulations under Section 1298(a)(4) of the Code have been promulgated with a retroactive effective date (the “Proposed PFIC Option Regulations”). Each U.S. Holder that receives their Company Ordinary

Shares upon the exercise of their Public Warrants is urged to consult its tax advisors regarding the possible application of the Proposed PFIC Option Regulations to their investment in the Company’s Public Warrants, including their ownership and disposition of Company Ordinary Shares received upon the exercise of their Public Warrants. Solely for discussion purposes, the following discussion assumes that the Proposed PFIC Option Regulations will apply to the Company’s Public Warrants.

If the Company is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Company Ordinary Shares and the U.S. Holder did not make either a qualified electing fund (“QEF”) election or mark-to-market election, as further discussed below, for the first taxable year in which the Company was treated as a PFIC and in which the U.S. Holder held (or was deemed to hold) such shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Company Ordinary Shares (which may include gain realized by reason of transfers of Company Ordinary Shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Company Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, the portion of such U.S. Holder’s holding period for the Company Ordinary Shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).

Under these excess distribution rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Company Ordinary Shares;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the Company’s first taxable year in which the Company is a PFIC, will be taxed as ordinary income;

•        the amount allocated to each other taxable year (or portion thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year (or portion thereof) of the U.S. Holder.

In general, if the Company is determined to be a PFIC, a U.S. Holder may be able to avoid the excess distribution rules described above in respect of the Company Ordinary Shares by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of the Company’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which the Company’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. Holder makes a QEF election with respect to its Company Ordinary Shares in a year after the Company’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Company Ordinary Shares, then notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s Company Ordinary Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such Company Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Company Ordinary Shares.

Under current law, a U.S. Holder may not make a QEF election with respect to Public Warrants to acquire Company Ordinary Shares. As a result, under the Proposed PFIC Option Regulations, if a U.S. Holder that exercises such Public Warrants properly makes and maintains a QEF election with respect to the newly acquired Company Ordinary Shares (or has previously made a QEF election with respect to Company Ordinary Shares), the QEF election will apply to the newly acquired Company Ordinary Shares. Notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, might continue to apply with respect to such newly acquired Company Ordinary Shares due to a rule under the Proposed Treasury Regulations providing that shares acquired pursuant to the exercise of an option generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the option. If this rule were to be applicable, and as a result a U.S. Holder’s holding period in Company Ordinary Shares acquired pursuant to the exercise of a Public Warrant included a prior period in which a QEF election was not in effect, then the U.S. Holder would generally need to make, in addition to a QEF Election, a purging election under the PFIC rules to avoid the application of the excess distribution rules. U.S. Holders that also hold Public Warrants are urged to consult their tax advisors as to the application of the above rules to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

If a U.S. Holder has made a QEF election with respect to their Company Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for the Company’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Company Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if the Company were a PFIC for any taxable year, a U.S. Holder of Company Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of the Company’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if the Company were not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to its Company Ordinary Shares for such a taxable year.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from the Company that provides the information necessary for U.S. Holders to make or maintain a QEF election. There can be no assurance that the Company will have timely knowledge of its status as a PFIC in the future or that the Company will timely provide such information for any year. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.

Alternatively, if the Company is a PFIC and the Company Ordinary Shares constitute “marketable stock,” a U.S. Holder who owns (or is treated as owning for purposes of this rule) the Company’s shares at the close of its taxable year may avoid the application of the excess distribution rules discussed above if such U.S. Holder makes a “mark-to-market” election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Company Ordinary Shares and for which the Company is determined to be a PFIC. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Company Ordinary Shares at the end of such year over its adjusted basis in its Company Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Company Ordinary Shares over the fair market value of its Company Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Company Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Company Ordinary Shares will be treated as ordinary income and any further loss recognized will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election, and any loss in excess of such prior inclusions generally would be treated as capital loss).

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Company Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Company Ordinary Shares under their particular circumstances.

If the Company is a PFIC and, at any time, the Company has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge under the excess distribution rules described above if the Company receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that the Company will have timely knowledge of the status of any lower-tier PFIC or provide information that may be required for a U.S. Holder to make or maintain a QEF election with respect to such lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF, purging and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Company Ordinary Shares are urged to consult their own tax advisors concerning the application of the PFIC rules to the Company’s securities under their particular circumstances, including, in particular, to any U.S. Holder who acquire Company Ordinary Shares pursuant to the exercise of Public Warrants.

Foreign Asset Reporting

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to the Company. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders are required to report their holdings of certain specified foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts, by filing IRS Form 8938 with their federal income tax return. Company Ordinary Shares are expected to constitute foreign financial assets subject to these requirements unless the Company Ordinary Shares are held in an account maintained at certain financial institutions. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of Company Ordinary Shares and the significant penalties for non-compliance.

Information Reporting and Backup Withholding

Dividend payments with respect to Company Ordinary Shares and proceeds from the sale or exchange of Company Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

MATERIAL BRITISH VIRGIN ISLANDS TAX CONSIDERATIONS

The following summary contains a description of certain British Virgin Islands tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of British Virgin Islands and regulations thereunder and on the tax laws of the U.S. and regulations thereunder as of the date hereof, which are subject to change.

British Virgin Islands Tax Considerations

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Shares under the laws of their country of citizenship, residence or domicile.

Under Existing British Virgin Islands Laws.

The Company and all dividends, interest, rents, royalties, compensation and other amounts paid by the Company to persons who are not resident in the BVI and any capital gains realized with respect to any shares, debt obligations, or other securities of the Company by persons who are not resident in the BVI are exempt from all provisions of the Income Tax Ordinance in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not resident in the BVI with respect to any shares, debt obligation or other securities of the Company.

All instruments relating to transfers of property to or by the Company and all instruments relating to transactions in respect of the shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt from payment of stamp duty in the BVI. This assumes that the Company does not hold an interest in real estate in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to the Company or its members.

BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this section “we,” “us,” “our,” and other similar terms refer to European Lithium AT (Investments) Limited and its subsidiaries prior to the Business Combination and refer to the Company (including European Lithium AT (Investments) Limited) and its subsidiaries immediately following the consummation of the Business Combination.

Overview

We are a mining development company focused on critical metals and minerals and producing strategic products essential to electrification and next generation technologies for Europe and its Western world partners. Our primary strategy is to acquire, explore and develop unique and permitted critical metals mining assets that we expect will benefit from robust regulatory tailwinds in both Europe and North America and long-term secular trends for next generation technology in environmental, commercial and government applications. Our main efforts are focused on the development of the Wolfsberg Project located in Carinthia, Austria, which is approximately 270 kilometers south of Vienna. In addition, we hold a 20% interest in the Weinebene and Eastern Alps Lithium Projects (each as defined below), which was previously held by European Lithium immediately prior to the closing of the Business Combination, and a 42% interest in the Tanbreez Project in Southern Greenland. Please see the sections entitled “— The Weinebene and Eastern Alps Projects” and “Description of the Tanbreez Project” for additional information on the Weinebene and Eastern Alps Lithium Projects and the Tanbreez Project, respectively.

The Wolfsberg Project is geographically located in a supportive region that we believe is the center of the growing European lithium battery and electric vehicle (“EV”) industry. The region boasts strong local infrastructure, located close to Graz and Klagenfurt airport, and is serviced by nearby railways and highways. Located nearby to the Wolfsberg Project are several planned giga factories that are to be built by battery suppliers and some of Europe’s leading automakers, seeking to satisfy the growing demand for lithium-ion batteries in the EV market. We believe the proximity of the Wolfsberg Project to potential resources, planned production operations, a strong local workforce and our potential customer base will allow us to deliver a valuable supply of lithium products, a key lithium-based compound in lithium-ion batteries, which is preferred by most EV manufacturers.

The Wolfsberg Project comprises 54 exploration licenses, which covers a total area of 1,133 hectares and a mining license over 20 mining areas occupying 86.7 hectare that lie within the exploration area.

We are aiming to commence spodumene production at the Wolfsberg Project in 2026 or 2027, subject to funding, relevant approvals by the Austrian government and the recovery of commodity prices for lithium and lithium products. Please see the section entitled “Risk Factors,” including “Risk Factors — Operating Risks” for a description of risks related to the Wolfsberg Project.

The Tanbreez Project, located in Southern Greenland, is a permitted, globally significant critical minerals asset positioned to unlock a sustainable, reliable and long-term rare earths supply for North America and Europe. Once operational, the Tanbreez Project is expected to supply REEs to customers in the western hemisphere to support the production of a wide range of next-generation commercial products, as well as demand from the defense industry. By centralizing the supply chain for critical metals, the Tanbreez Project is expected to provide secure, sustainable and reliable sources of critical metals, reducing the dependence of the western world partners on imports and bolstering their national security. As such, we expect this strategic rare earth asset to benefit from robust regulatory changes taking place in Europe and North America. Establishing a western focused supply chain for critical metals will be essential for everything from renewable energy to high-tech manufacturing to defense applications.

The Tanbreez Project is expected to possess greater than 27% heavy rare earth elements (“HREE”), which carry a much higher value than light rare earth elements. In an industry where competitors primarily target light rare earth elements (“LREE”), the Tanbreez Project is believed to be unique not only due to its significant size, but also because of its HREE asset mix.

History and Development of the Wolfsberg Project

The Wolfsberg Project was initially discovered by Minerex (“Minerex”), an Austrian government company, in 1981. Following extensive exploration, technical and commercial studies, a pre-feasibility study was completed in 1987. Minerex completed exploration work that included initial surface geology mapping along with 9,940 cubic meters of surface trenches and a diamond-drilling program totaling 12,012 meters collared from surface. In 1985, an underground exploration program was undertaken that included development of a decline from the surface from the northern side of Brandrucken Mountain through the amphibole schist to provide access to the pegmatite veins.

Crosscutting drifts were driven along strike of selected veins to provide access for mapping and sampling and an additional decline was driven to access the veins in the mica schist. In all 1,389 meters of underground development was mined. A diamond drilling campaign of 4,715 meters was undertaken from underground to effectively infill the surface drilling to about 50-meter intervals in the eastern part of Zone 1. The Austrian government ultimately decided not to proceed with developing the Wolfsberg Project due to the low demand for and the price of lithium, and, as a result, Minerex was dissolved. In 1988, the Wolfsberg Project was transferred to Bleiberger Bergwerksunion (“BBU”), a government owned miner of lead and zinc.

In 1991, BBU was dissolved by the Austrian government, and the Wolfsberg Project was sold to Kärntner Montanindustrie GmbH (“KMI”), a private mining company. KMI carried out the necessary work specified by the Austrian mining authorities to hold the exploration licenses and maintain the mine in good order.

In 2011, KMI was granted a mining license for the Wolfsberg Project. In 2011, ASX-listed Global Strategic Metals Limited (“GSM”), previously named East Coast Minerals NL, and Exchange Minerals (through jointly owned subsidiary ECM Lithium AT GmbH), acquired the Wolfsberg Project from KMI for €9.7m plus 20% VAT.

Following its acquisition of the Wolfsberg Project, GSM undertook exploration drilling in 2012 on the southern limb of the anticline, which confirmed the structural interpretation and presence of lithium bearing pegmatite veins. Trial mining was undertaken in 2013 to validate the mining license and to collect 500 ton bulk samples from the two mineralization styles for metallurgical testing. The Minerex drilling data was utilized to develop a three-dimensional resource model for use in mine planning. In 2014, GSM undertook a corporate restructuring to separate its lithium and silver businesses. The demerger was effected via a pro-rata in-specie distribution of shares in European Lithium Limited to GSM shareholders.

In 2016, European Lithium, formerly Paynes Find Gold Limited, completed its acquisition of the Company. Following its acquisition, European Lithium completed its verification of the original Minerex exploration data. To complete the verification, European Lithium digitized the original Minerex data and then applied a verification program that incorporated (i) channel sampling along exposed pegmatite veins in the underground drifts to replicate the channel sampling conducted by Minerex on every new face after blasting to extend the tunnels along the strike of the veins and (ii) twin-hole drilling from underground to compare the drill core logs from Minerex for seven drill holes selected to maximize the number of pegmatite intersections.

Overview of Our Projects

The Wolfsberg Project

The Wolfsberg Project’s mine is located just to the south of Wolfsberg. This location allows access to the nearby A2 motorway and the natural gas transmission pipeline that follows the motorway. Wolfsberg is an industrial town of approximately 25,000 residents with a growing light industrial sector. In addition, the Wolfsberg Project is positioned in close proximity to large lithium import markets in Europe, such as Germany, Belgium, France, Italy and Spain, and planned battery projects in Hungary, Germany, Sweden and the United Kingdom.

On August 15, 2023, EUR announced it had received a grant of new mining licenses and extensions for the Wolfsberg Project located in a new mining field called Barbara. The grant of new licenses and extensions grows the Wolfsberg Project to a total of 20 licenses, nearly doubling the footprint for the underground mining operations. Currently, we hold 22 original and 32 overlapping exploration licenses covering Zones 1 and 2 of the Wolfsberg Project. All exploration licenses have been extended by the Austrian Mining Authority through December 31, 2024 and we are currently in the process of seeking an extension of such licenses for another five-year period. We also hold a mining license that covers 20 mining areas until December 31, 2025. The mining license can be renewed on an ongoing basis provided its conditions are maintained. Please see the section entitled “Description of the Wolfsberg Project” for additional information on the Wolfsberg Project.

Exploration and Development

As part of EUR’s verification and validation of the Minerex data in 2016, a number of twin channel samples were taken across the pegmatites. After samples positions are marked, sample boundaries were cut perpendicular to the pegmatite strike direction using a diamond saw. The samples were 5 centimeters wide by 10 centimeters deep. Once cut, the samples were broken out using jackhammer and large pieces were broken with a hand-held hammer and the over break discarded. Channel sample field duplicates were also collected from selected channel samples by either deepening or widening the channel sampled.

In 2017, EUR commenced a surface drilling program, which comprised four HQ3 diameter holes designed to verify the extension to depth of the pegmatite veins identified by Minerex and three HQ3 diameter holes to obtain more information on the extension of the pegmatite veins, totaling 2,576.6 meters. In addition, EUR carried out 300 meters of trenching on the southern limb of the anticline, to identify overburden pegmatites and their southern extension. The lithium grade of pegmatite samples identified in the trenching were too low to be of interest. The drilling program in Zone 2, was completed in 2018 with an additional five HQ3 diameter holes for a total length of 1,338 meters.

See the section entitled “Description of the Wolfsberg Project — Exploration and Drilling Activity” and Section 7 of the Technical Report Summary for additional information on the exploration and development of the Wolfsberg Project.

Feasibility Studies

In April 2018, EUR completed a prefeasibility study (the “PFS”) with respect to the Wolfsberg Project. The PFS was prepared in accordance with the reporting requirements of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (the “JORC Code”). In March 2023, EUR completed a definitive feasibility study (the “March 2023 DFS”) with respect to the Wolfsberg Project, which was also prepared in accordance with the JORC Code. The PFS and the March 2023 DFS were conducted by EUR, which is a publicly traded company listed on the ASX, and as a result were not prepared in accordance with Item 1300 of Regulation S-K, as promulgated by the SEC.

The Technical Report Summary related to the Wolfsberg Project, which is included as an exhibit to this Registration Statement, was prepared in accordance with Item 1300 of Regulation S-K, as promulgated by the SEC. No changes to the Technical Report Summary, including information related to the Company’s mineral resources disclosed therein, were made as a result of the completion of the March 2023 DFS. Please see “Description of the Wolfsberg Project — Mineral Resources” for a discussion of the Company’s mineral resources. For more information regarding the assumptions and parameters used to estimate mineral resources on the Wolfsberg Project, please read the Technical Report Summary.

We expect to complete another definitive feasibility study with respect to spodumene production at the Wolfsberg Project, subject to the receipt of additional funding. We refer to this definitive feasibility study throughout this prospectus as the “DFS.” The DFS, if completed, is expected to be compatible with both Regulation S-K 1300 and the JORC Code.

Environmental

The Wolfsberg Project is located in a commercial forest. Our mining license requires the submission of an operating plan to the Austrian Mining Authority before mining activities commence. This plan must also address environmental management.

The Company’s environmental consultant, Umwelt Büro, has completed its environmental baseline studies for the purpose of the compulsory and independent second mine access. A comprehensive report has been incorporated in the March 2023 DFS document.

A detailed review of all work, reports and related documents to the base line studies is underway and will be integrated into the operational and technical applications to all relevant authorities upon completion of the DFS. We appointed an experienced, independent consultant, Hasslinger & Nagele in Vienna (“Hasslinger”), to lead the complex application process that will be based on the DFS findings. Hasslinger’s engagement includes facilitation of numerous discussions at municipal, state and federal authorities to introduce the Wolfsberg Project’s rollout.

In the second quarter of 2023, we conducted a complex work program to prepare a comprehensive application for pre-assessment of the Environmental Impact Assessment (“EIA”) Determination Procedure. The decree issued after the pre-assessment evaluation forms the basis for a fast-track-eligibility approval process covering the application of the final mining decree. The application has been filed with the Austrian state government and is based on the detailed environment study results from the PFS and March 2023 DFS covering several years of observations and documentation and the final technical layouts for the mine and concentrator. We expect the government to be in communication with us in the near future in accordance with the EIA determination procedure.

Hydrogeology

The Company’s geological consultant, GEO Unterweissacher GmbH (“GEO”), continues to manage its hydrogeology monitoring program by ensuring in-hole hydrogeological test work has been completed appropriately and can continue in the future. Data from this process is fed into a water measuring database from which an annual report is produced.

Carbon Neutrality

We recognize our direct impact and the collective responsibility to protect our environment. A decision to achieve carbon neutrality across the group demonstrates our commitment to the long-term goal that underpins our industry and to meet community expectations and deliver upon our strategy in the most sustainable way possible. We are discussing the process for carbon neutral certification of our operations and continue to assess its options for the Wolfsberg Project to achieve carbon neutrality status.

Marketing Activities

In December 2022, we entered into the Offtake Agreement with BMW. Please see the section entitled “— Offtake Agreement with BMW AG” below for more details on the long-term Offtake Agreement.

Offtake Agreement with BMW AG

In December 2022, we entered into a long-term Offtake Agreement with BMW. The Offtake Agreement is conditioned upon the successful start of commercial production at the Wolfsberg Project and full product qualification and certification. On June 5, 2024, pursuant to the Offtake Agreement, BMW made an advance payment of US$15.0 million to us, which is secured by the Bank Guarantee and is subject to be repaid through equal setoffs against battery grade lithium hydroxide delivered to BMW. The advance payment is not yet freely accessible by CRML, and the Company may only access the funds under certain conditions.

Strategic Collaboration between the Company and Obeikan Investment Group

In January 2023, EUR entered into a non-binding memorandum of understanding (the “MoU”) with Obeikan to build and operate a hydroxide plant in Saudi Arabia for the Wolfsberg Project. The MoU contemplates negotiating suitable commercial terms for the creation of a joint venture between EUR and Obeikan for the purpose of construction and operation of a lithium hydroxide plant in Saudi Arabia.

On July 9, 2024, the Company accepted the assignment of EUR’s interest in the Joint Venture. In connection with such assignment, the Company and Obeikan entered into the Shareholders Agreement related to the Joint Venture. Obeikan has agreed to ratify the Shareholders Agreement to form a joint venture with the Company related to the development and construction of a lithium hydroxide processing plant in the Kingdom of Saudi Arabia to process spodumene concentrate produced from the Company’s Wolfsberg Project (Zone 1) located in Austria.

We expect that the Company will ultimately benefit from the Joint Venture, including by reducing the Company’s cost to build and operate a lithium hydroxide plant on its own. In addition, once operational, the hydroxide plant is expected to significantly reduce energy costs and deliver savings in operating expenditures and capital expenditures related to the Wolfsberg Project that would otherwise be borne by the Company.

We can give no assurance that the Joint Venture will be successful, that the lithium hydroxide plant will be completed on time or at all or that our expectations with respect to the Joint Venture will ultimately be realized. Further, any agreements or arrangements between the Company, ELAT and the joint venture in the future, including such agreements or arrangements described above, will be subject to approval by the Company’s Board of Directors at such time and compliance with its related person transaction policy. See “Related Person Transactions — Related Person Transactions Policy Following the Business Combination.”

The Weinebene and Eastern Alps Projects

In May 2021, European Lithium announced that it acquired a 20% interest in the Weinebene Lithium Project (the “Weinebene Project”) and the Eastern Alps Lithium Project (the “Eastern Alps Project”, and together with the Weinebene Project, the Wolfsberg Project, and the Tanbreez Project the “Projects”), both of which are located in southern Austria, approximately three hours south-west of Vienna. The Weinebene Project area directly encloses the Wolfsberg Project. The Eastern Alps Project comprises the project areas of Glanzalm-Ratzell-Poling, Millstätter Seerücken, Hohenwart, Falkenberg, Pallbauernalm-Mittereck-Zinkenschlucht, Mitterberg and St. Radegund. EV Resources Limited (formerly Jadar Resources Limited) (“EVR”) holds the remaining 80% interest in the Weinebene and Eastern Alps Projects. The Weinebene Project and Eastern Alps Project are considered complimentary to the Wolfsberg Project given their geographical proximity and are expected to provide European Lithium with optionality in terms of future development and production scenarios. While the Weinebene Project and Eastern Alps Project are presently considered “non-core”, each project contains indications of high-grade lithium targets that will be the subject of further exploration activities. As of the date hereof, we hold a 20% interest in the Weinebene Project and Eastern Alps Project which was previously held by European Lithium immediately prior to the closing of the Business Combination.

Prior to the consummation of the Business Combination, EVR held EUR’s aforementioned 20% interest in the Projects in trust. On May 2, 2023, a new deed of trust was executed whereby EVR held the 20% interest in the Projects in trust for the benefit of the Company. Under the terms of the deed of trust, nil consideration was paid by the Company in respect to this acquisition.

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Pursuant to a collaboration agreement between European Lithium and EVR (the “Collaboration Agreement”), the parties established a technical advisory committee for the purpose of jointly collaborating in connection with the Weinebene Project, the Eastern Alps Projects and the Wolfsberg Project, and sharing information to identify the best options to advance those assets and operations. This includes making recommendations for exploration programs, budgets and development scenarios in order to grow and expand the Wolfsberg Project. The Collaboration Agreement has been assigned to the Company.

In November 2020, EVR announced that it has completed a stratigraphic diamond drill-hole program at the Weinebene Project. The drilling program allowed EVR to renew the Austrian tenement for a future 5-year term (which continues to be in full force and effect). EVR has undertaken early-stage exploration work (including initial boulder sampling results which returned high-grade Li2O values with the highest value returning 3.39% Li2O and the average value over the 11 samples being 1.61% Li2O) and it is our expectation that further exploration work will be completed over at the Weinebene Project in the coming months.

In June 2022, EVR approved GEO, to carry out the exploration strategy for the Eastern Alps Project. GEO reviewed relevant data and samples from the property in order to send a team to three satellite projects and test pegmatite mineralization. These prospects contain indications of high-grade lithium targets with significant residual brownfields plus greenfields exploration potential across the entire project area. Further exploration and geological assessment work is ongoing.

The Tanbreez Project

The Tanbreez Project is located in the Southern Greenland.

The Tanbreez Project is expected to possess greater than 27% HREEs, which carry a much higher value than LREEs. In an industry where competitors primarily target LREE, the Tanbreez Project is believed to be unique not only due to its significant size, but also because of its HREE asset mix.

The Tanbreez Project is expected to have access to key transportation outlets as the project’s area features year-round direct shipping access via deep water fjords that lead directly to the North Atlantic Ocean. The outcropping ore body known as Kakortokite covers an area of 8 x 5 km and is approximately 400m thick. Tanbreez was granted an exploitation license by the Greenland Government in 2020.

This foundational rare earth asset is expected to benefit from robust regulatory tailwinds in both Europe and North American and long-term secular trends for next-generation technology for both commercial and government applications. With China dominating more than 90% of the world’s rare earth assets, this acquisition would represent a strategic move for the Company as it continues to position itself as a leading supplier of critical minerals for the western world. By centralizing the supply chain for critical minerals and working with the Company and Rimbal, western countries can reduce their dependence on foreign imports, thereby bolstering their national security.

See the section entitled “Description of the Tanbreez Project” for additional information on the Tanbreez Project.

Competition

We face intense competition in the mineral exploration and exploitation industry on an international, national and local level. We compete with other mining and exploration companies, many of which possess greater financial resources and technical facilities than we do, in connection with the exploration and mining of suitable properties and in connection with the engagement of qualified personnel. The lithium, REE and other critical minerals and metals exploration and mining industry is fragmented, and we are smaller participant in this sector relative to some of our competitors. Many of our competitors explore for a variety of minerals and control many different properties around the world. Many of them have been in business longer than we have and have established more strategic partnerships and relationships and have greater financial accessibility than we have.

In addition, we also encounter competition for the hiring of key personnel whether as employees, consultants or other service providers. The mineral exploration and mining industry is currently facing a shortage of experienced mining professionals. Moreover, the demand for exploration equipment (including drilling rigs), technical consultants and assay labs is very high, and such personnel and services may not be available, or if they are, at costs that are greater than expected resulting in an increase in our costs. This competition affects us by increasing the time and cost to conduct exploration activities.

Seasonality and Business Cycles

Mining is a cyclical industry and commodity prices fluctuate according to global economic trends and conditions. At the present time, demand for lithium and other commodities in many countries is driving increased prices, but it is difficult to assess how long such demand may continue. Fluctuations in supply and demand of mined resources in various regions throughout the world are common.

Human Capital

Our key human capital management objectives are to attract, retain and develop the highest quality talent throughout our company. As of June 30, 2024, we had 4 full-time employees with a significant number of personnel engaged on a contractor basis. We believe we have good relations with our employees. None of our employees are represented by a labor union or are parties to a collective bargaining agreement.

Government Regulations

We are required to comply with numerous environmental laws, regulations and permits. We endeavor to conduct our mining operations in compliance with all applicable laws and regulations. However, because of extensive and comprehensive regulatory requirements, violations during mining operations occur from time to time in the industry. These requirements include, for example, various permits regulating road construction and drilling at the Wolfsberg Project.

In Greenland, we are required to comply with all regulations under the Greenlandic Mineral Resources Authority. Tanbreez was awarded an exploitation permit in 2020. The Greenlandic Mineral Resources Authority in accordance with the Greenlandic Mineral Activities Act and the Permit approves all applications or execution of provisions in agreements relating to mineral resources in the country. Our ability to increase our ownership in Tanbreez beyond 50% requires approval of the Mineral License and Safety Authority, as well as prior approval under Section 69 in the Act on Mineral Activities.

Overview

Our exploration activities for the Wolfsberg Project are subject to extensive laws and regulations, which are overseen and enforced by multiple foreign, regional and local authorities. These applicable laws govern exploration, development, production, exports, various taxes, labor standards, occupational health and safety, waste disposal, protection and remediation of the environment, protection of endangered and protected species and other matters. Our mineral exploration activities are subject to applicable Austrian laws and regulations that seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted, and we cannot assure you such permits will be received. Environmental laws and regulations may also, among other things:

•        require notice to shareholders of proposed and ongoing exploration, drilling, environmental studies, mining or production activities;

•        require the installation of pollution control equipment;

•        restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with exploration, drilling, mining, lithium hydroxide manufacturing or other production activities;

•        limit or prohibit drilling, mining, lithium manufacturing or other production activities on lands located within wetlands, areas inhabited by endangered species and other protected areas, or otherwise restrict or prohibit activities that could impact the environment, including water resources;

•        impose substantial liabilities for pollution resulting from current or former operations on or for any preexisting environmental impacts of our projects;

•        require significant reclamation obligations in the future as a result of our mining and chemical operations; and

•        require preparation of an environmental assessment or an environmental impact statement.

Compliance with environmental laws and regulations may impose substantial costs on us, subject us to significant potential liabilities, and have an adverse effect on our capital expenditures, results of operations and/or competitive position. Violations and liabilities with respect to these laws and regulations could result in significant administrative, civil, or criminal penalties, remedial clean-ups, natural resource damages, permit modifications and/or revocations, operational interruptions and/or shutdowns and other liabilities. The costs of remedying such conditions may be significant, and remediation obligations could adversely affect our business, results of operations and financial condition. Additionally, foreign and local legislative bodies and agencies frequently revise environmental laws and regulations, and any changes in these regulations, or the interpretations thereof, could require us to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on our business operations. As of the date hereof, other than with respect to the permitting activities of the Wolfsberg Project, we have not been required to spend material amounts on compliance regarding environmental regulations.

Permits

Prior to developing or mining any minerals that we discover, we will be required to obtain new governmental permits authorizing, among other things, any mining development activities and mining operating activities. Obtaining and renewing governmental permits is a complex and time-consuming process and involves numerous jurisdictions, public hearings and potentially costly undertakings. The timeliness and success of permitting efforts are contingent upon many variables, some of which are not within our control, including the interpretation of permit approval requirements administered by the applicable permitting authority. We may not be able to obtain or renew permits that are necessary to our planned operations or the cost and time required to obtain or renew such permits may exceed our expectations. Any unexpected delays or costs associated with the permitting process could delay the exploration, development and/or operation of the Wolfsberg Project. See “Risk Factors — Risks Related to Legal, Compliance and Regulations.”

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims that arise in the ordinary course of our business, the outcomes of which are subject to uncertainty. Any claims against us, whether meritorious or not, can be time-consuming, result in costly litigation, require significant management time and result in the diversion of significant operational resources. We are not currently a party to any legal proceedings, the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business or financial condition.

DESCRIPTION OF THE WOLFSBERG PROJECT

Certain information that follows relating to the Wolfsberg Project is derived from, and in some instances is an extract from, the Technical Report Summary prepared in compliance with the SEC’s Modernization of Property Disclosures for Mining Registrants. Portions of the following information are based upon assumptions, qualifications and procedures that are not fully described herein. Reference is made to the full text of the Technical Report Summary, which is included as an exhibit to the registration statement of which this prospectus forms a part. The Technical Report Summary covers only the Wolfsberg Lithium Project and does not include any information or reserve estimates on the Preliminary Feasibility Study or the Weinebene and Eastern Alps Projects.

Overview

The Wolfsberg Project lithium deposit was discovered and explored by Minerex between 1981 and 1987. Minerex completed a preliminary feasibility study but, as lithium demand and its price at that time did not support the development of a fully-fledged mine, the project was terminated. The project passed through a number of ownerships before being acquired by the present owners European Lithium. As of June 30, 2024, the book carrying value of the Wolfsberg Project was USD$35.2 million (Euro 32.9 million), as set forth in our historical audited consolidated financial statements included elsewhere in this prospectus, and was free of any encumbrances.

The Wolfsberg Project consists of 54 exploration licenses covering 1,133 hectare (“ha”) and includes 20 mining areas occupying 86.7 hectares that lie within the exploration area at the Koralpe mountain range. The Wolfsberg Project is located in Carinthia, 270 kilometers south of Vienna, Austria and 20 kilometers east of Wolfsberg. Wolfsberg is an industrial town with established infrastructure, including access to the European motorway and railway network.

The Wolfsberg Project area is characterized by a sequence of mica schists and amphibolites, into which the spodumene-bearing pegmatite veins have intruded. The Wolfsberg Project areas occurs within the Koralpe anticline and within its northern slopes (referred to herein as “Zone 1”), the strata uniformly strike west-northwest to east-southeast and dip to the north-northeast. The southern limb of the anticline (referred to herein as “Zone 2”) dips to the south-southwest and is also a host to a number of spodumene-bearing pegmatites. The pegmatites in Zone 1 comprise a series of parallel spodumene-bearing pegmatite veins striking NW-SE and dipping at approximately 60° to the northeast. Dependent on their host rock, the pegmatites have been subdivided into an amphibolite hosted pegmatite (“AHP”) and mica schist hosted pegmatite (“MHP”). The MHP lack the typical features and textures of pegmatites and almost all of the original pegmatite minerals are completely recrystallised to produce a fine-grained gneissic texture. The AHP displays the primary pegmatitic textures with a slight metamorphic overprint and greyish to locally greenish spodumene crystals, ranging from 2-3 centimeters long, which are more or less homogeneously distributed in a fine-grained matrix of feldspars and quartz and are aligned sub-parallel to the pegmatite contacts. The spodumene content of the MHP is considerably lower than that of the AHP, which averages approximately 15 wt% by volume, but the bulk mineralogy is otherwise the same.

The exploration of the Wolfsberg Project by Minerex and European Lithium has identified up to 15 spodumene-bearing pegmatites, within both amphibolite and mica schist host rocks, as having economic potential based on lithium grade and vein thickness. Veins up to 5.5 meters have been encountered, but the average vein thickness is approximately 1.4 meters. The MHP veins have been followed along strike for 1,500 meters and the AHP veins for 650 meters. The deposit type is considered to be a class of rare-element pegmatite of the lithium-caesium-tantalum family, of the albite-spodumene type.

Exploration drilling by European Lithium was conducted from 2012 to 2021 and focused mainly on the pegmatites in Zone 1, with some scout drilling in Zone 2 completed in 2012, 2017 and 2018. The 2016 exploration focused on the validation and verification of the historical Minerex data which included twinning a number of drill holes and channel samples. The Independent Qualified Person at the time, Mr. Don Hains, P. Geo., declared that all the Minerex data could be utilized in a mineral resource estimate in accordance with the JORC Code (2012). Infill drilling was conducted in 2019 and resource extension drilling in 2021. Sufficient detailed exploration has been undertaken for these veins to be accurately modelled and used as the basis for the Mineral Resource estimate, which currently stands at a combined Measured and Indicated Resource of 9.7 Mt at 1.03% % Li2O and an Inferred Resource of 3.1 Mt at 0.90% Li2O, a 0.2% Li2O cut-off and 0.5 m thickness cut-off. See “— Mineral Resources.”

For a description of certain completed and planned feasibility studies with respect to the Wolfsberg Project, please read “Information about the Company — Overview of Our Projects — Feasibility Studies.” For a complete description of the Wolfsberg Project, including the exploration and mineral resource estimates, refer to the Technical Report Summary prepared by CSA Global.

Description and Location

The Wolfsberg Project is in the Wolfsberg District (a second-level administrative division) of Carinthia, the southernmost of the nine states of the federal republic of Austria. It is in mountainous terrain in the Koralpe mountain range, part of Lavanttal Alps, and in the catchment of the Lavant River. The Project area and existing underground workings are in the Koralpe mountain range, close to the watershed dividing the states of Carinthia and Styria, and opposite each other in the valley of the Brandgraben River.

The Wolfsberg Project area is located in Carinthia, the southernmost province of Austria, which is almost adjacent to the state border with Styria, and is located approximately 20 kilometers east of the town of Wolfsberg and approximately 270 kilometers to the south west of Vienna. The approximate geographic coordinates for the area are 46º 50’11”N latitude 14º 59’17”E longitude. The terrain is primarily mountainous, with dense commercial forestry in the surrounding area.

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The Carinthia region, in which the mine is located, has a continental climate, with hot and moderately wet summers and long, harsh winters. The mine site is located in the Koralpe mountain range, with elevation ranging between 1,450 meters and 1,750 meters. It is in an area of commercial pine forests. Snow is typical from November until April, but the weather does not significantly impact mining and processing operations, which are conducted throughout the year.

The closest town to the Wolfsberg Project is the town of Wolfsberg, which is situated within the Lavantal Alps, west of the Koralpe range and in the Lavantal River valley. The town of Wolfsberg is located approximately 20 kilometers to the west of the Wolfsberg Project area. Wolfsberg’s municipal area of 279 squared-kilometers is the fourth largest in Austria. The Wolfsberg Project area is within the Franschach St Gertraud municipality, which has a population of approximately 2,800 people. The Franschach St Gertraud municipality is located directly to the north of Wolfsberg and until 1997 was part of the Wolfsberg municipality.

The Wolfsberg Project is accessed from the town of Wolfsberg to the west via surfaced road for 18 kilometers and forest unsurfaced road for two kilometers)or from the town of Deutschlandsberg in Styria to the east via surfaced road for 26 kilometers. Road access to the project site is maintained year-round with routine clearance during the winter to keep the Wolfsberg — Deutschlandsberg road open and maintain access to the Weinebene ski resort, which is adjacent to the mine property.

Wolfsberg has a growing light industrial sector and a population of approximately 25,000 people. The town is actively promoting itself as a business location with good transport infrastructure, availability of natural gas and power and a qualified and productive workforce. The adjacent municipality of Franschach St Gertraud hosts a major Mondi pulp and paper mill. The towns offer a wide variety of accommodations for employees of the Wolfsberg Project as well as a broad range of services in support of its operations.

Graz is the capital city of Styria and is the second largest city in Austria, after Vienna, with an urban population over 600,000, Graz is located approximately 70 kilometers from the Wolfsberg Project and is the major industrial city of Austria with considerable activity supporting the European motor industry. Jaguar has announced it intends to build its e-Pace electric car in Graz at the facilities of Magna Steyr. Magna Steyr recently sold its battery division in Graz to SDI Samsung which is using Graz as its European headquarters to expand lithium battery production in Europe. Graz is a university town with approximately 44,000 students. International airports at Graz and Klagenfurt are only 60 kilometers away from the project. Austria has a mining tradition and hosts Europe’s second oldest mining university in Leoben, 93 kilometers from Wolfsberg, and currently has over 3,000 students.

Klagenfurt, 60 kilometers to the south west of Wolfsberg, is the capital and economic center of Carinthia mainly in light industry, electronics and tourism. It has a population of approximately 100,000. The Wolfsberg Project operation sites are readily accessible to skilled labor, electricity, natural gas, water, communications and transportation to meet the needs of a moderate sized underground mine.

History

Between 1981, when it was discovered, and 1987, the Wolfsberg Project was the focus of extensive exploration work by the original owners, Minerex, an Austrian Government company. During this time, Minerex completed exploration work that comprised initial surface geology mapping along with 9,940 cubic meters of surface trenches and a diamond drilling program totaling 12,012 meters collared from surface. In 1985, an underground exploration program was undertaken that included the development of a decline from the surface from the northern side of Brandrucken Mountain through the amphibole schist to provide access to the pegmatite veins. Crosscutting drifts were driven along strike of selected veins to provide access for mapping and sampling and an additional decline was driven to access the veins in the mica schist. In all, 1,389 meters of underground development was mined. A diamond drilling campaign of 4,715 meters was undertaken from underground to effectively infill the surface drilling to about 50-meter intervals in the eastern part of Zone 1. In 1987, Minerex undertook a pre-feasibility study, however, due to the then current lithium prices and the revaluation of the Austrian Schilling to the US Dollar, this study concluded that the Wolfsberg Project did not meet the investment criteria to continue to develop the project. As a result, in 1988, the Austrian Government decided not to develop the Wolfsberg Project and Minerex was closed.

After the closure of Minerex, the company archive (comprising many other projects) was transferred to BBU as the legal successor of Minerex. BBU was a lead-zinc miner that also operated by the Austrian Government. In 1991, BBU was closed by the Austrian Government and the company abandoned their development plans. All of the mineral tenements, as well as the underground infrastructure, were then sold to KMI, a private mining company that mined micaceous hematite in Carinthia and Morocco. KMI continued to carry out all necessary work and other requirements specified by the authorities to maintain the mine and the exploration licenses in good order.

In 2011, ECM Lithium AT GmbH (“ECM Lithium”) acquired the Wolfsberg Project from KMI. ECM Lithium was beneficially owned by East Coast Minerals NL (later renamed Global Strategic Metals NL) (80%) and Exchange Minerals (20%), a private company, through BVI Company ECM Lithium AT (Holdings) Ltd (“Holdings”). Holdings was renamed European Lithium Limited following a demerger of Global Strategic Metals interest in the company through an in specie share distribution to shareholders.

In 2016, a reverse takeover was successfully completed by European Lithium selling its Austrian lithium assets to Paynes Find Gold, an ASX listed company, for shares in Paynes Find Gold. Paynes Find Gold was renamed European Lithium Limited and was subsequently readmitted to the ASX while the original European Lithium Limited remains an unlisted BVI company.

Property Ownership and Agreements

Tenure and Property Agreements

In Austria, the legal basis for mining is regulated under the Mineralrohstoffgesetz of 1999 (“MinroG”). MinroG regulates the prospecting, exploring and mining of all mineral raw materials and contains detailed regulations concerning prospecting, exploration licenses, mining licenses, operating plans, mining installations, supervision and other related topics. Mineralization is categorized in three groups: (i) bergfreie (i.e., free for exploitation by persons who are not necessarily owner of the land on which it is found) mineral resources such as iron, gold, copper and lithium; (ii) bundeseigene or state owned mineral resources (e.g. rock salt, hydrocarbon, uranium) and (iii) grundeigene or mineral resources owned by the landowner (all mineral resources not listed in the previous two categories e.g. quartz, feldspar, etc.).

Exploration for bergfreie raw materials, including lithium, requires an exploration license obtained from the Mining Authority, which is part of the Ministry for Sustainability and Tourism. Each exploration license forms a circle with radius of 425 meters and gives the holder the exclusive right to explore for bergfreie minerals for a term of five years. At the end of each calendar year, the holder must submit a report covering exploration, and the results thereof, to the Mining Authority. Exploration licenses can be extended for additional periods of five years; provided, that exploration works have been performed at least once within the five years for which the exploration licenses have been granted. Performing works in one license is sufficient for the extension of up to 100 exploration licenses.

Mining licenses entitle the holder to exclusively exploit and mine bergfreie mineral raw materials in a certain area and to exclusively acquire title to the minerals that are mined. Additionally, the holder of a mining license is entitled to acquire title to grundeigene mineral raw materials if they result from mining activities for bergfreie mineral raw materials and a separate mining of the grundeigene mineral raw materials is not economically justified. This is the situation at the Wolfsberg Project, where feldspar, quartz and mica are potential by-products from the mining and processing of the lithium bearing pegmatite veins.

Mining licenses are granted by the Mining Authority for Grubenmaße, which is a rectangular surface area of 48,000 meters squared. In order to obtain such license, the applicant must demonstrate that the deposit is workable and that mining will be economically feasible. This is done by the submission of detailed data followed by an oral hearing on-site. A maximum of sixteen Grubenmaße licenses may be granted to one applicant and the total area is called Grubenfeld. The holder of a Grubenmaße mining license is obliged to commence mining operations within two years in at least one Grubemaß and mining has to be performed during at least four months per year.

The holder of a mining license is granted the right to appropriate and use the waters that accrue under the surface of the ground and water streams that come to the surface before they get confused with surface water.

For the owner of mining licenses to be entitled to perform mining activities, a mining program has to be submitted to the Mining Authority for approval. Prior to approving the mining program, the government authorities are invited to raise their concern and an oral hearing has to take place on-site with the property neighbors invited.

According to MinroG, the right to access and use the surface of the land on which prospecting works are to be carried out has to be obtained from the respective property owners. The holder of a mining license has to seek approval of the land owner for the use of the surface of such land for mining activity, including access to the deposit and necessary plants. In the case that no agreement can be reached, the interest of the holder of the mining license shall prevail. In case the land owner consents to the use of the land, but no agreement can be found on the amount of compensation, both parties may request the Mining Authority to decide the compensation amount. If the landowner does not consent to the use of the land, the holder may apply to the Mining Authority to grant a compulsory right of use. Such access and usage agreements do not concern either rights in rem or registered rights, these are merely agreements under civil law in a two-party relationship.

Royalty Obligation

No royalty obligations are due to Austria for materials mined from the Wolfsberg Project.

Exploration and Drilling Activity

Most of the drilling completed by EUR has focused on Zone 1, the northern limb of the anticline, which is covered by the mineral resource estimate (as set forth below). The exploration work completed has included collation and verification and validation of historical data through channel sampling and drilling of a number of twin drill holes as well as additional exploration drilling. A limited amount of scout drilling has also been conducted on the southern limb of the anticline but none of the pegmatites intersected form part of the mineral resource estimate.

Historical Exploration

Previous exploration work completed by previous owners, includes geological mapping, structural mapping and interpretation, geochemical soil surveys, pitting, trenching, and the development of an underground access decline and drives along selected veins, underground trial mining and excavation of two 500-ton bulk samples from each of the two mineralization styles.

Initial surface geological mapping was undertaken by Minerex and coupled to early trenching, formed the basis of the early exploration programs. In 2011, an extensive geological mapping program was undertaken covering a considerably larger area than the original Minerex investigation area. The program included the location of outcrops of different rock type, orientation of bedding and stratification and location of pegmatite boulders on surface. The following is a simplified geographical map of the broader deposit area.

500m
LEGEND
1650
100m Contour lines
forest roads
exploration drifts
Geology
Strike dip directions
Pegmatite bolders
Amphibolite
Micaschist
fault (Minerex)
European Lithium Ltd
Lithium Koralpe
Geological Map
June - August 2011

According to Moser (1986), 35 trenches were executed and investigated (9,940 cubic meters and 200 samples) by Minerex. The location and shape of the trenches is shown on a site map for the year 1983. No indication of the samples and the lithium grade is included. This information can however be found in the detailed geological mapping documents of the trenches. The geometric location of the trenches and the pegmatites were digitized during the data recovery program. ECM Lithium carried out 300 m of trenching in 2017 to the south east of Zone 2 to identify overburden pegmatite and their southern extension. Lithium grade of pegmatite samples were too low to be of interest.

During 1985, a detailed underground exploration program was undertaken, including the development of a decline from the surface to provide access to the pegmatite veins. Cross-cutting drifts were then driven along strike of selected veins to provide access for mapping and sampling, while 1,389 meters of underground decline development and other drives were mined. A diamond drilling campaign was then undertaken from selected underground sites to infill the drill holes drilled from the surface. Two experimental stopes were also mined to evaluate cut and fill and long-hole sub-level stopping methods, providing bulk samples for future metallurgical testing. Geo-mechanical measurements of the sidewalls of the stopes were also taken as part of the mining trial. In 2016, a verification program of this data was undertaken that included underground twin hole drilling and channel sampling along exposed pegmatite veins in the underground drifts, to replicate the channel sampling conducted by Minerex.

Current Exploration

As part of EUR’s verification and validation of the Minerex data in 2016, a number of twin channel samples were taken across the pegmatites. After samples positions are marked, sample boundaries were cut perpendicular to the pegmatite strike direction using a diamond saw. The samples were 5 centimeters wide by 10 centimeters deep. Once cut, the samples were broken out using jackhammer and large pieces were broken with a hand-held hammer and the over break discarded. Channel sample field duplicates were also collected from selected channel samples by either deepening or widening the channel sampled.

In 2017, EUR commenced a surface drilling program, which comprised four HQ3 diameter holes designed to verify the extension to depth of the pegmatite veins identified by Minerex and three HQ3 diameter holes to obtain more information on the extension of the pegmatite veins, totaling 2,576.6 meters. In addition, EUR carried out 300 meters of trenching on the southern limb of the anticline, to identify overburden pegmatites and their southern extension. The lithium grade of pegmatite samples identified in the trenching were too low to be of interest. The drilling program in Zone 2, was completed in 2018 with an additional five HQ3 diameter holes for a total length of 1,338 meters.

Drilling

Following EUR’s acquisition of the Wolfsberg Project, Global Strategic Metals undertook exploration scout drilling in 2012 in Zone 2, on the southern limb of the anticline, which confirmed the structural interpretation, and presence of spodumene bearing pegmatite veins. A total of five HQ diameter holes were drilled.

In 2016, underground drilling program of seven drill holes was undertaken by the contractor Swietelsky Tunnelbau GmbH & Co KG, using a Sandvik DE130 hydraulic core drill rig with a 50 millimeter diamond coring bit and 3-meter length standard coring tube. The total length of the seven drill holes was 829.6 meters with the aim of twinning a number of the Minerex drill holes. Site surveys were conducted by an external licensed surveyor, using a total station instrument Leica 1600 with standard accuracies of ±2 millimeter per kilometer. All coordinates were reported within the Austrian National Grid — MGI/Austria Gauss-Kruger (GK) Central — EPSG: 31255.

Fugro Austria GmbH was contracted to run drill hole deviation surveys. The surveys were undertaken at 5-meter intervals using a Mount Sopris winch and two different probe models: MDEV (magnetic deviation) and GDEV (gyroscope deviation).

The 2017 surface drilling program was undertaken by VA Erzberg GmbH using an Atlas Copco (Mustang A66CBT) drill rig. The program comprised four HQ3 diameter holes designed to verify the extension to depth of the pegmatite veins identified by Minerex, and three HQ3 diameter holes to obtain more information on the extension of the pegmatite veins into Zone 2, the southern limb of the anticline, for a total length of 2,576.6 meters. The drilling program in Zone 2, on the southern limb of the anticline, was undertaken in 2018 with an additional five HQ3 diameter holes for a total length of 1,338 meters.

In 2019, European Lithium conducted a Phase 1 drilling program to verify the vein continuity between the deep drilling undertaken in 2017 and the historical drilling undertaken by Minerex. The objective of the infill drilling program was to convert inferred resources from 2017 into indicated resources and to confirm the extension of the deposit toward the west. The program included five shallow HQ3 diameter drill holes totaling 1,330.7 meters.

In 2021, a Phase 2 resource extension and infill drilling program took place to significantly increase the existing JORC Resources for the planned Bankable Feasibility Study (“BFS”) and deposit extensions for future drilling programs. This target infill drilling program is a continuation of the drilling programs undertaken from 2016 to 2019. The drilling program comprised 20 HQ3 diameter drill holes with a total length of 7,923.0 meters.

For more information regarding exploration and drilling on the Wolfsberg Project, see Section 7 of the Technical Report Summary.

Mineral Resources

A “mineral resource” is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.” We have reported our mineral resources in accordance Item 1300 of Regulation S-K, as part of our exploration and evaluation activities.

The mineral resources are not Mineral Reserves (as such term is defined in Item 1300 of Regulation S-K) and do not have demonstrated economic viability. The reported inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as Mineral Reserves. There is no certainty that all or any part of this mineral resource will be converted into Mineral Reserves.

Mining dilution is assumed to be at 0% Li2O, in part because the pegmatite lithium has a direct and substantial contact with the rock enclosing it. While determining cut-off grade parameters during the PFS, the third-party engineering firm that authored the study concluded that economic viability was primarily influenced by the amount of dilution incurred during extraction. Certain inputs to the model were modified to run a “goal-seek” process, such as the impacts of ore sorting resulting in a gross lithium hydroxide production cost of US$8,738.60/t, which comprises costs related to mine site spodumene production of US$5,824.10/t, spodumene transport costs of US$49.60, hydrometallurgical conversion to LiOH costs of US2,571.10/t and management costs of $294.80, and a viable lithium hydroxide selling price range from US$15,000/t to US$24,750/t. In addition, the model reflects a total spodumene production cost of US$882.90/t, which comprises spodumene mining costs of US$570.40/t, tailing backfill costs of US$44.50/t, crushing and sorter costs of US$16.90/t and concentrator costs of US$251.20/t. For additional information about the key parameters and costs used in this calculation, see Section 11.6 of the Technical Report Summary. The overall lithium recovery from run-of-mine to 6% Li2O concentrate was 75.8%. The Li2O recovery value in conversion was 89.7%.

The following table contains a summary of our mineral resource estimate. The mineral resource estimate is reported on 100% ownership basis. No Mineral Reserves were estimated for the Wolfsberg Project. The mineral resource estimate was constrained based on drilling data. The mineral resource is reported at a 0.2% Li2O grade cut-off and 0.5 meter thickness cut-off. A constant bulk density value of 2.73 metric tons is applied to pegmatite volumes to estimate tonnage.

Mineral Resource Classification	Tonnage (Mt)	Grade (% Li2O)	Content (kt Li2O)	Cut-Off Grade (% Li2O)
Measured	4.31	1.13	48.7
Indicated	5.43	0.95	51.6	0.2%
Measured + Indicated	9.74	1.03	100.4
Inferred	3.14	0.90	28.2

____________

Notes:

•Mt is million tonnes, kt is thousand tonnes.

•Figures have been rounded to the appropriate level of precision for the reporting of mineral resources.

•Mineral Resources are stated as in situ dry tonnes; figures are reported in metric tonnes.

•The mineral resource has been classified under the guidelines of S-K 1300.

•The mineral resource has demonstrated reasonable prospects for economic extraction based on pre-feasibility study work conducted in 2018.

•Historic underground development volumes have not been depleted from the mineral resource; however, these volumes are considered negligible relative to the size of the mineral resource.

•Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

A portion of the mineral resource estimate reported for the Wolfsberg Project is classified as “inferred.” Inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project and may not be converted to a Mineral Reserve.

Some of the measured mineral resource is informed by a single intersection, resulting in estimates of thickness (and therefore tonnage) and grade that may be considered to be of lower confidence than one would generally expect of a measured mineral resource. Considering the continuity of the pegmatite veins, the risk is considered low.

For more information regarding the assumptions and parameters used to estimate mineral resources on the Wolfsberg Project, see Section 11 of the Technical Report Summary.

DESCRIPTION OF THE Tanbreez PROJECT

The following is a summary description of the Tanbreez Project that has been prepared by management of the Company. A qualified person, as defined in Regulation S-K 1300, has not done sufficient work to classify the estimates as a current estimate of mineral reserves and mineral resources (as defined under Regulation S-K 1300) and, therefore, the Company is not treating the historical estimates of the Tanbreez Project as current compliant mineral reserve and mineral resource estimates. The Company has not been involved in the preparation of such estimates. Accordingly, information in relation to the Tanbreez Project may not be comparable to similar information made public by the Company or other companies subject to the reporting and disclosure requirements under Regulation S-K 1300.

Tanbreez Project Acquisition

On June 5, 2024, Critical Metals entered into the Heads of Agreement with Rimbal, pursuant to which the Company would acquire an interest in the Tanbreez Project. On July 19, 2024, the Company amended and restated the Heads of Agreement. Under the Heads of Agreement, the Company would acquire an up to a 92.5% interest in the Tanbreez Project. Prior to the amendment and restatement, the Company already acquired a 5.55% interest in Tanbreez in exchange for the payment of $5 million in cash to Rimbal. European Lithium, the Company’s largest shareholder, will retain its 7.5% ownership in Tanbreez.

On June 18, 2024, pursuant to the Heads of Agreement, we acquired a 5.55% interest in Tanbreez in exchange for the payment of $5 million in cash to Rimbal.

On July 23, 2024, in exchange for the 36.45% interest in Tanbreez described above, the Company issued approximately 8.4 million ordinary shares to Rimbal. This transaction builds on the Company’s previously announced initial acquisition of a 5.55% stake in Tanbreez in exchange for an investment of $5.0 million in Rimbal, increasing the Company’s total interest in Tanbreez to 42%.

If the Company invests $10 million in exploration expenses in Tanbreez within the next two years, the Company will have the option to increase its stake in Tanbreez to 92.5% by issuing additional ordinary shares to Rimbal with a value equal to $116 million at such time. The closing of the Stage 2 interest in Tanbreez is subject to other customary closing conditions, including additional governmental approvals by the Greenland government. There is no guarantee that the Company’s acquisition of the Stage 2 Interest will occur.

Overview of the Tanbreez Project

The Tanbreez Project is a permitted, globally significant critical minerals asset positioned to unlock a sustainable, reliable and long-term rare earth supply for North America and Europe. Once operational, Tanbreez is expected to supply REEs to customers in the western hemisphere to support the production of a wide range of next-generation commercial products, as well as demand from the defense industry. The Tanbreez Project is expected to possess greater than 27% HREEs, which carry a much higher value than LREEs. In an industry where competitors primarily target LREE, the Tanbreez Project is believed to be unique not only due to its significant size, but also because of its HREE asset mix.

The Tanbreez Project is favorably located in Southern Greenland and is expected to have access to key transportation outlets as the project’s area features year-round direct shipping access via deep water fjords that lead directly to the North Atlantic Ocean. The outcropping ore body known as Kakortokite covers an area of 8 x 5 km and is approximately 400m thick. Tanbreez is located in a mild part of Greenland with average temperatures ranging from 0 to -5°C in winter to 10 to 15°C in summer.

This foundational rare earth asset is expected to benefit from robust regulatory tailwinds in both Europe and North American and long-term secular trends for next-generation technology for both commercial and government applications. With China dominating more than 90% of the world’s rare earth assets, this acquisition would represent a strategic move for the Company as it continues to position itself as a leading supplier of critical minerals for the western world. By centralizing the supply chain for critical minerals and working with the Company and Rimbal, western countries can reduce their dependence on foreign imports, thereby bolstering their national security.

The Company’s assessment and estimates of the Tanbreez Project to date have been limited. The Company’s assessment of these assets may not reveal all existing or potential problems, nor will it permit it to become familiar enough with the properties to assess fully their capabilities and deficiencies. As of June 30, 2024, the Company had not completed work on a technical report summary that complies with Regulation S-K 1300 and had not declared any mineral resources or mineral reserves with respect to the Tanbreez Project.

Exploitation License Extension

The Greenland Government has granted an extension to certain deadlines under the Exploitation license of the Tanbreez Project (License No. 2020-54) 2028. Under the new amendment, Tanbreez Mining Greenland A/S is required to submit its exploitation and closure plans by the end of 2025, provide financial security and a company guarantee by June 30th, 2026, and commence the exploitation of minerals by the end of 2028.

Diamond Drilling Program

With the drilling program concluded, all rare earth material extracted has been safely secured in storage. A portion of the rare earth material extracted has been sent to be analyzed by ALS laboratory in Ireland. Critical Metals Corp expects to receive the test results over the next several months.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations together with ELAT’s audited consolidated financial statements and notes thereto included elsewhere in this prospectus. Certain of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to plans and strategy for the Company’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section “Risk Factors”, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from the Company’ forward-looking statements. Please also see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The following discussion includes information that the Company’s management believes is relevant to an assessment and understanding of ELAT’s consolidated results of operations and financial condition. The Company comprises the operations of European Lithium AT (Investments) Limited and its subsidiaries. Unless the context otherwise requires, all references in this section to “we,” “us,” “our” or the Company refer to European Lithium AT (Investments) Limited and its subsidiaries prior to the consummation of the Business Combination and to Critical Metals Corp. and its subsidiaries (including European Lithium AT (Investments) Limited) following the consummation of the Business Combination.

Overview of Business

We are a mining development company focused on critical metals and minerals and producing strategic products essential to electrification and next generation technologies for Europe and its Western world partners. Our main efforts are focused on the development of the Wolfsberg Project located in Carinthia, Austria, which is approximately 270 kilometers south of Vienna. In addition, we hold a 20% interest in the Weinebene and Eastern Alps Lithium Projects, which was previously held by European Lithium immediately prior to the closing of the Business Combination, and a 42% interest in the Tanbreez Project which is located in southern Greenland.

Our Business Strategy

Our primary strategy is to acquire, explore and develop unique and permitted critical metals mining assets that we expect will benefit from robust regulatory tailwinds in both Europe and North America and long-term secular trends for next generation technology in environmental, commercial and government applications. Our foundational assets are the Wolfsberg lithium assets in Austria and the Tanbreez rare earths deposit in Greenland. Our strategy involves developing a low cost, highly sustainable source of lithium hydroxide manufactured from spodumene concentrate, providing European battery and EV manufacturers improved continuity of supply, reducing their dependence on the battery supply from Chinese manufacturers, while also helping them meet their environmental commitments. In addition to the development of the Wolfsberg Project, we expect to focus our efforts on rare earths and critical metals and minerals to produce strategic products essential for a transition to sustainable low carbon emission technologies for Europe and its western world partners. We believe this approach will allow us to become one of the most sustainable, cost-effective and strategic minerals suppliers in the world, and further help potential customers achieve their important environmental, social and governance goals required by shareholders and regulatory agencies.

As part of our business strategy, we intend to seek to acquire assets and operations that are strategic and complementary to our existing operations. This may include acquisitions or investments in complementary companies, assets, mines, products or technologies, including in other rare earth elements and minerals. We may have opportunities to make acquisitions from third parties jointly with EUR, and in some cases, we may acquire assets or other operations directly from EUR or its affiliates. EUR has no obligation to sell any additional assets to us or to accept any offer that we may make for any additional assets, and we may decide not to acquire such additional assets even if EUR or an affiliate offers them to us.

We have in the past evaluated and pursued, and intend in the future to evaluate and pursue, rare earth-related assets and other critical metals assets that have characteristics and opportunities similar to our existing business lines and enable us to leverage our asset base, knowledge base and skill sets. Such acquisition efforts may involve participation by us in processes that have been made public and involve a number of potential buyers, commonly referred to as “auction” processes, as well as situations in which we believe we are the only party or one of a limited number of potential buyers in negotiations with the potential seller. These acquisition efforts often involve assets which, if acquired, could have a material effect on our financial condition and results of operations. We typically do not announce a transaction until after we have executed a definitive acquisition agreement. Discussions and negotiations regarding a potential acquisition can advance or terminate in a short period of time. Moreover, the closing of any transaction for which we have entered into a definitive acquisition agreement will be subject to customary and other closing conditions, which may not ultimately be satisfied or waived. Accordingly, we can give no assurance that our current or future acquisition efforts will be successful. Although we expect the acquisitions we make to be accretive in the long term, we can provide no assurance that our expectations will ultimately be realized.

Recent Developments

Tanbreez Project Investment

On June 5, 2024, we entered into the Heads of Agreement with Rimbal, pursuant to which we would acquire an interest in the Tanbreez Project. On June 18, 2024, pursuant to the Heads of Agreement, we acquired a 5.55% interest in Tanbreez in exchange for the payment of $5 million in cash to Rimbal. On July 23, 2024, pursuant to the Heads of Agreement, we acquired the Stage 1 Interest in Tanbreez in exchange for the issuance by us to Rimbal of approximately 8.4 million ordinary shares, bringing our total equity ownership in Tanbreez to 42%. The ordinary shares were issued to Rimbal in a private placement exempt from the registration requirements of the Securities Act, in reliance on the exemptions set forth in Section 4(a)(2) of the Securities Act.

Pursuant to the Heads of Agreement, if we invest $10 million in exploration expense in Tanbreez within two years from the date of the Heads of Agreement, we will have the option to acquire the Stage 2 Interest by issuing additional ordinary shares to Rimbal with a value equal to $116 million at such time. The closing of the Stage 2 Interest is subject to other customary closing conditions, including additional governmental approvals by the Greenland government. There is no guarantee that the acquisition of the Stage 2 Interest will occur.

Joint Venture with Obeikan Investment Group

On July 9, 2024, we accepted the assignment of EUR’s interest in the Joint Venture with Obeikan. In connection with such assignment, we and Obeikan entered into the Shareholders Agreement related to the Joint Venture. Obeikan has agreed to ratify the Shareholders Agreement to form a joint venture with the Company related to the construction and development of a lithium hydroxide processing plant in the Kingdom of Saudi Arabia to process spodumene concentrate produced from the Wolfsberg Project.

Factors that May Influence Future Results of Operations

Our financial results of operations may not be comparable from period to period due to several factors. Key factors affecting our results of operations are summarized below.

We are an exploration stage mining and development company focusing on the development of our wholly-owned Wolfsberg Project located in Carinthia, Austria, which is approximately 270 kilometers south of Vienna. We have declared mineral resources on our Wolfsberg Project but we have not yet begun to extract any mineral from the property. The exploration and development of the mineral deposits located at the Wolfsberg Project involves a high degree of financial risk and uncertainty. We have not commenced production in connection with the Wolfsberg Project and, consequently, we do not currently have any operating income or cash flows. Accordingly, we do not currently generate any revenues.

Since the acquisition of the Wolfsberg Project in 2011, we have devoted most of our cash resources to the exploration and development of the Wolfsberg Project. As of June 30, 2024 and June 30, 2023, we have spent approximately $35.2 million and $34.7 million, respectively, in connection with our exploration and evaluation activities. For the year ended June 30, 2024 and the fiscal year ended June 30, 2023 our cash expenditures were approximately $1.1 million and $3.0 million, respectively, in connection with our exploratory work and our evaluation of the Wolfsberg Project.

We are an exploration stage mining and development company focusing on the development of our recently acquired, and permitted, foundational asset, the Tanbreez Project, located in Southern Greenland, which is approximately 3km west of Narsaq, the Provincial Capital. The regional capital, Qaqortoq, is 20 km to the south and the regional airport of Narsarsuaq is being moved to approximately 12 km south of the license. We have not declared mineral resources on the Tanbreez Project, nor have we begun to extract any minerals from the property. The exploration and development of the mineral deposits located at the Tanbreez Project involves a high degree of financial risk and uncertainty. We have not commenced production in connection with the Tanbreez Project and, consequently, we do not currently have any operating income or cash flows. Accordingly, we do not currently generate any revenues.

Timing of Current Projects and Future Geographic and Product Expansion

Our financial results and liquidity needs vary from quarter-to-quarter or year-to-year depending on the timing of:

•        the engagement of our key consultants and suppliers;

•        the completion of the DFS at the Wolfsberg Project focusing specifically on the mining mine/concentrator operations only, which is expected to occur 8-10 months after finance availability, approximately in 2025;

•        obtaining and renewing the applicable permits with the relevant mining authorities in Austria and Greenland;

•        obtaining project financing and/or other sources of capital for the development of the Wolfsberg Project in Austria and the Tanbreez Project in Greenland;

•        the development and construction of mine and plant at the Wolfsberg Project;

•        the commencement of production at the Wolfsberg Project, which is expected to occur in 2026 or 2027, subject to the results of the completed DFS;

•        completion of the exploration and drilling program for the Project Tanbreez in Greenland;

•        completion of the geological, geochemical, engineering studies, Environmental Impact assessment and Socio -Economic Studies for Project Tanbreez in Greenland;

•        conduct the work required to prepare the Regulation SK-1300 report for the Tanbreez Project; and

•        the development and construction of the mine and processing facilities at the Tanbreez Project in Greenland.

Additionally, we expect both our capital and operating expenditures will increase significantly in connection with our ongoing activities, as we:

•        hire additional personnel;

•        continue to work on the completion of the DFS for the Wolfsberg Project;

•        conduct geological, geochemical, engineering studies, Environmental Impact assessment and Socio-Economic Studies for Project Tanbreez in Greenland;

•        conduct the work required to prepare the Regulation SK-1300 report for the Tanbreez Project;

•        commence exploration activities in Zone 2 of the Wolfsberg Project;

•        commence exploration activities at the Tanbreez Project;

•        enter into financing and project financing arrangements in connection with the development of the Wolfsberg Project and Tanbreez Project; and

•        operate as a public company on the Nasdaq.

Please read “— Liquidity, Capital Commitments and Resources.”

Industry Growth

Our financial profile is associated with several secular trends in the mining industry. Demand for our product is, in part, driven by the growth of our underlying end markets and how much capital our customers invest to support their businesses. We are also impacted by the global supply and demand for lithium, rare earths and critical minerals and metals products.

Our ability to generate revenue is sensitive to rapidly changing consumer preferences and industry trends, as well as the popularity of consumer products using lithium products, such as electronic vehicles. In December 2022, we entered a long-term Offtake Agreement with BMW, pursuant to which BMW will purchase battery grade lithium hydroxide produced by the Wolfsberg Project. Please see the section entitled “Information about the Company — Offtake Agreement with BMW AG” for more details on the Offtake Agreement. We believe that we are well-positioned at the intersection of key long-term macro trends however, changes in inflationary pressures, commodity prices, energy costs, changes in legislative environment or global industry trends could result in significant fluctuations towards the path of production.

Market and Economic Conditions

Our business depends on the economic extraction of lithium from the Wolfsberg Project and other critical metals and minerals from our other projects, including the Tanbreez Project, and the sales products to our offtake partners. Many factors related to the economic extraction of lithium, including economic conditions affecting disposable consumer income and ultimate demand for consumer items that rely on the production of lithium products, unemployment levels, fuel prices, interest rates, inflationary pressures, changes in tax rates and tax laws that impact companies or individuals and inflation, can impact our operating results.

Seasonality

The Wolfsberg Project is located in Wolfsberg, Austria. While the seasonal impact is minimal, the timing for the execution of some exploration activities is impacted as a result of the winter conditions experienced in that region.

The Tanbreez Project is located in Southern Greenland. Greenland is often considered “ground zero” for the climate crisis because even small shifts in temperature can have outsize impacts across the entire Arctic region. Logistics, exploration and future mining activities could be largely impacted by severe weather conditions, including but not limited to storms, sea ice movements etc.

At a regional scale the weather in South Greenland is mainly influenced by the North American continent and the North Atlantic Ocean. But the local climate is also heavily influenced by the Greenland Inland Ice. Another key factor is the all year round low sea surface temperature which is causing the South Greenland waters and coasts to be part of the arctic zone with summer temperatures below 10 degree C. Further inland, the weather type is more of a continental type and in South Greenland average summer temperatures can locally exceed the 10 degree threshold, which limit the arctic region. Gale force winds (above 13.8 m/s) are common in South Greenland in particular in winter. Sea ice, originating from glaciers, sometimes enters the fjords and could also have an impact on the operations.

Impact of Inflation

The COVID-19 pandemic and the outbreak of war in the Ukraine and Middle East led to problems in global supply chains which caused supply bottlenecks in many sectors of the economy. The principal factors contributing to the inflationary pressures that have been experienced or will be experienced include but are not limited to Europe’s supply chain for critical materials, such as energy (gas and electricity) and reagents.

We may continue to experience inflationary pressures in the future, particularly after the Wolfsberg Project has commenced production. In order to combat inflation before the Wolfsberg Project begins producing, we may take certain actions such as monitoring operating expenses, limiting headcount, and implementing other measures we deem beneficial to minimize inflationary pressures and avoid unnecessary costs.

Risks Associated with Future Results of Operations

For additional information on the risks associated with future results of operations, please see “Risk Factors — Risks Relating to the Company” including, but not limited to “— Risks Related to our Business and our Industry” and “— Operating Risks.”

Presentation of Financial Information

Our reviewed audited financial statements for the year ended June 30, 2024 and our audited financial statements for the year ended June 30, 2023 were prepared in accordance with IFRS.

Statement of Financial Position

Financial Position as of June 30, 2024, and June 30, 2023

The following table summarizes our consolidated statement of financial position as of June 30, 204 and 2023. All amounts are shown in U.S. dollars.

	June 30, 2024 $	June, 30 2023 $
ASSETS
Current Assets
Cash and cash equivalents	1,259,242	137,451
Other receivables	837,930	97,182
Prepaid expenses	1,645,180	—
Total Current Assets	3,742,352	234,633

Non-Current Assets
Restricted cash and other deposits	15,020,679	21,170
Property and plant and equipment, net	853	7,555
Deferred exploration and evaluation expenditure	35,213,542	34,724,374
Financial assets	5,000,000	—
Investment in associate	343,239	—
Right of use asset	30,871	—
Total Non-Current Assets	55,609,184	34,753,099

TOTAL ASSETS	59,351,536	34,987,732

LIABILITIES
Current Liabilities
Trade and other payables	13,226,525	3,267,148
Provisions	24,200	7,458
Lease liability	9,842	—
Funding from related party	4,268,857	34,603
Warrants liability	45,907,114	—
Total Current Liabilities	63,436,538	3,309,209

Non-Current Liabilities
Offtake prepayment	15,000,000	—
Lease liability	23,796	—
Total Non-Current Liabilities	15,023,796	—

TOTAL LIABILITIES	78,460,334	3,309,208

NET ASSETS	(19,108,798)	31,678,523

EQUITY
Share capital	51,508,320	39,414
Unissued capital	45,734,183	44,470,123
Reserves	40,377,181	(3,591,785)
Accumulated deficit	(156,728,482)	(9,239,229)

TOTAL EQUITY	(19,108,798)	31,678,523

Assets

Total assets as of June 30, 2024, and June 30, 2023 were $59.3 million and $35.0 million, respectively, comprised primarily of exploration and evaluation in the development of the Wolfsberg Project ($35.2 million), advance payment from BMW received under the off-take agreement ($15.0 million), as well as investment in Tanbreez Mining Greenland A/S ($5.0 million). Please see the section entitled “Description of the Wolfsberg Project” for a complete description of the Wolfsberg Project.

Liabilities

Total liabilities as of June 30, 2024 and June 30, 2023 were $63.4 million and $3.3 million, respectively, primarily from the Company’s warrant liabilities ($45.9 million). Bank guarantee secured against the advance payment from BMW $15.0 million and trade payables arising from the ordinary course of business and costs associated with the Business Combination ($13.2 million).

Equity

Total equity as of June 30, 2024 and June 30, 2023 were ($19.1 million) and $31.7 million, respectively, primarily from capital contributions the Company’s parent and third-party investors from the Business Combination, foreign currency translation reserve arising on translation from functional currency to presentation currency and retained earnings (results of the operations).

Components of Our Results of Operations

Other income

Our other income includes grants received for European Union projects which ECM Lithium is participating in and interest on BMW funds on deposit.

Foreign exchange

Foreign exchange expenses include exchange differences on translation of foreign operations include the differences between the currency of the primary economic environment in which we operate and the currency presented in our financial statements in accordance with our accounting policy. See note 2 to our interim period unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this prospectus for a description of the Company’s foreign currency accounting policy.

Consultants and professional services expenses

Our consultants and professional services expenses include legal fees, investor relations consultants, taxation advisors and company secretarial advisors’ expenses incurred since the completion of the Business Combination. See note 4 to consolidated financial statements included elsewhere in this prospectus for a description and breakdown of our consultants and professional services expenses.

Travel and entertainment

Our travel and entertainment expenses relate to travel and entertainment expenses incurred by the Company’s management and directors in the performance of their duties on behalf of the Company.

Share based compensation

Our share-based compensation relates to the expense of the current period attributable to the Company’s share grants to its directors, executives and senior management.

Directors’ fees

Our directors’ fees include compensation to the members of the newly constituted board of directors of the Company.

Compliance and regulatory fees

Our compliance and regulatory fees relate primarily to the fees paid to the SEC in the Business Combination, the Company’s PCAOB audits and costs related to filing public reports and forms with the SEC.

Administrative expenses

Our administrative expenses include membership and subscriptions, seminars and conferences and IT support.

Promotion, IR and PR expenses

Our administrative expenses include promotional expenses, and payments made to the Company’s investor relations and PR consultants and or incurred by the Company related to such activities.

Insurance

Our insurance represents expense primarily related to the director and officers (D&O) insurance program put in place by the Company for its Board of Directors and executives.

Finance costs

Finance costs include impact of the initial recognition of the Company’s warrant liabilities, fees arising from the Company’s agreement with GEM, as well other bank fees, interest expense, interest expense on leased assets and other finance costs. See note 4 to our consolidated financial statements included elsewhere in this prospectus for a description and detailed breakdown of our finance costs.

Depreciation expenses

Depreciation expenses are primarily attributed to office equipment. See note 10 to our consolidated financial statements and audited consolidated financial statements included elsewhere in this prospectus for a description of our depreciation expenses.

Depreciation expenses — leased asset

Depreciation expenses — leased asset relates to the lease of the office located near the Wolfsberg Project.

Merger expenses

Merger expenses relate to expenses associated with the Business Combination. See note 4 to our consolidated financial statements included elsewhere in this prospectus for a description of our merger expenses.

Listing Expenses

Our listing expenses (“Listing Expenses”) relate to the costs of Company’s listing on Nasdaq primarily in the form of the excess of the fair value of the shares issued at the completion of the Business Combination over the book values of the net assets of Sizzle, impact of initial recognition of liability related to warrants issued to Polar, as wells as excess of the fair value of Company’s shares issued in settlement of the Company’s liabilities incurred in the process of closing of the Business Combination. See note 4 to our consolidated financial statements included elsewhere in this prospectus for a description and details of our listing expenses.

Exploration expenditure expensed

Our exploration expenditures expenses represent costs incurred in for the geological due diligence for the Company’s projects.

Loss on fair value of warrants

Our loss on fair value of warrants includes changes in the fair value of the Company’s liability for the warrants issued to investors and wells as gain arising upon exercise of a portion of such warrants.

Other expenses

Other expenses consist of smaller expenses not categorized elsewhere and local taxes.

Results of Operations

Comparison of Years ended June 30, 2024 and 2023

The following table summarizes the Company’s consolidated results of operations for the fiscal year ended June 30, 2024 and 2023. All amounts are shown in U.S. dollars.

	Year ended June 30,		Period-over-Period Change Year Ended
	2024	2023	June 30, 2024 to 2023
			Change ($)	Change (%)
Continuing operations
Other Income	117,660	111,218	6,442	5.79%
Foreign Exchange	41,715	(2,199)	43,914	1,996.83%
Consultants	(1,383,645)	(310,737)	(1,072,908)	345.28%
Travel and Entertainment	(47,701)	(22,395)	(25,306)	113.00%
Directors Fees	(136,901)	—	(136,901)	100.00%
Share Based Payments	(608,156)	—	(608,156)	100.00%
Compliance and Regulatory Fees	(426,325)	—	(426,325)	100.00%
Administration expenses	(14,933)	(35,653)	20,721	(58.12)%
Promotion/IR/PR	(191,403)	(63,881)	(127,522)	199.62%
Insurance	(773,820)	—	(773,820)	100.00%
Finance costs	(36,675,866)	(14,871)	(36,660,995)	246,526.76%
Depreciation expense	(6,642)	(6,757)	115	-1.70%
Depreciation – Leased Assets	(19,359)	—	(19,359)	100.00%
Share of Net Losses of Associate	(2,263)	—	(2,263)	100.00%
Merger Expenses	(9,373,737)	(5,104,937)	(4,268,800)	83.62%
Listing Expenses	(77,266,809)	—	(77,266,809)	100.00%
Exploration Expenditure – Expensed	(159,685)	—	(159,685)	100.00%
Gain/(loss) on FV of Warrants	(20,559,781)	—	(20,559,781)	100.00%
Other expenses	(1,603)	—	(1,603)	100.00%
Loss before income tax	(147,489,253)	(5,450,213)	(142,039,040)	2,606.12%
Income tax expense	—	—	—	—
Loss after tax from continuing operations	(147,489,253)	(5,450,213)	(142,039,040)	2,606.12%
Other comprehensive income, net of income tax
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations	(820,434)	1,358,781	(2,179,215)	-160.38%
Other comprehensive (loss) for the period, net of income tax	(820,434)	1,358,781	(2,179,215)	-160.38%

Total comprehensive (loss) for the year	(148,309,687)	(4,091,432)	(144,218,255)	3,524.88%

Other Income

Other income increased $6 thousand, or 6%, to $117 thousand for the year ended June 30, 2024 compared to $111 thousand for the year ended June 30, 2023.

Foreign exchange

Foreign exchange increased $43,914, or 1,997%, to a $41,715 gain for the year ended June 30, 2024 compared to a $2 thousand loss for the year ended June 30, 2023.

Consultants expenses

Consultants expenses increased $1,072,908, or 345%, to $1,383 thousand for the year ended June 30, 2024 compared to $311 thousand for the year ended June 30, 2023, primarily due to the engagement of consultants in relationship with the business combination transaction.

Travel and Entertainment

Travel and Entertainment increased by $25,306, or 113%, to $48 thousand for the year ended June 30, 2024. Travel and Entertainment is primarily attributable to increase travel due to the Business Combination.

Directors Fees

Directors fees were $137 thousand for the year ended June 30, 2024.

Share Based Payments

Share based payments was $608 thousand for the year ended June 30, 2024 and were related to the share grants to the Company’s directors and executives and senior management.

Compliance and Regulatory Fees

Compliance and regulatory fees were $426 thousand for the year ended June 30, 2024 and were attributable to the Company’s compliance with the securities laws and regulations in the United States.

Administrative Expenses

Administrative expenses decreased $21 thousand, or (58.12%), to $15 thousand for the year ended June 30, 2024 compared to $36 thousand for the year ended June 30, 2023.

Promotion, IR, and PR Expenses

Promotion, IR and PR Expenses were $191 thousand for the year ended June 30, 2024, compared to $64 thousand, or an increase of $128 thousand or 200%.

Finance Costs

Finance costs increased $36.7 million, or 135,243%, to a $36.7 million expense for the year ended June 30, 2024 compared to a $15 thousand expense for the year ended June 30, 2023. The increase is due initial recognition of the value of financial instruments as part of the business combination.

Merger Expenses

Merger expenses were $9.4 million for the year ended June 30, 2024 compared to $5.1 million for the year ended June 30, 2023. The increase was primarily attributable to costs of the business combination.

Listing Expenses

Listing Expenses was $77.3 million for the year ended June 30, 2024. Listing Expenses is primarily attributable to cost of the shares issued as part of the business combination.

Gain/(loss) on Fair Value of Warrants

Loss on Fair Value of Warrants was $20.6 million for the year ended June 30, 2024. Gain/(loss) on Fair Value of Warrants is primarily attributable to change in fair value of warrants accounted for as financial liabilities.

Comparison of Years ended June 30, 2023 and 2022

The following table summarizes ELAT’s consolidated results of operations for the fiscal year ended June 30, 2023 and 2022. All amounts are shown in U.S. dollars.

	Year ended June 30,		Period-over-Period Change Year Ended
	2023	2022	June 30, 2023 to 2022
			Change ($)	Change (%)
Continuing operations
Other Income	111,218	—	111,218	100.0%
Consultants and professional services expenses	(374,618)	(179,262)	195,356	109.0%
Administration expenses	(35,653)	(24,504)	11,149	45.5%
Finance costs	(14,871)	(12,711)	2,160	17.0%
Depreciation expense	(6,757)	(7,413)	(656)	8.8%
Foreign exchange	(2,199)	(11,155)	(8,956)	80.3%
Merger Expenses	(5,009,866)	—	5,009,866	100.0%
Other expenses	(22,395)	(49,556)	(27,161)	54.8%
Loss before income tax	(5,355,141)	(284,601)	5,070,540	1,781.6%
Income tax expense	—	—	—	—
Loss after tax from continuing operations	(5,355,141)	(284,601)	5,070,540	1,781.6%
Other comprehensive income, net of income tax
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations	1,358,781	(3,941,081)	5,299,862	134.5%
Other comprehensive (loss) for the period, net of income tax	1,358,781	(3,941,081)	5,299,862	134.5%

Total comprehensive (loss) for the year	(3,996,360)	(4,225,682)	(229,322)	5.4%

Other Income

Other income was $111 thousand for the year ended June 30, 2023. Other income is primarily attributable to the receipt of grants received for European Union projects which ECM Lithium are participating in.

Consultants and professional services expenses

Consultants and professional services expenses increased $195 thousand, or 109.0%, to $375 thousand for the year ended June 30, 2023 compared to $179 thousand for the year ended June 30, 2022. The increase was primarily attributable to legal fees in respect to ECM Lithium AT GmbH including work on the long-term Offtake Agreement. This expenditure is expensed in line with the Company’s accounting policies.

Administrative expenses

Administrative expenses increased $11 thousand, or 45.5%, to $36 thousand for the year ended June 30, 2023 compared to $25 thousand for the year ended June 30, 2022. The increase is due to increased activities for promotions and advertising and general office expenditure.

Finance costs

Finance costs increased $2 thousand, or 17.0%, to a $15 thousand expense for the year ended June 30, 2023 compared to a $13 thousand expense for the year ended June 30, 2022. The increase is not considered material.

Depreciation expenses

Depreciation expenses increased by decreased by $1 thousand, or 8.8%, to $6.8 thousand for the year ended June 30, 2023 compared to $7.4 thousand for the year ended June 30, 2022. The decreased is not considered material.

Foreign exchange

Foreign exchange decreased $9 thousand, or 80.3%, to a $2 thousand expense for the year ended June 30, 2023 compared to a $11 thousand expense for the year ended June 30, 2022. The decrease was primarily attributable to movement in exchange rates and the associated realized foreign exchange on payments to suppliers.

Merger Expenses

Merger expenses were $5.1 million for the year ended June 30, 2023. Merger expenses consist of legal, audit, travel, corporate advisory and other consulting fees associated with the Business Combination.

Other Expenses

Other expenses decreased $27 thousand, or 54.8%, to a $22 thousand expense for the year ended June 30, 2023 compared to a $50 thousand expense for the year ended June 30, 2022. The decrease was primarily attributable to travel and accommodation expenses offset against the repayment of an industry grant previously received which was unutilised.

Exchange differences on translation of foreign operations

Exchange differences on translation of foreign operations losses increased $5.3 million, or 134.5%, to $1.4 million for the year ended June 30, 2023 compared to a $4.0 million loss for the year ended June 30, 2022. The increase was primarily attributable to movements in the Euro and US Dollar exchange rates arising on transaction of foreign operations.

Liquidity and Capital Resources

Sources and Uses of Liquidity

On a historical basis, our principal source of liquidity has been capital contributions from related parties. Our principal uses of cash have been for the exploration and evaluation of the development of the Wolfsberg Project and the consummation of the Business Combination. As of June 30, 2024 and June 30, 2023, we had approximately $1.3 million and $137 thousand, respectively, of unrestricted cash.

We expect our capital expenditures and working capital requirements to continue to increase materially in the near future as we seek to continue development of the Wolfsberg Project and the Tanbreez Project. Our actual future capital requirements will depend on many factors, including the results of our DFSs and other studies, final investment decision ahead of the development and construction at the Wolfsberg Project, exploration activities in Zone 2 of the Wolfsberg Project and costs associated with maintaining the Wolfsberg Project site. Our near-term capital requirements with respect to the Tanbreez Project, in accordance with the Heads of Agreement, are expected to include, but not be limited to, mineral exploration and various test work, including metallurgical test work, engineering, geological and logistics studies, socio economic, community and environmental impacts assessments, and construction of roads and operational camps and sites. In addition, we have incurred and expect to continue to incur additional costs as a result of operating as a public company.

Substantial doubt exists about our ability to continue as a going concern within one year after the date that the financial statements are available to be issued. We will continue efforts to remedy the conditions or events that raise this substantial doubt, however, as some components of these plans are outside of management’s control, we cannot offer any assurances they will be effectively implemented. We also cannot offer any assurance that any additional financing will be available on acceptable terms or at all. Our consolidated financial statements have been prepared on a going concern basis, which contemplates the continuity of normal business activities and the realization of assets and the settlement of liabilities in the ordinary course of business. We cannot be sure that any additional financing will be available to us on acceptable terms if at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

In connection with the closing of the Business Combination, we raised cash proceeds of $10 million from the PIPE Financing and EUR waived the minimum cash condition in the Merger Agreement that required there to be funds in Sizzle’s trust account and funds from other private financing arrangements equal to at least $40 million before payment of transaction expenses. In addition, in connection with the closing of the Business Combination, we and Sizzle entered into or amended certain agreements with vendors or service providers, including the underwriter in Sizzle’s IPO, to pay various business combination transaction expenses otherwise due at Closing, including deferral agreements with vendors or service providers, requiring deferred cash payments by us to such parties to be satisfied over specified time periods after Closing, and certain other fee modification agreements with vendors or service providers pursuant to which such parties received newly issued ordinary shares at Closing and/or deferred cash payments (or a combination of both). Pursuant to such agreements, an aggregate of 2,266,600 ordinary shares were issued to such providers. We received net cash proceeds from the Business Combination of $341,158. Certain transaction costs related to the Business Combination are not yet settled and are payable post-Closing. Additional capital will be necessary in order to fund currently anticipated expenditures and to meet our obligations as they come due.

On July 4, 2023, we entered into the GEM Agreement, pursuant to which we are entitled to draw down up to $125 million of gross proceeds (“Aggregate Limit”) from GEM Investor in exchange for Ordinary Shares, subject to meeting the terms and conditions of the GEM Agreements. This equity line facility is available for a period of 36 months from the Closing of the Business Combination.

In addition, we are currently engaged in discussions with various parties to seek to mitigate our near-term liquidity needs. For example, we are engaged in discussions with EUR to obtain short-term funding, although EUR is under no obligations to provide such funding, and we may ultimately not agree to the terms of such funding. In addition, we would receive proceeds from the exercise of Warrants to the extent such Warrants are exercised for cash.

We expect that our strategic collaboration with Obeikan to build and operate a hydroxide plant in Saudi Arabia for the Wolfsberg Project will be beneficial to us, as it would reduce our future costs to build and operate a lithium hydroxide plant on our own. In addition, once operational, the hydroxide plant is expected to significantly reduce energy costs and deliver savings in operating expenditures and capital expenditures related to the Wolfsberg Project that would otherwise be borne by us. Please read “Business — Overview of our Projects — The Wolfsberg Project — Strategic Collaboration between EUR and Obeikan Investment Group.”

We have in the past engaged in, and we will continue to engage in, various discussions with third parties related to additional potential equity investments in us. These investments may take the form of convertible preferred shares, ordinary shares or other equity or debt securities. Any equity securities issued may provide for rights, preferences, or privileges senior to those of holders of our ordinary shares. We may also engage in debt financings. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of holders of our ordinary shares. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing. Our ability to access capital when needed is not assured and, if capital is not available to us when, and in the amounts needed, we could be required to delay, scale back, or abandon some or all of our expansion efforts and other operations, which could materially harm our business, financial condition and results of operations.

In connection with stockholder votes to approve the extension of the date by which Sizzle was required to complete an initial business combination, (x) on February 1, 2023, public stockholders of Sizzle elected to redeem an aggregate of 11,076,073 shares of Sizzle Common Stock, at a redemption price of approximately $10.32 per share, for an aggregate redemption amount of approximately $114.3 million, (y) on August 7, 2023, public stockholders of Sizzle elected to redeem an aggregate of 1,337,244 shares of Sizzle Common Stock, at a redemption price of approximately $10.85 per share, for an aggregate redemption amount of approximately $14.5 million and (z) on February 6, 2024, public stockholders of Sizzle elected to redeem an aggregate of 779,917 shares of Sizzle Common Stock, at a redemption price of approximately $11.05 per share, for an aggregate redemption amount of approximately $8.6 million. In addition, in connection with the Business Combination, public stockholders of Sizzle elected to redeem 1,414,537 shares of Sizzle Common Stock for a pro rata portion of the cash in the Sizzle trust account, which equaled approximately $11.06 per share, for an aggregate of approximately $15.7 million. As a result, an aggregate of approximately $153.1 million was paid to such redeeming stockholders at or prior to the closing of the Business Combination out of the trust account established by Sizzle upon the closing of its initial public offering.

On June 16, 2024, certain funds affiliated with Empery Asset Management, LP (the “Empery Funds”) elected to partially exercise the PIPE Warrants for 600,000 ordinary shares. The Company received $6 million in gross proceeds as a result of the Empery Funds’ partial exercise of the PIPE Warrants. In addition, on June 16, 2024, the Company issued new warrants to the Empery Funds that are exercisable for 1,000,000 ordinary shares (the “New Warrants”), which have an exercise price of $11.45. On June 18, 2024, pursuant to the Heads of Agreement, we acquired a 5.55% interest in Tanbreez in exchange for the payment of $5 million in cash to Rimbal.

Contractual and Other Obligations

Commitments

Wolfsberg Lithium Project

The DFS is currently work in progress due to the substantial changes of the lithium products prices, increased planned production volumes of lithium hydroxide and plans to build and operate the plant in the Kingdom of Saudi Arabia as a part of newly formed joint venture with Obeikan. Additional studies for the costs optimization of are expected to be completed in the near future. Future capital requirements for the development and construction of the Wolfsberg Project are dependent on a number of factors as outlined above and are expected to be financed primarily through a project financing arrangement in the future. Please read “— Timing of Current Projects and Future Geographic and Product Expansion” and “— Liquidity, Capital Commitments and Resources.”

Related Party Capital Contributions

Prior to the Business Combination, ELAT and certain of its subsidiaries have received financing from our parent company, European Lithium Limited. As of June 30, 2024 and June 30, 2023, we and certain of our subsidiaries have received capital contributions with a balance of $45.7 million and $44.5 million, respectively.

Following completion of the merger transaction, EUR has continued to provide financial support to the Company. As at 30 June 2024, the amount owing was $4,268,857 (30 June 2023: $34,603).

For more information regarding our related party transactions, see the section of this prospectus entitled “Related Party Transactions — The Company’s Related Person Transactions”, and see Note 17 “Related Party Disclosure” to prospectus audited financial statements, included elsewhere in this prospectus.

Cash Flows

The following table summarizes the Company’s cash flows for the periods presented.

	June 30, 2024 $	June 30, 2023 $
Cash flows from operating activities
Payments to suppliers and employees	(2,596,997)	(2,467,764)
Proceeds from related party borrowings	—	34,603
Finance costs	—	(7,776)
Grants received	75,322	111,218
VAT refund received/(paid)	7,027	(49,070)
Taxes paid	(658,472)	—
Business combination expenses paid	(11,949,234)	—
Net cash (used in) operating activities	(15,122,354)	(2,378,789)

Cash flows from investing activities
Payments for exploration and evaluation	(1,068,572)	(2,993,578)
Investment in joint venture	(5,000,000)	—
Cash at acquisition of business combination	9,835,289
Net cash provided by (used in) investing activities	3,766,717	(2,993,578)

Cash flows from financing activities
Cash from the issue of shares	1,060,938	—
Cash from the exercise of warrants for shares	6,170,683	—
Transfer of cash from unrestricted to restricted	(15,000,000)	—
Cash received in respect of offtake prepayment	15,000,000	—
Funding from related party	4,234,254	—
Proceeds from capital contributions	994,321	5,368,057
Repayment of lease liability	(24,483)	—
Net cash provided by financing activities	12,568,809	5,368,057

Net increase/(decrease) in cash and cash equivalents	1,213,172	(4,310)
Cash and cash equivalents at beginning of year	137,451	136,097
Effects on exchange rate fluctuations on cash held	(91,381)	5,664
Cash and cash equivalents at end of year	1,259,242	137,451

Cash Flows from Operating Activities

Our cash flows from operating activities are primarily driven by merger expenses relating to the Business Combination.

We have incurred recurring operating losses and negative cash flows from operating activities.

During the years ended June 30, 2024 and 2023, we incurred Net Losses of $147.5 million and $5.5 million, respectively. Our Net cash used in operating activities was $15.1 million for the year ended June 30, 2024, and $2.4 million for the year ended June 30, 2023. The $12.7 million increase in cash used was primarily due to payments in relation to the Business Combination.

Cash Flows from Investing Activities

Our next cash from investing activities for the year ended June 30, 2024, was $3.8 Million representing cash inflows from closing of Business Combination compared to net cash used in investing activities of $3.0 during the years ended June 30, 2023 representing primarily in the payments for exploration and evaluation in the development of the Wolfsberg Project.

Cash Flows from Financing Activities

Net cash provided by financing activities during the years ended June 30, 2024 and 2023 was $12.6 million and $5.4 million, respectively, primarily from capital contributions from related parties.

The following table summarizes ELAT’s cash flows for the periods presented.

	Year Ended June 30,
	2023	2022
Cash flows from operating activities
Payments to suppliers and employees	(2,433,161)	(237,005)
Finance costs	(7,776)	(14,350)
Interest paid – leased assets	—	—
Grants Received	111,218	—
VAT refund	(49,070)	68,958
Net cash (used in) operating activities	(2,378,789)	(182,397)

Cash flows from investing activities
Payments for exploration and evaluation	(2,993,578)	(6,019,463)
Payment for property and plant and equipment	—	(14,904)
Net cash (used in) investing activities	(2,993,578)	(6,034,367)

Cash flows from financing activities
Proceeds from issue of shares	5,368,057	6,190,820
Repayment of lease liabilities	—	—
Net cash provided by financing activities	5,368,057	6,190,820

Net increase/(decrease) in cash and cash equivalents	(4,310)	(25,944)
Cash and cash equivalents at beginning of year	136,097	184,190
Effects on exchange rate fluctuations on cash held	5,664	(22,149)
Cash and cash equivalents at end of year	137,451	136,097

Cash Flows from Operating Activities

ELAT’s cash flows from operating activities are primarily driven by merger expenses relating to the Business Combination.

ELAT has incurred recurring operating losses and negative cash flows from operating activities.

During the years ended June 30, 2023 and 2022, ELAT incurred Net Loss of $5.4 million and $285 thousand, respectively. ELAT”s Net cash used in operating activities was $2.4 million for the year ended June 30, 2023 and $182 thousand for the year ended June 30, 2022. The $2.2 million increase in cash used was primarily due to payments in relation to the Business Combination.

Cash Flows from Investing Activities

Net cash used in investing activities during the years ended June 30, 2023 and 2022 was $3.0 million and $6.0 million, respectively. This expenditure was primarily in the payments for exploration and evaluation in the development of the Wolfsberg Project.

Cash Flows from Financing Activities

Net cash provided by financing activities during the years ended June 30, 2023 and 2022 was $5.4 million and $6.2 million, respectively, primarily from capital contributions from related parties.

Research and Development, Patents and Licenses, etc.

Not applicable.

Trend Information

Other than as described in “Risk Factors”, in “Operating Results — Factors that may influence future results of operations”, and in “Liquidity and Capital Resources” of this prospectus, which are incorporated by reference herein, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net revenues, income from operations, profitability, liquidity or capital resources, or that would cause the disclosed financial information to be not necessarily indicative of future operating results or financial condition.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2024 or 2023.

Critical Accounting Policies and Estimates

a)      Basis of preparation

The financial report is a general-purpose financial report, which has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The Company is a for-profit entity for the purpose of preparing the financial statements.

The financial report has also been prepared on the accruals basis and historical cost basis.

The material accounting policies set out below have been applied consistently to all periods presented in the financial report except where stated.

b)      Principles of consolidation

Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. A list of controlled entities is contained in Note 19 of the interim period unaudited consolidated financial statements and audited consolidated financial statements.

All inter-group balances and transactions between entities in the Group, including any unrealized profits or losses, have been eliminated on consolidation. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with those adopted by EUR.

c)      Significant accounting estimates and assumptions

The carrying amounts of certain assets and liabilities are often determined based on estimates and assumptions of future events. The key estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of certain assets and liabilities within the next annual reporting period are:

Deferred exploration and evaluation expenditure

The application of the Group’s accounting policy for exploration and evaluation expenditure requires judgement in determining whether it is likely that future economic benefits are likely from future exploitation or sale or where activities have not reached a stage which permits a reasonable assumption of the existence of reserves.

Determining of functional currency

Based on the primary indicators in IAS 21 The Effects of Change in Foreign Exchange Rates, the Euro and US Dollar has been determined as the functional currency of various entities within the Group, because the Euro and US Dollar is the currency that mainly influences labour, material and other costs of providing goods or services, and is the currency in which the majority of these costs are denominated and settled.

Effects of changes in foreign exchange rates on the consolidation of the financial statements are recorded in other comprehensive income and carried in the form of a cumulative translation adjustment in the accumulated other comprehensive income section of the Statement of financial position of the Group.

The presentation currency of the Group has been determined to be US Dollars reflecting the current principal equity and financing structure.

Income taxes

The Group is subject to income taxes in jurisdictions where it has foreign operations.

Significant judgement is required in determining the worldwide provision for income taxes. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Group estimates its tax liabilities based on the Group’s understanding of the tax laws in the relevant jurisdictions. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.

The Group recognizes deferred tax assets relating to carried forward tax losses to the extent there are sufficient taxable temporary differences (deferred tax liabilities) relating to the same taxation authority against which the unused tax losses can be utilized. However, utilization of the tax losses also depends on the ability of the entity to satisfy certain tests at the time the losses are recouped.

Deferred taxation

Potential future income tax benefits have not been brought to account at December 31, 2022 because the Directors do not believe that it is appropriate to regard realizations of future income tax benefits as probable.

Warrants

The Group measures the cost of warrants by reference to the fair value of the equity instruments at the date at which they are granted and at reporting date. The fair value of the unlisted warrants is determined using a Black-Scholes or Monte Carlos Simulation (MCS) option pricing model taking into account the terms and conditions upon which the instruments were granted. The fair value of listed warrants was based on the fair value of financial instruments traded in active markets based on the quoted market prices at reporting date.

d)      Cash and cash equivalents

Cash and cash equivalents in the Statement of Financial Position comprise cash at bank and in hand and short-term deposits with an original maturity of six months or less.

For the purposes of the Statement of Cash Flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

Other Receivables

Other receivables measured at amortised cost have maturity of 12 months or less. The Group measures the loss allowance for Other Receivables at an amount equal to lifetime expected credit losses.

The Group considers an event of default has occurred when a financial asset is more than 120 days past due or external sources indicate that the debtor is unlikely to pay its creditors, including the Group. A financial asset is credit impaired when there is evidence that the counterparty is in significant financial difficulty or a breach of contract, such as a default or past due event has occurred. The Group writes off a financial asset when there is information indicating the counterparty is in severe financial difficulty and there is no realistic prospect of recovery.

Investments and Fair Value Measurement

The fair value of financial assets and financial liabilities must be estimated for recognition and measurement or for disclosure purposes.

The fair value of financial instruments traded in active markets (such as publicly traded derivatives, and equity securities classified as fair value through other comprehensive income) is based on quoted market prices at the reporting date. The quoted market price used for financial assets held by the Group is the current bid price, the appropriate quoted market price for financial liabilities is the current ask price.

The fair value of financial instruments that are not traded in an active market is determined using valuation techniques. The Group uses a variety of methods and makes assumptions that are based on market conditions existing at each balance date. Quoted market prices or dealer quotes for similar instruments are used for long-term debt instruments held. Other techniques, such as discounted cash flows, are used to determine fair value for the remaining financial instruments.

Associates

Associates are entities over which the Group has significant influence but not control or joint control. Investments in associates are accounted for using the equity method. Under the equity method, the share of the profits or losses of the associate is realized in profit or loss and the share of the movements in equity is realized in other comprehensive income. Investments in associates are carried in the statement of financial position at cost plus post acquisition changes in the Group’s share of net assets of the associate. Goodwill relating to the associate is included in the carrying amount of the investment and is neither amortised nor individually tested for impairment. Dividends received or receivable from associates reduce the carrying amount of the investment.

When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any unsecured long-term receivables, the Group does not realize further losses, unless it has incurred obligations or made payments on behalf of the associate.

The Group discontinues the use of the equity method upon the loss of significant influence over the associate and realized any retained investment at its fair value. Any difference between the associates carrying amount, fair value of the retained investment and proceeds from disposal is realized in profit or loss.

Property, plant and equipment

Plant and equipment is reported at cost less accumulated depreciation and impairment. Cost includes expenditure that is directly attributable to the acquisition of the item. In the event that settlement of all or part of the purchase consideration is deferred, cost is determined by discounting the amounts payable in the future to their present value as at the date of acquisition.

Depreciation is provided on plant and equipment. Depreciation is calculated on a straight-line basis so as to write off the net cost or other revalued amount of each asset over its expected useful life to its estimated residual value. The estimated useful lives, residual values and depreciation method are reviewed at the end of each annual reporting period.

The following estimated useful lives are used in the calculation of depreciation:

Plant and equipment	3 years
Vehicle	5 years

Financial instruments

Debt and equity instruments are classified as either liabilities or as equity in accordance with the substance of the contractual arrangement. Transaction costs on the issue of equity instruments are realized directly in equity as a reduction of the proceeds of the equity instruments to which the costs relate. Transaction costs are the costs that are incurred directly in connection with the issue of those equity instruments and which would not have been incurred had those instruments not been issued.

Interest and dividends are classified as expenses or as distributions of profit consistent with the statement of financial position classification of the related debt or equity instruments or component parts of compound instruments.

e)      Impairment of assets

At each reporting date, the Company assesses whether there is any indication that an asset may be impaired. Where an indicator of impairment exists, the Company makes a formal estimate of recoverable amount. Where the carrying amount of an asset exceeds its recoverable amount the asset is considered impaired and is written down to its recoverable amount.

Recoverable amount is the greater of fair value less costs to sell and value in use. It is determined for an individual asset, unless that asset’s value in use cannot be estimated to be close to its fair value less costs to sell and it does not generate cash inflows that are largely independent of those from other assets or group of assets. In which case, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying value does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior years. A reversal of an impairment loss is recognized in profit or loss immediately, unless the relevant asset is carried at fair value, in which case the reversal of the impairment loss is treated as a revaluation increase.

Income Tax

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the reporting date.

Deferred tax is provided on all temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are realized for all taxable temporary differences except:

•        When the deferred tax liability arises from the initial recognition of assets and liabilities (other than as a result of a business combination) which affects neither the accounting profit nor taxable profit or loss; or

•        When the taxable temporary difference arises from the initial recognition of goodwill; or

•        When the taxable temporary difference is associated with investments in subsidiaries, associates or interests in joint ventures, and the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets are realized to the extent that it is probable that sufficient taxable amounts will be available against which the deductible temporary differences or unused tax losses and tax offsets can be realized, except:

•        When the deductible temporary difference giving rise to the asset arises from the initial recognition of assets and liabilities (other than as a result of a business combination) which affects neither accounting profit nor taxable income; or

•        When the deductible temporary difference is associated with investments in subsidiaries, associates or interests in joint ventures, in which case a deferred tax asset is only realized to the extent that it is probable that the temporary difference will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be realized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be realized.

Unrecognised deferred income tax assets are reassessed at each reporting date and are realized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax assets and liabilities are offset when they relate to the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

f)      Value added tax

Revenues, expenses and assets are recognized net of the amount of VAT except:

•        When the VAT incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the VAT is recognized as part of the cost acquisition of the asset or as part of the expense item as applicable; and receivables and payables are stated with the amount of VAT included.

•        The net amount of VAT recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the Statement of Financial Position.

Cash flows are included in the Statement of Cash Flows on a gross basis and the VAT component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority are classified as operating cash flows.

Commitments and contingencies are disclosed net of the amount of VAT recoverable from, or payable to, the taxation authority.

Leases

Right of use asset

The Group realized right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities realized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Group is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the realized right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.

Lease Liabilities

At the commencement date of the lease, the Group realized lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating a lease, if the lease term reflects the Group exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are realized as expense in the period on which the event or condition that triggers the payment occurs. In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

The Group has elected not to recognise right of use assets and lease liabilities for short term leases and low value assets. For these leases, the Group realized the lease payments as an expense on a straight line basis over the lease term.

Short-term leases and leases of low-value assets.

The Group applies the short-term lease recognition exemption for those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option. It also applies the lease of low-value assets recognition exemption to leases of plant and equipment that are considered of low value. Lease payments on short-term leases and leases of low-value assets are realized as expense on a straight-line basis over the lease term.

g)      Foreign Currency

Foreign currency transactions and balances

All foreign currency transactions occurring during the financial year are recognized at the exchange rate in effect at the date of the transaction. Foreign currency monetary items at reporting date are translated at the exchange rate existing at reporting date. Non-monetary assets and liabilities carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined.

Exchange differences are recognized in the profit or loss in the period in which they arise except those exchange differences which relate to assets under construction for future productive use which are included in the cost of those assets where they are regarded as an adjustment to interest costs on foreign currency borrowings.

Functional and presentation currency

Items included in the financial statements of each of the companies within the Group are measured in Euro which is the currency of the primary economic environment in which they operate (the functional currency). The consolidated financial statements are presented in US dollars, which is the Company’s presentation currency.

Group companies

The results and financial position of all the Group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•        assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

•        income and expenses for each statement of profit or loss and other comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions), and

•        all resulting exchange differences are recognized in other comprehensive income.

h)      Trade and other payables

Trade payables and other accounts payable are carried at amortized cost and represent liabilities for goods and services provided to the Group prior to the end of the financial year that are unpaid and arise when the Group becomes obliged to make future payments in respect of the purchase of those goods and services.

i)       Exploration and evaluation expenditure

Exploration and evaluation expenditures in relation to each separate area of interest are recognized as an exploration and evaluation asset in the year in which they are incurred where the following conditions are satisfied:

•        the rights to tenure of the area of interest are current; and

•        at least one of the following conditions is also met:

•        the exploration and evaluation expenditures are expected to be recouped through successful development and exploration of the area of interest, or alternatively, by its sale; or

•        exploration and evaluation activities in the area of interest have not at the balance date reached a stage which permits a reasonable assessment of the existence or otherwise of economically recoverable reserves, and active and significant operations in, or in relation to, the area of interest are continuing.

Exploration and evaluation assets are initially measured at cost and include acquisition of rights to explore, studies, exploratory drilling, trenching and sampling and associated activities and an allocation of depreciation and amortized of assets used in exploration and evaluation activities. General and administrative costs are only included in the measurement of exploration and evaluation costs where they are related directly to operational activities in a particular area of interest.

Exploration and evaluation assets are assessed for impairment when facts and circumstances suggest that the carrying amount of an exploration and evaluation asset may exceed its recoverable amount. The recoverable amount of the exploration and evaluation asset (for the cash generating unit(s) to which it has been allocated being no larger than the relevant area of interest) is estimated to determine the extent of the impairment loss (if any). Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in previous years.

Where a decision has been made to proceed with development in respect of a particular area of interest, the relevant exploration and evaluation asset is tested for impairment and the balance is then reclassified to development.

Joint Venture

A joint venture is an arrangement that the Group controls jointly with one or more other investors, and over which the Group has rights to a share of the arrangement’s net assets rather than direct rights to underlying assets and obligations for underlying liabilities.

The joint venture is accounted for using the equity method. Under the equity method, the share of the profits or losses of the joint venture is recognized in profit or loss and the share of the movements in equity is recognized in other comprehensive income. Investments in joint ventures are carried in the statement of financial position at cost plus post-acquisition changes in the Group’s share of net assets of the joint venture.

Any goodwill or fair value adjustment attributable to the Group’s share in the joint venture is not recognized separately and is included in the amount recognized as investment.

The carrying amount of the investment in joint venture is increased or decreased to recognize the Group’s share of the profit or loss and other comprehensive income of the joint venture, adjusted where necessary to ensure consistency with the accounting policies of the Group.

Unrealised gains and losses on transactions between the Group and the joint venture are eliminated to the extent of the Group’s interest in those entities. Where realized losses are eliminated, the underlying asset is also tested for impairment.

j)      Share capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds. Incremental costs directly attributable to the issue of new shares or options for the acquisition of a business are not included in the cost of the acquisition as part of the purchase consideration.

Warrants

Warrants as classified as liabilities because the warrants do not meet the criteria for equity treatment. Accordingly, the Company will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s consolidated statement of comprehensive income.

New and Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the IASB or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations.

See Note 2 to our audited consolidated financial statements included elsewhere in this prospectus for more information about recent accounting pronouncements, the timing of their adoption and our assessment, to the extent we made one, of their potential impact on our financial condition and results of operations.

Emerging Growth Company

As defined in Section 102(b)(1) of the JOBS Act, we are an emerging growth company (“EGC”). As such, we will be eligible for and intends to rely on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of the fiscal year in which the market value of our ordinary shares that are held by nonaffiliates exceeds $700 million as of the last business day of the second quarter of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the Closing.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Indemnification Agreements

In the ordinary course of business, we enter into certain agreements that provide for indemnification by the Company of varying scope and terms to customers, vendors, directors, officers, employees, and other parties with respect to certain matters. Indemnification includes losses from breach of such agreements, services provided by us, or third-party intellectual property infringement claims. These indemnities may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments, in some circumstances, are not subject to a cap. It is not possible to determine the maximum potential loss under these indemnification provisions due to the absence of prior indemnification claims and the unique facts and circumstances involved in each particular provision. As of December 31, 2023, there were no known events or circumstances that have resulted in a material indemnification liability.

Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. We will not be required to make our first assessment of our internal control over financial reporting until our first annual report required to be filed with the SEC. The Company has not been required to document and test its internal controls over financial reporting, nor has its management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting.

Quantitative and Qualitative Disclosures about Market Risk

We are subject to market risks in the ordinary course of our business. These risks include credit risk, as well as foreign currency exchange risk.

Foreign Currency Exchange Risk

We have operations in several countries outside of the United States, and certain of our operations are conducted in foreign currencies, principally the Euro and the Australian Dollar, both of which fluctuate relative to the U.S. dollar. Accordingly, changes in the value of the Euro or Australian Dollar could adversely affect the U.S. dollar equivalent of our non-U.S. dollar revenue and operating costs and expenses and reduce international demand for our content and services, all of which could negatively affect our business, financial condition and results of operations in a given period or in specific territories.

To date, realized foreign currency transaction gains and losses have not been material to our financial statements. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future.

Critical Accounting Polices and Estimates

a)      Basis of preparation

The financial report is a general-purpose financial report, which has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The Company is a for-profit entity for the purpose of preparing the financial statements.

The financial report has also been prepared on the accruals basis and historical cost basis.

The material accounting policies set out below have been applied consistently to all periods presented in the financial report except where stated.

b)      Principles of consolidation

Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. A list of controlled entities is contained in Note 19 of the interim period unaudited consolidated financial statements and audited consolidated financial statements.

All inter-group balances and transactions between entities in the Group, including any unrealized profits or losses, have been eliminated on consolidation. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with those adopted by EUR.

c)      Significant accounting estimates and assumptions

The carrying amounts of certain assets and liabilities are often determined based on estimates and assumptions of future events. The key estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of certain assets and liabilities within the next annual reporting period are:

Deferred exploration and evaluation expenditure

The application of the Group’s accounting policy for exploration and evaluation expenditure requires judgement in determining whether it is likely that future economic benefits are likely from future exploitation or sale or where activities have not reached a stage which permits a reasonable assumption of the existence of reserves.

Determining of functional currency

Based on the primary indicators in IAS 21 The Effects of Change in Foreign Exchange Rates, the Euro has been determined as the functional currency of the Group, because the Euro is the currency that mainly influences labor, material and other costs of providing goods or services, and is the currency in which the majority of these costs are denominated and settled.

Effects of changes in foreign exchange rates on the consolidation of the financial statements are recorded in other comprehensive income and carried in the form of a cumulative translation adjustment in the accumulated other comprehensive income section of the Statement of financial position of the Group.

The presentation currency of the Group has been determined to be US Dollars reflecting the current principal equity and financing structure. For the purposes of these financial statements, the opening balances have been translated from Euro to US dollars based on historical rate or the closing exchange rate at 30 June 2020 as appropriate.

Income taxes

The Group is subject to income taxes in jurisdictions where it has foreign operations.

Significant judgement is required in determining the worldwide provision for income taxes. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Group estimates its tax liabilities based on the Group’s understanding of the tax laws in the relevant jurisdictions. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.

The Group recognizes deferred tax assets relating to carried forward tax losses to the extent there are sufficient taxable temporary differences (deferred tax liabilities) relating to the same taxation authority against which the unused tax losses can be utilized. However, utilization of the tax losses also depends on the ability of the entity to satisfy certain tests at the time the losses are recouped.

Deferred taxation

Potential future income tax benefits have not been brought to account at December 31, 2022 because the Directors do not believe that it is appropriate to regard realizations of future income tax benefits as probable.

d)      Cash and cash equivalents

Cash and cash equivalents in the Statement of Financial Position comprise cash at bank and in hand and short-term deposits with an original maturity of six months or less.

For the purposes of the Statement of Cash Flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

e)      Impairment of assets

At each reporting date, the Company assesses whether there is any indication that an asset may be impaired. Where an indicator of impairment exists, the Company makes a formal estimate of recoverable amount. Where the carrying amount of an asset exceeds its recoverable amount the asset is considered impaired and is written down to its recoverable amount.

Recoverable amount is the greater of fair value less costs to sell and value in use. It is determined for an individual asset, unless that asset’s value in use cannot be estimated to be close to its fair value less costs to sell and it does not generate cash inflows that are largely independent of those from other assets or group of assets. In which case, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying value does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior years. A reversal of an impairment loss is recognized in profit or loss immediately, unless the relevant asset is carried at fair value, in which case the reversal of the impairment loss is treated as a revaluation increase.

f)      Value added tax

Revenues, expenses and assets are recognized net of the amount of VAT except:

•        When the VAT incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the VAT is recognized as part of the cost acquisition of the asset or as part of the expense item as applicable; and receivables and payables are stated with the amount of VAT included.

•        The net amount of VAT recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the Statement of Financial Position.

Cash flows are included in the Statement of Cash Flows on a gross basis and the VAT component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority are classified as operating cash flows.

Commitments and contingencies are disclosed net of the amount of VAT recoverable from, or payable to, the taxation authority.

g)      Foreign Currency

Foreign currency transactions and balances

All foreign currency transactions occurring during the financial year are recognized at the exchange rate in effect at the date of the transaction. Foreign currency monetary items at reporting date are translated at the exchange rate existing at reporting date. Non-monetary assets and liabilities carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined.

Exchange differences are recognized in the profit or loss in the period in which they arise except those exchange differences which relate to assets under construction for future productive use which are included in the cost of those assets where they are regarded as an adjustment to interest costs on foreign currency borrowings.

Functional and presentation currency

Items included in the financial statements of each of the companies within the Group are measured in Euro which is the currency of the primary economic environment in which they operate (the functional currency). The consolidated financial statements are presented in US dollars, which is the Company’s presentation currency.

Group companies

The results and financial position of all the Group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•        assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

•        income and expenses for each statement of profit or loss and other comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions), and

•        all resulting exchange differences are recognized in other comprehensive income.

h)      Trades and other payables

Trade payables and other accounts payable are carried at amortized cost and represent liabilities for goods and services provided to the Group prior to the end of the financial year that are unpaid and arise when the Group becomes obliged to make future payments in respect of the purchase of those goods and services.

i)       Exploration and evaluation expenditure

Exploration and evaluation expenditures in relation to each separate area of interest are recognized as an exploration and evaluation asset in the year in which they are incurred where the following conditions are satisfied:

•        the rights to tenure of the area of interest are current; and

•        at least one of the following conditions is also met:

•        the exploration and evaluation expenditures are expected to be recouped through successful development and exploration of the area of interest, or alternatively, by its sale; or

•        exploration and evaluation activities in the area of interest have not at the balance date reached a stage which permits a reasonable assessment of the existence or otherwise of economically recoverable reserves, and active and significant operations in, or in relation to, the area of interest are continuing.

Exploration and evaluation assets are initially measured at cost and include acquisition of rights to explore, studies, exploratory drilling, trenching and sampling and associated activities and an allocation of depreciation and amortized of assets used in exploration and evaluation activities. General and administrative costs are only included in the measurement of exploration and evaluation costs where they are related directly to operational activities in a particular area of interest.

Exploration and evaluation assets are assessed for impairment when facts and circumstances suggest that the carrying amount of an exploration and evaluation asset may exceed its recoverable amount. The recoverable amount of the exploration and evaluation asset (for the cash generating unit(s) to which it has been allocated being no larger than the relevant area of interest) is estimated to determine the extent of the impairment loss (if any). Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in previous years.

Where a decision has been made to proceed with development in respect of a particular area of interest, the relevant exploration and evaluation asset is tested for impairment and the balance is then reclassified to development.

j)      Share capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds. Incremental costs directly attributable to the issue of new shares or options for the acquisition of a business are not included in the cost of the acquisition as part of the purchase consideration.

New and Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the IASB or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations.

See Note 2 to our interim period unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this prospectus for more information about recent accounting pronouncements, the timing of their adoption and our assessment, to the extent we made one, of their potential impact on our financial condition and results of operations.

Emerging Growth Company

As defined in Section 102(b)(1) of the JOBS Act, we are an emerging growth company (“EGC”). As such, we are eligible for and intends to rely on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of the fiscal year in which the market value of our ordinary shares that are held by nonaffiliates exceeds $700 million as of the last business day of the second quarter of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the Closing.

MANAGEMENT

Executive Officers and Directors of the Company

The following table sets forth certain information, as of the date of this prospectus, relating to the executive officers, directors and director nominees of the Company.

Name	Age	Position
Executive Officers
Tony Sage(3)	64	Chief Executive Officer, Executive Chairman and Director
Steve Parkes	52	Chief Financial Officer
Dietrich Wanke	61	President of European Operations
Directors
Malcolm Day(3)	59	Director
Michael Hanson(1)(2)	55	Director
Mykhailo Zhernov(3)	48	Director

____________

(1)      Member of the audit committee.

(2)      Member of the compensation committee.

(3)      Member of the nominating and corporate governance committee.

Executive Officers

Tony Sage has served as the Chief Executive Officer of the Company since April 2024 and as Executive Chairman of the Company since the Closing of the Business Combination. Mr. Sage has served as Non-Executive Chairman of EUR since September 2016 transitioning to Executive Chairman of EUR in December 2021 quarter, and has more than 35 years’ experience in corporate advisory services, funds management and capital raising predominantly within the resource sector. Mr. Sage is based in Western Australia and has been involved in the management and financing of listed mining companies for the last 22 years. Mr. Sage has operated in Argentina, Brazil, Peru, Romania, Russia, Sierra Leone, Guinea, Cote d’Ivoire, Congo, South Africa, Indonesia, China and Australia. Mr. Sage currently holds the position of Executive Chairman of ASX listed CuFe Ltd and Executive Chairman of ASX listed Cyclone Metals Limited. Mr. Sage holds a B. Bus. degree from Edith Cowan University, Western Australia, is a chartered accountant with the Chartered Accountants Australia and New Zealand (CAANZ), is a fellow of Certified Practicing Accountants in Australia (FCPA) and is a fellow of the Taxation Institute of Australia (FTIA).

Steve Parkes has served as Chief Financial Officer of the Company since December 2024. Mr. Parkes has over 30 years of diversified international financial management experience as a Chief Financial Officer for public, private equity backed and privately held companies. Following nine years in public accounting for PKF International in Australia, Mr. Parkes has been based in New York City where his career has spanned senior financial positions for global companies including RGP, WPP, Omnicom, Mach7 Technologies and USHealthConnect. Most recently, Mr. Parkes served as the Chief Financial Officer of US HealthConnect, Inc., a healthcare education and marketing firm, from September 2023 to September 2024. Prior to that, Mr. Parkes served as the Chief Financial Officer of March7 Technologies, a provider of enterprise medical imaging software and data management solutions, from 2021 to 2023. Mr. Parkes also served as a Board Advisor to Exeest, Inc., a company focused on the next-generation digital film market platform, from 2018 to 2022. Mr. Parkes is a Certified Public Accountant (CPA) and holds a Bachelor of Business Administration in Accounting from the University of Newcastle.

Dietrich Wanke currently serves as President of European Operations of the Company. Mr. Wanke was appointed as General Manager of EUR in October 2016 and has served as the Chief Executive Officer of EUR since May 2019. In addition, Mr. Wanke also currently holds a position as General Manager for Marampa Iron Ore in Sierra Leone. No exploration activities are currently being undertaken at Marampa Iron Ore. Thus, while Mr. Wanke has a contractual obligation with Marampa Iron Ore, he is currently overseeing the project remotely without the requirement to travel to Sierra Leone. For so long as this arrangement continues, Mr. Wanke expects to allocate minimal time to Marampa Iron Ore, which will allow Mr. Wanke to carry out the role of President of European Operations in a full-time capacity. Mr. Wanke has worked in the past as General Manager for Tolukuma Gold Mines in Papua New Guinea, Mine Manager for Atlas Iron in Western Australia, Technical Services Manager for Thiess (hard coal) in Indonesia, Mine Manager for Kimberley Diamonds in Western Australia, Technical Services Manager for Lightning Nickel in Western Australia,

Technical Director for LMV, an engineering/surveying service provider for coal mines in Germany and Technical Services Manager and Licensed Surveyor for Laubag (lignite) in Germany. Mr. Wanke has more than 30 years’ experience in management at operational level for underground and open cut mines. Mr. Wanke has held statutory positions as registered manager under the applicable mining acts in several countries and commodities, notably gold/silver, nickel, diamonds, coal and iron. Mr. Wanke has lived and served professionally for mining operations in Germany, Australia, Indonesia, Papua New Guinea and Sierra Leone. Mr. Wanke has managed mining operations through all phases, starting from greenfield exploration to full scale production as well as extension of existing mines. Mr. Wanke holds a Mine Engineering/Mine Surveying degree from Technical University Bergakademie Freiberg, a licensed Mine Surveyor’s certificate in Germany and 1st class Mine Manger’s certificates in Western Australia and Papua New Guinea.

Directors

Michael Hanson currently serves as a Director of the Company. Mr. Hanson is currently a Partner at Hanson Peak LLP. Mr. Hanson also serves as a Director of Itchen Down Properties Limited. Mr. Hanson brings a wealth of expertise with over 30 years’ experience in Natural Resources and Corporate Finance sectors and has advised on a broad range of corporate transactions. Mr. Hanson has successfully advised on numerous IPOs, public and private equity raises and M&A transactions for many AIM, TSX and ASX listed companies. His postings have included Russia and South Africa.

Malcolm Day currently serves as a Director of the Company. Mr. Day has served as a Director of EUR since July 2012. In addition, Mr. Day is a Member of the Australian Institute of Company Directors. Mr. Day is the Managing Director of ASX listed entity Moab Minerals Limited (ASX Code: MOM). Mr. Day commenced his career working in the civil construction industry for 10 years, six of which were spent in senior management as a Licensed Surveyor and then later as a Civil Engineer. Whilst working as a Surveyor, Mr. Day spent 3 years conducting mining and exploration surveys in remote Western Australia. Mr. Day holds a Bachelor of Applied Science in Surveying and Mapping.

Mykhailo Zhernov currently serves as a Director of the Company. Mr. Zhernov has served as a Director of EUR since December 2021. Mr. Zhernov has a track record of twenty years in the financial sector of Ukraine, CIS, Central and Eastern Europe. Mr. Zhernov has served as the managing partner at Millstone & Co Investment Company since 2016, a private investment company specializing on investment, asset and capital management in Central and Eastern Europe. He was the founder and head of ALTERA FINANCE (altera-finance.com), the member of the supervisory boards of the insurance companies VUSO (vuso.ua), INNEX Stock Exchange, the head of the private banking in PJSC DIAMANTBANK. Mr. Zhernov holds an economics degree with a specialization in marketing from the National University Donetsk Ukraine.

Board of Directors

Composition

The Company Board consists of five directors. Of these five directors, four are independent. The directors are divided into Class I, Class II and Class III and have staggered three-year terms. On the date of the adoption of the Proposed Charter, the directors are divided as follows:

•        the Class I director is Mykhailo Zhernov and his term will expire at the annual general meeting of shareholders to be held in 2024;

•        the Class II directors are Malcolm Day and Michael Hanson and their terms will expire at the annual general meeting of shareholders to be held in 2025; and

•        the Class III directors are Tony Sage and his term will expire at the annual general meeting of shareholders to be held in 2026.

Pursuant to the Proposed Charter and the Investors Agreement, for as long as EUR beneficially owns (a) (i) at least fifty percent (50%) of the total voting power of the Company’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint from time to time the lower of (a) a majority of all members of the Company Board, and (b) four (4) members of the Company Board, with at least two (2) such board members satisfying the independence requirements of the Company’s principal stock exchange and be eligible to serve on an audit committee, but no such board member being required to satisfy the diversity requirements of the Company’s principal stock exchange, (ii) at least twenty-five percent (25%) but less than fifty percent (50%) of the total voting power of the Company’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint two (2) members of the Company Board from time to time, with no such board member being required to satisfy the independence or diversity requirements of the Company’s principal stock exchange or be eligible to serve on an audit committee, and (iii) at least fifteen percent (15%) but less than twenty-five percent (25%) of the total voting power of the Company’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint one (1) member of the Company Board from time to time, with such board member not being required to satisfy the independence or diversity requirements of the Company’s principal stock exchange or be eligible to serve on an audit committee (each such Company Board member, a “EUR Director”); and (b) at least fifteen perfect (15%) of the total voting power of the Company’s then issued and outstanding equity securities, the EUR Directors shall be entitled to elect a chairperson of the Company Board.

The Investor Agreement provides, among other things, that EUR’s right to appoint the applicable EUR Director terminates at any time EUR cases to beneficially own the total voting power of the Company’s then issued and outstanding equity interests representing at least the minimum applicable percentage specified above. In that event, EUR shall immediately cause the applicable EUR Director(s) to offer to resign from the Company Board or EUR shall exercise any powers it has to remove such EUR Director and, upon acceptance of such offer of resignation by the Company Board, such the Company Board seat shall be subject to the election of all shareholders of the Company in accordance with the Organizational Documents of the Company.

Director Independence

Four of the five of the Company directors are “independent directors” as defined in the Nasdaq Stock Market Rules, provided, however, that if at any time any EUR Director fails to satisfy the independence criteria, as applicable to such EUR Director, EUR shall immediately cause such EUR Director to offer to resign from the Company Board or EUR shall exercise any powers it has to remove such EUR Director and, upon acceptance of such offer of resignation by the Company Board or removal from the Company Board (as applicable), such Company Board seat shall remain vacant until otherwise filled by EUR in accordance with the Investor Rights Agreement. Pursuant to applicable rules, an independent director is one who has no direct or indirect relationship with the Company that could, in the view of the board of directors, be reasonably expected to interfere with a director’s independent judgment.

Board Committees

The Company Board has an audit committee and a compensation committee, described below. As a foreign private issuer, under the listing requirements and rules of Nasdaq, we are not required to have independent directors on our board of directors, except that our audit committee is required to consist fully of independent directors, subject to certain phase-in schedules.

Audit Committee

The audit committee consists of Michael Hanson. The Company has determined that Mr. Hanson satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Mr. Hanson satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The audit committee will oversee the Company’s accounting and financial reporting processes. The audit committee is responsible for, among other things:

•        overseeing the relationship with the Company’s independent auditors, including:

•        appointing, retaining and determining the compensation of the Company’s independent auditors;

•        approving auditing and pre-approving non-auditing services permitted to be performed by the independent auditors;

•        discussing with the independent auditors the overall scope and plans for their audits and other financial reviews;

•        reviewing a least annually the qualifications, performance and independence of the independent auditors;

•        reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by the Company and all other material written communications between the independent auditors and management; and

•        reviewing and resolving any disagreements between management and the independent auditors regarding financial controls or financial reporting;

•        overseeing the internal audit function, including conducting an annual appraisal of the internal audit function, reviewing and discussing with management the appointment of the head of internal audit, at least quarterly meetings between the chairperson of the audit committee and the head of internal audit, reviewing any significant issues raised in reports to management by internal audit and ensuring that there are no unjustified restrictions or limitations on the internal audit function and that it has sufficient resources;

•        reviewing and recommending all related party transactions to the Company Board for approval, and reviewing and approving all changes to the Company’s related party transactions policy;

•        reviewing and discussing with management the annual audited financial statements and the design, implementation, adequacy and effectiveness of the Company’s internal controls;

•        overseeing risks and exposure associated with financial matters; and

•        establishing and overseeing procedures for the receipt, retention and treatment of complaints received from the Company employees regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by the Company employees of concerns regarding questionable accounting, auditing and internal control matters.

Compensation Committee

The compensation committee consists of Michael Hanson. The compensation committee has a written charter and oversees the Company’s compensation of its executive officers and directors. The compensation committee assists the board in determining its responsibilities in relation to remuneration, including making recommendations to the board on the Company’s policy on executive compensation, determining the individual remuneration and benefits package of each of the executive directors, and recommending and monitoring the remuneration of senior management below board level, as the board so directs.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Malcolm Day, Tony Sage and Mykhailo Zhernov, with Mr. Day serving as the chairperson of the nominating and corporate governance committee. The nominating and corporate governance committee has a written charter and is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of the Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance and reporting and making recommendations to the Board concerning corporate governance matters.

Indemnification of Directors and Officers

In addition to the indemnification provided for in the existing Sizzle Certificate of Incorporation, Sizzle entered into indemnification agreements with each of its officers and directors to indemnify such individuals, to the fullest extent permitted by law and subject to certain limitations, against all judgments, liabilities, fines, penalties, amounts paid in settlement and expenses actually and reasonably incurred by such individuals in an action or proceeding to which any such individual was made a party by reason of being an officer or director of Sizzle or an organization of which Sizzle is a shareholder or creditor if such individual serves such organization at Sizzle’s request. Such indemnification obligation survived the Business Combination. Additionally, the Company entered into similar indemnification agreements with each of its directors and certain officers.

Arrangements for Election of Directors

In connection with the Business Combination, and pursuant to the Merger Agreement, Sizzle and European Lithium have agreed to cause the size of the Company’s board of directors to be fixed at five members, who are currently Tony Sage, Michael Hanson, Malcolm Day and Mykhailo Zhernov. Mr. Sage has been appointed to serve as Chairman of the board of directors of the Company.

Corporate Governance Practices

The Company is a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer we are permitted to comply with corporate governance practices of the law of the British Virgin Islands (the “BVI”) (collectively, “Home Country Practice”) instead of certain Nasdaq corporate governance rules, provided that we disclose which requirements we will not follow and the equivalent Home Country Practice that we will comply with instead.

We rely on this “foreign private issuer exemption” in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). We comply with the Nasdaq corporate governance rules applicable to foreign private issuers, which means that we are permitted to follow certain corporate governance rules that conform to BVI requirements in lieu of many of the Nasdaq corporate governance rules. Accordingly, our shareholders do not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Because the Company is a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Code of Business Conduct and Ethics

In connection with the Closing, the Company adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of its directors, officers and employees. The Code of Conduct sets out the Company’s fundamental values and standards of behavior that are expected from the Company’s directors, officers and employees with respect to all aspects of the Company’s business. The objective of the Code of Conduct is to provide guidelines for maintaining the Company’s integrity, reputation and honesty with a goal of honoring others’ trust in the Company at all times. The Code of Conduct will set out guidance with respect to conflicts of interest, protection and proper use of corporate assets and opportunities, confidentiality of corporate information, fair dealing with third parties, compliance with laws and reporting of any illegal or unethical behavior.

The Company’s audit committee is responsible for reviewing and evaluating the Code of Conduct periodically and will recommend any necessary or appropriate changes thereto to the board of directors for consideration. The audit committee will also assist the Company’s Board with the monitoring of compliance with the Code of Conduct, and is responsible for considering any waivers of the Code of Conduct (other than waivers applicable to the Company’s directors or executive officers, which shall be subject to review by the board of directors as a whole).

A copy of the Code of Conduct is available on the Company’s website.

Conflicts of Interest

Under BVI law, the directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes our post-offering memorandum and articles of association or the BVI Business Companies Act (As Revised) of the BVI (the “BVI Companies Act”).

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

BVI law does not regulate transactions between a company and its significant members, however it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority members. The Company adopted a code of business conduct and ethics which requires employees to fully disclose any situations that could reasonably be expected to give rise to a conflict of interest, and sets forth relevant restrictions and procedures when a conflict of interest arises to ensure the best interest of the Company. See “— Code of Business Conduct and Ethics.”

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position.

Accordingly, as a result of multiple business affiliations, the directors of the Company may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when the board of the Company evaluates a particular business opportunity with respect to the above-listed criteria. The Company cannot assure you that any of the above mentioned conflicts will be resolved in their favor. Furthermore, each of the directors of the Company may have pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Name	Entity	Entity’s Business	Position
Tony Sage	European Lithium Limited CuFe Ltd Cyclone Metals Limited	Mining exploration and development Mining exploration and development Mining exploration and development	Executive Chairman and Director Nominee Executive Chairman Executive Chairman
Dietrich Wanke	European Lithium Limited	Mining exploration and development	Chief Executive Officer
	Marampa Iron Ore	Mining exploration and development	General Manager
Michael Hanson	Itchen Down Properties Limited	Investment Fund	Director
Malcolm Day	European Lithium Limited	Mining exploration and development	Director
	Moab Minerals Limited	Mining exploration and development	Managing Director
Mykhailo Zhernov	European Lithium Limited	Mining exploration and development	Director

Diversity

The Company recognizes the importance and benefit of having a board of directors and senior management composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members and senior management with respect to attributes such as gender, ethnicity and other factors. In support of this goal, the Company board of directors will, when identifying candidates to nominate for election to the Company’s board of directors or appoint as senior management or in its review of senior management succession planning and talent management, consider diversity from a number of aspects, including, but not limited to, gender, age, disability, ethnicity and cultural diversity. In connection with the Closing, the Company adopted a Diversity Policy (the “Diversity Policy”), applicable to all of its directors, officers and employees consistent with EUR’s existing diversity policy.

Family Relationships

There are no familiar relationships among the Company directors and officers.

Critical Metals 2024 Incentive Plan

The Company’s board of directors and its shareholders approved and adopted the Critical Metals 2024 Share Incentive Plan, which reserves for grant a number of the Company’s ordinary shares equal to 10% of the number of issued and outstanding the Company ordinary shares immediately after the closing of the Business Combination on a fully diluted basis. Additionally, pursuant to the Critical Metals 2024 Share Incentive Plan, the Company ordinary shares reserved for issuance thereunder will automatically increase annually by 3% on the first day of each fiscal year beginning with the 2025 fiscal year.

EXECUTIVE COMPENSATION

The aggregate compensation paid and share-based compensation and other payments expensed by us and our subsidiaries to our directors and executive officers with respect to the year ended June 30, 2024 was $297 thousand.

Fiscal 2024 Equity Awards and Equity Plan Amendment

In June 2024, the Compensation Committee (the “Compensation Committee”) of the Board completed its review of, and recommendations to the Board regarding, and the Board approved, grants of equity awards to its senior employees, officers and directors for prior services rendered (the “Compensation Awards”), grants of annual awards to senior employees and officers (the “2024 Annual Equity Awards”), and grants of annual awards to the non-employee members of the Board (the “Director Equity Awards” and together with the Compensation Awards and the 2024 Annual Equity Awards, the “Equity Awards”). The Equity Awards were issued pursuant to the grant of restricted stock units (“RSUs”) covering approximately 1.0 million ordinary shares of the Company in the aggregate.

The Equity Awards had a total approximate aggregate value of $9.8 million based on the closing price of the Company’s stock on based on the date of grant. The Equity Awards are subject to the following vesting conditions:

•        Tranche A (545,000 RSU’s) — RSU’s for persons located outside of Australia and shall vest in full on 7 June 2025, subject to the participant not experiencing a termination of employment or service with the Company or its subsidiaries on or prior to the vesting date.

•        Tranche B (340,000 RSU’s) — RSU’s for participants located outside of Australia and shall vest in equal instalments on each of the first three anniversaries of the vesting commencement date (being 7 June 2025, 7 June 2026 and 7 June 2027), subject to the participant not experiencing a termination of employment or service with the Company or its subsidiaries on or prior to the vesting date.

•        Tranche C (70,000 RSU’s) — RSU’s for participants located in Australia and shall vest in equal instalments on each of the first three anniversaries of 1 July 2023, subject to the participant not experiencing a termination of employment or service with the Company or its subsidiaries on or prior to the vesting date.

In connection with the Equity Awards, the Compensation Committee also determined that it was advisable, and the Board approved, an amendment and restatement of the 2024 Incentive Award Plan (as amended, the “Amended and Restated 2024 Incentive Award Plan”). The Amended and Restated 2024 Incentive Award Plan amends the 2024 Incentive Award Plan to modify the date that the evergreen provision annually increases the number of shares reserved (to July 1 from January 1); removes the provision regarding the maximum number of shares authorized for issuance to any non-employee director under the Plan during any single fiscal year; and makes certain other ministerial changes. In addition, the Compensation Committee recommended, and the Board approved, a Form of Employee RSU Agreement and a Form of Director RSU Agreement.

For more information on the Equity Awards, see Note 5 “Share-Based Payment to Directors and Management.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Sizzle’s Related Person Transactions

In October 2020, Sizzle issued an aggregate of 2,875,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.009 per share, to Sizzle’s Initial Stockholders. On March 2, 2021, Sizzle effected a 1.25 for 1 dividend, and as a result Sizzle’s Initial Stockholders held 3,593,750 founder shares of Sizzle common stock. On September 15, 2021, Sizzle effected an additional 1.4 for 1 dividend, and as a result Sizzle’s initial stockholders held 5,031,250 founder shares. The founder shares held by Sizzle’s Initial Stockholders included an aggregate of up to 656,250 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that Sizzle’s initial stockholders owned shares equal to 35% of the shares issued in Sizzle’s Initial Public Offering (excluding the Private Placement Shares and assuming the Initial Stockholders did not purchase units in our Initial Public Offering). In November 2021, Sizzle effected a stock dividend of 1.08 shares for each share of common stock outstanding, resulting in Sizzle’s Sponsor holding an aggregate of 5,425,000 founder shares (excluding the 8,750 shares forfeited due to a partial exercise by the underwriters of its over-allotment option).

Sizzle’s Sponsor and Cantor purchased an aggregate of 770,000 Private Placement Shares (722,750 shares by Sizzle’s Sponsor and 47,250 shares by Cantor for a total purchase price of $7,700,000). This purchase took place on a private placement basis simultaneously with the consummation of Sizzle’s Initial Public Offering. The purchase price for the Private Placement Shares was deposited into the trust account simultaneously with the consummation of Sizzle’s Initial Public Offering. Sizzle’s Sponsor has agreed not to assign or sell any of the Private Placement Shares (except to certain permitted transferees) until after the completion of Sizzle’s initial business combination. In the event of a liquidation prior to Sizzle’s initial Business Combination, the Private Placement Shares would likely have been worthless.

In order to meet Sizzle’s working capital needs following the consummation of Sizzle’s Initial Public Offering, Sizzle’s Sponsor, officers and directors or their affiliates may have, but were not obligated to, loan Sizzle funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of Sizzle’s initial Business Combination, without interest, or, at holder’s discretion, up to $1,500,000 of the notes may be converted into shares of common stock at a price of $10.00 per share. These shares would be identical to the Private Placement Shares.

The holders of Sizzle’s founder shares issued and outstanding on the date of the registration statement for our Initial Public Offering, as well as the holders of the Private Placement Shares and any shares of common stock Sizzle’s Sponsor, Initial Stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to Sizzle, is entitled to registration rights pursuant to an agreement signed prior to or on the effective date of Sizzle’s Initial Public Offering. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the founder shares and Private Placement Shares can elect to exercise these registration rights at any time commencing on the closing of the Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

On December 19, 2020, the Sizzle issued an unsecured promissory note to the Sponsor, pursuant to which Sizzle could borrow up to an aggregate principal amount of $150,000. The note is non-interest bearing and payable on the earlier of (i) December 31, 2021, (ii) the consummation of Sizzle’s Initial Public Offering or (iii) the date on which Sizzle determined not to proceed with Sizzle’s Initial Public Offering. As of September 30, 2023, Sizzle had $129,437 (including fees) outstanding under the note, which is now due on demand. The Sponsor acknowledged that the Company is not in default.

Prior to or on the applicable due date for each applicable month, as per the terms of the Extension Amendment, Sizzle caused to be paid Extension Funds into the Trust Account. As of October 19, 2023, there was approximately $34,042,748 in the Trust Account.

Sizzle entered into agreements with Sizzle’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation.

Sizzle was also entitled to pay consulting, finder or success fees to our initial stockholders, officers, directors or their affiliates for assisting Sizzle in consummating our initial business combination with such fee to be determined in an arms’ length negotiation based on the terms of the business combination.

Other than the payments to Cohen & Company Capital Markets, an affiliate of a passive member of the Sponsor, $10,000 per month administrative fee, the payment of consulting, success or finder fees to Sizzle’s Sponsor, officers, directors, or their affiliates in connection with the consummation of our initial Business Combination and repayment of the up to $150,000 loan, no compensation or fees of any kind will be paid to Sizzle’s Sponsor, members of our leadership team or their respective affiliates, for services rendered prior to or in connection with the consummation of the Business Combination (regardless of the type of transaction that it is). However, pursuant to the First Amendment, the Company was obligated to repay Sizzle Transaction Expenses (as defined in the Business Combination Agreement) at the Closing of the Business Combination, which included, without limitation, Extension Expenses. In addition, such individuals received reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and Business Combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There was no limit on the amount of consulting, success or finder fees payable by us upon consummation of the Business Combination. Additionally, there was no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceeded the available proceeds not deposited in the trust account, such expenses would not be reimbursed by us unless we consummated the initial Business Combination.

In connection with the payment of Extension Expenses, the Sponsor, its affiliates and Sizzle’s officers and directors have a Promissory Note and indebtedness outstanding from Sizzle relating to the Extension Expenses. Additionally, $600,000 was outstanding under Extension Note as of the date of this prospectus. On February 6, 2023 and July 6, 2023, ASJC Global LLC — Series 11, a member of the Sponsor, contributed $400,000 and $200,000 respectively to the Sponsor for Extension Funds, in exchange for 300,000 and 150,000 of founders shares, respectively. Additional loans or contributions may be made after the date of this prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Sizzle outside of the Trust Account.

On July 31, 2023, Sponsor raised $175,000, on August 30, 2023, Sponsor raised $60,000, on October 4, 2023 Sponsor raised $75,000, and on November 2, 2023, the Sponsor raised $120,000, in each case from Polar Subscriptions, in exchange in the aggregate for 430,000 founders shares held by Sponsor, and this aggregate amount, consisting of $430,000, was loaned as Extension Loans by Sponsor to Sizzle to pay into the Trust Account as Extension Funds.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Sizzle’s Related Person Transactions Policy and Procedure

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our sponsor, officers or directors unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, that the business combination is fair to our unaffiliated stockholders from a financial point of view. We will also need to obtain approval of a majority of our disinterested independent directors.

The Company’s Related Person Transactions

Registration Rights Agreement

At Closing, each of Critical Metals, Sizzle, the Sponsor and EUR, together with certain other persons listed on the signature pages thereto, entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company granted certain registration rights to EUR, Sponsor and certain other holders of Critical Metals Ordinary Shares.

In the Amended Underwriting Agreement, Sizzle agreed that, upon the issuance of 1,200,000 Ordinary Shares at Closing, Sizzle would, and would cause the Sponsor to, add the Agreement Representative Shares as “Registrable Securities” of the Representative under the registration rights agreement executed by Sizzle in connection with the Sizzle IPO, dated as of November 3, 2021. However, this amendment provided that Representative has the right, if there was any “public investment in private equity” (“PIPE”) that closes substantially concurrently with the Closing which included registration rights for the investor in such PIPE (the “Registration Rights Obligations”) that are superior to the registration rights available to the Representative under such existing Sizzle registration rights agreement, that the Representative may, at its sole election within ten (10) business days after the Closing elect to receive the Registration Rights Obligations with respect to the Agreement Representative Shares (pari passu with such PIPE investor) in lieu of those under the referenced registration rights agreement.

In connection with the entry into the GEM Agreements, Critical Metals and GEM Investor simultaneously entered into a registration rights agreement (the “GEM RRA”). Pursuant to the GEM RRA, Critical Metals is required to, as soon as practicable but no later than 30 calendar days following the date of public listing, submit to or file with the SEC a registration statement registering the resale of such shares and to use its commercially reasonable efforts to have such registration statement declared effective no later than the earlier of (A) the 45th calendar day following the filing of the GEM RRA and (B) the 5th business day after the date Critical Metals is notified (orally or in writing, whichever is earlier) by the SEC that the GEM RRA will not be “reviewed” or will not be subject to further review.

Pursuant to the Subscription Agreement, Critical Metals agreed that, within 30 days following the Closing, Critical Metals will file with the SEC a registration statement registering the resale of the Critical Metals Ordinary Shares issued or issuable in the PIPE Financing (the “PIPE Resale Registration Statement”) and will use its reasonable best efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but in any event within 60 days after the Closing (or 90 days after the Closing in the event of a “full review” of the PIPE Resale Registration Statement by the SEC) or, if earlier, the fifth trading day after Critical Metals is notified by the SEC that the PIPE Resale Registration Statement will not be reviewed or is no longer subject to further review and comments, and maintain the effectiveness of the PIPE Resale Registration Statement (in each case, subject to liquidated damages for failure to meet the registration requirements).

Capital Contributions from European Lithium

ELAT and certain of its subsidiaries has received financing from its parent company, EUR. As of December 31, 2023 and June 30, 2023, we and certain of our subsidiaries have received capital contributions with a balance of $45.9 million and $44.5 million, respectively. For a further description of such transactions, see Note 17 “Related Party Disclosure” to our interim period unaudited consolidated financial statements and audited financial statements, included elsewhere in this prospectus.

Related Person Transactions Policy Following the Business Combination

The Company’s Board adopted a written Related Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Related Person Transaction Policy, a “related person” means “(a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of the company that gives them significant influence over the company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of the company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

Under the policy, management of the Company, must present information regarding the proposed related person transaction to the Company’s audit committee (or, where review by the Company’s audit committee would be inappropriate, to another independent body of the Company Board) for review. In considering related person transactions, the Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•        the relationship of the related person to the Company;

•        the nature and extent of the related person’s interest in the transaction;

•        the importance and fairness of the transaction both to the Company and to the related person;

•        the material terms of the transaction;

•        whether the value and the terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by the Company with non-related persons, if any; and

•        disclosure requirements.

The Company’s audit committee will approve only those transactions that it determines are fair to us and in the Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

DESCRIPTION OF SECURITIES

A summary of the material provisions governing our securities is described below. This summary is not complete and should be read together with the amended and restated Memorandum and Articles of Association of the Company (together, the “Articles”) and the Warrant Agreement, each of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. You are urged to read the Articles and the Warrant Agreement for a complete description of the rights and preferences of our securityholders.

General

The Company is a BVI business company limited by shares and incorporated in the British Virgin Islands and its affairs are governed by its Articles and the BVI Companies Act (each as amended or modified from time to time).

As provided in the Articles, subject to the BVI Companies Act, the Company has full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. The registered office of the Company is c/o Maples Corporate Services (BVI) Limited, PO Box 173, Road Town, Tortola, British Virgin Islands.

Authorized Shares

The Articles authorize the issuance of up to 500,000,000 shares, consisting of (a) 450,000,000 Ordinary Shares and (b) 50,000,000 preference shares. All outstanding Ordinary Shares are fully paid and non-assessable.

All options, regardless of grant dates, will entitle holders to an equivalent number of Ordinary Shares once the vesting and exercising conditions are met.

The Ordinary Shares are expected to be listed on Nasdaq under the symbol “CRML”.

Key Provisions of the Articles and British Virgin Islands Law Affecting the Company’s Ordinary Shares or Corporate Governance

Voting Rights

The holders of Ordinary Shares are entitled to one vote per share on all matters to be voted on by shareholders. The Articles do not provide for cumulative voting with respect to the election of directors.

Transfer

All Ordinary Shares are issued in registered form and may be freely transferred under the Articles, unless any such transfer is restricted or prohibited by another instrument, Nasdaq rules or applicable securities laws.

Under the BVI Companies Act, shares that are listed on a “recognized exchange” (as that term is defined in the BVI Companies Act) may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on the “recognized exchange” and subject to the Articles.

Pursuant to lock-up agreements entered into with the applicable party, including all holders described in this prospectus other than the PIPE Investors but excluding Sizzle’s public shareholders prior to the closing of the Business Combination, agreed, among other things, that such party’s Ordinary Shares may not be transferred for a period of one year after the Closing. The lock-up agreements do not restrict GEM Investor and GYBL from selling shares acquired by them under the GEM Agreements. Following the closing of the Business Combination, of the 81,640,131 Ordinary shares that were issued and outstanding as of the Closing Date, approximately 74,398,882 Ordinary Shares (or approximately 91% of the total issued and outstanding Ordinary Shares) are subject to a lock-up for up to one year after Closing.

Additionally, any Securities received in the Business Combination by persons who are or become affiliates of the Company for purposes of Rule 144 under the Securities Act may be resold only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act, including pursuant to this prospectus. Persons who may be deemed affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with, the Company and may include the directors and executive officers of the Company, as well as its significant shareholders.

Redemption Rights

The BVI Companies Act and the Articles permit the Company to purchase its own shares with the prior written consent of the relevant members, on such terms and in such manner as may be determined by its board of directors and in accordance with the BVI Companies Act.

Dividends and Distributions

Pursuant to the Articles and the BVI Companies Act, the Board may from time to time declare dividends and other distributions, and authorize payment thereof, if, in accordance with the BVI Companies Act, the Board is satisfied that immediately after the payment of any such dividend or distribution, (a) the value of the Company’s assets exceeds its liabilities and (b) the Company will be able to pay its debts as they fall due. Each holder of Ordinary Shares has equal rights with regard to dividends and to distributions of the surplus assets of the Company, if any.

Other Rights

Under the Articles, the holders of Securities are not entitled to any preemptive rights or anti-dilution rights. Securities are not subject to any sinking fund provisions.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

The Board may from time to time make calls upon members for any amounts unpaid on their Ordinary Shares in a notice served to such members at least 14 clear days prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Issuance of Additional Shares

The Articles authorize the Board to issue additional Ordinary Shares from time to time as the Board shall determine, subject to the BVI Companies Act and the provisions, if any, in the Articles (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of any applicable exchange, the SEC and/or any other competent regulatory authority and without prejudice to any rights attached to any existing shares.

However, under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under the Articles for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Meetings of Shareholders

Under the Articles, the Company may, but (unless required by any applicable law, rule or regulation) is not obligated to, hold an annual general meeting each year. The Board or the chair, if in office, may call an annual general meeting or an extraordinary general meeting upon not less than seven days’ notice unless such notice is waived in accordance with the Articles. A meeting notice must specify the place, day and hour of the meeting and the general nature of the business to be conducted at such meeting. At any general meeting of the Company shareholders, one-third of the voting power of the Company’s Ordinary Shares entitled to vote at such meeting shall constitute a quorum. Subject to the requirements of the BVI Companies Act, only those matters set forth in the notice of the general meeting or (solely in the case of a meeting convened upon a Special Meeting Request (as defined below)) properly requested in connection with a Special Meeting Request may be considered or acted upon at a meeting of the Company shareholders.

Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Under the Articles, shareholders of the Company have the right to submit a requisition (a “Special Meeting Request”) requiring the Board of Directors to convene an extraordinary general meeting, as more particularly described below. Only those matters set forth in the notice of the general meeting or properly the subject of a Special Meeting Request may be considered or acted upon at a general meeting.

To properly requisition an extraordinary general meeting pursuant to a Special Meeting Request, (a) the request of shareholders representing not less than 30% of the voting power represented by all issued and outstanding shares of the Company in respect of the matter for which such meeting is requested must be deposited at the registered office of the Company and (b) the requisitioning shareholders must comply with certain information requirements specified in the Articles.

In connection with any meeting of shareholders, the right of a shareholder to bring other business or to nominate a candidate for election to the Board must be exercised in compliance with the requirements of the Articles. Among other things, notice of such other business or nomination must be received at the registered office of the Company not later than the close of business on the date that is 120 days before, and not earlier than the close of business on the date that is 150 days before, the one-year anniversary of the preceding year’s annual general meeting, subject to certain exceptions.

Liquidation

On a liquidation or winding up of the Company, assets available for distribution among the holders of Ordinary Shares shall be distributed among the holders of Ordinary Shares on a pro rata basis.

Inspection of Books and Records

The Board shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members and no member shall have any right of inspecting any account, book or document of the Company except as conferred by law or authorized by the Board or by the Company in general meeting.

Preference Shares

The Articles provide that preference shares may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series by an amendment to the Articles to be approved by the Board. The Board is able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of Ordinary Shares and could have anti-takeover effects. The ability of the Board to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. The Company has no preference shares issued and outstanding at the date of this prospectus. Any amendment to the Articles by the Board in order to assign rights to any preference shares and the issuance of such preference shares would be subject to applicable directors’ duties.

Anti-Takeover Provisions

Some provisions of the Articles may discourage, delay or prevent a change of control of the Company or management that members may consider favorable, including, among other things:

•        a classified board of directors with staggered, three-year terms;

•        the ability of the Board to issue preference shares and to determine the price and other terms of those shares, including preferences and voting rights, potentially without shareholder approval;

•        the limitation of liability of, and the indemnification of and advancement of expenses to, members of the Board;

•        advance notice procedures with which shareholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a shareholders’ meeting, which could preclude shareholders from bringing matters before annual or special meetings and delay changes in the Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise from attempting to obtain control of the Company;

•        that directors may be removed only (i) for cause and upon a resolution passed by all directors (other than the director who is the subject of the resolution) provided that a director appointed by EUR pursuant to its rights of appointment under the Articles may not be so removed, (ii) with or without cause by EUR where the director concerned was appointed by EUR pursuant to its rights of appointment under the Articles, (iii) for cause and, if EUR beneficially owns less than 50% of the voting power of the Company’s Ordinary Shares, upon a resolution of shareholders signed by a majority of the entire voting power of the Company’s Ordinary Shares, or (iv) if EUR beneficially owns at least 50% of the voting power of the Company’s Ordinary Shares, upon a resolution of shareholders signed by a majority of the entire voting power of the Company’s Ordinary Shares;

•        that shareholders may not act by written consent in lieu of a meeting at any time if EUR beneficially owns less than 50% of the voting power of the Company’s Ordinary Shares; provided, however, that at any time when EUR beneficially owns at least 50% of the voting power of the Company’s Ordinary Shares, the shareholders may pass a written consent if signed by holders of Ordinary Shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a shareholder meeting;

•        the right of the Board, if EUR beneficially owns less than 50% of the voting power of the Company’s Ordinary Shares, to fill vacancies created by the expansion of the Board or the resignation, death or removal of a director, or by a resolution of shareholders at any time when EUR beneficially owns at least 50% of the total voting power of the Company’s Ordinary Shares; and

•        that the Articles may be amended only (i) by the Board or (ii) if EUR owns at least 50% of the voting power of the Company’s Ordinary Shares, by a resolution of shareholders signed by a majority of the entire voting power of the Company’s Ordinary Shares.

However, under British Virgin Islands law, the directors of the Company may only exercise the rights and powers granted to them under the Articles for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Warrants

Public Warrants

Each public warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. However, no public warrants will be exercisable for cash unless we have an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the public warrants and a current prospectus relating to such Ordinary Shares. We are registering the Ordinary Shares issuable upon exercise of the public warrants in the registration statement of which this prospectus forms a part because the public warrants will become exercisable 30 days after the completion of the Business Combination. However, because the public warrants will be exercisable until their expiration date of up to five years after the completion of the Business Combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of the Business Combination under the terms of the public warrant agreement, we have agreed that we will use our best efforts to file with the SEC as soon as practicable after the Business Combination a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the public warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the public warrant agreement. Notwithstanding the foregoing, if a registration statement covering the Ordinary Shares issuable upon exercise of the public warrants is not effective within a specified period following the consummation of the Business Combination, public warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise public warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their public warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the public warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Ordinary Shares for the 5 trading days ending on the trading day prior to the date of exercise. The public warrants will expire on the fifth anniversary of our completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We may call the public warrants for redemption, in whole and not in part, at a price of $0.01 per public warrant,

•        at any time after the public warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each public warrant holder,

•        if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the public warrants become exercisable and ending on the third business day prior to the notice of redemption to public warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the Ordinary Shares underlying such public warrants.

The right to exercise will be forfeited unless the public warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a public warrant will have no further rights except to receive the redemption price for such holder’s public warrant upon surrender of such public warrant.

The redemption criteria for our public warrants have been established at a price which is intended to provide public warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the public warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the public warrants.

If we call the public warrants for redemption as described above, our leadership will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the public warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Ordinary Shares for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants.

The public warrants are issued in registered form under a public warrant agreement between Continental Stock Transfer & Trust Company, as public warrant agent, and us. The public warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Ordinary Shares issuable on exercise of the public warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the public warrants will not be adjusted for issuances of Ordinary Shares at a price below their respective exercise prices.

In addition, if (x) we issue additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per Ordinary Share (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to our sponsor, initial stockholders or their affiliates, without taking into account any founder shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the public warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which we issue the additional Ordinary Shares or equity-linked securities.

The public warrants may be exercised upon surrender of the public warrant certificate on or prior to the expiration date at the offices of the public warrant agent, with the exercise form on the reverse side of the public warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their public warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Public warrant holders may elect to be subject to a restriction on the exercise of their public warrants such that an electing public warrant holder would not be able to exercise their public warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Ordinary Shares outstanding.

No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of Ordinary Shares to be issued to the public warrant holder. We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the public warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

PIPE Warrants

Pursuant to the Subscription Agreements, at the Closing, Critical Metals issued to each PIPE Investor warrants to purchase up to an aggregate of 1,000,000 Ordinary Shares (the “PIPE Warrants”). The PIPE Warrants are exercisable commencing on February 27, 2024, the closing date of the Business Combination, and expire on May 27, 2025.

Each PIPE Warrant has an initial exercise price of $10.00 per Ordinary Share. The exercise price and number of Ordinary Shares issuable on the exercise of the PIPE Warrants may be adjusted in certain circumstances, including the event of a stock dividend, subdivision or the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction,

At no time may a holder of a PIPE Warrant exercise such warrant if the number of Ordinary Shares to be issued pursuant to such exercise would exceed, when aggregated with all Other Ordinary Shares owned by such holder and its affiliates at such time, the number of Ordinary Shares which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 12(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding Ordinary Shares; provided, however, that such holder may waive the foregoing restriction by providing the Company with 61 days’ notice of such waiver; provided, further, that during the 61 day period prior to the expiration of the PIPE Warrant, the holder may waive compliance with the foregoing restriction at any time during such 61 day period.

No fractional Ordinary Shares will be issued in connection with any exercise of a PIPE Warrant, in lieu of such fractional shares, the Company shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.

The foregoing description of the PIPE Warrants is qualified in its entirety by reference to the full text of the form of PIPE Warrant, copy of which is filed with the SEC as Exhibit 10.13 to this registration statement and which are incorporate herein by reference.

Polar Warrants

At the Closing, Critical Metals issued to Polar warrants to purchase up to 350,000 Ordinary Shares (the “Polar Warrants”). The Polar Warrants are exercisable commencing on February 27, 2024, the closing date of the Business Combination, and expire on May 27, 2025.

The Polar Warrants have an initial exercise price of $10.00 per Ordinary Share. The exercise price and number of Ordinary Shares issuable on the exercise of the Polar Warrants may be adjusted in certain circumstances, including the event of a stock dividend, subdivision or the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction,

At no time may a holder of a Polar Warrant exercise such warrant if the number of Ordinary Shares to be issued pursuant to such exercise would exceed, when aggregated with all Other Ordinary Shares owned by such holder and its affiliates at such time, the number of Ordinary Shares which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 12(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding Ordinary Shares; provided, however, that such holder may waive the foregoing restriction by providing the Company with 61 days’ notice of such waiver; provided, further, that during the 61 day period prior to the expiration of the Polar Warrant, the holder may waive compliance with the foregoing restriction at any time during such 61 day period.

No fractional Ordinary Shares will be issued in connection with any exercise of a Polar Warrant, in lieu of such fractional shares, the Company shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.

The foregoing description of the Polar Warrant is qualified in its entirety by reference to the full text of the Polar Warrant, copy of which is filed with the SEC as Exhibit 10.14 to this registration statement and which are incorporate herein by reference.

GEM Warrants

Pursuant to the GEM Agreements, at the Closing, the GEM Investor was granted a warrant (the “GEM Warrant”) to purchase up to 1,814,797 Ordinary Shares. The GEM Warrants are exercisable commencing on February 27, 2024, the closing date of the Business Combination, and expire on February 27, 2027.

The GEM Warrants have an initial exercise price of $10.71 per Ordinary Share. The exercise price and number of Ordinary Shares issuable on the exercise of the GEM Warrants may be adjusted in certain circumstances, including the event of a stock dividend, subdivision or the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction. The GEM Warrant can be exercised on a cashless basis in part or in whole at any time during the term. Any failure by us to timely transfer the Ordinary Shares under the GEM Warrant pursuant to GYBL’s exercise will entitle GYBL to compensation in addition to other remedies.

At no time may a holder of a GEM Warrant exercise such warrant if the number of Ordinary Shares to be issued pursuant to such exercise would exceed, when aggregated with all Other Ordinary Shares owned by such holder and its affiliates at such time, the number of Ordinary Shares which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 12(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding Ordinary Shares; provided, however, that such holder may waive the foregoing restriction by providing the Company with 61 days’ notice of such waiver; provided, further, that during the 61 day period prior to the expiration of the GEM Warrant, the holder may waive compliance with the foregoing restriction at any time during such 61 day period.

No fractional Ordinary Shares will be issued in connection with any exercise of a GEM Warrant, in lieu of such fractional shares, the Company shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.

The foregoing description of the GEM Warrant is qualified in its entirety by reference to the full text of the Polar Warrant, copy of which is filed with the SEC as Exhibit 10.15 to this registration statement and which are incorporate herein by reference.

February 2025 Private Placement Warrants

Pursuant to the Securities Purchase Agreements, Critical Metals issued to each Feb. 2025 PIPE Investor warrants to purchase up to an aggregate of 4,910,000 Ordinary Shares. Such Warrants are exercisable commencing on February 7, 2025 and will expire on February 7, 2029.

Each warrant has an initial exercise price of $7.00 per Ordinary Share. The exercise price and number of Ordinary Shares issuable on the exercise of the warrants may be adjusted in certain circumstances, including the event of a stock dividend, subdivision or the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction,

At no time may a holder of a warrant exercise such warrant if the number of Ordinary Shares to be issued pursuant to such exercise would exceed, when aggregated with all other Ordinary Shares owned by such holder and its affiliates at such time, the number of Ordinary Shares which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding Ordinary Shares.

No fractional Ordinary Shares will be issued in connection with any exercise of a PIPE Warrant, in lieu of such fractional shares, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

BENEFICIAL OWNERSHIP OF SECUIRTIES

As of February 14, 2025 there are 95,622,170 Ordinary Shares issued and outstanding. This amount does not include (i) the 7,750,000 Ordinary Shares subsequent to the closing of the Business Combination conditioned upon exercise of the Public Warrants, (ii) approximately 6,778,838 Ordinary Shares to EUR under the terms of the earnout (in the event of satisfaction of certain share price thresholds and certain other conditions of the earnout), such actual number to be based on the Closing Share Consideration), (iii) the GEM Warrant granting GYBL the right to purchase 1,814,797 Ordinary Shares at an exercise price of $10.71 per share (subject to adjustments described in the GEM Warrant) expiring on the 3rd anniversary of the closing of the Business Combination, (iv) the Polar Warrant (as defined below) granting Polar Multi-Strategy Master Fund (“Polar”) the right to purchase up to 350,000 Ordinary Shares at an exercise price of $10.00 per share (subject to adjustments described in the Polar Warrant) expiring on the 15th month anniversary of the closing of the Business Combination, (v) the shares issued or issuable to the BTC investor, including the shares underlying the convertible note or warrants issued to the BTC Investor, and (vi) the shares issuable upon exercise of the warrants granted to the Feb. 2025 PIPE Investors.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them.

Name and Address of Beneficial Owner	Number of Ordinary Shares Owned	Percentage of Outstanding Ordinary Shares
Directors and Executive Officers(1)
Tony Sage(2)	—	—
Steve Parkes	—	—
Dietrich Wanke	—	—
Malcolm Day(2)	—	—
Michael Hanson	—	—
Mykhailo Zhernov(2)	—	—
All directors and executive officers as a group (7 individuals)	—	—

Other 5% Stockholders
European Lithium Limited(3)	73,195,479	76.5%
Empery Asset Management, LP(4)	8,147,349	8.5%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals after the Business Combination is c/o Critical Metals Corp., Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

(2)      Each of Tony Sage, Malcom Day and Mykhailo Zhernov serve as directors and have voting power with respect to any securities held EUR. Any action by EUR with respect to Ordinary Shares, including voting and dispositive decisions, requires a vote of three out of the five members of the board of directors. Under the so-called “rule of three,” because voting and dispositive decisions are made by three out of the five members of the board of directors, none of the members of the EUR board of directors is deemed to be a beneficial owner of securities held by EUR solely by virtue of their directorships.

(3)      Based on information provided in a Schedule 13D/A filed on December 13, 2024. Such amount includes 6,778,838 shares issuable as Earnout Shares in accordance with the Merger Agreement. The business address of European Lithium Limited is 32 Harrogate Street West Leederville, Western Australia, 6007.

(4)      Based on information provided in a Schedule 13G/A filed on January 10, 2025. Such amount includes 1,400,000 ordinary shares issuable upon the exercise of warrants. The business address of Empery Asset Management, LP is One Rockefeller Plaza, Suite 1205, New York, NY 10020.

SHARES ELIGIBLE FOR FUTURE SALE

As of March 27, 2024, there are 81,640,131 Ordinary Shares issued and outstanding and up to 7,750,000 Ordinary Shares are issuable upon exercise of the Public Warrants. In addition to the outstanding Public Warrants, Critical Metals issued to (i) the PIPE Investors warrants (the “PIPE Warrants”) to purchase up to an aggregate of 1,000,000 Ordinary Shares, at an exercise price of $10.00 per share (subject to adjustment, including full ratchet anti-dilution protection), expiring on the 15 month anniversary of the Closing, and an aggregate of 3,000,000 Ordinary Shares (the “Additional Shares”) that will be subject to transfer restrictions but will be released to the PIPE Investors at a rate of three Additional Shares for each Ordinary Share that the PIPE Investor purchases upon exercise of such PIPE Investors’ Warrants, and which will otherwise be forfeited with respect to any portion of the Warrant that remains unexercised upon the expiration of the Warrants, (ii) GYBL a warrant (the “GEM Warrant”) granting GYBL the right to purchase 1,814,797 Ordinary Shares at an exercise price of $10.71 per share (subject to adjustments described in the GEM Warrant) expiring on the 3rd anniversary of the closing of the Business Combination and (iii) Polar a warrant (the “Polar Warrant”) granting Polar the right to purchase up to 350,000 Ordinary Shares at an exercise price of $10.00 per share (subject to adjustments described in the Polar Warrant) expiring on the 15 month anniversary of the Closing.

Lock-up Agreements

Pursuant to lock-up agreements entered into with the applicable party, including all holders described in this prospectus other than the PIPE Investors but excluding Sizzle’s public shareholders prior to the closing of the Business Combination, will be required to enter into a lock-up for a period of one year after the Closing. The lock-up agreements do not restrict GEM Investor and GYBL from selling shares acquired by them under the GEM Agreements. Of the 81,640,131 Ordinary shares that were issued and outstanding as of the Closing Date, approximately 74,398,882 Ordinary Shares (or approximately 91% of the total issued and outstanding Ordinary Shares) are subject to a lock-up for up to one year after Closing.

Rule 144

All Ordinary Shares, other than those Ordinary Shares registered pursuant to the Registration Statement on Form F-4, as amended, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this registration statement, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of Critical Metals and has beneficially owned Critical Metals’ restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about Critical Metals. Persons who are affiliates of Critical Metals and have beneficially owned Critical Metals’ restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding equity shares of the same class which, immediately after closing of the Business Combination, was equal to 833,296 Critical Metals Ordinary Shares, including 4,221,350 founder shares held by the Sponsor that will be subject to certain lock-up arrangements described above and 770,000 private placement shares, that are subject to certain lock-up arrangements which Sizzle’s officers, directors and stockholders entered into in connection with the IPO, as described above; or

•        the average weekly trading volume of Critical Metals’ Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Critical Metals under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Critical Metals.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of European Lithium AT (Investments) Limited’s employees, consultants or advisors who purchased equity shares from the Company in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

Critical Metals is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that Critical Metals sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by Critical Metals’ affiliates. Generally, subject to certain limitations, holders of Critical Metals’ restricted shares who are not affiliates of Critical Metals or who are affiliates of Critical Metals by virtue of their status as an officer or director of Critical Metals may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of Critical Metals restricted shares by an officer or director who is an affiliate of Critical Metals solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of Critical Metals restricted shares who will be an affiliate of Critical Metals other than by virtue of his or her status as an officer or director of Critical Metals.

Critical Metals is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Registration Rights

At Closing, each of Critical Metals, Sizzle, the Sponsor and EUR, together with certain other persons listed on the signature pages thereto, entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company granted certain registration rights to EUR, Sponsor and certain other holders of Critical Metals Ordinary Shares.

In the Amended Underwriting Agreement, Sizzle agreed that, upon the issuance of 1,200,000 Ordinary Shares at Closing, Sizzle would, and would cause the Sponsor to, add the Agreement Representative Shares as “Registrable Securities” of the Representative under the registration rights agreement executed by Sizzle in connection with the Sizzle IPO, dated as of November 3, 2021. However, this amendment provided that Representative has the right, if there was any “public investment in private equity” (“PIPE”) that closes substantially concurrently with the Closing which included registration rights for the investor in such PIPE (the “Registration Rights Obligations”) that are superior to the registration rights available to the Representative under such existing Sizzle registration rights agreement, that the Representative may, at its sole election within ten (10) business days after the Closing elect to receive the Registration Rights Obligations with respect to the Agreement Representative Shares (pari passu with such PIPE investor) in lieu of those under the referenced registration rights agreement.

In connection with the entry into the GEM Agreements, Critical Metals and GEM Investor simultaneously entered into a registration rights agreement (the “GEM RRA”). Pursuant to the GEM RRA, Critical Metals is required to, as soon as practicable but no later than 30 calendar days following the date of public listing, submit to or file with the SEC a registration statement registering the resale of such shares and to use its commercially reasonable efforts to have such registration statement declared effective no later than the earlier of (A) the 45th calendar day following the filing of the GEM RRA and (B) the 5th business day after the date Critical Metals is notified (orally or in writing, whichever is earlier) by the SEC that the GEM RRA will not be “reviewed” or will not be subject to further review.

Pursuant to the Subscription Agreement, Critical Metals agreed that, within 30 days following the Closing, Critical Metals will file with the SEC a registration statement registering the resale of the Critical Metals Ordinary Shares issued or issuable in the PIPE Financing (the “PIPE Resale Registration Statement”) and will use its reasonable best efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but in any event within 60 days after the Closing (or 90 days after the Closing in the event of a “full review” of the PIPE Resale Registration Statement by the SEC) or, if earlier, the fifth trading day after Critical Metals is notified by the SEC that the PIPE Resale Registration Statement will not be reviewed or is no longer subject to further review and comments, and maintain the effectiveness of the PIPE Resale Registration Statement (in each case, subject to liquidated damages for failure to meet the registration requirements).

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up to 100,312,567 Ordinary Shares, which includes (i) 67,788,383 Ordinary Shares issued to EUR in connection with the Business Combination; (ii) 6,778,838 Ordinary Shares issuable to EUR in connection with the Business Combination as Earnout Shares, which is subject to certain terms and conditions relating to the price of the Ordinary Shares during the five year period following the consummation of the Business Combination; (iii) 3,343,750 Ordinary Shares issued to the Sponsor in connection with the Business Combination in exchange for 3,343,750 shares of Sizzle Common Stock; (iv) 51,600 Ordinary Shares issued to the Sponsor in connection with the Business Combination in satisfaction of $129,437 aggregate principal amount outstanding under certain promissory notes held by Sponsor; (v) 1,247,250 Ordinary Shares issued to Cantor, which includes (x) 47,250 Ordinary Shares purchased by Cantor in a private placement in connection with the Sizzle IPO, and (y) 1,200,000 Ordinary Shares issued as compensation to Cantor, as the representative of the underwriters in the Sizzle IPO, for its deferred underwriting fee; (vi) 3,028,356 Ordinary Shares issuable to EAM pursuant to the Subscription Agreements, which consists of (w) 114,497 PIPE Shares, (x) 628,479 Bonus Shares; (y) 571,345 Ordinary Shares issuable upon the exercise of the PIPE Warrant and (z) 1,714,035 Additional Shares; (vii) 1,342,430 Ordinary Shares issuable to ETE III pursuant to the Subscription Agreements, which consists of (w) 50,756 PIPE Shares, (x) 278,598 Bonus Shares; (y) 253,269 Ordinary Shares issuable upon the exercise of the PIPE Warrants and (z) 759,807 Additional Shares; (viii) 929,614 Ordinary Shares issuable to ETE pursuant to the Subscription Agreements, which consists of (w) 35,147 PIPE Shares, (x) 192,923 Bonus Shares, (y) 175,386 Ordinary Shares issuable upon the exercise of the PIPE Warrants and (z) 526,158 Additional Shares; (ix) 350,000 Ordinary Shares that are issuable to Polar upon exercise of the Polar Warrants; (x) 1,015,000 Ordinary Shares issued to various vendors and service providers in connection with the Closing of the Business Combination pursuant to certain agreements to pay various business combination transaction expenses otherwise due at Closing in Ordinary Shares; and (xi) up to 14,437,346 Ordinary Shares issuable to GEM Global, which consists of (x) 122,549 Ordinary Shares issued to GEM Global at the Closing as the commitment fee payable under the GEM Agreements, (y) up to 12,500,000 Ordinary Shares issuable pursuant to the GEM Agreements and (z) 1,814,797 Ordinary Shares issuable upon exercise of the GEM Warrant.

The Selling Securityholders may offer and sell, from time to time, any or all of the Ordinary Shares being offered for resale by this prospectus after the applicable lock-up period elapses. Please see the section entitled “Description of Securities” for further information regarding the rights and restrictions of these securities.

In this prospectus, the term “Selling Securityholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders as a gift, pledge, partnership distribution or other non-sale related transfer.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering Ordinary Shares for resale to the public, and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days of March 27, 2024 are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same ordinary shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same ordinary shares. We have based percentage ownership on 81,640,131 Ordinary Shares outstanding as of the date of this prospectus.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

Unless otherwise noted, the business address of each of the following entities or individuals after the Business Combination is c/o Critical Metals Corp., Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

Name and Address	Ordinary Shares Beneficially Owned Prior to This Offering	Percentage Ownership	Number of Ordinary Shares Being Offered(1)	Ordinary Shares Beneficially Owned After This Offering(2)	Percentage Ownership
European Lithium Limited(3)	67,788,383	83.8%	74,567,221	—	—
VO Sponsor, LLC(4)	3,380,350	4.2%	3,380,350	—	—
Cantor Fitzgerald & Co.(5)	1,247,250	1.5%	1,247,250	—	—
Empery Asset Master, LTD(6)	4,671,606	5.7%	3,028,356	1,643,250	2.0%
Empery Tax Efficient III, LP(7)	2,070,858	2.5%	1,342,430	728,428	*
Empery Tax Efficient, LP(8)	1,434,042	1.8%	929,614	504,428	*
Polar Multi-Strategy Master Fund(9)	1,080,000	1.3%	350,000	730,000	*
BTIG, LLC(10)	400,000	*	400,000	—	—
Suppliers and Vendors(11)	615,000	*	615,000	—	—
GEM Global Yield LLC SCS(12)	1,937,346	2.3%	14,437,346	—	—
David Perlin(13)	15,000	*	15,000	—	—

____________

*        Less than 1%.

(1)      The amounts set forth in this column are the number of Ordinary Shares that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other Ordinary Shares that the Selling Securityholder may own beneficially or otherwise.

(2)      Assumes the sale of all shares being offered pursuant to this prospectus.

(3)      Includes Ordinary Shares issued in connection with the Business Combination. Prior to the consummation of the Business Combination, European Lithium owned all the issued and outstanding equity interest of ELAT, which, as a result of the Business Combination, became a wholly-owned subsidiary of Critical Metals. The address for this selling securityholder is 32 Harrogate Street, West Leederville, Western Australia, 6007.

(4)      Mr. Steve Salis and Mr. Jamie Karson are managing members of the Sponsor and may be deemed to beneficially own the securities held by the Sponsor. Prior to the consummation of the Business Combination Mr. Salis and Mr. Karson were Chairman and Chief Executive Officer and Non-Executive Vice-Chairman of the Board of Directors, respectively, of Sizzle. The address for this selling securityholder is 4201 Georgia Avenue, NW, Washington, DC 20011.

(5)      Includes (x) 47,250 Ordinary Shares purchased by Cantor Fitzgerald & Co.(“CF&CO”) in a private placement in connection with the Sizzle IPO, and (y) 1,200,000 Ordinary Shares issued as compensation to CF&CO, as the representative of the underwriters in the Sizzle IPO, for its deferred underwriting fee. The business address of CF&CO is 110 East 59th Street, New York, NY 10022. Cantor Fitzgerald Securities (“CFS” ) controls the managing general partner of CF&CO. Cantor Fitzgerald, L.P. (“CFLP” ) indirectly controls each of CFS and CF&CO. CFLP is controlled by CF Group Management, Inc. (“CFGM” ), its managing general partner. Mr. Howard Lutnick is the Chairman and Chief Executive Officer of CFGM and also the trustee of CFGM’s sole stockholder and therefore controls CFGM. As such, each of CFS, CFLP, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the securities directly held by CF&CO. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(6)      Includes Ordinary Shares issued pursuant to the Subscription Agreements, acquired in open market purchases and issuable upon exercise of the PIPE warrants. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of such securityholder is c/o Empery Asset Management, LP is One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(7)      Includes Ordinary Shares issued pursuant to the Subscription Agreements, acquired in open market purchases and issuable upon exercise of the PIPE warrants. Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of such securityholder is c/o Empery Asset Management, LP is One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(8)      Includes Ordinary Shares issued pursuant to the Subscription Agreements, acquired in open market purchases and issuable upon exercise of the PIPE warrants. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(9)      Includes shares issuable upon the exercise of the Polar Warrant. The Sponsor, Sizzle and Polar entered into subscription agreements in connection with the extensions and working capital matters. Polar Multi-Strategy Master Fund (“Polar Fund”) is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as investment advisor of the Polar Fund and has control and discretion over the shares held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The address of the Selling Securityholder is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(10)    Consists of shares issued as compensation for services rendered in connection with the Business Combination. Anton Leroy, in his capacity as Chief Executive Officer of BTIG, LLC may be deemed to have voting and investment control with respect to the shares held by BTIG, LLC, and therefore may be deemed to be the beneficial owner of such shares. Anton Leroy disclaims beneficial ownership of the securities held by BTIG, LLC except to the extent of his pecuniary interest therein. The address of this securityholder is 600 Montgomery Street, 6th Floor, San Francisco, CA 94111.

(11)    Consists of shares issued as compensation for services rendered in connection with the Business Combination, other than those shares issued to CF&CO and BTIG.

(12)    Consists of (x) 122,549 Ordinary Shares issued to GEM Global at the Closing as the commitment fee payable under the GEM Agreements, (y) up to 12,500,000 Ordinary Shares issuable pursuant to the GEM Agreements and (z) 1,814,797 Ordinary Shares issuable upon exercise of the GEM Warrant. Gem Global Yield Fund LLC (“GEM GP”) is the general partner of GEM Global. Christopher F. Brown is the sole beneficial owner of GEM GP and has voting and dispositive power over the shares held by GEM Global. The address for GEM Global, GEM GP and Mr. Brown is 12C, rue Guillaume J. Kroll, L-1882 Luxembourg.

(13)    Reflects Ordinary Shares received as a distribution from the Sponsor. The address of the Selling Securityholder is 4950 Blackwood Road, Bozeman, Montana, 59718.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling Ordinary Shares or interests in Ordinary Shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Ordinary Shares or interests in Ordinary Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of Ordinary Shares or interests therein:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        broker-dealers or other financial intermediaries may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•        a combination of any such methods of sale; and

•        any other method permitted by applicable law.

The GEM Investor and GYBL may use one or more financial intermediaries to effectuate sales, if any, of the Ordinary Shares that they may acquire from us pursuant to the GEM Agreements. Each such financial intermediary may receive commissions for executing such sales and, if so, such commissions will not exceed customary brokerage commissions. The GEM Investor and GYBL, as well as such financial intermediaries, are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

We have advised the GEM Investor and GYBL that they are required to comply with Regulation M promulgated under the Exchange Act pursuant to the GEM Agreements. With certain exceptions, Regulation M precludes the GEM Investor and GYBL, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus. The GEM Investor and GYBL have informed us that they did not engage in any short selling of our securities or other hedging activities prior to entering into the GEM Agreements.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Ordinary Shares or Warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Ordinary Shares or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Ordinary Shares in the course of hedging the positions they assume. The Selling Securityholders may also sell Ordinary Shares short and deliver these securities to close out their short positions, or loan or pledge the Ordinary Shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Ordinary Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Ordinary Shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Ordinary Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.

Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, Ordinary Shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Ordinary Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Ordinary Shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of the Ordinary Shares by the Selling Securityholders. With the exception of the SEC registration fee, all amounts are estimates.

U.S. Dollar
SEC Registration Fee	$189,576.89
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Printing Expenses	*
Miscellaneous Expenses	*
Total	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS

The validity of the Ordinary Shares of the Company offered by this prospectus and certain other British Virgin Islands legal matters will be passed upon for Maples and Calder (BVI) LLP.

EXPERTS

The consolidated financial statements of European Lithium AT (Investments) Limited as of June 30, 2023 and 2022 and for each of the two years in the year ended June 30, 2023 and 2022, included in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance on said report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Critical Metals Corp. as of June 30, 2024 and for each of the two years in the year ended June 30, 2024 and 2023 included in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance on said report given upon the authority of said firm as experts in auditing and accounting.

The technical information appearing in this prospectus concerning the Wolfsberg Project was derived from the S-K 1300 Technical Report Summary prepared by CSA Global South Africa (Pty) Limited, independent mining consultants. None of CSA Global South Africa (Pty) Limited, or the employees of CSA Global South Africa (Pty) Limited, is an affiliate of the Company.

ENFORCEMENT OF JUDGMENTS/ENFORCEMENT OF CIVIL LIABILITIES

There is no statutory enforcement in the British Virgin Islands of judgments obtained in the U.S., however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

•        the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•        the judgment is final and for a liquidated sum;

•        the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•        in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•        recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

•        the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

The British Virgin Islands courts are unlikely:

•        to recognize or enforce against the Company, judgments of courts of the U.S. predicated upon the civil liability provisions of the securities laws of the U.S.; and

•        to impose liabilities against the Company, predicated upon the certain civil liability provisions of the securities laws of the U.S. so far as the liabilities imposed by those provisions are penal in nature.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the Ordinary Shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Ordinary Shares. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send our transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

European Lithium AT (Investments) Limited

Audited Financial Statements

CRITICAL METALS CORP

Audited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
European Lithium AT (Investments) Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of European Lithium AT (Investments) Limited (the “Company”) as of June 30, 2023 and 2022, the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the two years in the period ended June 30, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2023 and 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2022.

Houston, Texas
November 9, 2023

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEAR ENDED 30 JUNE 2023 AND 2022

	Note	30 June 2023 $	30 June 2022 $
Continuing operations
Other income		111,218	—
Consultants and professional services expenses	4	(374,618)	(179,262)
Administration expenses		(35,653)	(24,504)
Finance costs	4	(14,871)	(12,711)
Depreciation expense	9	(6,757)	(7,413)
Foreign exchange	4	(2,199)	(11,155)
Merger expenses	4	(5,009,866)	—
Other expenses	4	(22,395)	(49,556)
Loss before income tax		(5,355,141)	(284,601)
Income tax expense	5	—	—
Loss after tax		(5,355,141)	(284,601)

Other comprehensive income, net of income tax
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations		1,358,781	(3,941,081)
Other comprehensive profit/(loss) for the period, net of income tax		1,358,781	(3,941,081)
Total comprehensive profit/(loss) for the year		(3,996,360)	(4,225,682)

Loss per share for the year
Basic loss per share	14	(53,551)	(2,846)
Diluted loss per share	14	(53,551)	(2,846)

The above Consolidated Statements of Comprehensive Income is to be read in conjunction with the
Notes to the Consolidated Financial Statements.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS AT 30 JUNE 2023 AND 2022

	Note	30 June 2023 $	30 June 2022 $
ASSETS
Current Assets
Cash and cash equivalents	6	137,451	136,097
Other receivables	7	94,149	44,908
Total Current Assets		231,600	181,005

Non-Current Assets
Restricted cash and other deposits	8	21,170	20,324
Property and plant and equipment	9	7,555	13,996
Deferred exploration and evaluation expenditure	10	34,724,374	30,468,697
Total Non-Current Assets		34,753,099	30,503,017
TOTAL ASSETS		34,984,699	30,684,022

LIABILITIES
Current Liabilities
Trade and other payables	11	3,203,646	304,564
Provisions		7,458	—
Total Current Liabilities		3,211,104	304,564
TOTAL LIABILITIES		3,211,104	304,564
NET ASSETS		31,773,595	30,379,458

EQUITY
Share capital	12	39,414	39,414
Reserves	13	40,878,338	34,129,060
Retained earnings		(9,144,157)	(3,789,016)
TOTAL EQUITY		31,773,595	30,379,458

The above Consolidated Statements of Financial Position is to be read in conjunction with the
Notes to the Consolidated Financial Statements.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEAR ENDED 30 JUNE 2023 AND 2022

	Note	Share Capital $	Unissued Capital Reserve $	Foreign Currency Translation Reserve $	Retained Earnings $	Total Equity $
At 1 July 2021		39,414	32,805,444	(1,009,485)	(3,504,415)	28,330,958
Loss for the year		—	—	—	(284,601)	(284,601)
Foreign currency exchange differences arising on translation from functional currency to presentation currency		—	—	(3,941,081)	—	(3,941,081)
Total comprehensive loss for the year		—	—	(3,941,081)	(284,601)	(4,225,681)

Capital contributions	13	—	6,274,182	—	—	6,274,182
At 30 June 2022		39,414	39,079,626	(4,950,566)	(3,789,016)	30,379,458
Loss for the year		—	—	—	(5,355,141)	(5,355,141)
Foreign currency exchange differences arising on translation from functional currency to presentation currency		—	—	1,358,781	—	1,358,781
Total comprehensive (loss) for the year		—	—	1,358,781	(5,355,141)	(3,996,360)

Capital contributions	13	—	5,390,497	—	—	5,390,497
At 30 June 2023		39,414	44,470,123	(3,591,785)	(9,144,157)	31,773,595

The above Consolidated Statements of Changes in Equity is to be read in conjunction with the
Notes to the Consolidated Financial Statements.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED 30 JUNE 2023 AND 2022

	Note	30 June 2023 $	30 June 2022 $
Cash flows from operating activities
Payments to suppliers and employees		(2,433,161)	(237,005)
Finance costs		(7,776)	(14,350)
Grants received		111,218	—
VAT refund received/(paid)		(49,070)	68,958
Net cash (used in) operating activities	16	(2,378,789)	(182,397)

Cash flows from investing activities
Payments for exploration and evaluation		(2,993,578)	(6,019,463)
Payment for property and plant and equipment		—	(14,904)
Net cash (used in) investing activities		(2,993,578)	(6,034,367)

Cash flows from financing activities
Proceeds from issue of shares	13	5,368,057	6,190,820
Net cash provided by financing activities		5,368,057	6,190,820

Net increase/(decrease) in cash and cash equivalents		(4,310)	(25,944)
Cash and cash equivalents at beginning of year		136,097	184,190
Effects on exchange rate fluctuations on cash held		5,664	(22,149)
Cash and cash equivalents at end of year	6	137,451	136,097

The above Consolidated Statements of Cash Flows is to be read in conjunction with the
Notes to the Consolidated Financial Statements.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.      CORPORATE INFORMATION

The financial report of European Lithium AT (Investments) Limited (the Company), and its wholly owned entities as disclosed in Note 19 (the Group) for the years ended 30 June 2023 and 30 June 2022 was authorised for issue in accordance with a resolution of the directors on 9 November 2023. The Group has legal right and tenure over the Wolfsberg Lithium project located in Austria through its wholly owned subsidiary ECM Lithium AT GmbH (ECM Lithium). ECM Lithium has 54 exploration licenses which are valid until 31 December 2024 and 11 mining licenses which are valid until 31 December 2023.

On 26 October 2022, the Company announced that it has entered into a business combination agreement with Sizzle Acquisition Corp., a US special purpose acquisition company listed on NASDAQ (NASDAQ:SZZL) (Sizzle), pursuant to which the Company will effectively sell down its shareholding in European Lithium AT (Investments) Ltd, ECM Lithium AT GmbH and ECM Lithium AT Operating GmbH (collectively EUR Austria), which hold the Wolfsberg Lithium Project and certain other mineral permits prospective for lithium in Austria, in consideration for the issue of shares in a newly-formed combined entity incorporated in the British Virgin Islands and named “Critical Metals Corp.” (CRML) which is expected to be listed on NASDAQ (Transaction). Closing of the Transaction remains subject to satisfaction (or waiver) of various conditions precedent (including shareholder and regulatory approval).

The Company is incorporated in the British Virgin Islands and is a company limited by shares. The registered office of the Company is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The nature of the operations and principal activities of the Company during the period was Lithium exploration in Austria.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)      Basis of preparation

The financial report is a general-purpose financial report, which has been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The Company is a for-profit entity for the purpose of preparing the financial statements.

The financial report has also been prepared on the accruals basis and historical cost basis.

The accounting policies set out below have been applied consistently to all periods presented in the financial report except where stated.

b)      Application of new and revised accounting standards

Changes in accounting policies on initial application of Accounting Standards

In the years ended 30 June 2023 and 30 June 2022, the Directors have reviewed all of the new and revised Standards and Interpretations issued by the IASB that are relevant to the Company and effective for the full year reporting periods beginning on or after 1 July 2022. As a result of this review, the Directors have applied all new and amended Standards and Interpretations that were effective as at 1 July 2022 with no material impact on the amounts of disclosures included in the financial report.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

New accounting standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been published that are not mandatory for 30 June 2023 reporting periods and have not been early adopted by the Group. The Group’s assessment of the impact of these new standards and interpretations has not identified any impact.

Title	Summary	Application date of standard	Application date for the Group
Reference to the Conceptual Framework (Amendments to IFRS 3)	The amendments update an outdated reference to the Conceptual Framework in IFRS 3 without significantly changing the requirements in the standard.	This standard is not expected to have a material impact on the Group’s financial statements and disclosures	1 July 2022
Annual Improvements to IFRS Standards 2018 – 2020

Makes amendments to the following standards:

•   IFRS 1 — The amendment permits a subsidiary that applies paragraph D16(a) of IFRS 1 to measure cumulative translation differences using the amounts reported by its parent, based on the parent’s date of transition to IFRSs.

•   IFRS 9 — The amendment clarifies which fees an entity includes when it applies the ‘10 per cent’ test in paragraph B3.3.6 of IFRS 9 in assessing whether to derecognise a financial liability. An entity includes only fees paid or received between the entity (the borrower) and the lender, including fees paid or received by either the entity or the lender on the other’s behalf.

		This standard is not expected to have a material impact on the Group’s financial statements and disclosures	1 July 2022
Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2)

The amendments require that an entity discloses its material accounting policies, instead of its significant accounting policies. Further amendments explain how an entity can identify a material accounting policy. Examples of when an accounting policy is likely to be material are added. To support the amendment, the Board has also developed guidance and examples to explain and demonstrate the application of the ‘four-step materiality process’ described in IFRS Practice Statement 2.

		This standard is not expected to have a material impact on the Group’s financial statements and disclosures	1 July 2023

There are no other standards that are not yet effective and that would be expected to have a material impact on the Group in the current or future reporting periods and on foreseeable future transactions.

c)      Principles of consolidation

Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. A list of controlled entities is contained in Note 19 to the financial statements.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

All inter-group balances and transactions between entities in the Group, including any unrealised profits or losses, have been eliminated on consolidation. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with those adopted by the Parent Entity.

d)      Significant accounting estimates and assumptions

The carrying amounts of certain assets and liabilities are often determined based on estimates and assumptions of future events. The key estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of certain assets and liabilities within the next annual reporting period are:

Deferred exploration and evaluation expenditure

The application of the Group’s accounting policy for exploration and evaluation expenditure requires judgement in determining whether it is likely that future economic benefits are likely from future exploitation or sale or where activities have not reached a stage which permits a reasonable assumption of the existence of reserves.

Determining of functional currency

Based on the primary indicators in IAS 21 The Effects of Change in Foreign Exchange Rates, the Euro has been determined as the functional currency of the Group, because the Euro is the currency that mainly influences labour, material and other costs of providing goods or services, and is the currency in which the majority of these costs are denominated and settled.

Effects of changes in foreign exchange rates on the consolidation of the financial statements are recorded in other comprehensive income and carried in the form of a cumulative translation adjustment in the accumulated other comprehensive income section of the Statement of financial position of the Group.

The presentation currency of the Group has been determined to be US Dollars reflecting the current principal equity and financing structure.

Income taxes

The Group is subject to income taxes in jurisdictions where it has foreign operations.

Significant judgement is required in determining the worldwide provision for income taxes. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Group estimates its tax liabilities based on the Group’s understanding of the tax laws in the relevant jurisdictions. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.

The Group recognises deferred tax assets relating to carried forward tax losses to the extent there are sufficient taxable temporary differences (deferred tax liabilities) relating to the same taxation authority against which the unused tax losses can be utilised. However, utilisation of the tax losses also depends on the ability of the entity to satisfy certain tests at the time the losses are recouped.

Deferred taxation

Potential future income tax benefits have not been brought to account at 30 June 2023 and 30 June 2022 because the Directors do not believe that it is appropriate to regard realisations of future income tax benefits as probable.

e)      Borrowing costs

Borrowing costs are recognised as an expense when incurred, except for borrowing cost relating to qualifying assets when the interest is capitalised to the qualifying assets.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

f)      Cash and cash equivalents

Cash and cash equivalents in the Statement of Financial Position comprise cash at bank and in hand and short-term deposits with an original maturity of six months or less.

For the purposes of the Statement of Cash Flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

Restricted cash in the Statement of Financial Position refers to cash that is held for a specific reason and not available for immediate business use.

g)      Other receivables

Other receivables measured at amortised cost, the Group recognises lifetime expected credit losses when there has been a significant increase in credit risk since initial recognition. If the credit risk on the financial instrument has not increased significantly since initial recognition, the Group measures the loss allowance for that financial instrument at an amount equal to expected credit losses within the next 12 months.

The Group considers an event of default has occurred when a financial asset is more than 120 days past due or external sources indicate that the debtor is unlikely to pay its creditors, including the Group. A financial asset is credit impaired when there is evidence that the counterparty is in significant financial difficulty or a breach of contract, such as a default or past due event has occurred. The Group writes off a financial asset when there is information indicating the counterparty is in severe financial difficulty and there is no realistic prospect of recovery.

h)      Property, Plant and Equipment

Plant and equipment is stated at cost less accumulated depreciation and impairment. Cost includes expenditure that is directly attributable to the acquisition of the item. In the event that settlement of all or part of the purchase consideration is deferred, cost is determined by discounting the amounts payable in the future to their present value as at the date of acquisition.

Depreciation is provided on plant and equipment. Depreciation is calculated on a straight-line basis so as to write off the net cost or other revalued amount of each asset over its expected useful life to its estimated residual value. The estimated useful lives, residual values and depreciation method are reviewed at the end of each annual reporting period.

The following estimated useful lives are used in the calculation of depreciation:

Plant and equipment	3 years

i)       Financial instruments

Debt and equity instruments are classified as either liabilities or as equity in accordance with the substance of the contractual arrangement. Transaction costs on the issue of equity instruments are recognised directly in equity as a reduction of the proceeds of the equity instruments to which the costs relate. Transaction costs are the costs that are incurred directly in connection with the issue of those equity instruments and which would not have been incurred had those instruments not been issued.

Interest and dividends are classified as expenses or as distributions of profit consistent with the statement of financial position classification of the related debt or equity instruments or component parts of compound instruments.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

j)      Impairment of assets

At each reporting date, the Company assesses whether there is any indication that an asset may be impaired. Where an indicator of impairment exists, the Company makes a formal estimate of recoverable amount. Where the carrying amount of an asset exceeds its recoverable amount the asset is considered impaired and is written down to its recoverable amount.

Recoverable amount is the greater of fair value less costs to sell and value in use. It is determined for an individual asset, unless that asset’s value in use cannot be estimated to be close to its fair value less costs to sell and it does not generate cash inflows that are largely independent of those from other assets or group of assets. In which case, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying value does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years. A reversal of an impairment loss is recognised in profit or loss immediately, unless the relevant asset is carried at fair value, in which case the reversal of the impairment loss is treated as a revaluation increase.

During the years ended 30 June 2023 and 2022 the Company has undertaken a review for the impairment of assets and not identified any triggers of impairment.

k)      Income tax

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the reporting date.

Deferred tax is provided on all temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognised for all taxable temporary differences except:

•        When the deferred tax liability arises from the initial recognition of assets and liabilities (other than as a result of a business combination) which affects neither the accounting profit nor taxable profit or loss; or

•        When the taxable temporary difference arises from the initial recognition of goodwill; or

•        When the taxable temporary difference is associated with investments in subsidiaries, associates or interests in joint ventures, and the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets are recognised to the extent that it is probable that sufficient taxable amounts will be available against which the deductible temporary differences or unused tax losses and tax offsets can be utilised, except:

•        When the deductible temporary difference giving rise to the asset arises from the initial recognition of assets and liabilities (other than as a result of a business combination) which affects neither accounting profit nor taxable income; or

•        When the deductible temporary difference is associated with investments in subsidiaries, associates or interests in joint ventures, in which case a deferred tax asset is only recognised to the extent that it is probable that the temporary difference will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilised.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised.

Unrecognised deferred income tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax assets and liabilities are offset when they relate to the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

l)       Value added tax

Revenues, expenses and assets are recognised net of the amount of VAT except:

•        When the VAT incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the VAT is recognised as part of the cost acquisition of the asset or as part of the expense item as applicable; and receivables and payables are stated with the amount of VAT included.

•        The net amount of VAT recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the Statement of Financial Position.

Cash flows are included in the Statement of Cash Flows on a gross basis and the VAT component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority are classified as operating cash flows.

Commitments and contingencies are disclosed net of the amount of VAT recoverable from, or payable to, the taxation authority.

m)    Leases

Right of use asset

The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Group is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognised right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.

Lease Liabilities

At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating a lease, if the lease term reflects the Group exercising the option to terminate.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The variable lease payments that do not depend on an index or a rate are recognised as expense in the period on which the event or condition that triggers the payment occurs. In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

The Group has elected not to recognise right of use assets and lease liabilities for short term leases and low value assets. For these leases, the Group recognised the lease payments as an expense on a straight line basis over the lease term.

Short-term leases and leases of low-value assets.

The Group applies the short-term lease recognition exemption for those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option. It also applies the lease of low-value assets recognition exemption to leases of plant and equipment that are considered of low value. Lease payments on short-term leases and leases of low-value assets are recognised as expense on a straight-line basis over the lease term.

n)      Foreign Currency

Foreign currency transactions and balances

All foreign currency transactions occurring during the financial year are recognised at the exchange rate in effect at the date of the transaction. Foreign currency monetary items at reporting date are translated at the exchange rate existing at reporting date. Non-monetary assets and liabilities carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined.

Exchange differences are recognised in the profit or loss in the period in which they arise except those exchange differences which relate to assets under construction for future productive use which are included in the cost of those assets where they are regarded as an adjustment to interest costs on foreign currency borrowings.

Functional and presentation currency

Items included in the financial statements of each of the companies within the Group are measured in Euro which is the currency of the primary economic environment in which they operate (the functional currency). The consolidated financial statements are presented in US dollars, which is the Company’s presentation currency.

Group companies

The results and financial position of all the Group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•        assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

•        income and expenses for each statement of profit or loss and other comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions), and

•        all resulting exchange differences are recognised in other comprehensive income.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

o)      Trades and other payables

Trade payables and other accounts payable are carried at amortised cost and represent liabilities for goods and services provided to the Group prior to the end of the financial year that are unpaid and arise when the Group becomes obliged to make future payments in respect of the purchase of those goods and services.

p)      Exploration and evaluation expenditure

Exploration and evaluation expenditures in relation to each separate area of interest are recognised as an exploration and evaluation asset in the year in which they are incurred where the following conditions are satisfied:

•        the rights to tenure of the area of interest are current; and

•        at least one of the following conditions is also met:

•        the exploration and evaluation expenditures are expected to be recouped through successful development and exploration of the area of interest, or alternatively, by its sale; or

•        exploration and evaluation activities in the area of interest have not at the balance date reached a stage which permits a reasonable assessment of the existence or otherwise of economically recoverable reserves, and active and significant operations in, or in relation to, the area of interest are continuing.

Exploration and evaluation assets are initially measured at cost and include acquisition of rights to explore, studies, exploratory drilling, trenching and sampling and associated activities and an allocation of depreciation and amortised of assets used in exploration and evaluation activities. General and administrative costs are only included in the measurement of exploration and evaluation costs where they are related directly to operational activities in a particular area of interest.

Exploration and evaluation assets are assessed for impairment when facts and circumstances suggest that the carrying amount of an exploration and evaluation asset may exceed its recoverable amount. The recoverable amount of the exploration and evaluation asset (for the cash generating unit(s) to which it has been allocated being no larger than the relevant area of interest) is estimated to determine the extent of the impairment loss (if any). Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in previous years.

Where a decision has been made to proceed with development in respect of a particular area of interest, the relevant exploration and evaluation asset is tested for impairment and the balance is then reclassified to development.

During the years ended 30 June 2023 and 2022 the Company has undertaken a review for the impairment of assets and not identified any triggers of impairment.

q)      Share capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds. Incremental costs directly attributable to the issue of new shares or options for the acquisition of a business are not included in the cost of the acquisition as part of the purchase consideration.

r)      Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the Board of Directors who is responsible for making strategic decisions.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.      SEGMENT INFORMATION

IFRS 8 Operating Segments requires operating segments to be identified on the basis of internal reports that are regularly reviewed by the Chief Operating Decision Maker (CODM) to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. In the case of the Group the CODM are the executive management team and all information reported to the CODM is based on the consolidated results of the Group as one operating segment, as the Group’s activities relate to mineral exploration.

Accordingly, the Group has only one reportable segment and the results are the same as the Group results.

4.      EXPENSES FROM CONTINUING OPERATIONS

	30 June 2023 $	30 June 2022 $
Consultants and professional services
Investor relations	(63,881)	(50,744)
Taxation advisors	(21,242)	(14,925)
Company secretarial advisors	(4,075)	(13,457)
Legal fees	(282,020)	(100,136)
General	(3,400)	—
	(374,618)	(179,262)

Finance expenses
Bank fees	(7,776)	(14,350)
Other expenses	(7,095)	1,639
	(14,871)	(12,711)

Foreign exchange
Realised foreign exchange on payments to suppliers	(2,199)	(11,155)
	(2,199)	(11,155)

Merger Expenses
Merger expenses(i)	(5,009,866)	—
	(5,009,866)	—

Other expenses
Repayment of grant	—	(45,564)
Travel expenses	(22,395)	(3,992)
	(22,935)	(49,556)

____________

(i)      On 26 October 2022, the Company announced that it has entered into a business combination agreement with Sizzle Acquisition Corp., a US special purpose acquisition company listed on NASDAQ (NASDAQ:SZZL) (Sizzle), pursuant to which the Company will effectively sell down its shareholding in European Lithium AT (Investments) Ltd, ECM Lithium AT GmbH and ECM Lithium AT Operating GmbH (collectively EUR Austria), which hold the Wolfsberg Lithium Project and certain other mineral permits prospective for lithium in Austria, in consideration for the issue of shares in a newly-formed combined entity incorporated in the British Virgin Islands and named “Critical Metals Corp.” (CRML) which is expected to be listed on NASDAQ (Transaction). In accordance with the terms of the Proposed Transaction, the Company will be reimbursed for certain expenses incurred upon the closing of the Transaction.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.      INCOME TAX

	30 June 2023 $	30 June 2022 $
Major components of income tax expense for the year are:

Income statement
Current income tax charge/(benefit)	—	—

Statement of changes in equity
Income tax expense reported in equity	—	—

A reconciliation of income tax expense/(benefit) applicable to accounting profit/(loss) before income as at the statutory income tax rate to income tax expense/(benefit) at the Company’s effective income tax rate for the year is as follows:

	30 June 2023 $	30 June 2022 $
Loss from ordinary activities before income tax expense	(5,355,141)	(284,601)
Prima facie tax benefit on loss from ordinary activities at 23.0% (2022: 23.0%)	(1,231,683)	(65,458)

Tax effect of amounts which are not deductible (taxable) in calculating taxable income:
Non-temporary tax adjustments	1,137,734	—
Current year deferred tax assets (non-tax losses) not recognised	93,949	65,458
	—	—

Unrecognised deferred tax assets have not been recognised in respect of the following items:

	30 June 2023 $	30 June 2022 $
Unrecognised temporary differences
Deferred tax assets (at 23.0%) (2022: 23.0%)
Carry forward tax losses – revenue	5,784,008	5,004,488
Carry forward tax losses – capital	—	—
	5,784,008	5,004,488

Deferred tax liabilities (at 23.0%) (2022: 25.0%)
Prepayments	—	—
Net unrecognised deferred tax asset/(liability)	1,330,322	1,251,122

Potential future income tax benefits arising from tax losses have not been brought to account at 30 June 2023 and 2022 because the directors do not believe it is appropriate to regard realisation of the future income tax benefits as probable. These benefits will only be obtained if:

•        assessable income is derived of a nature and of amount sufficient to enable the benefit from the deductions to be realised;

•        the Company continues to comply with the conditions for deductibility imposed by law; and

•        no changes in tax legislation adversely affect the realisation of the benefit from the deductions.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.      INCOME TAX (cont.)

Profits are taxed at the standard corporate income tax (CIT) rate of 25% in Austria, regardless of whether profits are retained or distributed. According to the Eco Social Tax Reform Act of 2022, the CIT rate will be reduced from 25% to 24% in 2023 and further to 23% in 2024. For the net unrecognised deferred tax asset as of 30 June 2022 a tax rate of 25% was used and for the net unrecognised deferred tax asset as of 30 June 2023 a tax rate of 23% was used based on the assessment of the future utilization by the management. Tax losses can be carried forward in Austria without time limitation. In general Tax losses carried forward can be offset against taxable income only up to a maximum of 75% of the taxable income for any given year.

6.      CASH AND CASH EQUIVALENTS

	30 June 2023 $	30 June 2022 $
Cash at bank and in hand	137,451	136,097
	137,451	136,097

Cash at bank earns interest at floating rates based on daily bank deposit rates.

7.      OTHER RECEIVABLES

	30 June 2023 $	30 June 2022 $
Security deposit	4,310	4,138
GST/VAT receivable	89,839	40,770
	94,149	44,908

These amounts arise from the usual operating activities of the Company and are non-interest bearing. The debtors do not contain any overdue or impaired receivables.

8.      RESTRICTED CASH AND OTHER DEPOSITS

	30 June 2023 $	30 June 2022 $
Term deposits	21,170	20,324
	21,170	20,324

Restricted cash relates to the bank guarantees provided by the Company to the value of €20,000 in respect of any unrepaired damage to property at the Wolfsberg project. These deposits are subject to restrictions and are therefore not available for general use by the entities within the Group.

9.      PROPERTY AND PLANT AND EQUIPMENT

	30 June 2023 $	30 June 2022 $
Office equipment – Cost	56,603	54,341
Office equipment – Accumulated depreciation	(49,048)	(40,345)
	7,555	13,996
Carrying value at beginning of period	13,996	6,776
Additions	—	14,904
Depreciation charge for the period	(6,757)	(7,413)
Foreign exchange	316	(271)
Carrying value at end of period	7,555	13,996

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.    DEFERRED EXPLORATION AND EVALUATION EXPENDITURE

	30 June 2023 $	30 June 2022 $
Exploration and evaluation phases:
Balance at beginning of period	30,468,697	28,568,902
Expenditure incurred	2,874,455	5,757,513
Foreign exchange movement	1,381,222	(3,857,718)
Balance at end of period	34,724,374	30,468,697

The recoupment of costs carried forward in relation to areas of interest in the exploration and evaluation phases is dependent upon the successful development and commercial exploitation or sale of the respective areas.

11.    TRADE AND OTHER PAYABLES

	30 June 2023 $	30 June 2022 $
Trade payables	3,181,224	304,302
Other payables and accruals	22,422	262
	3,203,646	304,564

12.    SHARE CAPITAL

	30 June 2023 No of shares	30 June 2023 $
Opening balance	100	39,414
Total share capital	100	39,414
	30 June 2022 No of shares	30 June 2022 $
Opening balance	100	39,414
Total share capital	100	39,414

Terms and conditions of contributed equity

Fully paid ordinary shares have the right to receive dividends as declared and, in the event of winding up the Company, to participate in the proceeds from sale of all surplus assets in proportion to the number of paid up shares held.

Fully paid ordinary shares entitle their holder to one vote, either in person or by proxy, at any shareholders’ meeting of the Company.

13.    RESERVES

The foreign currency translation reserve is used to record exchange differences arising from the translation of financial statements of foreign subsidiaries.

	30 June 2023 $	30 June 2022 $
Foreign currency translation reserve	(3,591,785)	(4,950,566)
Unissued capital reserve	44,470,123	39,079,626
	40,878,338	34,129,060

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.    RESERVES (cont.)

Foreign Currency Translation Reserve

	30 June 2023 $	30 June 2022 $
Balance at beginning of year	(4,950,566)	(1,009,485)
Foreign currency exchange differences arising on translation of foreign operations	1,358,781	(3,941,081)
Balance at end of year	(3,591,785)	(4,950,566)

Unissued Capital Reserve

	30 June 2023 $	30 June 2022 $
Balance at beginning of year	39,079,626	32,805,444
Capital contribution funding received	5,368,056	6,190,820
Foreign exchange movement	22,441	83,362
Balance at end of year	44,470,123	39,079,626

During the financial years ended 30 June 2023 and 30 June 2022 the Company received capital contributions from its parent entity European Lithium Limited (ASX: EUR) of $5,390,497 and $6,274,182, respectively. The issue of shares in the Company pursuant to funding received remained outstanding at the balance sheet date.

14.    LOSS PER SHARE

	30 June 2023 $	30 June 2022 $
Loss used in the calculation of basic and dilutive loss per share	(5,355,141)	(284,601)
	2023 $ per share	2022 $ per share
Loss per share:
Basic loss per share	(53,551)	(2,846)
Diluted loss per share	(53,551)	(2,846)
	2022 Number	2021 Number
Weighted average number of shares	100	100

There are dilutive potential ordinary shares on issue at balance date. Given the Company has made a loss and has no warrants on issue, there is no dilution of earnings hence the diluted loss per share is the same as for basic loss per share.

15.    COMMITMENTS AND CONTINGENCIES

a)      Exploration commitments

The Group has no minimum expenditure requirements in relation to its exploration and mining licences at its Wolfsberg Project other than minimal annual licence and mine safety fees.

b)      Contingencies

The Company has provided bank guarantees to the value of €20,000 in respect of any unrepaired damage to property at the Wolfsberg project.

There has been no other change in contingent liabilities since the last annual reporting date.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16.    CASH FLOW INFORMATION

	30 June 2023 $	30 June 2022 $
Reconciliation from net loss after tax to net cash used in operations
Net loss	(5,355,141)	(284,601)
Non-cash flows included in operating loss:
Depreciation (note 9)	6,757	7,413
Foreign exchange	(5,664)	22,149
Changes in assets and liabilities:
(Increase)/Decrease in trade and other receivables	(50,404)	72,642
(Increase) in trade and other payables	3,018,205	—
Decrease in provisions	7,458	—
Net cash (used in) operating activities	(2,378,789)	(182,397)

17.    RELATED PARTY DISCLOSURES

Balances between the Company and its subsidiaries which are related parties of the Company have been eliminated on consolidation and are not disclosed in this note. Details of percentage of ordinary shares held in subsidiaries are disclosed in Note 19 to the financial statements. Note 19 provides information about the group’s structure including the details of the subsidiaries and the holding company.

During the financial years ended 30 June 2023 and 30 June 2022 the Company received capital contributions from its parent entity European Lithium Limited (ASX: EUR) of $5,390,497 and $6,274,182, respectively.

18.    FINANCIAL INSTRUMENTS

a)      Significant accounting policies

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which revenues and expenses are recognised, in respect of each class of financial asset, financial liability and equity instrument are disclosed in Note 2 to the financial statements.

b)      Financial risk exposures and management

The main risks the Company is exposed to through its financial instruments are credit risk, foreign currency risk, interest rate risk, and liquidity risk.

c)      Credit risk exposures

Credit risk represents the loss that would be recognised if the counterparties default on their contractual obligations resulting in financial loss to the Company. The Company has adopted the policy of only dealing with creditworthy counterparties and obtaining sufficient collateral or other security where appropriate, as a means of mitigating the risk of financial loss from defaults. The Company measures credit risk on a fair value basis.

d)      Interest rate risk

The Group is exposed to movements in market interest rates on cash. The policy is to monitor the interest rate yield curve out to 120 days to ensure a balance is maintained between the liquidity of cash assets and the interest rate of return. The entire balance of cash for the Group of $137,451 (30 June 2022: $136,097) is subject to interest rate risk.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.    FINANCIAL INSTRUMENTS (cont.)

e)      Liquidity risk

The Company manages liquidity risk by continuously monitoring actual and forecast cash flows and matching the maturity profiles of financial assets and liabilities. Surplus funds are generally only invested in short term bank deposits.

Contractual maturities of financial liabilities

		Less than 6 months $	6 – 12 months $	Between 1 and 2 years $	Between 2 and 5 years $	Over 5 years $	Total contractual cashflows $	Carrying amount of liabilities $
Financial Liabilities
Trade & other payables	2023	3,203,646	—	—	—	—	3,203,646	3,203,646
	2022	304,564	—	—	—	—	304,564	304,564
Total	2023	3,203,646	—	—	—	—	3,203,646	3,203,646
	2022	304,564	—	—	—	—	304,564	304,564

f)      Net fair value

The carrying amount of financial assets and liabilities recorded in the financial statements represents their respective fair values determined in accordance with the accounting policies disclosed in Note 2 of the financial statements.

g)      Foreign currency risk

The Group operates internationally and is exposed to foreign exchange risk arising from commercial transactions. The Group converted assets and liabilities into the functional currency where balances were denominated in a currency other than the US dollar.

The Group also has transactional currency exposures. Such exposure arises from purchases by an operating entity in currencies other than the functional currency.

Set out below is an overview of financial instruments, other than cash and short-term deposits, held by the Group as at 30 June 2023:

	At amortised cost $	Fair value
		Through profit or loss $	Through other comprehensive income $
Financial assets
Trade and other receivables	94,149	—	—
Total current assets	94,149	—	—
Total assets	94,149	—	—

Financial liabilities
Trade and other payables	3,203,646	—	—
Total current liabilities	3,203,646	—	—
Total liabilities	3,203,646	—	—

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.    FINANCIAL INSTRUMENTS (cont.)

Set out below is an overview of financial instruments, other than cash and short-term deposits, held by the Group as at 30 June 2022:

	At amortised cost $	Fair value
		Through profit or loss $	Through other comprehensive income $
Financial assets
Trade and other receivables	44,908	—	—
Total current assets	44,908	—	—
Total assets	44,908	—	—

Financial liabilities
Trade and other payables	304,564	—	—
Total current liabilities	304,564	—	—
Total liabilities	304,564	—	—

19.    SUBSIDIARIES

		Ownership Interest
	Country of Incorporation	30 June 2023%	30 June 2022%
Parent
European Lithium AT (Investments) Ltd	British Virgin Islands
Subsidiaries
ECM Lithium AT GmbH	Austria	100	100
ECM Lithium AT Operating GmbH	Austria	100	100

20.    KEY MANAGEMENT PERSONNEL DISCLOSURES

a)      Key management personnel compensation

	2023 $	2022 $
Short-term employee benefits	104,574	100,982
	104,574	100,982

b)      Equity instrument disclosures relating to key management personnel

No equity instruments were issued to Key management personnel during the year ended 30 June 2023 or 30 June 2022.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21.    EVENTS AFTER THE REPORTING PERIOD

On 6 July 2023, the Company confirmed that Critical Metals Corp (CRML), being the entity proposed to be listed on the NASDAQ upon completion of the proposed merger transaction with the Company, has entered into a share subscription facility for up to US$125.0M from GEM Global Yield LLC SCS (GEM), a Luxembourg based private alternative investment group, with proceeds from the facility expected to be used to fund the development of the Wolfsberg Project.

On 15 August 2023, ECM Lithium received a grant of new mining licenses and extensions for the Wolfsberg Project located in a new mining field called Barbara. The grant of new licenses and extensions grows the Company’s Wolfsberg Project to a total of 20 licenses, nearly doubling the footprint for the underground mining operations.

No other matters or circumstances have arisen since the end of the financial year which significantly altered or may significantly alter the operations of the Company, the results of those operations or the state of affairs of the Company in financial years subsequent to 30 June 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Critical Metals Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated financial positions of Critical Metals Corp. (the “Company”) as of June 30, 2024 and 2023, the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the two years in the period ended , and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2024, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2023.

Houston, Texas

October 29, 2024

PCAOB ID#688

CRITICAL METALS CORP
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

	Note	30 June 2024 $	30 June 2023 $
Continuing operations
Other income		117,660	111,218
Foreign exchange		41,715	(2,199)
Consultants and professional services expenses	4	(1,383,645)	(310,737)
Travel and entertainment		(47,701)	(22,395)
Directors’ fees	4	(136,901)	—
Share based payments to directors and management	24	(608,156)	—
Compliance and regulatory fees		(426,325)	—
Administration expenses		(14,933)	(35,653)
Promotion, IR and PR expenses		(191,403)	(63,881)
Insurance		(773,820)	—
Finance costs	4	(36,675,866)	(14,871)
Depreciation expense	10	(6,642)	(6,757)
Depreciation expense – leased assets	14	(19,359)	—
Share of net losses of associate	13	(2,263)	—
Merger expenses	4	(9,373,737)	(5,104,937)
Listing expenses	4	(77,266,809)	—
Exploration expenditure expensed		(159,685)	—
Loss on fair value of warrants	20	(20,559,781)	—
Other expenses		(1,602)	—
Loss before income tax		(147,489,253)	(5,450,213)
Income tax expense	5	—	—
Loss after tax		(147,489,253)	(5,450,213)

Other comprehensive income, net of income tax
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations		(820,434)	1,358,781
Other comprehensive (loss)/profit for the period, net of income tax		(820,434)	1,358,781

Total comprehensive (loss)/profit for the year		(148,309,687)	(4,091,432)

Loss per share for the year
Basic loss per share	25	(557)	(53,551)
Diluted loss per share	25	(557)	(53,551)

The above Consolidated Statements of Comprehensive Income is to be read in conjunction with the
Notes to the Consolidated Financial Statements.

CRITICAL METALS CORP

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS AT 30 JUNE 2024 AND 2023

	Note	30 June 2024 $	30 June 2023 $
ASSETS
Current Assets
Cash and cash equivalents	6	1,259,242	137,451
Other receivables	7	837,930	97,182
Prepaid expenses	8	1,645,180	—
Total Current Assets		3,742,352	234,633

Non-Current Assets
Restricted cash and other deposits	9	15,020,679	21,170
Property and plant and equipment, net	10	853	7,555
Deferred exploration and evaluation expenditure	11	35,213,542	34,724,374
Investment in joint venture	12	5,000,000	—
Investment in associate	13	343,239	—
Right of use asset	14	30,871	—
Total Non-Current Assets		55,609,184	34,753,099

TOTAL ASSETS		59,351,536	34,987,732

LIABILITIES
Current Liabilities
Trade and other payables	15	13,226,525	3,267,148
Provisions	16	24,200	7,458
Lease liability	17	9,842	—
Funding from related party	18	4,268,857	34,603
Warrants liability	20	45,907,114	—
Total Current Liabilities		63,436,538	3,309,209

Non-Current Liabilities
Offtake prepayment	19	15,000,000	—
Lease liability	17	23,796	—
Total Non-Current Liabilities		15,023,796	—

TOTAL LIABILITIES		78,460,334	3,309,208

NET ASSETS		(19,108,798)	31,678,523

EQUITY
Share capital	21	51,508,320	39,414
Unissued Capital	22	45,734,183	44,470,123
Reserves	23	40,377,181	(3,591,785)
Accumulated deficit		(156,728,482)	(9,239,229)

TOTAL EQUITY		(19,108,798)	31,678,523

The above Consolidated Statements of Financial Position is to be read in conjunction with the
Notes to the Consolidated Financial Statements.

CRITICAL METALS CORP
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

	Note	Share Capital $	Share Premium $	Unissued Capital $	Reserves			Accumulated Deficit $	Total Equity $
					Nasdaq Listing Reserve $	Foreign Currency Translation Reserve $	Share based payment Reserve $
At 1 July 2022		39,414	—	39,079,626	—	(4,950,566)	—	(3,789,016)	30,379,458
Loss for the year		—	—	—	—	—	—	(5,450,213)	(5,450,213)
Foreign currency exchange differences arising on translation from functional currency to presentation currency		—	—	—	—	1,358,781	—	—	1,358,781
Total comprehensive (loss) for the year		—	—	—	—	1,358,781	—	(5,450,213)	(4,091,432)

Capital contributions	21	—	—	5,390,497	—	—	—	—	5,390,497
At 30 June 2023		39,414	—	44,470,123	—	(3,591,785)	—	(9,239,229)	31,678,523
	Note	Share Capital $	Share Premium $	Unissued Capital $	Reserves			Accumulated Deficit $	Total Equity $
					Nasdaq Listing Reserve $	Foreign Currency Translation Reserve $	Share based payment Reserve $
At 1 July 2023		39,414	—	44,470,123	—	(3,591,785)	—	(9,239,229)	31,678,523
Loss for the year		—	—	—	—	—	—	(147,489,253)	(147,489,253)
Foreign currency exchange differences arising on translation from functional currency to presentation currency		—	—	—	—	(820,434)	—	—	(820,434)
Total comprehensive (loss) for the year		—	—	—	—	(820,434)	—	(147,489,253)	(148,309,687)

Issue of shares upon completion of business combination	21	74,369	23,044,152	—	43,998,710	—	—	—	67,117,231
Issue of shares associated with Empery Asset Management LP	21	4,149	—	—	—	—	—	—	4,149
Issue of shares upon conversion of warrants	21	2,476	27,998,258	—	—	—	—	—	28,000,734
Issue of shares to Directors and management in lieu of fees	24	—	—	—	—	—	182,534	—	182,534
Issue of RSUs to Directors and management	25	—	—	—	—	—	608,156	—	608,156
Transfer of investment in associate	13	—	345,502	—	—	—	—	—	345,502
Capital contributions	23	—	—	1,264,060	—	—	—	—	1,264,060
At 30 June 2024		120,408	51,387,912	45,734,183	43,998,710	(4,412,219)	790,690	(156,728,482)	(19,108,798)

The above Consolidated Statements of Changes in Equity is to be read in conjunction with the
Notes to the Consolidated Financial Statements.

CRITICAL METALS CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

	Note	30 June 2024 $	30 June 2023 $
Cash flows from operating activities
Payments to suppliers and employees		(2,596,997)	(2,467,764)
Proceeds from related party borrowings		—	34,603
Finance costs		—	(7,776)
Grants received		75,322	111,218
VAT refund received/(paid)		7,027	(49,070)
Taxes paid		(658,472)	—
Merger expenses paid		(11,949,234)	—
Net cash (used in) operating activities	27	(15,122,354)	(2,378,789)

Cash flows from investing activities
Payments for exploration and evaluation		(1,068,572)	(2,993,578)
Investment in joint venture	12	(5,000,000)	—
Cash at acquisition of Sizzle merger	29	9,835,289
Net cash provided by (used in) investing activities		3,766,717	(2,993,578)

Cash flows from financing activities
Cash from the issue of shares	21	1,060,938	—
Cash from the exercise of warrants for shares	21	6,170,683	—
Transfer of cash from unrestricted to restricted	19	(15,000,000)	—
Cash received in respect of offtake prepayment	19	15,000,000	—
Funding from related party	18	4,234,254	—
Proceeds from capital contributions	22	1,127,417	5,368,057
Repayment of lease liability		(24,483)	—
Net cash provided by financing activities		12,568,809	5,368,057

Net increase/(decrease) in cash and cash equivalents		1,213,172	(4,310)
Cash and cash equivalents at beginning of year		137,451	136,097
Effects on exchange rate fluctuations on cash held		(91,381)	5,664
Cash and cash equivalents at end of year	6	1,259,242	137,451

The above Consolidated Statements of Cash Flows is to be read in conjunction with the
Notes to the Consolidated Financial Statements.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

1.      CORPORATE INFORMATION

The financial report of Critical Metals Corp (CRML or the Company), and its wholly owned entities as disclosed in Note 31 (the Group) for the years ended 30 June 2024 and 30 June 2023 was authorised for issue in accordance with a resolution of the directors on 29 October 2024.

On 26 October 2022, European Lithium Ltd (EUR) announced that it has entered into a business combination agreement with Sizzle Acquisition Corp., a US special purpose acquisition company listed on NASDAQ (NASDAQ:SZZL) (Sizzle), pursuant to which EUR will effectively sell down its shareholding in European Lithium AT (Investments) Ltd, ECM Lithium AT GmbH and ECM Lithium AT Operating GmbH (collectively EUR Austria), which hold the Wolfsberg Lithium Project and certain other mineral permits prospective for lithium in Austria, in consideration for the issue of shares in the Company (Transaction). The Transaction was approved by EUR shareholders on 20 January 2023 and on 22 February 2024, Sizzle shareholders approved the Transaction at a special meeting. CRML commenced trading on the Nasdaq on 28 February 2024.

The nature of the operations and principal activities of the Company during the period was lithium exploration in Austria. The Group is focused on the development of the wholly-owned Wolfsberg Lithium Project (the Wolfsberg Project) located in Carinthia, Austria. The Group has legal right and tenure over the Wolfsberg Project through its wholly owned subsidiary ECM Lithium AT GmbH (ECM Lithium). ECM Lithium has 54 exploration licenses which are valid until 31 December 2024 and 20 mining licenses which are valid until 31 December 2025. In addition, the Group holds a 20% interest EV Resources GmbH, an unlisted entity which holds the Weinebene and Eastern Alps Lithium Projects as well as a 5.5% interest in Tanbreez Mining Greenland A/S an unlisted entity which holds an exploitation permit for rare earths in Greenland.

The Company is a public company limited by shares incorporated and domiciled in the British Virgin Islands whose shares are publicly traded on the NASDAQ. The registered office of the Company is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

2.      SUMMARY OF MATERIAL ACCOUNTING POLICIES

a)      Basis of preparation

The financial report is a general-purpose financial report, which has been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The Company is a for-profit entity for the purpose of preparing the financial statements.

The financial report has also been prepared on the accruals basis and historical cost basis.

The accounting policies set out below have been applied consistently to all periods presented in the financial report except where stated.

b)      Going Concern

The financial statements of the Group have been prepared on a going concern basis which contemplates the continuity of normal business activities and the realisation of assets and the settlement of liabilities in the ordinary course of business.

For the year ended 30 June 2024 the Group incurred a loss after income tax of $147,489,253 (30 June 2023: $5,450,213), net cash outflows from operating activities of $15,122,354 (30 June 2023: $2,378,789), a working capital deficit (excluding liabilities that will be settled in CRML shares) of $13,787,072 (30 June 2023: $3,074,575) and at that date had cash on hand of $1,259,242 (30 June 2023: $137,451).

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

2.      SUMMARY OF MATERIAL ACCOUNTING POLICIES (cont.)

As at 23 October 2024 the Group had cash on hand of $0.4m and had current liabilities of $11.8m, $5.6m of which were overdue. The Group has no means of generating revenue and has no available borrowing facilities. Our current liquidity resources raise substantial doubt about our ability to continue as a going concern unless we raise additional capital to meet our obligations in the near term.

Management are in active negotiations with potential investors to secure adequate capital and funding, but as of the date of this report formal arrangements with investors have not been finalised.

The Group’s ability to continue as a going concern and to continue to fund its planned expanded activities is dependent on raising further capital, funds received from the exercise of warrants, CRML ability to drawdown on the financing facility previously entered into with GEM Global Yield LLC SCS, continued support from related party creditors, continued support from non-related parties in respect to the payment of overdue amounts and reducing operational costs and spend on exploration.

Should the Group be unable to raise further capital, there is a material uncertainty that may cast a significant doubt about the Group’s ability to continue as a going concern and, therefore, the Group may be required to realise assets at different amounts to those recorded in the Statement of Financial Position and discharge its liabilities in the normal course of business.

The Directors believe that it is reasonably foreseeable that the Group will continue as a going concern and that it is appropriate to adopt the going concern basis in the preparation of the financial report after consideration of the following factors:

•        The Group requires additional capital for its next phase. The Company continues to seek funding options; and

•        Deferral of expenditure.

Should the Group not be able to continue as a going concern, it may be required to realise its assets and discharge its liabilities other than in the ordinary course of business. The financial report does not include any adjustments relating to the recoverability and classification of recorded asset amounts or liabilities that might be necessary should the Group not continue as a going concern.

c)      Application of new and revised accounting standards

Changes in accounting policies on initial application of Accounting Standards

In the years ended 30 June 2024 and 30 June 2023, the Directors have reviewed all of the new and revised Standards and Interpretations issued by the IASB that are relevant to the Company and effective for the full year reporting periods beginning on or after 1 July 2023. As a result of this review, the Directors have applied all new and amended Standards and Interpretations that were effective as at 1 July 2023 with no material impact on the amounts presented and the disclosures included in the financial report.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

2.      SUMMARY OF MATERIAL ACCOUNTING POLICIES (cont.)

New accounting standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been published that are not mandatory for 30 June 2024 reporting periods and have not been early adopted by the Group. The Group’s assessment of the impact of these new standards and interpretations has not identified any impact.

Title	Summary	Application date of standard	Application date for the Group
Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2)

The amendments require that an entity discloses its material accounting policies, instead of its significant accounting policies. Further amendments explain how an entity can identify a material accounting policy. Examples of when an accounting policy is likely to be material are added. To support the amendment, the Board has also developed guidance and examples to explain and demonstrate the application of the ‘four-step materiality process’ described in IFRS Practice Statement 2.

		This standard is not expected to have a material impact on the Group’s financial statements and disclosures	1 July 2023

There are no other standards that are not yet effective and that would be expected to have a material impact on the Group in the current or future reporting periods and on foreseeable future transactions.

d)      Principles of consolidation

Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. A list of controlled entities is contained in Note 31 to the financial statements.

All inter-group balances and transactions between entities in the Group, including any unrealised profits or losses, have been eliminated on consolidation. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with those adopted by the Parent Entity.

e)      Significant accounting estimates and assumptions

The carrying amounts of certain assets and liabilities are often determined based on estimates and assumptions of future events. The key estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of certain assets and liabilities within the next annual reporting period are:

Share-based payment transactions

The Company measures the cost of equity-settled transactions by reference to the fair value of the equity instruments at the date at which they are granted. The fair value of unlisted equity-settled transaction is determined using a Black-Scholes option pricing or Monte Carlos Simulation model taking into account the terms and conditions upon which the instruments were granted. The fair value of listed equity-settled share options granted was based on the fair value of financial instruments traded in active markets based on the quoted market prices at the grant date.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

2.      SUMMARY OF MATERIAL ACCOUNTING POLICIES (cont.)

Deferred exploration and evaluation expenditure

The application of the Group’s accounting policy for exploration and evaluation expenditure requires judgement in determining whether it is likely that future economic benefits are likely from future exploitation or sale or where activities have not reached a stage which permits a reasonable assumption of the existence of reserves.

Determining of functional currency

Based on the primary indicators in IAS 21 The Effects of Change in Foreign Exchange Rates, the Euro and US Dollar has been determined as the functional currency of various entities within the Group, because the Euro and US Dollar is the currency that mainly influences labour, material and other costs of providing goods or services, and is the currency in which the majority of these costs are denominated and settled.

Effects of changes in foreign exchange rates on the consolidation of the financial statements are recorded in other comprehensive income and carried in the form of a cumulative translation adjustment in the accumulated other comprehensive income section of the Statement of financial position of the Group.

The presentation currency of the Group has been determined to be US Dollars reflecting the current principal equity and financing structure.

Income taxes

The Group is subject to income taxes in jurisdictions where it has foreign operations.

Significant judgement is required in determining the worldwide provision for income taxes. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Group estimates its tax liabilities based on the Group’s understanding of the tax laws in the relevant jurisdictions. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.

The Group recognises deferred tax assets relating to carried forward tax losses to the extent there are sufficient taxable temporary differences (deferred tax liabilities) relating to the same taxation authority against which the unused tax losses can be utilised. However, utilisation of the tax losses also depends on the ability of the entity to satisfy certain tests at the time the losses are recouped.

Deferred taxation

Potential future income tax benefits have not been brought to account at 30 June 2024 and 30 June 2023 because the Directors do not believe that it is appropriate to regard realisations of future income tax benefits as probable.

Warrants

The Company measures the cost of warrants by reference to the fair value of the equity instruments at the date at which they are granted and at reporting date. The fair value of the unlisted warrants is determined using a Black-Scholes or Monte Carlos Simulation (MCS) option pricing model taking into account the terms and conditions upon which the instruments were granted. The fair value of listed warrants was based on the fair value of financial instruments traded in active markets based on the quoted market prices at reporting date.

f)      Borrowing costs

Borrowing costs are recognised as an expense when amortised, except for borrowing cost relating to qualifying assets when the interest is capitalised to the qualifying assets.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

2.      SUMMARY OF MATERIAL ACCOUNTING POLICIES (cont.)

g)      Cash and cash equivalents

Cash and cash equivalents in the Statement of Financial Position comprise cash at bank and in hand and short-term deposits with an original maturity of three months or less.

For the purposes of the Statement of Cash Flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

Restricted cash in the Statement of Financial Position refers to cash that is held for a specific reason and not available for immediate business use.

h)      Other receivables

Other receivables measured at amortised cost have maturity of 12 months or less. The Group measures the loss allowance for Other Receivables at an amount equal to lifetime expected credit losses.

The Group considers an event of default has occurred when a financial asset is more than 120 days past due or external sources indicate that the debtor is unlikely to pay its creditors, including the Group. A financial asset is credit impaired when there is evidence that the counterparty is in significant financial difficulty or a breach of contract, such as a default or past due event has occurred. The Group writes off a financial asset when there is information indicating the counterparty is in severe financial difficulty and there is no realistic prospect of recovery.

i)       Investments and Fair Value Measurement

The fair value of financial assets and financial liabilities must be estimated for recognition and measurement or for disclosure purposes.

The fair value of financial instruments traded in active markets (such as publicly traded derivatives, and equity securities classified as fair value through other comprehensive income) is based on quoted market prices at the reporting date. The quoted market price used for financial assets held by the Group is the current bid price, the appropriate quoted market price for financial liabilities is the current ask price.

The fair value of financial instruments that are not traded in an active market is determined using valuation techniques. The Group uses a variety of methods and makes assumptions that are based on market conditions existing at each balance date. Quoted market prices or dealer quotes for similar instruments are used for long-term debt instruments held. Other techniques, such as discounted cash flows, are used to determine fair value for the remaining financial instruments.

j)      Associates

Associates are entities over which the Group has significant influence but not control or joint control. Investments in associates are accounted for using the equity method. Under the equity method, the share of the profits or losses of the associate is recognised in profit or loss and the share of the movements in equity is recognised in other comprehensive income. Investments in associates are carried in the statement of financial position at cost plus post acquisition changes in the Group’s share of net assets of the associate. Goodwill relating to the associate is included in the carrying amount of the investment and is neither amortised nor individually tested for impairment. Dividends received or receivable from associates reduce the carrying amount of the investment.

When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any unsecured long-term receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the associate.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

2.      SUMMARY OF MATERIAL ACCOUNTING POLICIES (cont.)

The Group discontinues the use of the equity method upon the loss of significant influence over the associate and recognises any retained investment at its fair value. Any difference between the associate’s carrying amount, fair value of the retained investment and proceeds from disposal is recognised in profit or loss.

k)      Property, Plant and Equipment

Plant and equipment is reported at cost less accumulated depreciation and impairment. Cost includes expenditure that is directly attributable to the acquisition of the item. In the event that settlement of all or part of the purchase consideration is deferred, cost is determined by discounting the amounts payable in the future to their present value as at the date of acquisition.

Depreciation is provided on plant and equipment. Depreciation is calculated on a straight-line basis so as to write off the net cost or other revalued amount of each asset over its expected useful life to its estimated residual value. The estimated useful lives, residual values and depreciation method are reviewed at the end of each annual reporting period.

The following estimated useful lives are used in the calculation of depreciation:

Plant and equipment	3 years
Vehicle	5 years

l)       Financial instruments

Debt and equity instruments are classified as either liabilities or as equity in accordance with the substance of the contractual arrangement. Transaction costs on the issue of equity instruments are recognised directly in equity as a reduction of the proceeds of the equity instruments to which the costs relate. Transaction costs are the costs that are incurred directly in connection with the issue of those equity instruments and which would not have been incurred had those instruments not been issued.

Interest and dividends are classified as expenses or as distributions of profit consistent with the statement of financial position classification of the related debt or equity instruments or component parts of compound instruments.

m)    Impairment of assets

At each reporting date, the Company assesses whether there is any indication that an asset may be impaired. Where an indicator of impairment exists, the Company makes a formal estimate of recoverable amount. Where the carrying amount of an asset exceeds its recoverable amount the asset is considered impaired and is written down to its recoverable amount.

Recoverable amount is the greater of fair value less costs to sell and value in use. It is determined for an individual asset, unless that asset’s value in use cannot be estimated to be close to its fair value less costs to sell and it does not generate cash inflows that are largely independent of those from other assets or group of assets. In which case, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying value does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years. A reversal of an impairment loss is recognised in profit or loss immediately, unless the relevant asset is carried at fair value, in which case the reversal of the impairment loss is treated as a revaluation increase.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

2.      SUMMARY OF MATERIAL ACCOUNTING POLICIES (cont.)

During the years ended 30 June 2024 and 2023 the Company has undertaken a review for the impairment of assets and not identified any triggers of impairment.

n)      Income tax

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the reporting date.

Deferred tax is provided on all temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognised for all taxable temporary differences except:

•        When the deferred tax liability arises from the initial recognition of assets and liabilities (other than as a result of a business combination) which affects neither the accounting profit nor taxable profit or loss; or

•        When the taxable temporary difference arises from the initial recognition of goodwill; or

•        When the taxable temporary difference is associated with investments in subsidiaries, associates or interests in joint ventures, and the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets are recognised to the extent that it is probable that sufficient taxable amounts will be available against which the deductible temporary differences or unused tax losses and tax offsets can be utilised, except:

•        When the deductible temporary difference giving rise to the asset arises from the initial recognition of assets and liabilities (other than as a result of a business combination) which affects neither accounting profit nor taxable income; or

•        When the deductible temporary difference is associated with investments in subsidiaries, associates or interests in joint ventures, in which case a deferred tax asset is only recognised to the extent that it is probable that the temporary difference will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilised.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised.

Unrecognised deferred income tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax assets and liabilities are offset when they relate to the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

o)      Value added tax (VAT)

Revenues, expenses and assets are recognised net of the amount of VAT except:

•        When the VAT incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the VAT is recognised as part of the cost acquisition of the asset or as part of the expense item as applicable; and receivables and payables are stated with the amount of VAT included.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

2.      SUMMARY OF MATERIAL ACCOUNTING POLICIES (cont.)

•        The net amount of VAT recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the Statement of Financial Position.

Cash flows are included in the Statement of Cash Flows on a gross basis and the VAT component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority are classified as operating cash flows.

Commitments and contingencies are disclosed net of the amount of VAT recoverable from, or payable to, the taxation authority.

p)      Leases

Right of use asset

The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Group is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognised right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.

Lease Liabilities

At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating a lease, if the lease term reflects the Group exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognised as expense in the period on which the event or condition that triggers the payment occurs. In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

The Group has elected not to recognise right of use assets and lease liabilities for short term leases and low value assets. For these leases, the Group recognised the lease payments as an expense on a straight line basis over the lease term.

Short-term leases and leases of low-value assets.

The Group applies the short-term lease recognition exemption for those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option. It also applies the lease of low-value assets recognition exemption to leases of plant and equipment that are considered of low value. Lease payments on short-term leases and leases of low-value assets are recognised as expense on a straight-line basis over the lease term.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

2.      SUMMARY OF MATERIAL ACCOUNTING POLICIES (cont.)

q)      Foreign Currency

Foreign currency transactions and balances

All foreign currency transactions occurring during the financial year are recognised at the exchange rate in effect at the date of the transaction. Foreign currency monetary items at reporting date are translated at the exchange rate existing at reporting date. Non-monetary assets and liabilities carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined.

Exchange differences are recognised in the profit or loss in the period in which they arise except those exchange differences which relate to assets under construction for future productive use which are included in the cost of those assets where they are regarded as an adjustment to interest costs on foreign currency borrowings.

Functional and presentation currency

Items included in the financial statements of European Lithium AT (Investments) Ltd, ECM Lithium AT GmbH and ECM Lithium AT Operating GmbH are measured in Euro which is the currency of the primary economic environment in which they operate (the functional currency). Items included in the financial statements of Critical Metals Corp and Sizzle Acquisition Corp are measured in US dollars. The consolidated financial statements are presented in US dollars, which is the Company’s presentation currency.

Group companies

The results and financial position of all the Group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•        assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

•        income and expenses for each statement of profit or loss and other comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions), and

•        all resulting exchange differences are recognised in other comprehensive income.

On consolidation, exchange differences arising from the translation of any net investment in foreign entities are recognised in other comprehensive income. When a foreign operation is sold, a proportionate share of such exchange differences is reclassified to profit or loss, as part of the gain or loss on sale where applicable.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entities and translated at the closing rate.

r)      Trade and other payables

Trade payables and other accounts payable are carried at amortised cost and represent liabilities for goods and services provided to the Group prior to the end of the financial year that are unpaid and arise when the Group becomes obliged to make future payments in respect of the purchase of those goods and services.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

2.      SUMMARY OF MATERIAL ACCOUNTING POLICIES (cont.)

s)      Exploration and evaluation expenditures

Exploration and evaluation expenditures in relation to each separate area of interest are recognised as an exploration and evaluation asset in the year in which they are incurred where the following conditions are satisfied:

•        the rights to tenure of the area of interest are current; and

•        at least one of the following conditions is also met:

•        the exploration and evaluation expenditures are expected to be recouped through successful development and exploration of the area of interest, or alternatively, by its sale; or

•        exploration and evaluation activities in the area of interest have not at the balance date reached a stage which permits a reasonable assessment of the existence or otherwise of economically recoverable reserves, and active and significant operations in, or in relation to, the area of interest are continuing.

Exploration and evaluation assets are initially measured at cost and include acquisition of rights to explore, studies, exploratory drilling, trenching and sampling and associated activities and an allocation of depreciation and amortised of assets used in exploration and evaluation activities. General and administrative costs are only included in the measurement of exploration and evaluation costs where they are related directly to operational activities in a particular area of interest.

Exploration and evaluation assets are assessed for impairment when facts and circumstances suggest that the carrying amount of an exploration and evaluation asset may exceed its recoverable amount. The recoverable amount of the exploration and evaluation asset (for the cash generating unit(s) to which it has been allocated being no larger than the relevant area of interest) is estimated to determine the extent of the impairment loss (if any). Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in previous years.

Where a decision has been made to proceed with development in respect of a particular area of interest, the relevant exploration and evaluation asset is tested for impairment and the balance is then reclassified to development.

During the years ended 30 June 2024 and 2023 the Company has undertaken a review for the impairment of assets and not identified any triggers of impairment.

t)      Joint venture

A joint venture is an arrangement that the Group controls jointly with one or more other investors, and over which the Group has rights to a share of the arrangement’s net assets rather than direct rights to underlying assets and obligations for underlying liabilities.

The joint venture is accounted for using the equity method. Under the equity method, the share of the profits or losses of the joint venture is recognized in profit or loss and the share of the movements in equity is recognized in other comprehensive income. Investments in joint ventures are carried in the statement of financial position at cost plus post-acquisition changes in the Group’s share of net assets of the joint venture.

Any goodwill or fair value adjustment attributable to the Group’s share in the joint venture is not recognized separately and is included in the amount recognized as investment.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

2.      SUMMARY OF MATERIAL ACCOUNTING POLICIES (cont.)

The carrying amount of the investment in joint venture is increased or decreased to recognize the Group’s share of the profit or loss and other comprehensive income of the joint venture, adjusted where necessary to ensure consistency with the accounting policies of the Group.

Unrealised gains and losses on transactions between the Group and the joint venture are eliminated to the extent of the Group’s interest in those entities. Where unrealised losses are eliminated, the underlying asset is also tested for impairment.

u)      Share capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds. Incremental costs directly attributable to the issue of new shares or options for the acquisition of a business are not included in the cost of the acquisition as part of the purchase consideration.

v)      Warrants

Warrants as classified as liabilities because the warrants do not meet the criteria for equity treatment. Accordingly, the Company will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s consolidated statement of comprehensive income.

w)     Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the Board of Directors who is responsible for making strategic decisions.

3.      SEGMENT INFORMATION

IFRS 8 Operating Segments requires operating segments to be identified on the basis of internal reports that are regularly reviewed by the Chief Operating Decision Maker (CODM) to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. In the case of the Group the CODM are the executive management team and all information reported to the CODM is based on the consolidated results of the Group as one operating segment, as the Group’s activities relate to mineral exploration.

Accordingly, the Group has only one reportable segment and the results are the same as the Group results.

a)      Segment assets

The total of non-current assets other than financial instruments and deferred tax assets, broken down by location of the assets:

	30 June 2024 $	30 June 2023 $
Geographical information
United States	—	—
Austria	50,609,184	34,753,099
	50,609,184	34,753,099

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

4.      EXPENSES FROM CONTINUING OPERATIONS

	30 June 2024 $	30 June 2023 $
Consultants and professional services
Taxation advisors	(2,811)	(21,242)
Strategy advisors	(17,551)	—
Company secretarial advisors	—	(4,075)
Legal fees	(1,271,313)	(282,020)
Accounting fees	(59,059)	—
General	(32,910)	(3,400)
	(1,383,645)	(310,737)
	30 June 2024 $	30 June 2023 $
Directors’ fees
Directors’ fees	(136,901)	—
	(136,901)	—
	30 June 2024 $	30 June 2023 $
Finance expenses
Issue of 1,000,000 warrants to Empery (note 20)	(7,212,000)	—
Issue of 1,814,797 warrants to GEM (note 20)	(27,200,000)	—
GEM payable (note 15)	(1,145,000)	—
GEM payable – Interest (note 15)	(999,620)	—
Interest expense – leased assets	(7,891)	—
Bank fees	(60,827)	(7,776)
Other expenses	(50,528)	(7,095)
	(36,675,866)	(14,871)
	30 June 2024 $	30 June 2023 $
Merger Expenses
Merger expenses	(9,373,737)	(5,104,937)
	(9,373,737)	(5,104,937)
	30 June 2024 $	30 June 2023 $
Listing Expenses
IFRS 2 listing expenses (note 29)	(67,797,276)	—
Issue of 122,549 shares to GEM to settle financing costs (note 15)	(1,875,000)	—
Issue of 350,000 warrants to Polar (note 20)	(1,259,650)	—
Loss on extinguishment of liabilities (note 22)	(6,334,883)	—
	(77,266,809)	—

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

5.      INCOME TAX

	30 June 2024 $	30 June 2023 $
Major components of income tax expense for the year are:

Income statement
Current income tax charge/(benefit)	—	—

Statement of changes in equity
Income tax expense reported in equity	—	—

A reconciliation of income tax expense/(benefit) applicable to accounting profit/(loss) before income as at the statutory income tax rate to income tax expense/(benefit) at the Company’s effective income tax rate for the year is as follows:

	30 June 2024 $	30 June 2023 $
Loss from ordinary activities before income tax expense	(147,489,253)	(5,450,213)
Domestic tax rate for the Company	(36,872,314)	(1,231,682)

Tax effect of amounts which are not deductible (taxable) in calculating taxable income:
Non-temporary tax adjustments	—	1,137,734
Non-deductible fair value adjustments on restructure	32,756,017	—
Current year deferred tax assets (non-tax losses) not recognised	4,095,259	93,949
Tax rate differential	21,038	—
	—	—

Unrecognised deferred tax assets have not been recognised in respect of the following items:

	30 June 2024 $	30 June 2023 $
Unrecognised temporary differences
Deferred tax assets at the respective rates of 0%, 21% and 23.0% (2023: 23.0%) as described below
Start-up organisational expenses	14,548,197	—
Exploration costs deducted for tax purposes	7,257,748	6,326,621
Carry forward tax losses	16,175,180	—
	37,981,125	6,326,621

Deferred tax liabilities at the respective rates of 0%, 21% and 23.0% (2023: 23.0%) as described below
Prepayments	—	—
Net unrecognised deferred tax asset/(liability)	8,768,199	1,455,123

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

5.      INCOME TAX (cont.)

Potential future income tax benefits arising from tax losses have not been brought to account at 30 June 2024 and 2023 because the directors do not believe it is appropriate to regard realisation of the future income tax benefits as probable. These benefits will only be obtained if:

•        assessable income is derived of a nature and of amount sufficient to enable the benefit from the deductions to be realised;

•        the Company continues to comply with the conditions for deductibility imposed by law; and

•        no changes in tax legislation adversely affect the realisation of the benefit from the deductions.

The Company is subject to taxation for its consolidated subsidiaries at the rates applicable in the respective tax jurisdictions:

•        Austria — Profits are taxed at the standard corporate income tax (CIT) rate of 23% in Austria (2023: 23%), regardless of whether profits are retained or distributed. For the net unrecognised deferred tax asset as of 30 June 2024 a tax rate of 23% was used and for the net unrecognised deferred tax asset as of 30 June 2023 a tax rate of 23% was used based on the assessment of the future utilization by the management. Tax losses can be carried forward in Austria without time limitation. In general Tax losses carried forward can be offset against taxable income only up to a maximum of 75% of the taxable income for any given year.

•        United States — The profits are taxed at the rate of 21% at the US Federal taxation level, without being subject to state taxation in the United States.

•        United Kingdom — Profits are taxed at the rate of 25%.

•        British Virgin Islands — BVI Business companies are exempt from any taxation, regardless their source of income.

6.      CASH AND CASH EQUIVALENTS

	30 June 2024 $	30 June 2023 $
Cash at bank and in hand	1,259,242	137,451
	1,259,242	137,451

Cash at bank earns interest at floating rates based on daily bank deposit rates.

7.      OTHER RECEIVABLES

	30 June 2024 $	30 June 2023 $
Security deposit	4,242	4,310
GST/VAT receivable	82,812	89,839
Interest receivable on restricted cash	41,625	—
Funds receivable in respect to the exercise of warrants (note 22)	709,251	—
Other receivables	—	3,033
	837,930	97,182

These amounts arise from the usual operating activities of the Company and, with the exception of interest receivable on restricted cash, are non-interest bearing. The debtors do not contain any overdue or impaired receivables. The lifetime expected credit loss allowance is not material.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

8.      PREPAID EXPENSES

	30 June 2024 $	30 June 2023 $
Prepaid directors and officers’ insurance	1,609,260	—
Other prepaid expenses	35,920	—
	1,645,180	—

9.      RESTRICTED CASH AND OTHER DEPOSITS

	30 June 2024 $	30 June 2023 $
Funds held on deposit against offtake prepayment(i)	15,000,000	—
Term deposits(ii)	20,679	21,170
	15,020,679	21,170

____________

(i)      On 1 June 2024, Bayerische Motoren Werkte Aktiengesellschaft (BMW) transferred funds of US $15 million to ECM Lithium in relation to the offtake of battery grade lithium hydroxide (LiOH) from the Wolfsberg Project. The funds are held in a deposit account secured against a bank guarantee (note 19) and are to be offset against LiOH delivered to BMW.

(ii)     Restricted cash relates to the bank guarantees provided by ECM Lithium to the value of €20,000 in respect of any unrepaired damage to property at the Wolfsberg Project. These deposits are subject to restrictions and are therefore not available for general use by the entities within the Group.

10.    PROPERTY AND PLANT AND EQUIPMENT

	30 June 2024 $	30 June 2023 $
Office equipment – Cost	30,924	56,603
Office equipment – Accumulated depreciation	(30,071)	(49,048)
Office equipment – Net of accumulated depreciation	853	7,555
Carrying value at beginning of period	7,555	13,996
Additions	—	—
Depreciation charge for the period	(6,642)	(6,757)
Foreign exchange	(60)	316
Carrying value at end of period	853	7,555

11.    DEFERRED EXPLORATION AND EVALUATION EXPENDITURE

Exploration and evaluation phases:	30 June 2024 $	30 June 2023 $
Balance at beginning of period	34,724,374	30,468,697
Expenditure incurred	1,039,863	2,874,455
Foreign exchange movement	(550,695)	1,381,222
Balance at end of period	35,213,542	34,724,374

The recoupment of costs carried forward in relation to areas of interest in the exploration and evaluation phases is dependent upon the successful development and commercial exploitation or sale of the respective areas.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

12.    INVESTMENT IN JOINT VENTURE

	30 June 2024 $	30 June 2023 $
Shares in Tanbreez Mining Greenland A/S	5,000,000	—
Financial assets at fair value through profit or loss at end of period	5,000,000	—

Balance at beginning of period	—	—
Purchase of unlisted investments(i)	5,000,000	—
Financial assets at fair value through profit or loss at end of period	5,000,000	—

____________

(i)      On 5 June 2024 CRML entered into a heads of agreement to acquire 92.5% of the issued capital of Rimbal Pty Ltd (Vendor) which is the registered holder of 92.5% of the issued capital of Tanbreez Mining Greenland A/S (Tanbreez) which holds the only exploitation permit for rare earths in Greenland (HOA). The HOA was comprised of the following stages:

1.       Initial Investment of US$5,000,000 to acquire a 5.55% equity interest in Tanbreez

2.       Stage 1 interest — Issue of US$90,000,000 of shares in CRML subject to holding lock until 28 February 2025 to acquire a 36.45% equity interest in Tanbreez

3.       Stage 2 interest — Issue of US$116,000,000 of shares in CRML equal to 95% of the closing price of CRML shares on the date upon which CRML meets a minimum of US$10 million on the permit within 2 years to acquire a 50.50% equity interest in Tanbreez

Under the terms of the HOA, CRML has the right to appoint two directors to the board of Tanbreez. Subsequent to the year end on 2 July 2024, Tony Sage was appointed as CRML’s representative on the Board of Tanbreez.

The Vendor is a company controlled by geologist Gregory Barnes. Under the terms of the HOA, upon the completion of Stage 1 Interest, Gregory Barnes will be appointed Strategic advisor to the board of CRML.

As at 30 June 2024, the Group held an interest of 5.55%. Subsequent to the year end, Critical Metals Corp completed stage 1 acquisition with the issue of 8,395,523 shares in CRML. As at the date of this report, the Group holds a 42.0% interest in Tanbreez.

13.    INVESTMENT IN ASSOCIATE

	30 June 2024 $	30 June 2023 $
Investments in associates	343,239	—

a)      Investment details

	30 June 2024%	30 June 2023%
Percentage held at reporting date – EV Resources(i)	20%	—

____________

(i)      On 29 February 2024 upon completion of the Transaction, European Lithium Ltd transferred to the Group a 20% interest in EV Resources GmbH (previously Jadar Lithium GmbH), the holder of the Weinebene and Eastern Alps Projects which lies 20km to the east of the Wolfsberg Project. The initial investment was valued at $345,502 upon completion of the Transaction based on the carrying value of the investments in the accounts of European Lithium Ltd at the date of the transfer.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

13.    INVESTMENT IN ASSOCIATE (cont.)

b)      Movement in the carrying amount of the investment in associates

	30 June 2024 $	30 June 2023 $
Balance at beginning of period	—	—
Initial investment	345,502	—
Share of net losses recognised during the year	(2,263)	—
Balance at end of period	343,239	—

c)      Summarised financial information based on unaudited accounts

EV Resources GmbH

	30 June 2024 $	30 June 2023 $
Current assets	3,415	—
Non-current assets	300,384	—
Current liabilities	(431,372)	—
Non-current liabilities	—	—
Equity	(127,573)	—

EV Resources GmbH has no contingent liabilities, capital commitments or bank guarantees on issue as at 30 June 2024.

	30 June 2024 $	30 June 2023 $
Revenue and other income	—	—
Depreciation	—	—
Loss before tax	(11,315)	—
Income tax expense	—	—
Loss for the year	(11,315)	—
Total comprehensive (loss) for the year	—	—
Group’s share of (loss) for the year	(2,263)	—

d)      Impairment assessment

The carrying amount of the investments in associates were assessed for impairment at 30 June 2024. As at 30 June 2024, management are of the view that no indication of impairment at the reporting date.

14.    RIGHT OF USE ASSET

	30 June 2024 $	30 June 2023 $
Cost	50,063	—
Accumulated amortisation	(19,192)	—
	30,871	—

Balance at beginning of year	—	—
Additions	50,063	—
Amortisation	(19,359)	—
Foreign exchange	167	—
Balance at end of the year	30,871	—

Leased assets are capitalised at the commencement date of the lease and comprise of the initial lease liability amount, initial direct costs incurred when entering into the lease less any lease incentives received.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

15.    TRADE AND OTHER PAYABLES

	30 June 2024 $	30 June 2023 $
Trade payables	6,405,161	3,244,725
GEM commitment Fee Put Amount payable(i)	4,019,620
Other payables	649,269	273
Accruals	521,585	22,149
Excise tax payable	1,630,890	—
	13,226,525	3,267,148

____________

(i)      On July 4, 2023, CRML, GEM Global Yield LLC SCS (the GEM Investor or GEM Global) and GEM Yield Bahamas Ltd. (GYBL) entered into a Share Purchase Agreement (the GEM Agreement), pursuant to which the Company is entitled to draw up to $125 million of gross proceeds in exchange for ordinary shares in the Company, at a price equal to 90% of the average closing bid price of the ordinary shares on Nasdaq for a 30 day period, subject to meeting the terms and conditions of the GEM Agreement. The GEM Agreement allows CRML to access funds for general corporate purpose and working capital needs. In addition, at the closing of the Transaction, the GEM Investor was granted a warrant (the GEM Warrant) to purchase up to 1,814,797 Ordinary Shares at an exercise price of $10.71 per share (subject to adjustments described in the GEM Warrant) expiring on the 3rd anniversary of the closing of the Transaction (refer note 20). Further, in connection with the closing of the Transaction, the Company also entered into a letter agreement with the GEM Investor and GYBL to amend the GEM Agreement, pursuant to which, the Company agreed to issue ordinary shares in the Company to the GEM Investor as the “commitment fee” pursuant to the Share Purchase Agreement and, on the 61st day following the closing of the Transaction, the GEM Investor was granted the option to sell such commitment shares (equating to 122,549 shares) to the Company for US$1.875 million (the Commitment Fee Put Amount). In addition, the GEM Investor, on the first anniversary of the closing of the Transaction, was granted the right to require CRML to purchase the GEM Warrant from GEM Global in exchange for a number of ordinary shares in the Company having a value equal to US$27,200,000 (note 20). On April 29, 2024, CRML, GEM Global and GYBL entered into a second letter agreement, pursuant to which, CRML was granted the option to deliver, in lieu of the Commitment Fee Put Amount on the date upon which it was otherwise due and payable, a payment of $3,020,000 on or prior to the 120th day after the closing of the Transaction. As at 30 June 2024 the amount payable to GEM Global and GYBL by CRML comprises the Commitment Fee Put Amount of US$3,020,000 plus accrued interest of US$999,620.

16.    PROVISIONS

	30 June 2024 $	30 June 2023 $
Employee entitlements	7,230	7,458
Interest and penalties on taxes	16,970	—
	24,200	7,458

17.    LEASE LIABILITY

	30 June 2024 $	30 June 2023 $
Lease liability – Current	9,842	—
Lease liability – Non-Current	23,796	—
	33,638	—

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

17.    LEASE LIABILITY (cont.)

ECM Lithium has entered into an agreement for the lease of a vehicle effective 1 August 2022 expiring on 31 July 2027.

	Less than 6 months $	6 – 12 months $	Between 1 and 2 years $	Between 2 and 5 years $	Total contractual cashflows $	Carrying amount of lease liabilities $
Lease liability
2024	16,072	16,072	32,144	—	64,288	33,638
2023	—	—	—	—	—	—

18.    FUNDING FROM RELATED PARTY

	30 June 2024 $	30 June 2023 $
Working capital advance from parent – European Lithium Ltd	4,268,857	34,603
	4,268,857	34,603

Balance at beginning of period	34,603	—
Working capital advance from parent	4,234,254	34,603
Balance at end of period	4,268,857	34,603

On 26 October 2022, EUR announced that it has entered into a business combination agreement with Sizzle pursuant to which EUR will effectively sell down its shareholding in EUR Austria which holds the Wolfsberg Lithium Project and certain other mineral permits prospective for lithium in Austria, in consideration for the issue of shares in the Company (Transaction). The Transaction was approved by EUR shareholders on 20 January 2023 and on 22 February 2024, Sizzle shareholders approved the Transaction at a special meeting. CRML commenced trading on the Nasdaq on 28 February 2024. In accordance with the Transaction, EUR will be reimbursed for certain expenses incurred in respect to the Transaction.

In addition, EUR has provided funding to CRML to cover certain operational expenses since closing of the Transaction. The funds advanced are repayable on demand.

19.    OFFTAKE PREPAYMENT

	30 June 2024 $	30 June 2023 $
Bank guarantee issued against offtake prepayment (note 9)	15,000,000	—
	15,000,000	—

20.    WARRANTS LIABILITY

	30 June 2024 $	30 June 2023 $
Unlisted warrants ($10.00 expiring 27/05/2025)	9,196,701	—
Listed warrants ($11.50 exp. 27/2/2029)	2,340,413	—
Unlisted warrants ($10.71 exp. 27/02/2027)	27,200,000	—
Unlisted warrants ($11.45 exp. 18/6/2029)	7,170,000	—
	45,907,114	—

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

20.    WARRANTS LIABILITY (cont.)

	30 June 2024 $	30 June 2023 $
Balance at beginning of year	—	—
Issue of unlisted warrants – (a)	1,259,650	—
Issue of unlisted warrants – (a)	9,876,533	—
Issue of unlisted warrants – (b)	27,200,000	—
Issue of unlisted warrants – (c)	7,212,000	—
Issue of listed warrants (note 29) – Replacement warrants	919,150
Exercise of warrants (note 22)	(21,120,000)	—
Gain/(loss) on fair value of warrants	20,559,781
Balance at end of year	45,907,114	—

a)      Warrants issued on 27 February 2024 with exercise price of $10.00 (subject to adjustments)

On 27 February 2024, a total of 350,000 warrants were issued to Polar Multi-Strategy Master Fund (Polar) to settle historic obligations of Sizzle. The unlisted warrants are exercisable at $10.00 each (subject to adjustments) on or before 27 May 2025.

The warrants are classified as derivative liabilities because it converts into a variable number of shares and its value varies with the Company’s share price.

The fair value of the warrants granted to Polar is estimated as at the date of issue (27 February 2024) using the Black and Scholes option pricing model taking into account the terms and conditions upon which the warrants were granted. The assumptions used in determining the fair value were as follows:

Assumptions
Number warrants issued	350,000
Dividend yield	0.00%
Expected volatility	75%
Risk-free interest rate	4.948%
Expected life of warrants	1.25 years
Exercise price	$10.00
Issue date share price	$10.20

The expected life of the warrants is based on historical data and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility is indicative of future trends, which may also not necessarily be the actual outcome.

The fair value of the warrants granted is estimated as at 30 June 2024 using the Black and Scholes option pricing model taking into account the terms and conditions upon which the warrants were granted. The assumptions used in determining the fair value were as follows:

Assumptions
Number warrants issued	350,000
Dividend yield	0.00%
Expected volatility	75%
Risk-free interest rate	5.134%
Expected life of warrants	0.91 years
Exercise price	$10.00
Share price at 30 June 2024	$11.27

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

20.    WARRANTS LIABILITY (cont.)

The following warrants were issued during the year ended 30 June 2024 to corporate advisors upon closure of the Transaction:

Corporate Advisor	Number of warrants	Grant date	Expiry Date	Exercise Price	Fair value at issue date	Fair value at 30 June 2024
Polar	350,000	27 February 2024	27 May 2025	$10.00	$3.599	$3.843

b)      Warrants issued on 27 February 2024 with exercise price of $10.00 (subject to adjustments)

On 27 February 2024, a total of 1,000,0000 warrants were issued to three Funds affiliated with Empery Asset Management LP (Empery) as part of the PIPE funding. The unlisted warrants are exercisable at $10.00 each (subject to adjustments) on or before 27 May 2025.

The warrants are classified as derivative liabilities because it converts into a variable number of shares and its value varies with the Company’s share price. Under the terms of the agreement, on exercise of the PIPE Investor Warrants the holder obtains 1 CMC share and 3 Additional Shares in CRML.

The fair value of the warrants granted to Polar is estimated as at the date of issue (27 February 2024) using the Black and Scholes option pricing model taking into account the terms and conditions upon which the warrants were granted. The assumptions used in determining the fair value were as follows:

Assumptions
Number of warrants issued	1,000,000
Dividend yield	0.00%
Expected volatility	75%
Risk-free interest rate	4.948%
Expected life of warrants	1.25 years
Exercise price	$10.00
Issue date share price	$10.20

The expected life of the warrants is based on historical data and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility is indicative of future trends, which may also not necessarily be the actual outcome.

The fair value of the warrants granted is estimated as at 30 June 2024 using the Black and Scholes option pricing model taking into account the terms and conditions upon which the warrants were granted. The assumptions used in determining the fair value were as follows:

Assumptions
Number of warrants issued	1,000,000
Dividend yield	0.00%
Expected volatility	75%
Risk-free interest rate	5.134%
Expected life of warrants	0.91 years
Exercise price	$10.00
Share price at 30 June 2024	$11.27

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

20.    WARRANTS LIABILITY (cont.)

The following warrants were issued during the year ended 30 June 2024 to corporate advisors upon closure of the Transaction:

Corporate Advisor	Number of warrants	Grant date	Expiry Date	Exercise Price	Fair value at issue date	Fair value at 30 June 2024
Empery	1,000,000	27 February 2024	27 May 2025	$10.00	$3.599	$3.843

c)      Warrants issued on 27 February 2024 with exercise price of $10.71 (subject to adjustments)

On 27 February 2024, a total of 1,814,797 warrants were issued to Gem Global Yield LLC SCS (GEM) for a credit facility to be made available to the Company. The unlisted warrants are exercisable at $10.71 each (subject to adjustments) on or before 27 February 2027. The warrants are classified as derivative liabilities because it converts into a variable number of shares and its value varies with the Company’s share price.

The fair value of the warrants granted is estimated as at the date of grant (27 February 2024) using the Monte Carlos Simulation (MCS) model taking into account the terms and conditions upon which the warrants were granted. The assumptions used in determining the fair value were as follows:

Assumptions
Number warrants issued	1,814,797
Dividend yield	0.00%
Expected volatility	75%
Risk-free interest rate	4.5%
Expected life of warrants	3.00 years
Exercise price	$10.71
Issue date share price	$10.20

The expected life of the warrants is based on historical data and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility is indicative of future trends, which may also not necessarily be the actual outcome.

The fair value of the warrants issued is estimated as at 30 June 2024 using the Monte Carlos Simulation (MCS) model taking into account the terms and conditions upon which the warrants were granted. The assumptions used in determining the fair value were as follows:

Assumptions
Number warrants issued	1,814,797
Dividend yield	0.00%
Expected volatility	75%
Risk-free interest rate	4.585%
Expected life of warrants	2.66 years
Exercise price	$10.71
Share price at 30 June 2024	$11.27

The following warrants were issued during the year ended 30 June 2024 to corporate advisors:

Corporate Advisor	Number of Warrants	Grant date	Expiry Date	Exercise Price	Fair value at grant date	Fair value at 30 June 2024
GEM	1,814,797	27 February 2024	27 February 2027	$10.71	$5.623	$6.069

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

20.    WARRANTS LIABILITY (cont.)

From 1 March 2025 the GEM Investor has the right require CRML to purchase the GEM Warrant from GEM Global in exchange for a number of ordinary shares in the Company having a value equal to US$27,200,000. Accordingly, the GEM Warrants are valued at the higher amount of the fair value of the warrant and US$27,200,000.

d)      Empery PIPE Investor Warrants issued on 27 February 2024 with exercise price of $10.00 (subject to adjustments)

On 27 February 2024, a total of 1,000,0000 warrants were issued to three Funds affiliated with Empery Asset Management LP (Empery) as part of the PIPE funding for consideration of US$9,880,682. The unlisted warrants are exercisable at US$10.00 each (subject to adjustments) on or before 27 May 2025. The Empery Warrants provide the PIPE Investor with 3 Additional Shares for each Ordinary Share that the PIPE Investor purchases upon exercise of the PIPE Investors’ Warrants.

The PIPE Investor Warrants are classified as derivative liabilities because it converts into a variable number of shares and its value varies with the Company’s share price.

The fair value of the PIPE Investor Warrants is estimated as at the date of issue (27 February 2024) using the Black and Scholes option pricing model taking into account the terms and conditions upon which the warrants were granted. The assumptions used in determining the fair value were as follows:

Assumptions
Number of warrants issued	1,000,000
Dividend yield	0.00%
Expected volatility	75%
Risk-free interest rate	4.948%
Expected life of warrants	1.25 years
Exercise price	$10.00
Issue date share price	$10.20

As the fair value determined using the Black Scholes Model of the Warrants issued to PIPE Investors was in excess of the US$9,880,682 cash received, the difference in fair value of the derivative liability and consideration received (the Calibration Allowance) is deferred and amortised over the 15 months that the warrant was exercisable or fully recognised as an expense when the warrant was exercised.

On 18 June 2024 Empery Asset Management LP (Empery) exercised 600,000 of the PIPE Warrants to acquire 2.4 million CMRL shares for US$6 million. This related to 600,000 CMRL shares at US$10 per share and the 3 additional shares provided to PIPE Investors upon exercise of the PIPE Warrants.

As at 30 June 2024 the assumptions used in determining the fair value were as follows:

Assumptions
Number of warrants issued	400,000
Dividend yield	0.00%
Expected volatility	75%
Risk-free interest rate	5.134%
Expected life of warrants	0.91 years
Exercise price	$10.00
Share price at 30 June 2024	$11.27

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

20.    WARRANTS LIABILITY (cont.)

e)      Additional warrants issued to Empery Asset Management LP

On 17 June 2024, a total of 1,000,000 warrants were issued to Empery Asset Management LP (Empery) induce early conversion of the February 2024 warrants. The unlisted warrants are exercisable at $11.45 each (subject to adjustments) on or before 18 June 2029. The warrants are classified as derivative liabilities because it converts into a variable number of shares and its value varies with the Company’s share price.

The fair value of the warrants is estimated as at the date of grant using the Black and Scholes option pricing model taking into account the terms and conditions upon which the warrants were granted. The assumptions used in determining the fair value were as follows:

Assumptions
Number warrants issued	1,000,000
Dividend yield	0.00%
Expected volatility	75%
Risk-free interest rate	4.3%
Expected life of warrants	5.00 years
Exercise price	$11.45
Issue date share price	$11.30

The expected life of the warrants is based on historical data and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility is indicative of future trends, which may also not necessarily be the actual outcome.

The fair value of the warrants issued is estimated as at 30 June 2024 using the Black and Scholes option pricing model taking into account the terms and conditions upon which the warrants were granted. The assumptions used in determining the fair value were as follows:

Assumptions
Number warrants issued	1,000,000
Dividend yield	0.00%
Expected volatility	75%
Risk-free interest rate	4.333%
Expected life of warrants	4.97 years
Exercise price	$11.45
Share price at 30 June 2024	$11.27

The following warrants were issued during the year ended 30 June 2024 to corporate advisors:

Corporate Advisor	Number of Warrants issued	Grant date	Expiry Date	Exercise Price	Fair value at issue date	Fair value at 30 June 2024
Empery	1,000,000	18 June 2024	18 June 2029	$10.71	$7.212	$7.17

f)      Listed warrants

At closing of the Transaction, a total of 7,750,000 listed warrants with a carrying value of $919,150 (note 29) were issued to Sizzle warrant holders to replace the existing Sizzle public warrants on issue. The listed warrants are exercisable at $11.50 each on or before 27 February 2029 and trade under the ticker CRMLW. The public warrants are valued at the closing warrant trading price at reporting date.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

21.    SHARE CAPITAL

The Company has authorised share capital of 500,000,000 shares with a par value of $0.001 per share.

	30 June 2024 No of shares	30 June 2024 $
Opening balance	100	39,414
Cancellation of shares upon completion of business combination	(100)	—
Issue of shares upon completion of business combination Transaction(i)	78,517,582	78,518
Issue of shares upon conversion of warrants(ii)	2,476,516	2,477
Share premium reserve	—	51,387,912
Total share capital	80,994,098	51,508,320
	30 June 2023 No of shares	30 June 2023 $
Opening balance	100	39,414
Total share capital	100	39,414

____________

(i)      During the year ended 30 June 2024, the following shares were issued on the completion of the business combination:

•        91,999 shares to existing Sizzle public stockholders

•        3,368,750 shares to Sizzle initial stockholders, which included Sizzle directors and officers

•        1,322,850 shares to Cantor (1,247,250 shares, consisting of the 1,200,000 shares as compensation to Cantor in connection with the deferred underwriting fee and 47,250 representative shares which Cantor purchased in a private placement in connection with the Sizzle IPO) and EBC (consisting of the 75,600 EBC Shares).

•        4,149,000 shares to the PIPE Investors pursuant to the Subscription Agreements

•        1,796,600 shares to vendors and services providers pursuant to fee modification agreements entered into (775,000 to suppliers for services provided and 1,021,600 in respect to the repayment of loans)

•        67,788,383 to European Lithium Ltd pursuant to the Merger agreements.

The fair value of these shares on issue date was $10.20 per share which resulted in a loss in the extinguishment of liabilities of $6,334,883 (note 4) as follows:

•        1,200,000 shares issued to Cantor in connection with the deferred underwriting fee of $8,150,000 resulting in a gain on extinguishment of liabilities of $4,090,000

•        291,600 shares issued in respect to the repayment of loans of $729,437 resulting in a gain on extinguishment of liabilities of $2,244,883

(ii)     During the year ended 30 June 2024, the following shares were issued upon the exercise of warrants:

•        On 15 April 2024, the Company issued 5,360 shares ($11.50 each expiring 27 February 2029)

•        On 6 May 2024, the Company issued 6,465 shares ($11.50 each expiring 27 February 2029)

•        On 3 June 2024, the Company issued 3,015 shares ($11.50 each expiring 27 February 2029)

•        On 10 June 2024, the Company issued 1 share ($11.50 each expiring 27 February 2029)

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

21.    SHARE CAPITAL (cont.)

•        On 17 June 2024, the Company issued 600 shares ($10.00 each expiring 27 May 2025)

•        On 24 June 2024, the Company issued 1 share ($11.50 each expiring 27 February 2029)

•        On 21 June 2024, the Company issued 2,000 shares ($11.50 each expiring 27 February 2029)

•        On 25 June 2024, the Company issued 5,000 shares ($11.50 each expiring 27 February 2029)

•        On 27 June 2024, the Company issued 25,000 shares ($11.50 each expiring 27 February 2029)

•        On 28 June 2024, the Company issued 29,674 shares ($11.50 each expiring 27 February 2029)

As at 30 June 2024, funds in respect to the exercise of warrants on the 21 June 2024, 25 June 2024, 27 June 2024 and 28 June 2024 totalling $709,251 had not been received and were accounted for as a receivable (note 7).

Terms and conditions of contributed equity

Fully paid ordinary shares have the right to receive dividends as declared and, in the event of winding up the Company, to participate in the proceeds from sale of all surplus assets in proportion to the number of paid up shares held.

Fully paid ordinary shares entitle their holder to one vote, either in person or by proxy, at any shareholders’ meeting of the Company.

At 30 June 2024, all shares on issue in the Company are fully paid.

22.    UNISSUED CAPITAL

	30 June 2024 $	30 June 2023 $
Unissued capital reserve	45,734,183	44,470,123
	45,734,183	44,470,123
	30 June 2024 $	30 June 2023 $
Balance at beginning of year	44,470,123	39,079,626
Capital contribution funding received	1,127,417	5,368,056
Foreign exchange movement	136,643	22,441
Balance at end of year	45,734,183	44,470,123

During the financial year ended 30 June 2023 the Company received capital contributions from European Lithium Limited (ASX: EUR), being the previous parent entity of the Company of $5,390,497. During the period 1 July 2023 until 29 February 2024 upon closing of the Transaction, the Company received capital contribution from EUR of $1,264,060. The issue of shares in the Company pursuant to funding received remained outstanding at the balance sheet date.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

23.    RESERVES

	30 June 2024 $	30 June 2023 $
Foreign currency translation reserve	(4,412,219)	(3,591,785)
NASDAQ listing reserve	43,998,710	—
Share-based payment reserve	790,690	—
	40,377,181	(3,591,785)

Foreign Currency Translation Reserve

The foreign currency translation reserve is used to record exchange differences arising from the translation of financial statements of foreign subsidiaries.

	30 June 2024 $	30 June 2023 $
Balance at beginning of year	(3,591,785)	(4,950,566)
Foreign currency exchange differences arising on translation of foreign operations	(820,434)	1,358,781
Balance at end of year	(4,412,219)	(3,591,785)

Share-based Payment Reserve

The share-based payment reserve records items recognised as expenses on valuation of employee share options and options issued to directors and consultants.

	30 June 2024 $	30 June 2023 $
Balance at beginning of year	—	—
Issue of RSUs to Directors and management (note 24)	608,156	—
Issue of shares to Directors and management in lieu of fees(i)	182,534	—
Balance at end of year	790,690	—

On 7 June 2024, the Company issued 50,765 shares to directors and management of the Company in lieu of director and consulting fees paid covering the period 29 February 2024 to 30 June 2024. The shares have been valued based on the trading price on the date of issue and vest in full on 28 February 2025, provided the recipient has not experienced a termination of employment or service with the Company or its subsidiaries on or prior to the vesting date. An amount of $182,534 has been booked in the accounts at 30 June 2024.

NASDAQ Listing Reserve

The NASDAQ listing reserve records items recognised in respect to the Company’s listing on the NASDAQ.

	30 June 2024 $	30 June 2023 $
Balance at beginning of year	—	—
NASDAQ listing costs (note 30)	43,998,710	—
Balance at end of year	43,998,710	—

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

24.    SHARE-BASED PAYMENT TO DIRECTORS AND MANAGEMENT

Total costs arising from share-based payment transactions recognised as an expense during the year were as follows:

	30 June 2024 $	30 June 2023 $
Issue of RSUs to Directors and management(i)	608,156	—
	608,156	—

____________

(i)      RSUs to Directors and Management

On 7 June 2024, the Company issued 955,000 restricted stock units (RSU’s) to directors and management of the Company. The RSU’s are subject to the following vesting conditions:

•        Tranche A (545,000 RSU’s) — RSU’s for persons located outside of Australia and shall vest in full on 7 June 2025, subject to the participant not experiencing a termination of employment or service with the Company or its subsidiaries on or prior to the vesting date.

•        Tranche B (340,000 RSU’s) — RSU’s for participants located outside of Australia and shall vest in equal instalments on each of the first three anniversaries of the vesting commencement date (being 7 June 2025, 7 June 2026 and 7 June 2027), subject to the participant not experiencing a termination of employment or service with the Company or its subsidiaries on or prior to the vesting date

•        Tranche C (70,000 RSU’s) — RSU’s for participants located in Australia and shall vest in equal instalments on each of the first three anniversaries of 1 July 2023, subject to the participant not experiencing a termination of employment or service with the Company or its subsidiaries on or prior to the vesting date.

The RSU’s have been valued based on the trading price on the date of issue with the overall cost to be spread over the vesting period. The total valuation of the RSU’s is $9,825,100 with an amount of $608,156 booked in the accounts at 30 June 2024.

	Number of RSU’s	Grant date	Expiry Date	Fair value at grant date $ per right	Vesting conditions
Directors and Managers	545,000	7 June 2024	7 June 2025	$10.28	Tranche B
Directors and Managers	340,000	7 June 2024	7 June 2027	$10.28	Tranche C
Directors and Managers	70,000	1 July 2023	1 July 2027	$10.39	Tranche D

25.    LOSS PER SHARE

	30 June 2024 $	30 June 2023 $
Loss used in the calculation of basic and dilutive loss per share	(147,489,253)	(5,450,213)
	2024 $ per share	2023 $ per share
Loss per share:
Basic loss per share	(557)	(53,551)
Diluted loss per share	(557)	(53,551)
	2024 Number	2023 Number
Weighted average number of shares	26,481,860	100

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

25.    LOSS PER SHARE (cont.)

Given the Company has made a loss, there is no dilution of earnings hence the diluted loss per share is the same as for basic loss per share.

26.    COMMITMENTS AND CONTINGENCIES

a)      Exploration commitments

The Group has no minimum expenditure requirements in relation to its exploration and mining licences at its Wolfsberg Project other than minimal annual licence and mine safety fees.

b)      Contingencies

On 12 February 2024, the Company entered into a letter agreement with Jett Capital in respect to their fees in connection with the Transaction. Jett Capital are entitled to a fee of $3,331,718 at closing of the first equity or equity linked offering by, or placement into the Company, a fee of $3,331,718 at closing of the second equity or equity linked offering by, or placement into the Company and a fee of $6,663,435 at closing of the third equity or equity linked offering by, or placement into the Company. In addition, Jett Capital and CCM are collectively entitled to a cash fee of 5% of the PIPE financing proceeds for their services as co-placement agents, to be shared equally between CCM and Jett Capital. Should the PIPE financing proceeds be raised by Jett Capital not as co-placement agent, then Jett Capital is entitled to a cash fee of 5% of the PIPE financing proceeds along with private placement warrants equal to 5% of the total offering size.

On 27 February 2024, the Company entered into a letter agreement with CCM in respect to their fees in connection with the Transaction. CCM are entitled to a fee of $1,250,000 at closing of the first equity or equity linked offering by, or placement into the Company, a fee of $1,250,000 at closing of the second equity or equity linked offering by, or placement into the Company and a fee of $1,250,000 at closing of the third equity or equity linked offering by, or placement into the Company. In addition, Jett Capital and CCM are collectively entitled to a cash fee of 5% of the PIPE financing proceeds for their services as co-placement agents, to be shared equally between CCM and Jett Capital.

On 5 June 2024, the Company entered into a heads of agreement to acquire 92.5% of the issued capital of Rimbal Pty Ltd (Vendor) which is the registered holder of 92.5% of the issued capital of Tanbreez Mining Greenland A/S (Tanbreez) which holds the only exploitation permit for rare earths in Greenland (HOA) (note 12). As at 30 June 2024, the Group held an interest of 5.55%. Subsequent to the year end, Critical Metals Corp completed stage 1 acquisition with the issue of 8,395,523 shares in CRML and as at the date of this report, the Group holds a 42.0% interest in Tanbreez. The stage 2 interest to acquire the 50.50% equity interest in Tanbreez is subject to CRML expending a minimum of US$10 million on the permit with 2 years from execution of the HOA.

The Company has provided bank guarantees to the value of €20,000 in respect of any unrepaired damage to property at the Wolfsberg project (note 9).

There has been no other change in contingent liabilities since the last annual reporting date.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

27.    CASH FLOW INFORMATION

	30 June 2024 $	30 June 2023 $
Reconciliation from net loss after tax to net cash used in operations
Net loss	(147,489,253)	(5,450,213)
Non-cash flows included in operating loss:
Depreciation (note 10)	6,642	6,757
Amortisation (note 14)	19,359	—
Listing expenses (note 4)	77,266,809	—
Merger expenses	962,500	—
Gain/loss on fair value of warrants (note 20)	20,559,781	—
Finance expenses	35,557,000	—
Share based payment expense (note 25)	608,156	—
Issue of shares to directors and management in lieu of fees (note 24)	182,534	—
Share of net losses of associate (note 13)	2,263	—
Foreign exchange	91,381	(5,664)
Changes in assets and liabilities:
(Increase) / Decrease in trade and other receivables	(2,385,927)	(50,404)
(Increase) in trade and other payables	9,953,481	3,081,707
(Increase) in provisions	16,742	—
Increase in related party payable	—	34,603
Fair value of identifiable net assets of Sizzle at 29 February 2024 (note 29)	(10,473,822)	—
Increase in other receivables	—	(3,033)
Decrease in provisions	—	7,458
Net cash (used in) operating activities	(15,122,354)	(2,378,789)

28.    RELATED PARTY DISCLOSURES

Balances between the Company and its subsidiaries which are related parties of the Company have been eliminated on consolidation and are not disclosed in this note. Details of percentage of ordinary shares held in subsidiaries are disclosed in Note 32 to the financial statements. Note 32 provides information about the group’s structure including the details of the subsidiaries and the holding company.

During the financial year ended 30 June 2023 the Company received capital contributions from European Lithium Limited (ASX: EUR), being the previous parent entity of the Company of $5,390,497. During the period 1 July 2023 until 29 February 2024 upon closing of the Transaction, the Company received capital contribution from EUR of $1,264,060 (note 23). The issue of shares in the Company pursuant to funding received remained outstanding at the balance sheet date.

Following completion of the merger transaction, EUR has continued to provide financial support to the Company. As at 30 June 2024, the amount owing was $4,268,857 (30 June 2023: $34,603).

29.    SIZZLE ACQUISITION

On 26 October 2022, EUR announced that it had entered into an acquisition agreement with Sizzle pursuant to which EUR will effectively sell down its shareholding in EUR Austria which holds the Wolfsberg Lithium Project and certain other mineral permits prospective for lithium in Austria, in consideration for the issue of shares in the Company (Transaction). The Transaction was approved by EUR shareholders on 20 January 2023 and on 22 February 2024, Sizzle shareholders approved the transaction as a special meeting. CRML commenced trading on the Nasdaq on 28 February 2024.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

29.    SIZZLE ACQUISITION (cont.)

The Company has accounted for the Transaction in accordance with the March 2013 IFRIC Agenda Decision. The Company’s listing expenses includes the value of shares provided to Sizzle founding shareholders net of the net assets acquired in Sizzle. The listing expense of $63,410,794 has been calculated by the Company comprising:

•        4,221,600 shares in CRML to Sizzle founding shareholders, which in accordance with AASB 2 have been valued using the Sizzle common share price of $10.20 per share,

•        91,999 shares in CRML to Sizzle existing shareholders, which in accordance with AASB 2 have been valued using the Sizzle common share price of $10.20 per share,

•        799,600 public shares in CRML acquired by Empery, which in accordance with AASB 2 have been valued using a share price of $11.03 per share being the price paid for the shares by Empery on the open market, and

•        At completion of the Transaction, Sizzle had a net liability position of $10,473,822 as set out below.

In accordance with IFRS 2, the Company has treated the difference between the net liability position and fair value of the shares and warrants of $67,797,276 as a listing expense.

30 June 2024 $
Fair value of equity instruments to have been issued by CRML
Sizzle share consideration price	$10.20
Total number of Sizzle shares at closing
Sponsor shares	4,313,599
Sizzle Public shares	91,999
4,313,599

Total fair value of equity instruments issued to Sizzle shareholders	43,998,710

Fair value of identifiable net assets of Sizzle:
Cash and cash equivalent	9,835,289
Proceeds from trust account attributable to not redeemed shares held by Empery	(8,819,744)
Accrued offering costs and expenses	(11,979,192)
Excise tax payable	(1,630,890)
Deferred underwriters fee	(8,150,000)
Income tax payable	(675,442)
Promissory note – related party	(1,459,437)
Listed warrants	(919,150)
Fair value of identifiable net assets of Sizzle at 29 February 2024	(23,798,566)

IFRS 2 listing expense	67,797,276

30.    FINANCIAL INSTRUMENTS

a)      Significant accounting policies

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which revenues and expenses are recognised, in respect of each class of financial asset, financial liability and equity instrument are disclosed in Note 2 to the financial statements.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

30.    FINANCIAL INSTRUMENTS (cont.)

b)      Financial risk exposures and management

The main risks the Company is exposed to through its financial instruments are credit risk, foreign currency risk, interest rate risk, and liquidity risk.

c)      Credit risk exposures

Credit risk represents the loss that would be recognised if the counterparties default on their contractual obligations resulting in financial loss to the Company. The Company has adopted the policy of only dealing with creditworthy counterparties and obtaining sufficient collateral or other security where appropriate, as a means of mitigating the risk of financial loss from defaults.

Cash at bank is held with high credit quality financial institutions.

d)      Interest rate risk

The Group is exposed to movements in market interest rates on cash. The policy is to monitor the interest rate yield curve out to 120 days to ensure a balance is maintained between the liquidity of cash assets and the interest rate of return. The entire balance of cash for the Group of $1,259,242 (30 June 2023: $137,451) is subject to interest rate risk.

The balance of cash held on deposit against the offtake prepayment of $15,020,679 (30 June 2023: $nil) is subject to interest rate risk. At 30 June 2024, if interest rates at that date had been 10 basis points higher with all other variables held constant, post-tax profit for the year would have been $1,068 (30 June 2024: $nil) higher, arising mainly as a result of higher interest revenue from its cash balances at bank. If interest rates had been 10 basis points lower, with all other variables held constant, post-tax profit would have been $1,068 (30 June 2024: $nil) lower.

e)      Liquidity risk

The Company manages liquidity risk by continuously monitoring actual and forecast cash flows and matching the maturity profiles of financial assets and liabilities. Surplus funds are generally only invested in short term bank deposits.

Contractual maturities of financial liabilities

		Less than 6 months $	6 – 12 months $	Between 1 and 2 years $	Between 2 and 5 years $	Over 5 years $	Total contractual cashflows $	Carrying amount of liabilities $
Financial Liabilities
Trade & other payables	2024	13,226,525	—	—	—	—	13,226,525	13,226,525
Funding from related party	2024	4,268,857	—	—	—	—	4,268,857	4,268,857
Trade & other payables	2023	3,267,148	—	—	—	—	3,267,148	3,267,148
Funding from related party	2023	34,603	—	—	—	—	34,603	34,603
Total	2024	17,495,382	—	—	—	—	17,495,382	17,495,382
	2023	3,301,751	—	—	—	—	3,301,751	3,301,751

f)      Net fair value

In accordance with the accounting policies disclosed in Note 2 of the financial statement, the Group measures and recognises the following assets and liabilities at fair value on a recurring basis after initial recognition:

•        Financial assets at fair value through the profit or loss and other comprehensive income

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

30.    FINANCIAL INSTRUMENTS (cont.)

IFRS 13 Fair Value Measurement requires the disclosure of fair value information by level of the fair value hierarchy, which categorises fair value measurements into once of three possible levels based on the lowest level input that is significant to the measurement can be categorised into as follows:

•        Level 1 — Measurements based on quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date

•        Level 2 — Measurement based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly

•        Level 3 — Measurements based on unobservable inputs for the asset or liability.

Set out below is an overview of financial assets and liabilities recorded in the financial statements held by the Group as at 30 June 2024:

	Level 1 $	Level 2	Level 3 $	Total $
Financial assets
Financial assets	—	—	5,000,000	5,000,000
Total assets recognised at fair value	—	—	5,000,000	5,000,000

Financial liabilities
Warrants liability	2,340,413	43,566,701	—	45,907,114
Total liabilities recognised at fair value	2,340,413	43,566,701	—	45,907,114

Set out below is an overview of financial assets and liabilities recorded in the financial statements held by the Group as at 30 June 2023:

	Level 1 $	Level 2	Level 3 $	Total $
Financial assets
Financial assets	—	—	—	—
Total assets recognised at fair value	—	—	—	—

Financial liabilities
Financial liabilities	—	—	—	—
Total liabilities recognised at fair value	—	—	—	—

g)      Foreign currency risk

The Group operates internationally and is exposed to foreign exchange risk arising from commercial transactions. The Group converted assets and liabilities into the functional currency where balances were denominated in a currency other than the US dollar.

At 30 June 2024, the Company had an Australian denominated funding arrangement with European Lithium Ltd (note 18). At 30 June 2024, if the Australian dollar had strengthened by 10% against the US Dollar with all other variables held constant, post-tax profit for the year would have been $388,078 (30 June 2023: $3,146) higher, arising mainly from foreign exchange losses/gains taken to the profit and loss account on translation. If the Australian dollar had weakened by 10% against the US Dollar with all other variables held constant, post-tax profit for the year would have been $474,317 (30 June 2023: $3,845) higher, arising mainly from foreign exchange losses/gains taken to the profit and loss account on translation.

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

30.    FINANCIAL INSTRUMENTS (cont.)

h)      Overview of financial instruments

Set out below is an overview of financial instruments, other than cash and short-term deposits, held by the Group as at 30 June 2024:

		Fair value
	At amortised cost $	Through profit or loss $	Through other comprehensive income $
Financial assets
Trade and other receivables	837,930	—	—
Total current assets	837,930	—	—
Total assets	837,930	—	—

Financial liabilities
Trade and other payables	15,020,679	—	—
Total current liabilities	15,020,679	—	—
Total liabilities	15,020,679	—	—

Set out below is an overview of financial instruments, other than cash and short-term deposits, held by the Group as at 30 June 2023:

		Fair value
	At amortised cost $	Through profit or loss $	Through other comprehensive income $
Financial assets
Trade and other receivables	94,149	—	—
Total current assets	94,149	—	—
Total assets	94,149	—	—

Financial liabilities
Trade and other payables	3,203,646	—	—
Total current liabilities	3,203,646	—	—
Total liabilities	3,203,646	—	—

31.    SUBSIDIARIES

		Ownership Interest
	Country of Incorporation	30 June 2024%	30 June 2023%
Parent
Critical Metals Corp	British Virgin Islands
Subsidiaries
European Lithium AT (Investments) Ltd	British Virgin Islands	100	100
ECM Lithium AT GmbH	Austria	100	100
ECM Lithium AT Operating GmbH	Austria	100	100
Sizzle Acquisition Corp	USA	100	—

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

32.    KEY MANAGEMENT PERSONNEL DISCLOSURES

a)      Key management personnel compensation

	2024 $	2023 $
Short-term employee benefits	296,978	104,574
	296,978	104,574

b)      Equity instrument disclosures relating to key management personnel

During the year ended 30 June 2024, a total of 955,000 RSU’s were issued to Key management personnel (subject to vesting conditions (refer note 25)).

During the year ended 30 June 2024, a total of 50,765 shares were issued to directors and key management personnel of the Company in lieu of director and consulting fees paid covering the period 29 February 2024 to 30 June 2024 (refer note 24).

During the year ended 30 June 2023 no equity instruments were issued to Key management personnel.

33.    EVENTS AFTER THE REPORTING PERIOD

On 2 June 2023, European Lithium Ltd (ASX: EUR) announced the execution of a binding term sheet with Obeikan Investment Group (Obeikan) to build and operate a hydroxide plant in Saudi Arabia (JV Term Sheet). The 50/50 Joint Venture (JV) will be geared towards developing, constructing and commissioning a lithium hydroxide processing plant, and operating the plant for the conversion of lithium spodumene concentrate from the Wolfsberg Project in stages. Under the terms of the JV Term Sheet, EUR agreed to procure the assignment of its rights and obligations under the JV Term Sheet to Critical Metals or one of its wholly owned subsidiaries, subject to approval by the CRML Board. Subsequent to the year end on 4 July 2024, EUR announced that Obeikan has agreed to a deed of assignment and entered into the shareholder agreement for the development and operation of the plant. On July 9, 2024, CRML accepted the assignment of EUR’s interest in the Joint Venture. In connection with such assignment, the Company and Obeikan entered into the Shareholders Agreement related to the Joint Venture. Obeikan has agreed to ratify the Shareholders Agreement to form a joint venture with the Company related to the development and construction of a lithium hydroxide processing plant in the Kingdom of Saudi Arabia to process spodumene concentrate produced from the Company’s Wolfsberg Project located in Austria.

On 1 July 2024, the Company issued 1,285,000 RSU’s which vest in full on 1 July 2025, subject to the participant not experiencing a termination of employment or services with the Company or its subsidiaries on or prior to the vesting date (refer note 25).

On 24 July 2024, the Company announced the completion of stage 1 investment in the Tanbreez Project. CRML now holds a 42% equity interest in the Tanbreez Project.

Since 1 July 2024 to the date of authorising these accounts, European Lithium Ltd provided funding of $1.1m (A$1.7 million) to the Company.

On 27 September 2024, CRML entered into a third letter agreement with GEM Global Yield LLC SCS (GEM Global) and GEM Yield Bahamas Ltd. (GYBL) to extinguish the existing arrangement in respect to the Commitment Fee Put Amount of $3,020,000 (refer to note 15 in the financial statements). Under the new agreement, CRML is obliged to deliver a cash payment of US$3,500,000 (Revised Amount) to GEM Global within one business day following the consummation by CRML of a capital raising transaction provided that the

CRITICAL METALS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 30 JUNE 2024 AND 2023

33.    EVENTS AFTER THE REPORTING PERIOD (cont.)

gross proceeds received by CRML in connection with the capital raising transaction are equal to or greater than $15,000,000. If the gross proceeds received by CRML in connection with the capital raising transaction are less than $15,000,000, CRML shall deliver (i) a cash payment of $1,750,000 to GEM Global within one business day following the consummation by CRML of the Equity Capital Raise, and (ii) a cash payment of $1,750,000 (the Deferred Payment) to GEM Global on or before the 90th day following the Equity Capital Raise. If CRML does not deliver the Deferred Payment by the 90th day following the capital raising transaction, CRML shall incur a penalty of $10,000 per day, payable in USD, which penalty shall be added to the deferred payment amount until paid by CRML. If CRML does not consummate a capital raising transaction by 31 December 2024, CRML shall owe the revised amount of $3,500,000 and such amount shall incur interest at a 10% annual rate (which interest shall begin on the Commitment Fee Put Date and continue until such revised amount is paid).

No other matters or circumstances have arisen since the end of the financial year which significantly altered or may significantly alter the operations of the Company, the results of those operations or the state of affairs of the Company in financial years subsequent to 30 June 2024.

CRITICAL METALS CORP.

Prospectus dated February 26, 2025